Exhibit 3.3

FOURTH AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP
OF
ENERGY TRANSFER LP

Article IV CERTIFICATES; RECORD HOLDERS; TRANSFER OF PARTNERSHIP

Article V CAPITAL CONTRIBUTIONS AND ISSUANCE OF PARTNERSHIP
INTERESTS............................................................................................................... 51
Section 5.1 Prior Contributions.................................................................................... 51
Section 5.2 Continuation of General Partner and Limited Partner Interests; Initial

i

Section 6.3 Requirement and Characterization of Distributions; Distributions to

Section 7.6 Loans from the General Partner; Loans or Contributions from the
Partnership; Contracts with Affiliates; Certain Restrictions on the General

Section 7.9 Resolution of Conflicts of Interest; Standards of Conduct and

Article XIII AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS; RECORD

FOURTH AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP
OF
ENERGY TRANSFER LP
THIS FOURTH AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF ENERGY TRANSFER LP dated as of November 3, 2023 (the “Effective Date”), is entered into by and among LE GP, LLC, a Delaware limited liability company, as the General Partner, together with any other Persons who become Partners in the Partnership or parties hereto as provided herein.
WHEREAS, the General Partner and the other parties thereto entered into that certain Third Amended and Restated Agreement of Limited Partnership of Energy Transfer Equity, L.P. dated as of February 8, 2006, as amended prior to the date hereof, including by that certain Amendment No. 10 thereto, dated as of November 2, 2023 (as so amended, the “Existing Partnership Agreement”);

WHEREAS, the General Partner desires to amend and restate the Existing Partnership Agreement in its entirety to incorporate the changes included in each of the amendments to the Existing Partnership Agreement and to reflect that certain Partnership Securities provided for in the Existing Partnership Agreement are no longer outstanding; and

WHEREAS, the General Partner, without the approval of any Partner, may amend any provision of the Existing Partnership Agreement pursuant to Section 13.1(d)(i) of the Existing Partnership Agreement to reflect a change that the General Partner determines does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect.

In consideration of the covenants, conditions and agreements contained herein, the parties hereto hereby agree to amend and restate the Existing Partnership Agreement as follows:
ARTICLE I
DEFINITIONS
Section 1.1    Definitions. The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.
“Additional Book Basis” means, with respect to any Adjusted Property, the portion of the Carrying Value of such Adjusted Property that is attributable to positive adjustments made to such Carrying Value, as determined in accordance with the provisions set forth below in this definition of Additional Book Basis. For purposes of determining the extent to which Carrying Value constitutes Additional Book Basis:
(i)    Any negative adjustment made to the Carrying Value of an Adjusted Property as a result of either a Book-Down Event or a Book-Up Event shall first be deemed to offset or decrease that portion of the Carrying Value of such Adjusted Property that is attributable to any prior positive adjustments made thereto pursuant to a Book-Up Event or Book-Down Event.
(ii)    If Carrying Value that constitutes Additional Book Basis is reduced as a result of a Book-Down Event (an “Additional Book Basis Reduction”) and the Carrying Value of other property is increased as a result of such Book-Down Event (a “Carrying Value Increase”), then any such Carrying Value Increase shall be treated as Additional Book Basis in an amount equal to the lesser of (a) the amount of such Carrying Value Increase and (b) the amount determined by proportionately allocating to the Carrying Value Increases resulting from such Book-Down Event the lesser of (I) the aggregate Additional Book Basis Reductions resulting from such Book-Down Event and (II) the amount by which the Aggregate Remaining Net Positive Adjustments after such Book-Down Event exceeds the remaining Additional Book Basis attributable to all of the Partnership’s Adjusted Property after such Book-Down Event (determined without regard to the application of this clause (ii) to such Book-Down Event).
“Additional Book Basis Derivative Items” means any Book Basis Derivative Items that are computed with reference to Additional Book Basis. To the extent that the Additional Book Basis attributable to all of the Partnership’s Adjusted Property as of the beginning of any taxable period exceeds the Aggregate Remaining Net Positive Adjustments as of the beginning of such period (the “Excess Additional Book Basis”), the Additional Book Basis Derivative Items for such period shall be reduced by the amount that bears the same ratio to the amount of Additional Book Basis Derivative Items determined without regard to this sentence as the Excess Additional Book Basis bears to the Additional Book Basis as of the beginning of such period. With respect to a Disposed of Adjusted Property, the Additional Book Basis Derivative Items shall be the amount of Additional Book Basis taken into account in computing gain or loss from the disposition of such Disposed of Adjusted Property; provided that the provisions of the immediately preceding sentence shall apply to the determination of the Additional Book Basis Derivative Items attributable to Disposed of Adjusted Property.
“Additional Limited Partner” means a Person admitted to the Partnership as a Limited Partner pursuant to Section 4.5 and who is shown as such on the books and records of the Partnership.
“Adjusted Capital Account” means, with respect to any Partner, the balance in such Partner’s Capital Account at the end of each taxable period of the Partnership after giving effect to the following adjustments:
(i)credit to such Capital Account any amounts which such Partner is (x) obligated to restore under the standards set by Treasury Regulation Section 1.704-1(b)(2)(ii)(c) or (y) deemed obligated to restore pursuant to the penultimate sentences of Treasury Regulation Sections 1.704-2(g)(1) and 1.704-2(i)(5); and
(ii)debit to such Capital Account the items described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6).
The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulation Section 1.701-1(b)(2)(ii)(d) and shall be interpreted consistently therewith. The “Adjusted Capital Account” of a Partner in respect of any Partnership Interest (other than a Class A Unit) shall be the amount that such Adjusted Capital Account would be if such Partnership Interest were the only interest in the Partnership held by such Partner from and after the date on which such Partnership Interest were first issued.
“Adjusted Conversion Amount” means number of Common Units to be issued upon conversion of each Series I Preferred Unit pursuant to Section 5.26(b)(iii) equal to the greater of (i) the Series I Conversion Ratio and (ii) the quotient of (A) 150% multiplied by the Series I Preferred Unit Price divided by (B) the Adjustment Ratio multiplied by the lower of (x) the closing price of a Common Unit on the National Securities Exchange on which the Common Units are listed or admitted to trading on the last trading day prior to exercise of the Partnership’s conversion right pursuant to Section 5.26(b)(iii) and (y) the VWAP Price calculated over the 10 consecutive trading days ending immediately prior to the date of exercise of the Partnership’s conversion right pursuant to Section 5.26(b)(iii).
“Adjusted Property” means any property the Carrying Value of which has been adjusted pursuant to Section 5.6(d)(i)or Section 5.6(d)(ii).
“Adjustment Ratio” means 0.96, provided, however, that the Adjustment Ratio shall be 1.00 at any time that the VWAP Price for the 10 consecutive trading days ending immediately prior to the date of exercise of the Partnership’s conversion right pursuant to Section 5.26(b)(iii) exceeds the quotient of (A) 125% of the Series I Preferred Unit Price, divided by (B) the then-applicable Series I Conversion ratio.
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.
“Aggregate Remaining Net Positive Adjustments” means, as of the end of any taxable period, the sum of the Remaining Net Positive Adjustments of all the Partners.
“Agreed Allocation” means any allocation, other than a Required Allocation, of an item of income, gain, loss or deduction pursuant to the provisions of Section 6.1, including, without limitation, a Curative Allocation (if appropriate to the context in which the term “Agreed Allocation” is used).
“Agreed Value” of (a) a Contributed Property means the fair market value of such property at the time of contribution and (b) an Adjusted Property means the fair market value of such Adjusted Property on the date of the Revaluation Event, in each case as determined by the General Partner.
“Agreement” means this Fourth Amended and Restated Agreement of Limited Partnership of Energy Transfer LP, as it may be amended, supplemented or restated from time to time.
“Arrears” means, (a) with respect to the Series A Distributions, the full cumulative Series A Distributions through the most recent Series A Distribution Payment Date that have not been paid on all Outstanding Series A Preferred Units, (b) with respect to the Series B Distributions, the full cumulative Series B Distributions through the most recent Series B Distribution Payment Date that have not been paid on all Outstanding Series B Preferred Units, (c) with respect to the Series C Distributions, the full cumulative Series C Distributions through the most recent Series C Distribution Payment Date that have not been paid on all Outstanding Series C Preferred Units, (d) with respect to the Series D Distributions, the full cumulative Series D Distributions through the most recent Series D Distribution Payment Date that have not been paid on all Outstanding Series D Preferred Units, (e) with respect to the Series E Distributions, the full cumulative Series E Distributions through the most recent Series E Distribution Payment Date that have not been paid on all Outstanding Series E Preferred Units, (f) with respect to the Series F Distributions, the full cumulative Series F Distributions through the most recent Series F Distribution Payment Date that have not been paid on all Outstanding Series F Preferred Units, (g) with respect to the Series G Distributions, the full cumulative Series G Distributions through the most recent Series G Distribution Payment Date that have not been paid on all Outstanding Series G Preferred Units, (h) with respect to the Series H Distributions, the full cumulative Series H Distributions through the most recent Series H Distribution Payment Date that have not been paid on all Outstanding Series H Preferred Units and (i) with respect to the Series I Distributions, the full cumulative Series I Distributions through the most recent Series I Distribution Payment Date that have not been paid on all Outstanding Series I Preferred Units.
“Assignee” means a Person to whom one or more Limited Partner Interests have been transferred in a manner permitted under this Agreement and who has executed and delivered a Transfer Application, including a Taxation Certification, as required by this Agreement but who has not been admitted as a Substituted Limited Partner.
“Associate” means, when used to indicate a relationship with any Person, (a) any corporation or organization of which such Person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock or other voting interest; (b) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (c) any relative or spouse of such Person, or any relative of such spouse, who has the same principal residence as such Person.

“Available Cash” means, with respect to any Quarter ending prior to the Liquidation Date:
(a)    the sum of (i) all cash and cash equivalents of the Partnership Group (or the Partnership’s proportionate share of cash and cash equivalents in the case of Subsidiaries that are not wholly owned) on hand at the end of such Quarter, and (ii) all additional cash and cash equivalents of the Partnership Group (or the Partnership’s proportionate share of cash and cash equivalents in the case of Subsidiaries that are not wholly owned) on hand immediately prior to the date of the distribution of Available Cash with respect to such Quarter, less
(b)    the amount of any cash reserves (or the Partnership’s proportionate share of cash reserves in the case of Subsidiaries that are not wholly owned) established by the General Partner to (i) provide for the proper conduct of the business of the Partnership (including reserves for future capital expenditures, for anticipated future credit needs of the Partnership Group and for refunds of collected rates reasonably likely to be refunded as a result of a settlement or hearing relating to FERC rate proceedings) subsequent to such Quarter, (ii) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which any Group Member is a party or by which it is bound or its assets are subject, (iii) provide funds for distributions under Section 6.3 in respect of any one or more of the next four Quarters; (iv) provide funds for Series A Distributions, (v) provide funds for Series B Distributions, (vi) provide funds for Series C Distributions, (vii) provide funds for Series D Distributions, (viii) provide funds for Series E Distributions, (ix) provide funds for Series F Distributions, (x) provide funds for Series G Distributions, (xi) provide funds for Series H Distributions, (xii) provide funds for Series I Distributions or (xiii) provide funds for distributions to the Class B Units; provided, however, that disbursements made by a Group Member or cash reserves established, increased or reduced after the end of such Quarter but on or before the date of determination of Available Cash with respect to such Quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, within such Quarter if the General Partner so determines.
Notwithstanding the foregoing, “Available Cash” with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.
“Board of Directors” means, with respect to the Board of Directors of the general partner of the General Partner, its board of directors or managers, as applicable, if a corporation or limited liability company, or if a limited partnership, the board of directors or board of managers of the general partner of the General Partner.
“Book Basis Derivative Items” means any item of income, deduction, gain or loss included in the determination of Net Income or Net Loss that is computed with reference to the Carrying Value of an Adjusted Property (e.g., depreciation, depletion, or gain or loss with respect to an Adjusted Property).
“Book-Down Event” means a Revaluation Event that gives rise to a Net Termination Loss.
“Book-Tax Disparity” means with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for federal income tax purposes as of such date. A Partner’s share of the Partnership’s Book-Tax Disparities in all of its Contributed Property and Adjusted Property will be reflected by the difference between such Partner’s Capital Account balance as maintained pursuant to Section 5.6 and the hypothetical balance of such Partner’s Capital Account computed as if it had been maintained strictly in accordance with federal income tax accounting principles.
“Book-Up Event” means a Revaluation Event that gives rise to a Net Termination Gain.
“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the states of New York or Texas shall not be regarded as a Business Day.
“Calculation Agent” means the financial institution that will be appointed by the General Partner prior to the Series A Floating Rate Period, Series B Floating Rate Period, Series C Floating Rate Period, Series D Floating Rate Period, Series E Floating Rate Period, Series F Reset Distribution Determination Date preceding the Series F First Call Date, Series G Reset Distribution Determination Date preceding the Series G First Call Date or Series H Reset Distribution Determination Date preceding the Series H First Reset Date, as applicable, to act in its capacity as calculation agent for the Series A Preferred Units, the Series B Preferred Units, the Series C Preferred Units, the Series D Preferred Units, the Series E Preferred Units, the Series F Preferred Units, the Series G Preferred Units and the Series H Preferred Units, as applicable, and its successors and assigns or any other calculation agent appointed by the General Partner. For the avoidance of doubt, the Partnership and its Affiliates shall not be appointed by the General Partner to act as calculation agent for the Series A Preferred Units, the Series B Preferred Units, the Series C Preferred Units, the Series D Preferred Units, the Series E Preferred Units, the Series F Preferred Units, the Series G Preferred Units or the Series H Preferred Units.
“Capital Account” means the capital account maintained for a Partner (other than with respect to a Class A Unit) pursuant to Section 5.6. The “Capital Account” of a Partner in respect of a General Partner Interest, a Common Unit or any other Partnership Interest (other than a Class A Unit) shall be the amount that such Capital Account would be if such General Partner Interest, Common Unit or other Partnership Interest were the only interest in the Partnership held by a Partner from and after the date on which such General Partner Interest, Common Unit or other Partnership Interest was first issued.
“Capital Contribution” means any cash, cash equivalents or the Net Agreed Value of Contributed Property that a Partner contributes to the Partnership pursuant to this Agreement.
“Carrying Value” means (a) with respect to a Contributed Property or an Adjusted Property, the Agreed Value of such property reduced (but not below zero) by all depreciation, amortization and other cost recovery deductions charged to the Partners’ Capital Accounts in respect of such property, and (b) with respect to any other Partnership property, the adjusted basis of such property for U.S. federal income tax purposes, all as of the time of determination. The Carrying Value of any property shall be adjusted from time to time in accordance with Section 5.6(d) and to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Partnership properties, as deemed appropriate by the General Partner.
“Cause” means a court of competent jurisdiction has entered a final, non-appealable judgment finding the General Partner liable for actual fraud or willful misconduct in its capacity as a general partner of the Partnership.
“Certificate” means a certificate (i) substantially in the form of Exhibit A to this Agreement with respect to the Common Units, (ii) issued in global form in accordance with the rules and regulations of the Depositary or (iii) in such other form as may be adopted by the General Partner, issued by the Partnership evidencing ownership of one or more Units, or a certificate, in such form as may be adopted by the General Partner, issued by the Partnership evidencing ownership of one or more other Partnership Securities.
“Certificate of Conversion” means the Certificate of Conversion of the Partnership filed with Secretary of State of Delaware as referenced in Section 2.1 as such Certificate of Conversion may be amended, supplemented or restated from time to time.
“Certificate of Limited Partnership” means the Certificate of Limited Partnership of the Partnership filed with the Secretary of State of the State of Delaware as referenced in Section 2.1, as such Certificate of Limited Partnership may be amended, supplemented or restated from time to time.
“Class A Unit” means a Partnership Security representing a fractional part of the Partnership Interests, and having the rights and obligations specified with respect to Class A Units in this Agreement.
“Class A Unitholders” means the holder or holders of the Class A Units.
“Class B Unit Issue Price” means the Issue Price of a Class B Unit on the Class B Unit Original Issuance Date.
“Class B Unit Distribution Rate” means an amount per Class B Unit equal to 7.5% per annum (1.875% per Quarter), of the Class B Unit Issue Price.
“Class B Unit Original Issuance Date” means April 1, 2021.
“Class B Unit Quarterly Distribution” has the meaning set forth in Section 5.24(b)(iii)(B).
“Class B Units” has the meaning given such term in Section 5.24(a).
“Closing Date” means the first date on which Common Units were sold by the Partnership to the Underwriters pursuant to the provisions of the Underwriting Agreement.
“Closing Price” has the meaning assigned to such term in Section 15.1(a).

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of successor law.
“Combined Interest” has the meaning assigned to such term in Section 13.3(a).
“Commission” means the United States Securities and Exchange Commission.
“Common Unit” means a Partnership Security representing a fractional part of the Partnership Interests of all Limited Partners, and having the rights and obligations specified with respect to Common Units in this Agreement. The term “Common Unit” does not include a Class A Unit, a Class B Unit, a Series A Preferred Unit, a Series B Preferred Unit, a Series C Preferred Unit, a Series D Preferred Unit, a Series E Preferred Unit, a Series F Preferred Unit, a Series G Preferred Unit, a Series H Preferred Unit or a Series I Preferred Unit.
“Common Voting Security” means any Partnership Security with voting rights that are pari passu with the Common Units, including without limitation the Class A Units.
“Conflicts Committee” means a committee of the Board of Directors of the General Partner composed entirely of one or more directors who are not (a) security holders, officers or employees of the General Partner, (b) officers, directors or employees of any Affiliate of the General Partner or (c) holders of any ownership interest in the Partnership other than Common Units, and who also meet the independence standards required to serve on an audit committee of a board of directors established by the Securities Exchange Act and the rules and regulations of the Commission thereunder by the National Securities Exchange on which the Common Units are listed or admitted for trading.
“Contributed Property” means each property or other asset, in such form as may be permitted by the Delaware Act, but excluding cash, contributed to the Partnership. Once the Carrying Value of a Contributed Property is adjusted pursuant to Section 5.6(d), such property shall no longer constitute a Contributed Property, but shall be deemed an Adjusted Property.
“Crestwood Indentures” means (i) that certain Indenture dated as of March 23, 2015 by and among Crestwood Midstream Partners LP, Crestwood Midstream Finance Corp., the other guarantors party thereto and U.S. Bank National Association, as trustee, (ii) that certain Indenture dated as of March 14, 2017 by and among Crestwood Midstream Partners LP, Crestwood Midstream Finance Corp., the other guarantors party thereto and U.S. Bank National Association, as trustee., as trustee, (iii) that certain Indenture dated as of April 15, 2019 by and among Crestwood Midstream Partners LP, Crestwood Midstream Finance Corp., the other guarantors party thereto and U.S. Bank National Association, as trustee, and (iv) that certain indenture dated as of January 21, 2021, by and among Crestwood Midstream Partners LP, Crestwood Midstream Finance Corp., the other guarantors party thereto and U.S. Bank National Association, as trustee.
“Crestwood Partners” means Crestwood Partners, LLC, a Delaware limited liability company.

“Curative Allocation” means any allocation of an item of income, gain, deduction, loss or credit pursuant to the provisions of Section 6.1(d)(vi).
“Current Market Price” has the meaning assigned to such term in Section 15.1(a).
“Delaware Act” means the Delaware Revised Uniform Limited Partnership Act, 6 Del. C. § 17-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.
“Departing General Partner” means a former General Partner from and after the effective date of any withdrawal or removal of such former General Partner pursuant to Section 11.1 or Section 11.2.
“Depositary” means, with respect to any Units issued in global form, The Depository Trust Company and its successors and permitted assigns.
“Designated Individual” has the meaning assigned to such term in Section 9.3.
“Disposed of Adjusted Property” means any Adjusted Property, including, for this purpose, inventory, that has been sold or otherwise disposed of in a taxable disposition.
“Distribution Determination Date” means the applicable date for the relevant distribution period.
“Economic Risk of Loss” has the meaning set forth in Treasury Regulation Section 1.752-2(a).
“Effective Time” means the time at which the Certificate of Conversion has been filed with the Secretary of State of the State of Delaware.
“Eligible Holder” means a Person either (a) subject to United States federal income taxation on the income generated by the Partnership or (b) in the case of entities that are passthrough entities for United States federal income taxation, all of whose beneficial owners are subject to United States federal income taxation on the income generated by the Partnership. Schedule I to the Transfer Application provides examples of Persons that are and Persons that are not Eligible Holders.
“Energy Transfer Merger” means the transactions contemplated by the Agreement and Plan of Merger, dated as of August 16, 2023, by and among Energy Transfer LP, Pachyderm Merger Sub LLC, solely for the purposes of Sections 2.1(a), 2.1(b), 2.1(c) and 5.21 thereof, LE GP, LLC, and the Partnership.
“Equity Credit” means the dollar amount or percentage in relation to the stated liquidation preference amount of (a) $1,000.00 per Series A Preferred Unit, (b) $1,000.00 per Series B Preferred Unit, (c) $25.00 per Series C Preferred Unit, (d) $25.00 per Series D Preferred Unit, (e) $25.00 per Series E Preferred Unit, (f) $1,000.00 per Series F Preferred Unit, (g) $1,000.00 per Series G Preferred Unit or (h) $1,000.00 per Series H Preferred Unit, assigned to the Series A Preferred Units, Series B Preferred Units, Series C Preferred Units, Series D Preferred Units, Series E Preferred Units, Series F Preferred Units, Series G Preferred Units or Series H Preferred Units, as applicable, as equity, rather than debt, by a Rating Agency in evaluating the capital structure of the Partnership.
“ETO Rollup Date” means April 1, 2021.
“ETP Holdco” means ETP Holdco Corporation, a Delaware corporation.
“ETP Holdco Distributions” means any portion of the Partnership cash distributions attributable to (i) any distribution or dividend received by the Partnership from ETP Holdco, IPCH or Crestwood Partners or the proceeds of sale of the capital stock of ETP Holdco, IPCH or Crestwood Partners, as applicable, or (ii) any interest payments received by the Partnership with respect to indebtedness of ETP Holdco, IPCH or Crestwood Partners or their respective subsidiaries.
“ETP Holdco Items” means any item of Partnership income, gain, loss, deduction or credit attributable to the Partnership’s ownership of ETP Holdco, IPCH or Crestwood Partners or the Partnership’s ownership of any indebtedness of ETP Holdco, IPCH or Crestwood Partners or any of their respective subsidiaries.
“Event Issue Value” means, with respect to any Common Unit as of any date of determination, (i) in the case of a Revaluation Event that includes the issuance of Common Units pursuant to a public offering and solely for cash, the price paid for such Common Units, or (ii) in the case of any other Revaluation Event, the Closing Price of the Common Units on the date of such Revaluation Event or, if the General Partner determines that a value for the Common Unit other than such Closing Price more accurately reflects the Event Issue Value, the value determined by the General Partner.
“Event of Withdrawal” has the meaning assigned to such term in Section 11.1(a).
“FERC” means the Federal Energy Regulatory Commission.
“FERC Notice” means the giving of notice by the Partnership to the Limited Partners in the manner specified in Section 17.1 hereof at any time after the Partnership becomes the owner, either directly or through any Subsidiary, of any pipeline subject to rate regulation by FERC.
“General Partner” means LE GP, LLC, a Delaware limited liability company and its successors and permitted assigns that are admitted to the Partnership as general partner of the Partnership (except as the context otherwise requires).
“General Partner Interest” means the ownership interest, if any, of the General Partner in the Partnership (in its capacity as a general partner without reference to any Limited Partner Interest held by it), which is evidenced by General Partner Units, and includes any and all benefits to which a General Partner is entitled as provided in this Agreement, together with all obligations of a General Partner to comply with the terms and provisions of this Agreement.

“General Partner Unit” means a fractional part of the General Partner Interest having the rights and obligations specified with respect to the General Partner Interest. A General Partner Unit is not a Unit.
“Gross Liability Value” means, with respect to any Liability of the Partnership described in Treasury Regulation Section 1.752-7(b)(3)(i), the amount of cash that a willing assignor would pay to a willing assignee to assume such Liability in an arm’s-length transaction. The Gross Liability Value of each Liability of the Partnership described in Treasury Regulation Section 1.752-7(b)(3)(i) shall be adjusted at such times as provided in this Agreement for an adjustment to Carrying Values.
“Group” means a Person that, with or through any of its Affiliates or Associates, has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent given to such Person in response to a proxy or consent solicitation made to 10 or more Persons), exercising investment power or disposing of any Partnership Securities with any other Person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, Partnership Interests.
“Group Member” means a member of the Partnership Group.
“H.15” means the daily statistical release designated as such, or any successor publication as determined by the Calculation Agent in its sole discretion, published by the Board of Governors of the U.S. Federal Reserve System.
“H.15(519)” means the statistical release designated as such, or any successor publication, published by the Board of Governors of the U.S. Federal Reserve System.
“Indemnitee” means (a) the General Partner, (b) any Departing General Partner, (c) any Person who is or was an Affiliate of the General Partner or any Departing General Partner, (d) any Person who is or was a member, partner, officer, director, fiduciary or trustee of any Group Member, the General Partner or any Departing General Partner or any Affiliate of any Group Member, the General Partner or any Departing General Partner, (e) the Partnership Representative and the Designated Individual, (f) any Person who is or was serving at the request of the General Partner or any Departing General Partner or any Affiliate of the General Partner or any Departing General Partner as an officer, director, employee, member, partner, agent, fiduciary or trustee of another Person; provided, that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services and (g) any Person the General Partner designates as an “Indemnitee” for purposes of this Agreement.
“Ineligible Assignee” means a Person whom the General Partner has determined is not an Eligible Holder following a FERC Notice.
“Initial Common Units” means the Common Units sold in the Initial Offering.
“Initial Limited Partners” means the Persons listed on Exhibit B hereto.

“Initial Offering” means the initial public offering and sale of Common Units to the public in February 2006.
“IPCH” means IPCH Acquisition Corp., a Delaware corporation.
“Issue Price” means the price at which a Unit is purchased from the Partnership, after taking into account any sales commission or underwriting discount charged to the Partnership and after taking into account any other form of discount with respect to the price at which a Unit is purchased from the Partnership.
“Liability” means any liability or obligation of any nature, whether accrued, contingent or otherwise.
“Limited Partner” means, unless the context otherwise requires, (a) each Initial Limited Partner, each Limited Partner, each Substituted Limited Partner, each Additional Limited Partner and any Departing General Partner upon the change of its status from General Partner to Limited Partner pursuant to Section 11.3, in each case, in such Person’s capacity as a limited partner of the Partnership or (b) solely for purposes of Articles V, VI, VII, IX and XII, each Assignee.
“Limited Partner Interest” means the ownership interest of a Limited Partner or Assignee in the Partnership, which may be evidenced by Common Units, Class A Units, Series A Preferred Units, Series B Preferred Units, Series C Preferred Units, Series D Preferred Units, Series E Preferred Units, Series F Preferred Units, Series G Preferred Units, Series H Preferred Units, Series I Preferred Units and Class B Units or other Partnership Securities or a combination thereof or interest therein, and includes any and all benefits to which such Limited Partner or Assignee is entitled as provided in this Agreement, together with all obligations of such Limited Partner or Assignee to comply with the terms and provisions of this Agreement.
“Liquidation Date” means (a) in the case of an event giving rise to the dissolution of the Partnership of the type described in clauses (a) and (b) of the first sentence of Section 12.2, the date on which the applicable time period during which the holders of Outstanding Units have the right to elect to continue the business of the Partnership has expired without such an election being made, and (b) in the case of any other event giving rise to the dissolution of the Partnership, the date on which such event occurs.
“Liquidator” means one or more Persons selected by the General Partner to perform the functions described in Section 12.3 as liquidating trustee of the Partnership within the meaning of the Delaware Act.
“Merger Agreement” has the meaning assigned to such term in Section 14.1.
“Minimum Conversion Amount” means (i) a number of Series I Preferred Units having an aggregate value of $20.0 million, which value is calculated by multiplying the number of Series I Preferred Units to be converted by the Series I Preferred Unit Price or (ii) if the value of the Series I Preferred Units (calculated in accordance with clause (i) above) to be converted by the

Series I Holder requesting conversion does not equal or exceed $20.0 million, then all of the Series I Preferred Units held by such Series I Holder
“most recent H.15” means the H.15 published closest in time but prior to the close of business on the applicable Series H Reset Distribution Determination Date.
“most recent H.15(519)” means the H.15(519) published closest in time but prior to the close of business on the second Business Day prior to the Series F Reset Date or the Series G Reset Date, as applicable.
“National Securities Exchange” means an exchange registered with the Commission under Section 6(a) of the Securities Exchange Act, and any successor to such statute, or the Nasdaq National Market or any successor thereto.
“Net Agreed Value” means, (a) in the case of any Contributed Property, the Agreed Value of such property reduced by any liabilities either assumed by the Partnership upon such contribution or to which such property is subject when contributed, and (b) in the case of any property distributed to a Partner or Assignee by the Partnership, the Partnership’s Carrying Value of such property (as adjusted pursuant to Section 5.6(d)(ii)) at the time such property is distributed, reduced by any indebtedness either assumed by such Partner upon such distribution or to which such property is subject at the time of distribution, in either case, as determined under Section 752 of the Code.
“Net Income” means, for any taxable year, the excess, if any, of the Partnership’s items of income and gain (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year over the Partnership’s items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year. The items included in the calculation of Net Income shall be determined in accordance with Section 5.6(b) and shall not include any items specially allocated under Section 6.1(d); provided that the determination of the items that have been specially allocated under Section 6.1(d) shall be made without regard to any reversal of such items under Section 6.1(d)(xi).
“Net Loss” means, for any taxable year, the excess, if any, of the Partnership’s items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year over the Partnership’s items of income and gain (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year. The items included in the calculation of Net Loss shall be determined in accordance with Section 5.6(b) and shall not include any items specially allocated under Section 6.1(d); provided that the determination of the items that have been specially allocated under Section 6.1(d) shall be made without regard to any reversal of such items under Section 6.1(d)(xi).
“Net Positive Adjustments” means, with respect to any Partner, the excess, if any, of the total positive adjustments over the total negative adjustments made to the Capital Account of such Partner pursuant to Book-Up Events and Book-Down Events.

“Net Termination Gain” means, for any taxable period, (a) the sum, if positive, of all items of income, gain, loss or deduction (determined in accordance with Section 5.6(b)) that are recognized (i) after the Liquidation Date or (ii) upon the sale, exchange or other disposition of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions (excluding any disposition to a member of the Partnership Group), or (b) the excess, if any, of the aggregate amount of Unrealized Gain over the aggregate amount of Unrealized Loss deemed recognized by the Partnership pursuant to Section 5.6(d) on the date of a Revaluation Event; provided, however, the items included in the determination of Net Termination Gain shall not include any items of income, gain, loss or deduction specially allocated under Section 6.1(d)(i) through Section 6.1(d)(x).
“Net Termination Loss” means, for any taxable period, (a) the sum, if negative, of all items of income, gain, loss or deduction (determined in accordance with Section 5.6(b)) that are recognized by the Partnership (i) after the Liquidation Date or (ii) upon the sale, exchange or other disposition of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions (excluding any disposition to a member of the Partnership Group) or (b) the excess, if any, of the aggregate amount of Unrealized Loss over the aggregate amount of Unrealized Gain deemed recognized by the Partnership pursuant to Section 5.6(d) on the date of a Revaluation Event; provided, however, the items included in the determination of Net Termination Loss shall not include any items of income, gain or loss specially allocated under Section 6.1(d)(i) through Section 6.1(d)(x).
“Nonrecourse Built-in Gain” means with respect to any Contributed Properties or Adjusted Properties that are subject to a mortgage or pledge securing a Nonrecourse Liability, the amount of any taxable gain that would be allocated to the Partners pursuant to Sections 6.2(b)(i)(A), 6.2(b)(ii)(A) and 6.2(b)(iii) if such properties were disposed of in a taxable transaction in full satisfaction of such liabilities and for no other consideration.
“Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (including, without limitation, any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(b), are attributable to a Nonrecourse Liability.
“Nonrecourse Liability” has the meaning set forth in Treasury Regulation Section 1.752-1(a)(2).
“Notice of Election to Purchase” has the meaning assigned to such term in Section 15.1(b).
“Opinion of Counsel” means a written opinion of counsel (who may be regular counsel to the Partnership or the General Partner or any of its Affiliates) in a form acceptable to the General Partner.
“Option Closing Date” means the date or dates on which any Common Units are sold by the Partnership to the Underwriters upon exercise of the Over-Allotment Option.

“Outstanding” means, with respect to Partnership Securities, all Partnership Securities that are issued by the Partnership and reflected as outstanding on the Partnership’s books and records as of the date of determination; provided, however, that if at any time any Person or Group (other than the General Partner or its Affiliates) beneficially owns 20% or more of any Outstanding Partnership Securities of any class then Outstanding, all Partnership Securities owned by such Person or Group shall not be voted on any matter and shall not be considered to be Outstanding when sending notices of a meeting of Limited Partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under this Agreement, except that Common Units so owned shall be considered to be Outstanding for purposes of Section 11.1(b)(iv) (such Common Units shall not, however, be treated as a separate class of Partnership Securities for purposes of this Agreement); provided, further, that the limitation in the foregoing proviso shall not apply (i) to any Person or Group who acquired 20% or more of any Outstanding Partnership Securities of any class then Outstanding directly from the General Partner or its Affiliates, (ii) to any Person or Group who acquired 20% or more of any Outstanding Partnership Securities of any class then Outstanding directly or indirectly from a Person or Group described in clause (i) if the General Partner shall have notified such Person or Group in writing that such limitation shall not apply to such Person or Group, (iii) to any Person or Group who acquired 20% or more of any Partnership Securities issued by the Partnership with the prior approval of the Board of Directors of the General Partner, (iv) to any Series A Holder in connection with any vote, consent or approval of the Series A Holders pursuant to Section 5.17(b)(iii), (v) to any Series B Holder in connection with any vote, consent or approval of the Series B Holders pursuant to Section 5.18(b)(iii), (vi) to any Series C Holder in connection with any vote, consent or approval of the Series C Holders pursuant to Section 5.19(b)(iii), (vii) to any Series D Holder in connection with any vote, consent or approval of the Series D Holders pursuant to Section 5.20(b)(iii), (viii) to any Series E Holder in connection with any vote, consent or approval of the Series E Holders pursuant to Section 5.21(b)(iii), (ix) to any Series F Holder in connection with any vote, consent or approval of the Series F Holders pursuant to Section 5.22(b)(iii), (x) to any Series G Holder in connection with any vote, consent or approval of the Series G Holders pursuant to Section 5.23(b)(iii), (xi) to any Series H Holder in connection with any vote, consent or approval of the Series H Holders pursuant to Section 5.25(b)(iii) or (xii) to any Series I Holder in connection with any vote, consent or approval of the Series I Holders pursuant to Section 5.26(d).
“Over-Allotment Option” means the over-allotment option granted to the Underwriters by the Partnership pursuant to the Underwriting Agreement.
“Partner Nonrecourse Debt” has the meaning set forth in Treasury Regulation Section 1.704-2(b)(4).
“Partner Nonrecourse Debt Minimum Gain” has the meaning set forth in Treasury Regulation Section 1.704-2(i)(2).
“Partner Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (including, without limitation, any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(i), are attributable to a Partner Nonrecourse Debt.
“Partners” means the General Partner and the Limited Partners.
“Partnership” means Energy Transfer LP, a Delaware limited partnership.
“Partnership Group” means the Partnership and its Subsidiaries treated as a single consolidated entity.
“Partnership Interest” means an interest in the Partnership, which shall include the General Partner Interests and Limited Partner Interests.
“Partnership Minimum Gain” means that amount determined in accordance with the principles of Treasury Regulation Section 1.704-2(d).
“Partnership Representative” has the meaning assigned to such term in Section 9.3.
“Partnership Security” means any class or series of equity interest in the Partnership (but excluding any options, rights, warrants and appreciation rights relating to an equity interest in the Partnership) and General Partner Units and any General Partner Interest represented thereby, including without limitation, Common Units, Class A Units, Series A Preferred Units, Series B Preferred Units, Series C Preferred Units, Series D Preferred Units, Series E Preferred Units, Series F Preferred Units, Series G Preferred Units, Series H Preferred Units, Series I Preferred Units and Class B Units.
“Paying Agent” means the Transfer Agent, acting in its capacity as paying agent for the Series A Preferred Units, the Series B Preferred Units, the Series C Preferred Units, the Series D Preferred Units, the Series E Preferred Units, the Series F Preferred Units, the Series G Preferred Units, the Series H Preferred Units and the Series I Preferred Units, and its respective successors and assigns or any other paying agent appointed by the General Partner; provided, however, that if no Paying Agent is specifically designated for the Series A Preferred Units, the Series B Preferred Units, the Series C Preferred Units, the Series D Preferred Units, the Series E Preferred Units, the Series F Preferred Units, the Series G Preferred Units, the Series H Preferred Units or the Series I Preferred Units, the General Partner shall act in such capacity.
“Percentage Interest” means as of any date of determination (a) as to the General Partner, the amount of its aggregate Capital Contributions to the Partnership divided by the aggregate Capital Contributions made to the Partnership by all Partners (other than Capital Contributions made to the Partnership by a Partner with respect to a Class A Unit, a Class B Unit, a Series A Preferred Unit, a Series B Preferred Unit, a Series C Preferred Unit, a Series D Preferred Unit, a Series E Preferred Unit, a Series F Preferred Unit, a Series G Preferred Unit, a Series H Preferred Unit or a Series I Preferred Unit), (b) as to any Unitholder or Assignee holding Common Units, the product obtained by multiplying (i) 100% less the percentage applicable to paragraphs (a) and (c) hereof by (ii) the quotient obtained by dividing (A) the number of Common Units held by such Unitholder or Assignee by (B) the total number of all Outstanding Common Units, and (c)

as to the holders of other Partnership Securities issued by the Partnership in accordance with Section 5.8, the percentage established as a part of such issuance. The Percentage Interest with respect to a Class A Unit, Class B Unit, Series A Preferred Unit, Series B Preferred Unit, Series C Preferred Unit, Series D Preferred Unit, Series E Preferred Unit, Series F Preferred Unit, Series G Preferred Unit, Series H Preferred Unit and Series I Preferred Unit shall at all times be zero.
“Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.
“Pro Rata” means (a) when modifying Units or any class thereof, apportioned equally among all such designated Units in accordance with their relative Percentage Interests, (b) when modifying Partners and Assignees, apportioned among all Partners and Assignees in accordance with their relative Percentage Interests, (c) solely when modifying Series A Holders, apportioned equally among all Series A Holders in accordance with the relative number or percentage of Series A Preferred Units held by each such Series A Holder, (d) solely when modifying Series B Holders, apportioned equally among all Series B Holders in accordance with the relative number or percentage of Series B Preferred Units held by each such Series B Holder, (e) solely when modifying Series C Holders, apportioned equally among all Series C Holders in accordance with the relative number or percentage of Series C Preferred Units held by each such Series C Holder, (f) solely when modifying Series D Holders, apportioned equally among all Series D Holders in accordance with the relative number or percentage of Series D Preferred Units held by each such Series D Holder, (g) solely when modifying Series E Holders, apportioned equally among all Series E Holders in accordance with the relative number or percentage of Series E Preferred Units held by each such Series E Holder, (h) solely when modifying Series F Holders, apportioned equally among all Series F Holders in accordance with the relative number or percentage of Series F Preferred Units held by each such Series F Holder, (i) solely when modifying Series G Holders, apportioned equally among all Series G Holders in accordance with the relative number or percentage of Series G Preferred Units held by each such Series G Holder, (j) solely when modifying Series H Holders, apportioned equally among all Series H Holders in accordance with the relative number or percentage of Series H Preferred Units held by each such Series H Holder, (k) solely when modifying Series I Holders, apportioned equally among all Series I Holders in accordance with the relative number or percentage of Series I Preferred Units held by each such Series I Holder and (l) solely when modifying holders of Class B Units, apportioned equally among all holders of Class B Units in accordance with the relative number or percentage of Class B Units held by each such holder.
“Purchase Date” means the date determined by the General Partner as the date for purchase of all Outstanding Units of a certain class (other than Units owned by the General Partner and its Affiliates) pursuant to Article XV.
“Quarter” means, unless the context otherwise requires, a fiscal quarter of the Partnership; provided, that, notwithstanding the foregoing, the period from September 1, 2007 through and including December 31, 2007 shall be deemed to be a “Quarter” and no partial period during the period from September 1, 2007 to December 31, 2007 shall be considered to be a “Quarter.”
“Quarterly Distribution” has the meaning set forth in Section 5.26(c).
“Rating Agency” means any nationally recognized statistical rating organization (within the meaning of Section 3(a)(62) of the Securities Exchange Act) that publishes a rating for the Partnership.
“Recapture Income” means any gain recognized by the Partnership (computed without regard to any adjustment required by Section 734 or Section 743 of the Code) upon the disposition of any property or asset of the Partnership, which gain is characterized as ordinary income because it represents the recapture of deductions previously taken with respect to such property or asset.
“Record Date” means the date established by the General Partner for determining (a) the identity of the Record Holders entitled to notice of, or to vote at, any meeting of Limited Partners or entitled to vote by ballot or give approval of Partnership action in writing without a meeting or entitled to exercise rights in respect of any lawful action of Limited Partners or (b) the identity of Record Holders entitled to receive any report or distribution or to participate in any offer.
“Record Holder” means the Person in whose name a Common Unit is registered on the books of the Transfer Agent as of the opening of business on a particular Business Day, or with respect to other Partnership Interests, the Person in whose name any such other Partnership Interest is registered on the books of the Transfer Agent or the books that the General Partner has caused to be kept, as the case may be, as of the opening of business on such Business Day.
“Redeemable Interests” means any Partnership Interests for which a redemption notice has been given, and has not been withdrawn, pursuant to Section 4.9.
“Registration Statement” means the Registration Statement on Form S-1 (Registration No. 333-128097) as it has been or as it may be amended or supplemented from time to time, filed by the Partnership with the Commission under the Securities Act to register the offering and sale of the Common Units in the Initial Offering.
“Remaining Net Positive Adjustments” means, as of the end of any taxable period, (i) with respect to the Unitholders holding Common Units, the excess of (a) the Net Positive Adjustments of the Unitholders holding Common Units as of the end of such period over (b) the sum of those Partners’ Share of Additional Book Basis Derivative Items for each prior taxable period and (ii) with respect to the General Partner (as holder of the General Partner Interest), the excess of (a) the Net Positive Adjustments of the General Partner as of the end of such period over (b) the sum of the General Partner’s Share of Additional Book Basis Derivative Items with respect to the General Partner Interest for each prior taxable period.
“Required Allocations” means (a) any limitation imposed on any allocation of Net Losses or Net Termination Losses under Section 6.1(b) or Section 6.1(c)(ii) and (b) any allocation of an item of income, gain, loss or deduction pursuant to Section 6.1(d)(i), Section 6.1(d)(ii), Section 6.1(d)(iv) or Section 6.1(d)(vii).
“Residual Gain” or “Residual Loss” means any item of gain or loss, as the case may be, of the Partnership recognized for federal income tax purposes resulting from a sale, exchange or other disposition of a Contributed Property or Adjusted Property, to the extent such item of gain or loss is not allocated pursuant to Section 6.2(b)(i)(A) or Section 6.2(b)(ii)(A), respectively, to eliminate Book-Tax Disparities.
“Revaluation Event” means an event that results in an adjustment of the Carrying Value of each Partnership property pursuant to Section 5.6(d).
“Securities Act” means the Securities Act of 1933, as amended, supplemented or restated from time to time and any successor to such statute.
“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time and any successor to such statute.
“Series A Base Liquidation Preference” means a liquidation preference for each Series A Preferred Unit initially equal to $1,000 per unit.
“Series A Current Criteria” means the Equity Credit criteria of a Rating Agency for securities such as the Series A Preferred Units, as such criteria were in effect as of the Series A Original Issue Date.
“Series A Distribution Payment Date” means (a) during the Series A Fixed Rate Period, the 15th day of each February and August of each year and (b) during the Series A Floating Rate Period, the 15th day of each February, May, August and November of each year; provided, however, that if any Series A Distribution Payment Date would otherwise occur on a day that is not a Business Day, such Series A Distribution Payment Date shall instead be on the immediately succeeding Business Day.
“Series A Distribution Period” means a period of time from and including the preceding Series A Distribution Payment Date, to, but excluding, the next Series A Distribution Payment Date for such Series A Distribution Period.
“Series A Distribution Rate” means an annual rate equal to (a) during the Series A Fixed Rate Period, 6.250% of the Series A Liquidation Preference and (b) during the Series A Floating Rate Period, a percentage of the Series A Liquidation Preference equal to the sum of (i) the Three-Month LIBOR, as calculated on each applicable Series A LIBOR Determination Date, and (ii) 4.028%.
“Series A Distribution Record Date” has the meaning given such term in Section 5.17(b)(ii)(B).
“Series A Distributions” means distributions with respect to Series A Preferred Units pursuant to Section 5.17(b)(ii).

“Series A Fixed Rate Period” means the period from and including April 21, 2021 to, but excluding, February 15, 2023.
“Series A Floating Rate Period” means the period from and including February 15, 2023 and thereafter until such time as all of the Outstanding Series A Preferred Units are redeemed in accordance with Section 5.17(b)(iv).
“Series A Holder” means a Record Holder of Series A Preferred Units.
“Series A Junior Securities” means any class or series of Partnership Securities that, with respect to distributions on such Partnership Securities and distributions upon liquidation of the Partnership, ranks junior to the Series A Preferred Units, including but not limited to Common Units, Class A Units, Class B Units and the General Partner Interest, but excluding any Series A Parity Securities and Series A Senior Securities.
“Series A LIBOR Determination Date” means the London Business Day immediately preceding the first day in each relevant Series A Distribution Period.
“Series A Liquidation Preference” means a liquidation preference for each Series A Preferred Unit initially equal to $1,000 per unit (subject to adjustment for any splits, combinations or similar adjustments to the Series A Preferred Units), which liquidation preference shall be subject to increase by the per Series A Preferred Unit amount of any accumulated and unpaid Series A Distributions (whether or not such distributions shall have been declared).
“Series A Original Issue Date” means November 16, 2017.
“Series A Parity Securities” means the Series B Preferred Units, Series C Preferred Units, Series D Preferred Units, Series E Preferred Units, Series F Preferred Units, Series G Preferred Units and any other class or series of Partnership Interests established after the date hereof by the General Partner, the terms of which class or series expressly provide that it ranks on parity with the Series A Preferred Units as to distributions and amounts payable upon a dissolution or liquidation pursuant to Article XII.
“Series A Preferred Units” has the meaning given such term in Section 5.17(a).
“Series A Rating Event” means a change by any Rating Agency to the Series A Current Criteria, which change results in (a) any shortening of the length of time for which the Series A Current Criteria are scheduled to be in effect with respect to the Series A Preferred Units or (b) a lower Equity Credit being given to the Series A Preferred Units than the Equity Credit that would have been assigned to the Series A Preferred Units by such Rating Agency pursuant to its Series A Current Criteria.
“Series A Redemption Date” has the meaning given such term in Section 5.17(b)(iv)(A).
“Series A Redemption Notice” has the meaning given such term in Section 5.17(b)(iv)(B).

“Series A Redemption Price” has the meaning given such term in Section 5.17(b)(iv)(A).
“Series A Senior Securities” means any class or series of Partnership Interests established after the date hereof by the General Partner, the terms of which class or series expressly provide that it ranks senior to the Series A Preferred Units as to distributions and amounts payable upon a dissolution or liquidation pursuant to Article XII.
“Series B Base Liquidation Preference” means a liquidation preference for each Series B Preferred Unit initially equal to $1,000 per unit.
“Series B Current Criteria” means the Equity Credit criteria of a Rating Agency for securities such as the Series B Preferred Units, as such criteria were in effect as of the Series B Original Issue Date.
“Series B Distribution Payment Date” means (a) during the Series B Fixed Rate Period, the 15th day of each February and August of each year and (b) during the Series B Floating Rate Period, the 15th day of each February, May, August and November of each year; provided, however, that if any Series B Distribution Payment Date would otherwise occur on a day that is not a Business Day, such Series B Distribution Payment Date shall instead be on the immediately succeeding Business Day.
“Series B Distribution Period” means a period of time from and including the preceding Series B Distribution Payment Date, to, but excluding, the next Series B Distribution Payment Date for such Series B Distribution Period.
“Series B Distribution Rate” means an annual rate equal to (a) during the Series B Fixed Rate Period, 6.625% of the Series B Liquidation Preference and (b) during the Series B Floating Rate Period, a percentage of the Series B Liquidation Preference equal to the sum of (i) the Three-Month LIBOR, as calculated on each applicable Series B LIBOR Determination Date, and (ii) 4.155%.
“Series B Distribution Record Date” has the meaning given such term in Section 5.18(b)(ii)(B).
“Series B Distributions” means distributions with respect to Series B Preferred Units pursuant to Section 5.18(b)(ii).
“Series B Fixed Rate Period” means the period from and including April 1, 2021 to, but excluding, February 15, 2028.
“Series B Floating Rate Period” means the period from and including February 15, 2028 and thereafter until such time as all of the Outstanding Series B Preferred Units are redeemed in accordance with Section 5.18(b)(iv).
“Series B Holder” means a Record Holder of Series B Preferred Units.

“Series B Junior Securities” means any class or series of Partnership Securities that, with respect to distributions on such Partnership Securities and distributions upon liquidation of the Partnership, ranks junior to the Series B Preferred Units, including but not limited to Common Units, Class A Units, Class B Units and the General Partner Interest, but excluding any Series B Parity Securities and Series B Senior Securities.
“Series B LIBOR Determination Date” means the London Business Day immediately preceding the first day in each relevant Series B Distribution Period.
“Series B Liquidation Preference” means a liquidation preference for each Series B Preferred Unit initially equal to $1,000 per unit (subject to adjustment for any splits, combinations or similar adjustments to the Series B Preferred Units), which liquidation preference shall be subject to increase by the per Series B Preferred Unit amount of any accumulated and unpaid Series B Distributions (whether or not such distributions shall have been declared).
“Series B Original Issue Date” means November 16, 2017.
“Series B Parity Securities” means the Series A Preferred Units, Series C Preferred Units, Series D Preferred Units, Series E Preferred Units, Series F Preferred Units, Series G Preferred Units, Series H Preferred Units, Series I Preferred Units and any other class or series of Partnership Interests established after April 1, 2021 by the General Partner, the terms of which class or series expressly provide that it ranks on parity with the Series B Preferred Units as to distributions and amounts payable upon a dissolution or liquidation pursuant to Article XII.
“Series B Preferred Units” has the meaning given such term in Section 5.18(a).
“Series B Rating Event” means a change by any Rating Agency to the Series B Current Criteria, which change results in (a) any shortening of the length of time for which the Series B Current Criteria are scheduled to be in effect with respect to the Series B Preferred Units or (b) a lower Equity Credit being given to the Series B Preferred Units than the Equity Credit that would have been assigned to the Series B Preferred Units by such Rating Agency pursuant to its Series B Current Criteria.
“Series B Redemption Date” has the meaning given such term in Section 5.18(b)(iv)(A).
“Series B Redemption Notice” has the meaning given such term in Section 5.18(b)(iv)(B).
“Series B Redemption Price” has the meaning given such term in Section 5.18(b)(iv)(A).
“Series B Senior Securities” means any class or series of Partnership Interests established after April 1, 2021 by the General Partner, the terms of which class or series expressly provide that it ranks senior to the Series B Preferred Units as to distributions and amounts payable upon a dissolution or liquidation pursuant to Article XII.
“Series C Base Liquidation Preference” means a liquidation preference for each Series C Preferred Unit initially equal to $25.00 per unit.

“Series C Current Criteria” means the Equity Credit criteria of a Rating Agency for securities such as the Series C Preferred Units, as such criteria were in effect as of the Series C Original Issue Date.
“Series C Distribution Payment Date” means the 15th day of each February, May, August and November of each year; provided, however, that if any Series C Distribution Payment Date would otherwise occur on a day that is not a Business Day, such Series C Distribution Payment Date shall instead be on the immediately succeeding Business Day.
“Series C Distribution Period” means a period of time from and including the preceding Series C Distribution Payment Date, to, but excluding, the next Series C Distribution Payment Date for such Series C Distribution Period.
“Series C Distribution Rate” means an annual rate equal to (a) during the Series C Fixed Rate Period, 7.375% of the Series C Liquidation Preference and (b) during the Series C Floating Rate Period, a percentage of the Series C Liquidation Preference equal to the sum of (i) the Three-Month LIBOR, as calculated on each applicable Series C LIBOR Determination Date, and (ii) 4.530%.
“Series C Distribution Record Date” has the meaning given such term in Section 5.19(b)(ii)(B).
“Series C Distributions” means distributions with respect to Series C Preferred Units pursuant to Section 5.19(b)(ii).
“Series C Fixed Rate Period” means the period from and including April 1, 2021 to, but excluding, May 15, 2023.
“Series C Floating Rate Period” means the period from and including May 15, 2023 and thereafter until such time as all of the Outstanding Series C Preferred Units are redeemed in accordance with Section 5.19(b)(iv).
“Series C Holder” means a Record Holder of Series C Preferred Units.
“Series C Junior Securities” means any class or series of Partnership Securities that, with respect to distributions on such Partnership Securities and distributions upon liquidation of the Partnership, ranks junior to the Series C Preferred Units, including but not limited to Common Units, Class A Units, Class B Units and the General Partner Interest, but excluding any Series C Parity Securities and Series C Senior Securities.
“Series C LIBOR Determination Date” means the London Business Day immediately preceding the first day in each relevant Series C Distribution Period.
“Series C Liquidation Preference” means a liquidation preference for each Series C Preferred Unit initially equal to $25.00 per unit (subject to adjustment for any splits, combinations or similar adjustments to the Series C Preferred Units), which liquidation preference shall be subject to increase by the per Series C Preferred Unit amount of any accumulated and unpaid Series C Distributions (whether or not such distributions shall have been declared).
“Series C Original Issue Date” means April 25, 2018.
“Series C Parity Securities” means the Series A Preferred Units, Series B Preferred Units, Series D Preferred Units, Series E Preferred Units, Series F Preferred Units, Series G Preferred Units, Series H Preferred Units, Series I Preferred Units and other any class or series of Partnership Interests established after April 1, 2021 by the General Partner, the terms of which class or series expressly provide that it ranks on parity with the Series C Preferred Units as to distributions and amounts payable upon a dissolution or liquidation pursuant to Article XII.
“Series C Preferred Units” has the meaning given such term in Section 5.19(a).
“Series C Rating Event” means a change by any Rating Agency to the Series C Current Criteria, which change results in (a) any shortening of the length of time for which the Series C Current Criteria are scheduled to be in effect with respect to the Series C Preferred Units or (b) a lower Equity Credit being given to the Series C Preferred Units than the Equity Credit that would have been assigned to the Series C Preferred Units by such Rating Agency pursuant to its Series C Current Criteria.
“Series C Redemption Date” has the meaning given such term in Section 5.19(b)(iv)(A).
“Series C Redemption Notice” has the meaning given such term in Section 5.19(b)(iv)(B).
“Series C Redemption Price” has the meaning given such term in Section 5.19(b)(iv)(A).
“Series C Senior Securities” means any class or series of Partnership Interests established after April 1, 2021 by the General Partner, the terms of which class or series expressly provide that it ranks senior to the Series C Preferred Units as to distributions and amounts payable upon a dissolution or liquidation pursuant to Article XII.
“Series D Base Liquidation Preference” means a liquidation preference for each Series D Preferred Unit initially equal to $25.00 per unit.
“Series D Current Criteria” means the Equity Credit criteria of a Rating Agency for securities such as the Series D Preferred Units, as such criteria were in effect as of the Series D Original Issue Date.
“Series D Distribution Payment Date” means the 15th day of each February, May, August and November of each year; provided, however, that if any Series D Distribution Payment Date would otherwise occur on a day that is not a Business Day, such Series D Distribution Payment Date shall instead be on the immediately succeeding Business Day.
“Series D Distribution Period” means a period of time from and including the preceding Series D Distribution Payment Date, to, but excluding, the next Series D Distribution Payment Date for such Series D Distribution Period.

“Series D Distribution Rate” means an annual rate equal to (a) during the Series D Fixed Rate Period, 7.625% of the Series D Liquidation Preference and (b) during the Series D Floating Rate Period, a percentage of the Series D Liquidation Preference equal to the sum of (i) the Three-Month LIBOR, as calculated on each applicable Series D LIBOR Determination Date, and (ii)  4.738%.
“Series D Distribution Record Date” has the meaning given such term in Section 5.20(b)(ii)(B).
“Series D Distributions” means distributions with respect to Series D Preferred Units pursuant to Section 5.20(b)(ii).
“Series D Fixed Rate Period” means the period from and including April 21, 2021 to, but excluding, August 15, 2023.
“Series D Floating Rate Period” means the period from and including August 15, 2023 and thereafter until such time as all of the Outstanding Series D Preferred Units are redeemed in accordance with Section 5.20(b)(iv).
“Series D Holder” means a Record Holder of Series D Preferred Units.
“Series D Junior Securities” means any class or series of Partnership Securities that, with respect to distributions on such Partnership Securities and distributions upon liquidation of the Partnership, ranks junior to the Series D Preferred Units, including but not limited to Common Units, Class A Units, Class B Units and the General Partner Interest, but excluding any Series D Parity Securities and Series D Senior Securities.
“Series D LIBOR Determination Date” means the Business Day immediately preceding the first day in each relevant Series D Distribution Period.
“Series D Liquidation Preference” means a liquidation preference for each Series D Preferred Unit initially equal to $25.00 per unit (subject to adjustment for any splits, combinations or similar adjustments to the Series D Preferred Units), which liquidation preference shall be subject to increase by the per Series D Preferred Unit amount of any accumulated and unpaid Series D Distributions (whether or not such distributions shall have been declared).
“Series D Original Issue Date” means July 23, 2018.
“Series D Parity Securities” means the Series A Preferred Units, Series B Preferred Units, Series C Preferred Units, Series E Preferred Units, Series F Preferred Units, Series G Preferred Units, Series H Preferred Units, Series I Preferred Units and any other class or series of Partnership Interests established after April 1, 2021 by the General Partner, the terms of which class or series expressly provide that it ranks on parity with the Series D Preferred Units as to distributions and amounts payable upon a dissolution or liquidation pursuant to Article XII.
“Series D Preferred Units” has the meaning given such term in Section 5.20(a).

“Series D Rating Event” means a change by any Rating Agency to the Series D Current Criteria, which change results in (a) any shortening of the length of time for which the Series D Current Criteria are scheduled to be in effect with respect to the Series D Preferred Units or (b) a lower Equity Credit being given to the Series D Preferred Units than the Equity Credit that would have been assigned to the Series D Preferred Units by such Rating Agency pursuant to its Series D Current Criteria.
“Series D Redemption Date” has the meaning given such term in Section 5.20(b)(iv)(A).
“Series D Redemption Notice” has the meaning given such term in Section 5.20(b)(iv)(B).
“Series D Redemption Price” has the meaning given such term in Section 5.20(b)(iv)(A).
“Series D Senior Securities” means any class or series of Partnership Interests established after April 1, 2021 by the General Partner, the terms of which class or series expressly provide that it ranks senior to the Series D Preferred Units as to distributions and amounts payable upon a dissolution or liquidation pursuant to Article XII.
“Series E Base Liquidation Preference” means a liquidation preference for each Series E Preferred Unit initially equal to $25.00 per unit.
“Series E Current Criteria” means the Equity Credit criteria of a Rating Agency for securities such as the Series E Preferred Units, as such criteria were in effect as of the Series E Original Issue Date.
“Series E Distribution Payment Date” means the 15th day of each February, May, August and November of each year; provided, however, that if any Series E Distribution Payment Date would otherwise occur on a day that is not a Business Day, such Series E Distribution Payment Date shall instead be on the immediately succeeding Business Day.
“Series E Distribution Period” means a period of time from and including the preceding Series E Distribution Payment Date, to, but excluding, the next Series E Distribution Payment Date for such Series E Distribution Period.
“Series E Distribution Rate” means an annual rate equal to (a) during the Series E Fixed Rate Period, 7.600% of the Series E Liquidation Preference and (b) during the Series E Floating Rate Period, a percentage of the Series E Liquidation Preference equal to the sum of (i) the Three-Month LIBOR, as calculated on each applicable Series E LIBOR Determination Date, and (ii) 5.161%.
“Series E Distribution Record Date” has the meaning given such term in Section 5.21(b)(ii)(B).
“Series E Distributions” means distributions with respect to Series E Preferred Units pursuant to Section 5.21(b)(ii).

“Series E Fixed Rate Period” means the period from and including April 1, 2021 to, but excluding, May 15, 2024.
“Series E Floating Rate Period” means the period from and including May 15, 2024 and thereafter until such time as all of the Outstanding Series E Preferred Units are redeemed in accordance with Section 5.21(b)(iv).
“Series E Holder” means a Record Holder of Series E Preferred Units.
“Series E Junior Securities” means any class or series of Partnership Securities that, with respect to distributions on such Partnership Securities and distributions upon liquidation of the Partnership, ranks junior to the Series E Preferred Units, including but not limited to Common Units, Class A Units, Class B Units and the General Partner Interest, but excluding any Series E Parity Securities and Series E Senior Securities.
“Series E LIBOR Determination Date” means the Business Day immediately preceding the first day in each relevant Series E Distribution Period.
“Series E Liquidation Preference” means a liquidation preference for each Series E Preferred Unit initially equal to $25.00 per unit (subject to adjustment for any splits, combinations or similar adjustments to the Series E Preferred Units), which liquidation preference shall be subject to increase by the per Series E Preferred Unit amount of any accumulated and unpaid Series E Distributions (whether or not such distributions shall have been declared).
“Series E Original Issue Date” means April 25, 2019.
“Series E Parity Securities” means the Series A Preferred Units, Series B Preferred Units, Series C Preferred Units, Series D Preferred Units, Series F Preferred Units, Series G Preferred Units, Series H Preferred Units, Series I Preferred Units and any other class or series of Partnership Interests established after April 1, 2021 by the General Partner, the terms of which class or series expressly provide that it ranks on parity with the Series E Preferred Units as to distributions and amounts payable upon a dissolution or liquidation pursuant to Article XII.
“Series E Preferred Units” has the meaning given such term in Section 5.21(a).
“Series E Rating Event” means a change by any Rating Agency to the Series E Current Criteria, which change results in (a) any shortening of the length of time for which the Series E Current Criteria are scheduled to be in effect with respect to the Series E Preferred Units or (b) a lower Equity Credit being given to the Series E Preferred Units than the Equity Credit that would have been assigned to the Series E Preferred Units by such Rating Agency pursuant to its Series E Current Criteria.
“Series E Redemption Date” has the meaning given such term in Section 5.21(b)(iv)(A).
“Series E Redemption Notice” has the meaning given such term in Section 5.21(b)(iv)(B).

“Series E Redemption Price” has the meaning given such term in Section 5.21(b)(iv)(A).
“Series E Senior Securities” means any class or series of Partnership Interests established after April 1, 2021 by the General Partner, the terms of which class or series expressly provide that it ranks senior to the Series E Preferred Units as to distributions and amounts payable upon a dissolution or liquidation pursuant to Article XII.
“Series F Base Liquidation Preference” means a liquidation preference for each Series F Preferred Unit initially equal to $1,000.00 per Series F Preferred Unit.
“Series F Current Criteria” means the Equity Credit criteria of a Rating Agency for securities such as the Series F Preferred Units, as such criteria were in effect as of the Series F Original Issue Date.
“Series F Distribution Payment Date” means the 15th day of each May and November of each year; provided, however, that if any Series F Distribution Payment Date would otherwise occur on a day that is not a Business Day, such Series F Distribution Payment Date shall instead be on the immediately succeeding Business Day.
“Series F Distribution Period” means a period of time from and including the preceding Series F Distribution Payment Date, to, but excluding, the next Series F Distribution Payment Date for such Series F Distribution Period.
“Series F Distribution Rate” means an initial distribution rate for the Series F Preferred Units from and including the Series F Original Issue Date to, but excluding, the Series F First Call Date equal to 6.750% per annum of the $1,000.00 liquidation preference per Series F Preferred Unit (equal to $67.50 per Series F Preferred Unit per annum). On and after the Series F First Call Date, the distribution rate on the Series F Preferred Units for each Series F Reset Period will equal for each Series F Preferred Unit a percentage of the $1,000.00 liquidation preference for such Series F Preferred Unit equal to the Series F Five-year U.S. Treasury Rate as of the most recent Series F Reset Distribution Determination Date plus a spread of 5.134% per annum.
“Series F Distribution Record Date” has the meaning given such term in Section 5.22(b)(ii)(B).
“Series F Distributions” means distributions with respect to Series F Preferred Units pursuant to Section 5.22(b)(ii).
“Series F First Call Date” means May 15, 2025.
“Series F Five-year U.S. Treasury Rate” means, as of any Series F Reset Distribution Determination Date, as applicable, (i) an interest rate (expressed as a decimal) determined to be the per annum rate equal to the arithmetic mean, for the immediately preceding week, of the daily yields to maturity for U.S. Treasury securities with a maturity of five years from the next Series F Reset Date and trading in the public securities markets or (ii) if the H.15(519) is not published during the week preceding the Series F Reset Distribution Determination Date, or does not contain such yields, then the rate will be determined by interpolation between the arithmetic mean, for the immediately preceding week, of the daily yields to maturity for each of the two series of U.S. Treasury securities trading in the public securities markets, (A) one maturing as close as possible to, but earlier than, the Series F Reset Date following the next succeeding Series F Reset Distribution Determination Date, and (B) the other maturity as close as possible to, but later than, the Series F Reset Date following the next succeeding Series F Reset Distribution Determination Date, in each case as published in the most recent H.15(519) under the caption “Treasury Constant Maturities” as the yield on actively traded U.S. Treasury securities adjusted to constant maturity. If the Series F Five-year U.S. Treasury Rate cannot be determined pursuant to the methods described in clauses (i) or (ii) above, then the Series F Five-year U.S. Treasury Rate will be the same interest rate determined for the immediately preceding Series F Reset Distribution Determination Date, or if this sentence is applicable with respect to the first Series F Reset Distribution Determination Date, 6.750%.
“Series F Holder” means a Record Holder of Series F Preferred Units.
“Series F Junior Securities” means any class or series of Partnership Securities that, with respect to distributions on such Partnership Securities and distributions upon liquidation of the Partnership, ranks junior to the Series F Preferred Units, including but not limited to Common Units, Class A Units, Class B Units and the General Partner Interest, but excluding any Series F Parity Securities and Series F Senior Securities.
“Series F Liquidation Preference” means a liquidation preference for each Series F Preferred Unit initially equal to $1,000.00 per Series F Preferred Unit (subject to adjustment for any splits, combinations or similar adjustments to the Series F Preferred Units), which liquidation preference shall be subject to increase by the per Series F Preferred Unit amount of any accumulated and unpaid Series F Distributions (whether or not such distributions shall have been declared).
“Series F Original Issue Date” means January 22, 2020.
“Series F Parity Securities” means the Series A Preferred Units, Series B Preferred Units, Series C Preferred Units, Series D Preferred Units, Series E Preferred Units, Series G Preferred Units, Series H Preferred Units, Series I Preferred Units and any other class or series of Partnership Interests established after April 1, 2021 by the General Partner, the terms of which class or series expressly provide that it ranks on parity with the Series F Preferred Units as to distributions and amounts payable upon a dissolution or liquidation pursuant to Article XII.
“Series F Preferred Units” has the meaning given such term in Section 5.22(a).
“Series F Rating Event” means a change by any Rating Agency to the Series F Current Criteria, which change results in (a) any shortening of the length of time for which the Series F Current Criteria are scheduled to be in effect with respect to the Series F Preferred Units or (b) a lower Equity Credit being given to the Series F Preferred Units than the Equity Credit that would have been assigned to the Series F Preferred Units by such Rating Agency pursuant to its Series F Current Criteria.
“Series F Redemption Date” has the meaning given such term in Section 5.22(b)(iv)(A).
“Series F Redemption Notice” has the meaning given such term in Section 5.22(b)(iv)(B).
“Series F Redemption Price” has the meaning given such term in Section 5.22(b)(iv)(A).
“Series F Reset Date” means the Series F First Call Date and each date falling on the fifth anniversary of the preceding Series F Reset Date.
“Series F Reset Distribution Determination Date” means, in respect of any Series F Reset Period, the day falling two Business Days prior to the beginning of such Series F Reset Period.
“Series F Reset Period” means the period from and including the Series F First Call Date to, but excluding, the next following Series F Reset Date and thereafter each period from and including each Series F Reset Date to, but excluding, the next following Series F Reset Date, until such time as all of the Outstanding Series F Preferred Units are redeemed in accordance with Section 5.22(b)(iv).
“Series F Senior Securities” means any class or series of Partnership Interests established after April 1, 2021 by the General Partner, the terms of which class or series expressly provide that it ranks senior to the Series F Preferred Units as to distributions and amounts payable upon a dissolution or liquidation pursuant to Article XII.
“Series G Base Liquidation Preference” means a liquidation preference for each Series G Preferred Unit initially equal to $1,000.00 per Series G Preferred Unit.
“Series G Current Criteria” means the Equity Credit criteria of a Rating Agency for securities such as the Series G Preferred Units, as such criteria were in effect as of the Series G Original Issue Date.
“Series G Distribution Payment Date” means the 15th day of each May and November of each year; provided, however, that if any Series G Distribution Payment Date would otherwise occur on a day that is not a Business Day, such Series G Distribution Payment Date shall instead be on the immediately succeeding Business Day.
“Series G Distribution Period” means a period of time from and including the preceding Series G Distribution Payment Date, to, but excluding, the next Series G Distribution Payment Date for such Series G Distribution Period.
“Series G Distribution Rate” means an initial distribution rate for the Series G Preferred Units from and including the Series G Original Issue Date to, but excluding, the Series G First Call Date equal to 7.125% per annum of the $1,000.00 liquidation preference per Series G Preferred Unit (equal to $71.25 per Series G Preferred Unit per annum). On and after the Series G First Call Date, the distribution rate on the Series G Preferred Units for each Series G Reset

Period will equal for each Series G Preferred Unit a percentage of the $1,000.00 liquidation preference for such Series G Preferred Unit equal to the Series G Five-year U.S. Treasury Rate as of the most recent Series G Reset Distribution Determination Date plus a spread of 5.306% per annum.
“Series G Distribution Record Date” has the meaning given such term in Section 5.23(b)(ii)(B).
“Series G Distributions” means distributions with respect to Series G Preferred Units pursuant to Section 5.23(b)(ii).
“Series G First Call Date” means May 15, 2030.
“Series G Five-year U.S. Treasury Rate” means, as of any Series G Reset Distribution Determination Date, as applicable, (i) an interest rate (expressed as a decimal) determined to be the per annum rate equal to the arithmetic mean, for the immediately preceding week, of the daily yields to maturity for U.S. Treasury securities with a maturity of five years from the next Series G Reset Date and trading in the public securities markets or (ii) if the H.15(519) is not published during the week preceding the Series G Reset Distribution Determination Date, or does not contain such yields, then the rate will be determined by interpolation between the arithmetic mean, for the immediately preceding week, of the daily yields to maturity for each of the two series of U.S. Treasury securities trading in the public securities markets, (A) one maturing as close as possible to, but earlier than, the Series G Reset Date following the next succeeding Series G Reset Distribution Determination Date, and (B) the other maturity as close as possible to, but later than, the Series G Reset Date following the next succeeding Series G Reset Distribution Determination Date, in each case as published in the most recent H.15(519) under the caption “Treasury Constant Maturities” as the yield on actively traded U.S. Treasury securities adjusted to constant maturity. If the Series G Five-year U.S. Treasury Rate cannot be determined pursuant to the methods described in clauses (i) or (ii) above, then the Series G Five-year U.S. Treasury Rate will be the same interest rate determined for the immediately preceding Series G Reset Distribution Determination Date, or if this sentence is applicable with respect to the first Series G Reset Distribution Determination Date, 7.125%.
“Series G Holder” means a Record Holder of Series G Preferred Units.
“Series G Junior Securities” means any class or series of Partnership Securities that, with respect to distributions on such Partnership Securities and distributions upon liquidation of the Partnership, ranks junior to the Series G Preferred Units, including but not limited to Common Units, Class A Units, Class B Unit and the General Partner Interest, but excluding any Series G Parity Securities and Series G Senior Securities.
“Series G Liquidation Preference” means a liquidation preference for each Series G Preferred Unit initially equal to $1,000.00 per Series G Preferred Unit (subject to adjustment for any splits, combinations or similar adjustments to the Series G Preferred Units), which liquidation preference shall be subject to increase by the per Series G Preferred Unit amount of any accumulated and unpaid Series G Distributions (whether or not such distributions shall have been declared).
“Series G Original Issue Date” means January 22, 2020.
“Series G Parity Securities” means the Series A Preferred Units, Series B Preferred Units, Series C Preferred Units, Series D Preferred Units, Series E Preferred Units, Series F Preferred Units, Series H Preferred Units, Series I Preferred Units and any other class or series of Partnership Interests established after April 1, 2021 by the General Partner, the terms of which class or series expressly provide that it ranks on parity with the Series G Preferred Units as to distributions and amounts payable upon a dissolution or liquidation pursuant to Article XII.
“Series G Preferred Units” has the meaning given such term in Section 5.23(a).
“Series G Rating Event” means a change by any Rating Agency to the Series G Current Criteria, which change results in (a) any shortening of the length of time for which the Series G Current Criteria are scheduled to be in effect with respect to the Series G Preferred Units or (b) a lower Equity Credit being given to the Series G Preferred Units than the Equity Credit that would have been assigned to the Series G Preferred Units by such Rating Agency pursuant to its Series G Current Criteria.
“Series G Redemption Date” has the meaning given such term in Section 5.23(b)(iv)(A).
“Series G Redemption Notice” has the meaning given such term in Section 5.23(b)(iv)(B).
“Series G Redemption Price” has the meaning given such term in Section 5.23(b)(iv)(A).
“Series G Reset Date” means the Series G First Call Date and each date falling on the fifth anniversary of the preceding Series G Reset Date.
“Series G Reset Distribution Determination Date” means, in respect of any Series G Reset Period, the day falling two Business Days prior to the beginning of such Series G Reset Period.
“Series G Reset Period” means the period from and including the Series G First Call Date to, but excluding, the next following Series G Reset Date and thereafter each period from and including each Series G Reset Date to, but excluding, the next following Series G Reset Date, until such time as all of the Outstanding Series G Preferred Units are redeemed in accordance with Section 5.23(b)(iv).
“Series G Senior Securities” means any class or series of Partnership Interests established after April 1, 2021 by the General Partner, the terms of which class or series expressly provide that it ranks senior to the Series G Preferred Units as to distributions and amounts payable upon a dissolution or liquidation pursuant to Article XII.

“Series H Base Liquidation Preference” means a liquidation preference for each Series H Preferred Unit initially equal to $1,000.00 per Series H Preferred Unit.
“Series H Current Criteria” means the Equity Credit criteria of a Rating Agency for securities such as the Series H Preferred Units, as such criteria were in effect as of the Series H Original Issue Date.
“Series H Distribution Payment Date” means the 15th day of each May and November of each year (except that the Series H Distribution Payment Date for the initial Series H Distribution Period shall be November 15, 2021); provided, however, that if any Series H Distribution Payment Date would otherwise occur on a day that is not a Business Day, such Series H Distribution Payment Date shall instead be on the immediately succeeding Business Day.
“Series H Distribution Period” means a period of time from and including the preceding Series H Distribution Payment Date (other than the initial Series H Distribution Period, which shall commence on and include the Series H Original Issue Date), to, but excluding, the next Series H Distribution Payment Date for such Series H Distribution Period.
“Series H Distribution Rate” means an initial distribution rate for the Series H Preferred Units from and including the Series H Original Issue Date to, but excluding, the Series H First Reset Date equal to 6.500% per annum of the $1,000.00 liquidation preference per Series H Preferred Unit (equal to $65.00 per Series H Preferred Unit per annum). On and after the Series H First Reset Date, the distribution rate on the Series H Preferred Units for each Series H Reset Period will equal for each Series H Preferred Unit a percentage of the $1,000.00 liquidation preference for such Series H Preferred Unit equal to the Series H Five-year U.S. Treasury Rate as of the most recent Series H Reset Distribution Determination Date plus a spread of 5.694% per annum.
“Series H Distribution Record Date” has the meaning given such term in Section 5.25(b)(ii)(B).
“Series H Distributions” means distributions with respect to Series H Preferred Units pursuant to Section 5.25(b)(ii).
“Series H First Reset Date” means November 15, 2026.
“Series H Five-year U.S. Treasury Rate” means, as of any Series H Reset Distribution Determination Date, the average of the yields on actively traded United States Treasury securities adjusted to constant maturity, for five-year maturities, for the most recent five business days appearing under the caption “Treasury Constant Maturities” in the most recent H.15. If the Series H Five-year U.S. Treasury Rate cannot be determined pursuant to the method described above, the Calculation Agent, after consulting such sources as it deems comparable to any of the foregoing calculations, or any such source as it deems reasonable from which to estimate the Series H Five-year U.S. Treasury Rate, will determine the Series H Five-year U.S. Treasury Rate in its sole discretion, provided that if the Calculation Agent determines there is an industry-

accepted successor Series H Five-year U.S. Treasury Rate, then the Calculation Agent will use such successor rate. If the Calculation Agent has determined a substitute or successor base rate in accordance with the foregoing, the Calculation Agent in its sole discretion may determine the business day convention and the Series H Reset Distribution Determination Date to be used and any other relevant methodology for calculating such substitute or successor base rate, including any adjustment factor needed to make such substitute or successor base rate comparable to the Series H Five-year U.S. Treasury Rate, in a manner that is consistent with industry-accepted practices for such substitute or successor base rate.
“Series H Holder” means a Record Holder of Series H Preferred Units.
“Series H Junior Securities” means any class or series of Partnership Securities that, with respect to distributions on such Partnership Securities and distributions upon liquidation of the Partnership, ranks junior to the Series H Preferred Units, including but not limited to Common Units, Class A Units, Class B Units and the General Partner Interest, but excluding any Series H Parity Securities and Series H Senior Securities.
“Series H Liquidation Preference” means a liquidation preference for each Series H Preferred Unit initially equal to $1,000.00 per Series H Preferred Unit (subject to adjustment for any splits, combinations or similar adjustments to the Series H Preferred Units), which liquidation preference shall be subject to increase by the per Series H Preferred Unit amount of any accumulated and unpaid Series H Distributions (whether or not such distributions shall have been declared).
“Series H Original Issue Date” means June 15, 2021.
“Series H Parity Securities” means the Series A Preferred Units, Series B Preferred Units, Series C Preferred Units, Series D Preferred Units, Series E Preferred Units, Series F Preferred Units, Series G Preferred Units and any other class or series of Partnership Interests established after the Series H Original Issue Date by the General Partner, the terms of which class or series expressly provide that it ranks on parity with the Series H Preferred Units as to distributions and amounts payable upon a dissolution or liquidation pursuant to Article XII.
“Series H Preferred Units” has the meaning given such term in Section 5.25(a).
“Series H Rating Event” means a change by any Rating Agency to the Series H Current Criteria, which change results in (a) any shortening of the length of time for which the Series H Current Criteria are scheduled to be in effect with respect to the Series H Preferred Units or (b) a lower Equity Credit being given to the Series H Preferred Units than the Equity Credit that would have been assigned to the Series H Preferred Units by such Rating Agency pursuant to its Series H Current Criteria.
“Series H Redemption Date” has the meaning given such term in Section 5.25(b)(iv)(A).
“Series H Redemption Notice” has the meaning given such term in Section 5.25(b)(iv)(B).

“Series H Redemption Period” means any period from and including the August 15 immediately preceding a Series H Reset Date through and including such Series H Reset Date.
“Series H Redemption Price” has the meaning given such term in Section 5.25(b)(iv)(A).
“Series H Reset Date” means the Series H First Reset Date and each date falling on the fifth anniversary of the preceding Series H Reset Date.
“Series H Reset Distribution Determination Date” means, in respect of any Series H Reset Period, the day falling two Business Days prior to the beginning of such Series H Reset Period.
“Series H Reset Period” means the period from and including the Series H First Reset Date to, but excluding, the next following Series H Reset Date and thereafter each period from and including each Series H Reset Date to, but excluding, the next following Series H Reset Date, until such time as all of the Outstanding Series H Preferred Units are redeemed in accordance with Section 5.25(b)(iv).
“Series H Senior Securities” means any class or series of Partnership Interests established after the Series H Original Issue Date by the General Partner, the terms of which class or series expressly provide that it ranks senior to the Series H Preferred Units as to distributions and amounts payable upon a dissolution or liquidation pursuant to Article XII.
“Series I Base Liquidation Preference” means a liquidation preference for each Series I Preferred Unit initially equal to $9.1273 per Series I Preferred Unit.
“Series I Cash COC Conversion Premium” means 101%
“Series I Cash COC Event” means any transaction pursuant to which (i) the General Partner or any Affiliate of the General Partner exercises its rights to purchase all of the Outstanding Common Units pursuant to Section 5.26(m) of this Agreement or (ii) any Person or group of Persons acquires in one or more series of related transactions all of the Outstanding Common Units, in each case where the consideration received by the holders of Common Units is comprised of at least 90% cash.
“Series I Change of Control” means, with respect to the Series I Preferred Units only, the occurrence of any of the following events: (i) the Common Units are no longer listed or admitted for trading on a National Securities Exchange; (ii) a Series I Cash COC Event; (iii) any direct or indirect sale, lease, transfer, conveyance or other disposition, in one or more series of related transactions, of all or substantially all of the properties or assets of the Partnership to any Person; or (iv) any dissolution or liquidation of the Partnership (other than in connection with a bankruptcy proceeding or a statutory winding up).
“Series I COC Election” has the meaning set forth in Section 5.26(b)(i).

“Series I Conversion Date” means, with respect to each Series I Preferred Unit, the date on which the Partnership has completed the conversion of such Series I Preferred Unit pursuant to Section 5.26(b).
“Series I Conversion Ratio” means 2.07 Common Units for 10 Series I Preferred Units, as adjusted from time to time pursuant to Sections 5.26(b)(iv) and (xi).
“Series I Current Market Price” has meaning set forth in Section 5.26(h)(i).
“Series I Deficiency Rate” has the meaning ascribed to such term in Section 5.26(c)(i)(B).
“Series I Distribution Payment Date” means the earlier of: (A) the date that distributions are made on the Common Units for such Quarter pursuant to Section 6.3, and (B) the date that is forty-five (45) days after the end of such Quarter.
“Series I Distribution Record Date” has the meaning given such term in Section 5.26(c)(i).
“Series I Distributions” or “Series I Distribution” means distributions with respect to Series I Preferred Units pursuant to Section 5.26(c).
“Series I Holder” means a Record Holder of Series I Preferred Units.
“Series I Junior Securities” means any class or series of Partnership Securities that, with respect to distributions on such Partnership Securities and distributions upon liquidation of the Partnership, ranks junior to the Series I Preferred Units, including but not limited to Common Units, Class A Units, Class B Units and the General Partner Interest, but excluding any Series I Parity Securities and Series I Senior Securities.
“Series I Liquidation Preference” means, with respect to each Series I Preferred Unit, the sum of the Series I Preferred Unit Price plus all accrued and unpaid distributions on such Series I Preferred Unit to the Liquidation Date.
“Series I Original Issue Date” means November 3, 2023.
“Series I Parity Securities” means the Series A Preferred Units, Series B Preferred Units, Series C Preferred Units, Series D Preferred Units, Series E Preferred Units, Series F Preferred Units, Series G Preferred Units, Series H Preferred Units and any other class or series of Partnership Interests established after the Series I Original Issue Date by the General Partner, the terms of which class or series expressly provide that it ranks on parity with the Series I Preferred Units as to distributions and amounts payable upon a dissolution or liquidation pursuant to Article XII.
“Series I PIK Unit” means a Series I Preferred Unit issued pursuant to a Series I Distribution in accordance with Section 5.26(c).

“Series I Preferred Unit Distribution Rate” has the meaning set forth in Section 5.26(c)(i)(A).
“Series I Preferred Unit Price” means $9.1273 per Series I Preferred Unit.
“Series I Preferred Units” has the meaning given such term in Section 5.26(a).
“Series I Senior Securities” means any class or series of Partnership Interests established after the Series I Original Issue Date by the General Partner, the terms of which class or series expressly provide that it ranks senior to the Series I Preferred Units as to distributions and amounts payable upon a dissolution or liquidation pursuant to Article XII.
“Series I Specified Distribution Amount” has the meaning given such term in Section 5.26(c).
“Series I Voting Threshold” has the meaning ascribed to such term in Section 5.26(d)(ii).
“Share of Additional Book Basis Derivative Items” means, in connection with any allocation of Additional Book Basis Derivative Items for any taxable period, (i) with respect to the Unitholders holding Common Units, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Unitholders’ Remaining Net Positive Adjustments as of the end of such period bears to the Aggregate Remaining Net Positive Adjustments as of that time and (ii) with respect to the General Partner (as the holder of the General Partner Interest), the amount that bears the same ratio to such Additional Book Basis Derivative Items as the General Partner’s Remaining Net Positive Adjustments as of the end of such period bears to the Aggregate Remaining Net Positive Adjustment as of that time.
“Special Approval” means approval by the sole member or by a majority of the members of the Conflicts Committee, as applicable.
“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.
“Substantially Equivalent Security” has the meaning set forth in Section 5.26(e)(ii)(B).

“Substituted Limited Partner” means a Person who is admitted as a Limited Partner to the Partnership pursuant to Section 10.1 in place of and with all the rights of a Limited Partner and who is shown as a Limited Partner on the books and records of the Partnership.
“Surviving Business Entity” has the meaning assigned to such term in Section 14.2(b).
“Taxation Certification” means a properly completed certificate in such form or forms as may be specified by the General Partner by which a Limited Partner certifies that he (and if he is a nominee holding for the account of another Person, that to the best of his knowledge such other Person) is an Eligible Holder. A certification in the form specified in Annex A to the Transfer Application shall be considered a Taxation Certification unless the General Partner amends the form thereof pursuant to Section 13.1 hereof.
“Trading Day” has the meaning assigned to such term in Section 15.1(a).
“transfer” has the meaning assigned to such term in Section 4.4(a).
“Transfer Agent” means such bank, trust company or other Person (including the General Partner or one of its Affiliates) as shall be appointed from time to time by the Partnership to act as registrar and transfer agent for the Common Units; provided that if no Transfer Agent is specifically designated for any other Partnership Securities, the General Partner shall act in such capacity. The Transfer Agent for the Series A Preferred Units, the Series B Preferred Units, the Series C Preferred Units, the Series D Preferred Units, the Series E Preferred Units, the Series F Preferred Units, the Series G Preferred Units, the Series H Preferred Units and the Series I Preferred Units shall be American Stock Transfer & Trust Company, LLC, and its successors and assigns, or any other transfer agent and registrar appointed by the General Partner for the Series A Preferred Units, the Series B Preferred Units, the Series C Preferred Units, the Series D Preferred Units, the Series E Preferred Units, the Series F Preferred Units, the Series G Preferred Units, the Series H Preferred Units or the Series I Preferred Units, as applicable.
“Transfer Application” means the Transfer Application in the form attached hereto as Exhibit B.
“Underwriter” means each Person named as an underwriter in Schedule I to the Underwriting Agreement who purchases Common Units pursuant thereto.
“Underwriting Agreement” means the Underwriting Agreement dated February 2, 2006 among the Underwriters, the Partnership and certain other parties, providing for the purchase of Common Units by such Underwriters.
“Unit” means a Partnership Security that is designated as a “Unit” and shall include Common Units, Series A Preferred Units, Series B Preferred Units, Series C Preferred Units, Series D Preferred Units, Series E Preferred Units, Series F Preferred Units, Series G Preferred Units, Series H Preferred Units or Series I Preferred Units and Class B Units, but shall not include the General Partner Units (or the General Partner Interest represented thereby) or Class A Units.

“Unit Majority” means at least a majority of the Outstanding Units (excluding the Series A Preferred Units, Series B Preferred Units, Series C Preferred Units, Series D Preferred Units, Series E Preferred Units, Series F Preferred Units, Series G Preferred Units, Series H Preferred Units, Series I Preferred Units and Class B Units in respect of matters in which the holders of the Series A Preferred Units, Series B Preferred Units, Series C Preferred Units, Series D Preferred Units, Series E Preferred Units, Series F Preferred Units, Series G Preferred Units, Series H Preferred Units, Series I Preferred Units and Class B Units are not entitled to a vote), voting together as a single class.
“Unitholders” means the holders of Units and shall not include the Class A Unitholders.
“Unrealized Gain” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the fair market value of such property as of such date (as determined under Section 5.6(d)) over (b) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.6(d) as of such date).
“Unrealized Loss” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.6(d) as of such date) over (b) the fair market value of such property as of such date (as determined under Section 5.6(d)).
“U.S. GAAP” means United States generally accepted accounting principles consistently applied.
“VWAP Price” means as of a particular date means the volume-weighted average trading price, as adjusted for splits, combinations and other similar transactions, of a Common Unit on the National Securities Exchange on which the Common Units are then listed or admitted to trading.
Section 1.2    Construction. Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; and (c) the term “include” or “includes” means includes “including” or words of like import shall be deemed to be followed by the words “without limitation;” and the terms “hereof,” “herein” or “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement.
ARTICLE II
ORGANIZATION
Section 2.1    Formation. The Partnership was formed as of the Effective Time pursuant to the Certificate of Conversion and the Certificate of Limited Partnership converting Energy Transfer Company, L.P., a Texas limited partnership, into the Partnership, a Delaware limited partnership. Except as expressly provided to the contrary in this Agreement, the rights, duties

(including fiduciary duties), liabilities and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Delaware Act. All Partnership Interests shall constitute personal property of the owner thereof for all purposes.
Section 2.2    Name. The name of the Partnership shall be “Energy Transfer LP”. The Partnership’s business may be conducted under any other name or names as determined by the General Partner, including the name of the General Partner. The words “Limited Partnership,” “LP,” “Ltd.” or similar words or letters shall be included in the Partnership’s name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The General Partner may change the name of the Partnership at any time and from time to time and shall notify the Limited Partners of such change in the next regular communication to the Limited Partners.
Section 2.3    Registered Office; Registered Agent; Principal Office; Other Offices. Unless and until changed by the General Partner, the registered office of the Partnership in the State of Delaware shall be located at 1209 Orange Street, Suite 400, Wilmington, Delaware 19801, and the registered agent for service of process on the Partnership in the State of Delaware at such registered office shall be The Corporation Trust Company. The principal office of the Partnership shall be located at 811 Westchester Drive, Dallas, Texas 75225 or such other place as the General Partner may from time to time designate by notice to the Limited Partners. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner deems necessary or appropriate. The address of the General Partner shall be 811 Westchester Drive, Dallas, Texas 75225 or such other place as the General Partner may from time to time designate by notice to the Limited Partners.
Section 2.4    Purpose and Business. The purpose and nature of the business to be conducted by the Partnership shall be to (a) engage directly in, or enter into or form any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that is approved by the General Partner and that lawfully may be conducted by a limited partnership organized pursuant to the Delaware Act and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership pursuant to the agreements relating to such business activity; and (b) do anything necessary or appropriate to the foregoing, including the making of capital contributions or loans to a Group Member, provided, however, that the General Partner shall not cause the Partnership to engage, directly or indirectly, in any business activity that the General Partner determines would cause the Partnership to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes. To the maximum extent permitted by law, the General Partner shall have no duty or obligation to propose or approve, and may decline to propose or approve, the conduct by the Partnership of any business, free of any fiduciary duty or obligation whatsoever to the Partnership or any Limited Partner and, in declining to so propose or approve, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity.

Section 2.5    Powers. The Partnership shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described in Section 2.4 and for the protection and benefit of the Partnership.
Section 2.6    Power of Attorney.
Article IEach Limited Partner hereby constitutes and appoints the General Partner and, if a Liquidator (other than the General Partner) shall have been selected pursuant to Section 12.3, the Liquidator, severally (and any successor to either thereof by merger, transfer, assignment, election or otherwise) and each of their authorized officers and attorneys-in-fact, as the case may be, with full power of substitution, as his true and lawful agent and attorney-in-fact, with full power and authority in his name, place and stead, to: (i) execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (A) all certificates, documents and other instruments (including this Agreement and the Certificate of Limited Partnership and all amendments or restatements hereof or thereof) that the General Partner or the Liquidator determines to be necessary or appropriate to form, qualify or continue the existence or qualification of the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware and in all other jurisdictions in which the Partnership may conduct business or own property; (B) all certificates, documents and other instruments that the General Partner or the Liquidator determines to be necessary or appropriate to reflect, in accordance with its terms, any amendment, change, modification or restatement of this Agreement; (C) all certificates, documents and other instruments (including conveyances and a certificate of cancellation) that the General Partner or the Liquidator determines to be necessary or appropriate to reflect the dissolution and liquidation of the Partnership pursuant to the terms of this Agreement; (D) all certificates, documents and other instruments relating to the admission, withdrawal, removal or substitution of any Partner pursuant to, or other events described in, Articles IV, X, XI or XII; (E) all certificates, documents and other instruments relating to the determination of the rights, preferences and privileges of any class or series of Partnership Securities issued pursuant to Section 5.8; and (F) all certificates, documents and other instruments (including agreements and a certificate of merger) relating to a merger, consolidation or conversion of the Partnership pursuant to Article XIV; and (ii) execute, swear to, acknowledge, deliver, file and record all ballots, consents, approvals, waivers, certificates, documents and other instruments that the General Partner or the Liquidator determines to be necessary or appropriate to (A) make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action that is made or given by the Partners hereunder or is consistent with the terms of this Agreement or (B) effectuate the terms or intent of this Agreement; provided, that when required by Section 13.3 or any other provision of this Agreement that establishes a percentage of the Limited Partners or of the Limited Partners of any class or series required to take any action, the General Partner and the Liquidator may exercise the power of attorney made in this Section 2.6(a)(ii) only after the necessary vote, consent or approval of the Limited Partners or of the Limited Partners of such class or series, as applicable.

Nothing contained in this Section 2.6(a) shall be construed as authorizing the General Partner to amend this Agreement except in accordance with Article XIII or as may be otherwise expressly provided for in this Agreement.
(a)The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, and it shall survive and, to the maximum extent permitted by law, not be affected by the subsequent death, incompetency, disability, incapacity, dissolution, bankruptcy or termination of any Limited Partner and the transfer of all or any portion of such Limited Partner’s Partnership Interest and shall extend to such Limited Partner’s heirs, successors, assigns and personal representatives. Each such Limited Partner hereby agrees to be bound by any representation made by the General Partner or the Liquidator acting in good faith pursuant to such power of attorney; and each such Limited Partner, to the maximum extent permitted by law, hereby waives any and all defenses that may be available to contest, negate or disaffirm the action of the General Partner or the Liquidator taken in good faith under such power of attorney. Each Limited Partner shall execute and deliver to the General Partner or the Liquidator, within 15 days after receipt of the request therefor, such further designation, powers of attorney and other instruments as the General Partner or the Liquidator may request in order to effectuate this Agreement and the purposes of the Partnership.
Section 2.7    Term. The term of the Partnership commenced upon the filing of the Certificate of Conversion and the Certificate of Limited Partnership in accordance with the Delaware Act and shall continue in existence until the dissolution of the Partnership in accordance with the provisions of Article XII. The existence of the Partnership as a separate legal entity shall continue until the cancellation of the Certificate of Conversion and the Certificate of Limited Partnership as provided in the Delaware Act.
Section 2.8    Title to Partnership Assets. Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner, one or more of its Affiliates or one or more nominees, as the General Partner may determine. The General Partner hereby declares and warrants that any Partnership assets for which record title is held in the name of the General Partner or one or more of its Affiliates or one or more nominees shall be held by the General Partner or such Affiliate or nominee for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, however, that the General Partner shall use reasonable efforts to cause record title to such assets (other than those assets in respect of which the General Partner determines that the expense and difficulty of conveyancing makes transfer of record title to the Partnership impracticable) to be vested in the Partnership as soon as reasonably practicable; provided, further, that, prior to the withdrawal or removal of the General Partner or as soon thereafter as practicable, the General Partner shall use reasonable efforts to effect the transfer to the Partnership of record title to all Partnership assets held by the General Partner or its Affiliates and, prior to any such transfer, will provide for the use of such assets in a manner satisfactory to the General Partner. All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which record title to such Partnership assets is held.
ARTICLE III
RIGHTS OF LIMITED PARTNERS
Section 3.1    Limitation of Liability. The Limited Partners shall have no liability under this Agreement except as expressly provided in this Agreement or the Delaware Act.
Section 3.2    Management of Business. No Limited Partner or Assignee, in its capacity as such, shall participate in the operation, management or control (within the meaning of the Delaware Act) of the Partnership’s business, transact any business in the Partnership’s name or have the power to sign documents for or otherwise bind the Partnership. Any action taken by any Affiliate of the General Partner or any officer, director, employee, manager, member, general partner, agent or trustee of the General Partner or any of its Affiliates, or any officer, director, employee, manager, member, general partner, agent or trustee of a Group Member, in its capacity as such, shall not be deemed to be participation in the control of the business of the Partnership by a limited partner of the Partnership (within the meaning of Section 17-303(a) of the Delaware Act) and shall not affect, impair or eliminate the limitations on the liability of the Limited Partners or Assignees under this Agreement.
Section 3.3    Outside Activities of the Limited Partners. Subject to the provisions of Section 7.5, which shall continue to be applicable to the Persons referred to therein, regardless of whether such Persons shall also be Limited Partners, any Limited Partner or Assignee shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities in direct competition with the Partnership. Neither the Partnership nor any of the other Partners or Assignees shall have any rights by virtue of this Agreement in any business ventures of any Limited Partner or Assignee.
Section 3.4    Rights of Limited Partners.
(a)In addition to other rights provided by this Agreement or by applicable law, and except as limited by Section 3.4(b), each Limited Partner shall have the right, for a purpose reasonably related to such Limited Partner’s interest as a Limited Partner in the Partnership, upon reasonable written demand stating the purpose of such demand and at such Limited Partner’s own expense:
(i)to obtain true and full information regarding the status of the business and financial condition of the Partnership;
(ii)promptly after its becoming available, to obtain a copy of the Partnership’s federal, state and local income tax returns for each year;
(iii)to obtain a current list of the name and last known business, residence or mailing address of each Partner;

(iv)to obtain a copy of this Agreement and the Certificate of Limited Partnership and all amendments thereto, together with a copy of the executed copies of all powers of attorney pursuant to which this Agreement, the Certificate of Limited Partnership and all amendments thereto have been executed;
(v)to obtain true and full information regarding the amount of cash and a description and statement of the Net Agreed Value of any other Capital Contribution by each Partner and that each Partner has agreed to contribute in the future, and the date on which each became a Partner; and
(vi)to obtain such other information regarding the affairs of the Partnership as is just and reasonable.
(b)Notwithstanding any other provision of this Agreement, the General Partner may keep confidential from the Limited Partners, for such period of time as the General Partner determines, (i) any information that the General Partner reasonably believes to be in the nature of trade secrets or (ii) other information the disclosure of which the General Partner believes (A) is not in the best interests of the Partnership, (B) could damage the Partnership or its business or (C) that any Group Member is required by law or by agreement with any third party to keep confidential (other than agreements with Affiliates of the Partnership the primary purpose of which is to circumvent the obligations set forth in this Section 3.4).
ARTICLE IV
CERTIFICATES; RECORD HOLDERS; TRANSFER OF PARTNERSHIP INTERESTS; REDEMPTION OF PARTNERSHIP INTERESTS
Section 4.1    Certificates. Upon the Partnership’s issuance of Common Units to any Person, the Partnership shall issue, upon the request of such Person, one or more Certificates in the name of such Person evidencing the number of such Units being so issued. In addition, (a) upon the General Partner’s request, the Partnership shall issue to it one or more Certificates in the name of the General Partner evidencing its interests in the Partnership and (b) upon the request of any Person owning other Partnership Securities, the Partnership shall issue to such Person one or more Certificates evidencing such other Partnership Securities. Certificates shall be executed on behalf of the Partnership by the Chairman of the Board, President or any Vice President and the Secretary or any Assistant Secretary of the General Partner. No Common Unit Certificate shall be valid for any purpose until it has been countersigned by the Transfer Agent; provided, however, that if the General Partner elects to issue Common Units in global form, the Common Unit Certificates shall be valid upon receipt of a certificate from the Transfer Agent certifying that the Common Units have been duly registered in accordance with the directions of the Partnership.
Section 4.2    Mutilated, Destroyed, Lost or Stolen Certificates.
(a)If any mutilated Certificate is surrendered to the Transfer Agent (for Common Units) or the General Partner (for Partnership Securities other than Common Units), the appropriate officers of the General Partner on behalf of the Partnership shall execute, and the

Transfer Agent (for Common Units) or the Partnership (for Partnership Securities other than Common Units) shall countersign and deliver in exchange therefor, a new Certificate evidencing the same number and type of Partnership Securities as the Certificate so surrendered.
(b)The appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and the Transfer Agent (for Common Units) or the Partnership (for Partnership Securities other than Common Units) shall countersign, a new Certificate in place of any Certificate previously issued if the Record Holder of the Certificate:
(i)makes proof by affidavit, in form and substance satisfactory to the General Partner, that a previously issued Certificate has been lost, destroyed or stolen;
(ii)requests the issuance of a new Certificate before the General Partner has notice that the Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;
(iii)if requested by the General Partner, delivers to the General Partner a bond, in form and substance satisfactory to the General Partner, with surety or sureties and with fixed or open penalty as the General Partner may direct to indemnify the Partnership, the Partners, the General Partner and the Transfer Agent against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate; and (iv) satisfies any other reasonable requirements imposed by the General Partner.
(c)If a Limited Partner or Assignee fails to notify the General Partner within a reasonable period of time after he has notice of the loss, destruction or theft of a Certificate, and a transfer of the Limited Partner Interests represented by the Certificate is registered before the Partnership, the General Partner or the Transfer Agent receives such notification, the Limited Partner or Assignee shall be precluded from making any claim against the Partnership, the General Partner or the Transfer Agent for such transfer or for a new Certificate.
(d)As a condition to the issuance of any new Certificate under this Section 4.2, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Transfer Agent) reasonably connected therewith.
Section 4.3    Record Holders. The Partnership shall be entitled to recognize the Record Holder as the Partner or Assignee with respect to any Partnership Interest and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such Partnership Interest on the part of any other Person, regardless of whether the Partnership shall have actual or other notice thereof, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which such Partnership Interests are listed or admitted for trading. Without limiting the foregoing, when a Person (such as a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing) is acting as nominee, agent or in some other representative capacity for another Person in acquiring and/or holding Partnership Interests, as between the Partnership on the one hand, and such other Persons on the other, such representative Person (a) shall be the Partner or Assignee (as the case may be) of record and beneficially, and (b) shall be bound by this Agreement and shall have the rights and obligations of a Partner or Assignee (as the case may be) hereunder and as, and to the extent provided for herein.
Section 4.4    Transfer Generally.
(a)The term “transfer,” when used in this Agreement with respect to a Partnership Interest, shall be deemed to refer to a transaction (i) by which the General Partner assigns its General Partner Interest to another Person, and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange, or any other disposition by law or otherwise or (ii) by which the holder of a Limited Partner Interest assigns such Limited Partner Interest to another Person who is or becomes a Limited Partner or an Assignee, and includes a sale, assignment, gift, exchange or any other disposition by law or otherwise, including any transfer upon foreclosure of any pledge, encumbrance, hypothecation or mortgage.
(b)No Partnership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article IV. Any transfer or purported transfer of a Partnership Interest not made in accordance with this Article IV shall be null and void.
(c)Nothing contained in this Agreement shall be construed to prevent a disposition by any stockholder, member, partner or other owner of the General Partner of any or all of the issued and outstanding member interests, partner interests or other ownership interests in the General Partner, including through a merger or consolidation of the General Partner.
Section 4.5    Registration and Transfer of Limited Partner Interests.
(a)The General Partner shall keep or cause to be kept on behalf of the Partnership a register in which, subject to such reasonable regulations as it may prescribe and subject to the provisions of Section 4.5(b), the Partnership will provide for the registration and transfer of Limited Partner Interests. The Transfer Agent is hereby appointed registrar and transfer agent for the purpose of registering Common Units and transfers of such Common Units as herein provided. The Partnership shall not recognize transfers of Certificates evidencing Limited Partner Interests unless such transfers are effected in the manner described in this Section 4.5. Upon surrender of a Certificate for registration of transfer of any Limited Partner Interests evidenced by a Certificate, and subject to the provisions of Section 4.5(b), the appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and in the case of Common Units, the Transfer Agent shall countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder’s instructions, one or more new Certificates evidencing the same aggregate number and type of Limited Partner Interests as was evidenced by the Certificate so surrendered.
(b)Except as otherwise provided in Section 4.8, the Partnership shall not recognize any transfer of Limited Partner Interests until (i) the Certificates evidencing such

Limited Partner Interests are surrendered for registration of transfer and (ii) following a FERC Notice, such Certificates are accompanied by a Transfer Application and accompanying Taxation Certification, properly completed and duly executed by the transferee (or the transferee’s attorney-in-fact duly authorized in writing). No charge shall be imposed by the General Partner for such transfer; provided, that as a condition to the issuance of any new Certificate under this Section 4.5, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed with respect thereto. Following a FERC Notice, no distributions or allocations will be made in respect of the Limited Partner Interests until a properly completed Transfer Application has been delivered.
(c)Limited Partner Interests may be transferred only in the manner described in this Section 4.5. The transfer of any Limited Partner Interests and the admission of any new Limited Partner shall not constitute an amendment to this Agreement.
(d)Until admitted as a Substituted Limited Partner pursuant to Section 10.1, the Record Holder of a Limited Partner Interest shall be an Assignee in respect of such Limited Partner Interest. Limited Partners may include custodians, nominees or any other individual or entity in its own or any representative capacity.
(e)Following a FERC Notice, a transferee of a Limited Partner Interest who has completed and delivered a Transfer Application shall be deemed to have (i) requested admission as a Substituted Limited Partner, (ii) agreed to comply with and be bound by and to have executed this Agreement, (iii) represented and warranted that such transferee has the right, power and authority and, if an individual, the capacity to enter into this Agreement, (iv) granted the powers of attorney set forth in this Agreement, and (v) given the consents and approvals and made the waivers contained in this Agreement.
(f)[Reserved.]
(g)Subject to (i) the foregoing provisions of this Section 4.5, (ii) Section 4.3, (iii) Section 4.7, (iv) with respect to any series of Limited Partner Interests, the provisions of any statement of designations or amendment to this Agreement establishing such series, (v) any contractual provisions binding on any Limited Partner and (vi) provisions of applicable law including the Securities Act, Limited Partner Interests shall be freely transferable.
Section 4.6    Transfer of the General Partner Interest.
(a)Subject to Section 4.6(b) below, the General Partner may transfer all or any of its General Partner Interest (represented by General Partner Units) without Unitholder approval.
(b)Notwithstanding anything herein to the contrary, no transfer by the General Partner of all or any part of its General Partner Interest (represented by General Partner Units) to another Person shall be permitted unless (i) the transferee agrees to assume the rights and duties of the General Partner under this Agreement and to be bound by the provisions of this Agreement and (ii) the Partnership receives an Opinion of Counsel that such transfer would not result in the loss of limited liability under Delaware law of any Limited Partner or cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed), (iii) such transferee also agrees to purchase all (or the appropriate portion thereof, if applicable) of the partnership or membership interest of the General Partner as the general partner or managing member, if any, of each other Group Member. In the case of a transfer pursuant to and in compliance with this Section 4.6, the transferee or successor (as the case may be) shall, subject to compliance with the terms of Section 10.2, be admitted to the Partnership as the General Partner immediately prior to the transfer of the General Partner Interest, and the business of the Partnership shall continue without dissolution.
Section 4.7    Restrictions on Transfers.
(a)Except as provided in Section 4.7(d) below, but notwithstanding the other provisions of this Article IV, no transfer of any Partnership Interests shall be made if such transfer would (i) violate the then applicable federal or state securities laws or rules and regulations of the Commission, any state securities commission or any other governmental authority with jurisdiction over such transfer, (ii) terminate the existence or qualification of the Partnership under the laws of the jurisdiction of its formation, or (iii) cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed).
(b)The General Partner may impose restrictions on the transfer of Partnership Interests if it receives an Opinion of Counsel that such restrictions are necessary to avoid a significant risk of the Partnership becoming taxable as a corporation or otherwise becoming taxable as an entity for federal income tax purposes. The General Partner may impose such restrictions by amending this Agreement; provided, however, that any amendment that would result in the delisting or suspension of trading of any class of Limited Partner Interests on the principal National Securities Exchange on which such class of Limited Partner Interests is then listed or admitted for trading must be approved, prior to such amendment being effected, by the holders of at least a majority of the Outstanding Limited Partner Interests of such class.
(c)[Reserved.]
(d)Nothing contained in this Article IV, or elsewhere in this Agreement, shall preclude the settlement of any transactions involving Partnership Interests entered into through the facilities of any National Securities Exchange on which such Partnership Interests are listed or admitted for trading.
(e)Each certificate evidencing Partnership Interests shall bear a conspicuous legend in substantially the following form:
THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF ENERGY TRANSFER LP THAT THIS SECURITY MAY NOT BE SOLD, OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED IF SUCH TRANSFER WOULD (A) VIOLATE THE THEN APPLICABLE FEDERAL OR STATE

SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AUTHORITY WITH JURISDICTION OVER SUCH TRANSFER, (B) TERMINATE THE EXISTENCE OR QUALIFICATION OF ENERGY TRANSFER LP UNDER THE LAWS OF THE STATE OF DELAWARE, OR (C) CAUSE ENERGY TRANSFER LP TO BE TREATED AS AN ASSOCIATION TAXABLE AS A CORPORATION OR OTHERWISE TO BE TAXED AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES (TO THE EXTENT NOT ALREADY SO TREATED OR TAXED). LE GP, LLC, THE GENERAL PARTNER OF ENERGY TRANSFER LP, MAY IMPOSE ADDITIONAL RESTRICTIONS ON THE TRANSFER OF THIS SECURITY IF IT RECEIVES AN OPINION OF COUNSEL THAT SUCH RESTRICTIONS ARE NECESSARY TO AVOID A SIGNIFICANT RISK OF ENERGY TRANSFER LP BECOMING TAXABLE AS A CORPORATION OR OTHERWISE BECOMING TAXABLE AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES. THE RESTRICTIONS SET FORTH ABOVE SHALL NOT PRECLUDE THE SETTLEMENT OF ANY TRANSACTIONS INVOLVING THIS SECURITY ENTERED INTO THROUGH THE FACILITIES OF ANY NATIONAL SECURITIES EXCHANGE ON WHICH THIS SECURITY IS LISTED OR ADMITTED TO TRADING.
Section 4.8    Taxation Certifications; Ineligible Assignees.
(a)Following a FERC Notice, if a transferee of a Limited Partner Interest fails to furnish a properly completed Taxation Certification in the manner specified in Section 4.5(b) or if, upon receipt of such Taxation Certification or otherwise, the General Partner determines that such transferee is not an Eligible Holder, the Limited Partner Interests owned by such transferee shall be subject to redemption in accordance with the provisions of Section 4.9.
(b)Following a FERC Notice, the General Partner may request any Limited Partner or Assignee to furnish to the General Partner, within 30 days after receipt of such request, an executed Taxation Certification or such other information concerning his federal income tax status with respect to the income and loss generated by the Partnership (or, if the Limited Partner or Assignee is a nominee holding for the account of another Person, the federal income tax status of such Person) as the General Partner may reasonably request. If a Limited Partner or Assignee fails to furnish to the General Partner within the aforementioned 30-day period such Taxation Certification or other requested information or if upon receipt of such Taxation Certification or other requested information the General Partner determines that a Limited Partner or Assignee is not an Eligible Holder, the Limited Partner Interests owned by such Limited Partner or Assignee shall be subject to redemption in accordance with the provisions of Section 4.9. In addition, the General Partner may require that the status of any such Limited Partner or Assignee be changed to that of an Ineligible Assignee and, thereupon, the General Partner shall be substituted for such Ineligible Assignee as the Limited Partner in respect of the Ineligible Assignee’s Limited Partner Interests.

(c)Following a FERC Notice, the General Partner shall, in exercising voting rights in respect of Limited Partner Interests held by it on behalf of Ineligible Assignees, distribute the votes in the same ratios as the votes of Partners (including without limitation the General Partner) in respect of Limited Partner Interests other than those of Ineligible Assignees are cast, either for, against or abstaining as to the matter.
(d)Upon dissolution of the Partnership, an Ineligible Assignee shall have no right to receive a distribution in kind pursuant to Section 12.4 but shall be entitled to the cash equivalent thereof, and the Partnership shall provide cash in exchange for an assignment of the Ineligible Assignee’s share of any distribution in kind. Such payment and assignment shall be treated for Partnership purposes as a purchase by the Partnership from the Ineligible Assignee of his Limited Partner Interest (representing his right to receive his share of such distribution in kind).
(e)At any time after an Ineligible Assignee can and does certify that it has become an Eligible Holder, such Ineligible Assignee may, upon application to the General Partner, request admission as a Substituted Limited Partner with respect to any Limited Partner Interests of such Ineligible Assignee not redeemed pursuant to Section 4.9, such Ineligible Assignee be admitted as a Limited Partner, and upon admission of such Ineligible Assignee pursuant to Section 10.2 the General Partner shall cease to be deemed to be the Limited Partner in respect of such Ineligible Assignee’s Limited Partner Interests.
Section 4.9    Redemption of Partnership Interests of Ineligible Assignees.
(a)If at any time following a FERC Notice, the General Partner determines that Limited Partners, Assignees and transferees of Limited Partner Interests that are not Eligible Holders own, in the aggregate, 15% or more of the Outstanding Units, the Partnership may redeem the Limited Partner Interest of any Limited Partner, Assignee or transferee of any Limited Partner, Assignee or transferee that has failed to furnish to the General Partner a Transfer Application and accompanying Taxation Certification pursuant to Section 4.5(b) or that has failed to furnish to the General Partner a Taxation Certification or other information requested within the 30-day period specified in Section 4.8(a), or if upon receipt of such Taxation Certification or other information the General Partner determines, with the advice of counsel, that a Limited Partner, Assignee or transferee is not an Eligible Holder, in accordance with the following procedures:
(i)The General Partner shall, not later than the 30th day before the date fixed for redemption, give notice of redemption to the Limited Partner, Assignee or transferee, at his last address designated on the records of the Partnership or the Transfer Agent, by registered or certified mail, postage prepaid. The notice shall be deemed to have been given when so mailed. The notice shall specify the Redeemable Interests, the date fixed for redemption, the place of payment, and that payment of the redemption price will be made upon surrender of the Certificate evidencing the Redeemable Interests.

(ii)The aggregate redemption price for Redeemable Interests of a Limited Partner, Assignee or transferee shall be an amount equal to the Current Market Price (the date of determination of which shall be the date fixed for redemption) of Limited Partner Interests of the class to be so redeemed multiplied by the number of Limited Partner Interests of each such class included among the Redeemable Interests owned by such Limited Partner, Assignee or transferee. The redemption price shall be paid as determined by the General Partner, in cash or by delivery of a promissory note of the Partnership in the principal amount of the redemption price, bearing interest at the rate of 5% annually and payable in three equal annual installments of principal together with accrued interest, commencing one year after the redemption date.
(iii)Upon surrender by or on behalf of the Limited Partner, Assignee or transferee, at the place specified in the notice of redemption, of the Certificate evidencing the Redeemable Interests, duly endorsed in blank or accompanied by an assignment duly executed in blank, the Limited Partner, Assignee or transferee, or his duly authorized representative shall be entitled to receive the payment therefor.
(iv)After the redemption date, Redeemable Interests shall no longer constitute issued and Outstanding Limited Partner Interests.
(b)The provisions of this Section 4.9 shall also be applicable to Limited Partner Interests held by a Limited Partner or Assignee as nominee of a Person determined to be other than an Eligible Holder.
(c)Nothing in this Section 4.9 shall prevent the recipient of a notice of redemption from transferring his Limited Partner Interest before the redemption date if such transfer is otherwise permitted under this Agreement. Upon receipt of notice of such a transfer, the General Partner shall withdraw the notice of redemption, provided the transferee of such Limited Partner Interest certifies to the satisfaction of the General Partner in a Taxation Certification that he is an Eligible Holder. If the transferee fails to make such certification, such redemption shall be effected from the transferee on the original redemption date.
ARTICLE V
CAPITAL CONTRIBUTIONS AND ISSUANCE OF PARTNERSHIP INTERESTS
Section 5.1    Prior Contributions. Prior to the date hereof, the General Partner made certain Capital Contributions to the Partnership in exchange for an interest in the Partnership and has been admitted as the General Partner of the Partnership, and the Initial Limited Partners made certain Capital Contributions to the Partnership in exchange for an interest in the Partnership and have been admitted as Limited Partners of the Partnership.

Section 5.2    Continuation of General Partner and Limited Partner Interests; Initial Offering; Contributions by the General Partner.
(a)Upon the Effective Time, the General Partner Interest (represented by General Partner Units) of the General Partner shall be continued, subject to all of the rights, privileges and duties of the General Partner under this Agreement.
(b)Upon the Effective Time, the Limited Partner Interests of the Initial Limited Partners shall be converted into the number of Common Units specified for each Initial Limited Partner in Exhibit B hereto, and such Limited Partner Interests shall be continued.
(c)Upon the issuance of any additional Limited Partner Interests by the Partnership, the General Partner may make, but is not obligated to make, additional Capital Contributions equal to its percentage interest (the quotient determined by dividing such General Partner’s Percentage Interest by the sum of 100 less such General Partner’s Percentage Interest) of any amount contributed to the Partnership by the Limited Partners in exchange for such additional Limited Partner Interests. Notwithstanding the preceding sentence and except as set forth in Article XII, the General Partner shall not be obligated to make any additional Capital Contributions to the Partnership.
Section 5.3    [Reserved.]
Section 5.4    Contributions by the Underwriters.
(a)On the Closing Date and pursuant to the Underwriting Agreement, each Underwriter contributed to the Partnership cash in an amount equal to the Issue Price per Initial Common Unit multiplied by the number of Common Units specified in the Underwriting Agreement purchased by such Underwriter at the Closing Date. In exchange for such Capital Contributions by the Underwriters, the Partnership shall issue Common Units to each Underwriter on whose behalf such Capital Contribution is made in an amount equal to the quotient obtained by dividing (i) the cash contribution to the Partnership by or on behalf of such Underwriter by (ii) the Issue Price per Initial Common Unit.
(b)Upon the exercise of the Over-Allotment Option, each Underwriter shall contribute to the Partnership cash in an amount equal to the Issue Price per Initial Common Unit, multiplied by the number of Common Units to be purchased by such Underwriter at the Option Closing Date. In exchange for such Capital Contributions by the Underwriters, the Partnership shall issue Common Units to each Underwriter on whose behalf such Capital Contribution is made in an amount equal to the quotient obtained by dividing (i) the cash contributions to the Partnership by or on behalf of such Underwriter by (ii) the Issue Price per Initial Common Unit.
(c)Except as provided in Section 5.1, no Limited Partner Interests were issued or issuable as of or at the Closing Date other than (i) the Common Units issuable pursuant to subparagraph (a) hereof in aggregate number equal to 21,000,000 Units and (ii) the “Option Units” as such term is used in the Underwriting Agreement issuable upon exercise of the Over-Allotment Option pursuant to subparagraph (b) hereof in an aggregate number of up to 3,150,000 additional Units, and (iii) the Common Units issued to the Initial Limited Partners in an aggregate number of up to 112,983,557.
Section 5.5    Interest and Withdrawal. No interest on Capital Contributions shall be paid by the Partnership. No Partner or Assignee shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon termination of the Partnership may be considered as such by law and then only to the extent provided for in this Agreement. Except to the extent expressly provided in this Agreement, no Partner or Assignee shall have priority over any other Partner or Assignee either as to the return of Capital Contributions or as to profits, losses or distributions. Any such return shall be a compromise to which all Partners or Assignees agree within the meaning of Section 17-502(b) of the Delaware Act.
Section 5.6    Capital Accounts.
(a)The Partnership shall maintain for each Partner (or a beneficial owner of Partnership Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method acceptable to the General Partner) owning a Partnership Interest a separate Capital Account with respect to such Partnership Interest (other than a Class A Unit) in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). Such Capital Account shall be increased by (i) the amount of all Capital Contributions made to the Partnership with respect to such Partnership Interest and (ii) all items of Partnership income and gain (including, without limitation, income and gain exempt from tax) computed in accordance with Section 5.6(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1, and decreased by (x) the amount of cash or Net Agreed Value of all actual and deemed distributions of cash or property made with respect to such Partnership Interest (provided that the Capital Account of a Series A Holder, a Series B Holder, a Series C Holder, a Series D Holder, a Series E Holder, a Series F Holder, a Series G Holder or a Series H Holder shall not be reduced by any Series A Distributions, Series B Distributions, Series C Distributions, Series D Distributions, Series E Distributions, Series F Distributions, Series G Distributions or Series H Distributions it receives) and (y) all items of Partnership deduction and loss computed in accordance with Section 5.6(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1. On the Effective Date, the Capital Account balance with respect to each Unit outstanding immediately prior to the Effective Date shall be equal to the Capital Account balance with respect to such Unit immediately prior to the Effective Date. The initial Capital Account balance in respect of each Series I Holder’s Series I Preferred Units on the Series I Original Issue Date is equal to such Series I Holder’s Capital Account balance with respect to its preferred units in Crestwood Equity Partners LP immediately prior to the Energy Transfer Merger. The initial Capital Account balance in respect of the Class B Units held by each of IPCH and Crestwood Partners immediately following the closing of the Energy Transfer Merger is equal to IPCH’s and Crestwood Partners’ respective capital account balance with respect to its Class A Units (as defined in the limited partnership agreement of Crestwood Equity Partners LP) immediately prior to the Energy Transfer Merger. In connection with the foregoing, the Partnership shall adopt the methodology set forth in the noncompensatory option regulations under Treasury

Regulation Sections 1.704-1 and 1.721-2 with respect to the issuance and conversion of Series I Preferred Units, unless otherwise required by applicable law.
(b)For purposes of computing the amount of any item of income, gain, loss or deduction which is to be allocated pursuant to Article VI and is to be reflected in the Partners’ Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes (including, without limitation, any method of depreciation, cost recovery or amortization used for that purpose), provided, that:
(i)    [Reserved.]
(ii)    All fees and other expenses incurred by the Partnership to promote the sale of (or to sell) a Partnership Interest that can neither be deducted nor amortized under Section 709 of the Code, if any, shall, for purposes of Capital Account maintenance, be treated as an item of deduction at the time such fees and other expenses are incurred and shall be allocated among the Partners pursuant to Section 6.1.
(iii)    Except as otherwise provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(m), the computation of all items of income, gain, loss and deduction shall be made without regard to any election under Section 754 of the Code which may be made by the Partnership and, as to those items described in Section 705(a)(1)(B) or 705(a)(2)(B) of the Code, without regard to the fact that such items are not includable in gross income or are neither currently deductible nor capitalized for federal income tax purposes. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment in the Capital Accounts shall be treated as an item of gain or loss.
(iv)    Any income, gain, loss or deduction attributable to the taxable disposition of any Partnership property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the Partnership’s Carrying Value with respect to such property as of such date.
(v)    In accordance with the requirements of Section 704(b) of the Code, any deductions for depreciation, cost recovery or amortization attributable to any Contributed Property shall be determined as if the adjusted basis of such property on the date it was acquired by the Partnership were equal to the Agreed Value of such property. Upon an adjustment pursuant to Section 5.6(d) to the Carrying Value of any Partnership property subject to depreciation, cost recovery or amortization, any further deductions for such depreciation, cost recovery or amortization attributable to such property shall be determined as if the adjusted basis of such property were equal to the Carrying Value of such property immediately following such adjustment.
(vi)    If the Partnership’s adjusted basis in a depreciable or cost recovery property is reduced for federal income tax purposes pursuant to Section 48(q)(1) or 48(q)(3) of the Code, the amount of such reduction shall, solely for purposes hereof, be deemed to be an additional depreciation or cost recovery deduction in the year such property is placed in service and shall be allocated among the Partners pursuant to Section 6.1. Any restoration of such basis pursuant to Section 48(q)(2) of the Code shall, to the extent possible, be allocated in the same manner to the Partners to whom such deemed deduction was allocated.
(c)A transferee of a Partnership Interest shall succeed to a pro rata portion of the Capital Account of the transferor relating to the Partnership Interest so transferred.
(d)
(i)Consistent with Treasury Regulation Sections 1.704-1(b)(2)(iv)(f) and 1.704-1(b)(2)(h)(2), on an issuance of additional Partnership Interests for cash or Contributed Property, the issuance of Partnership Interests as consideration for the provision of services or the conversion of the Combined Interest to Common Units pursuant to Section 11.3(b), the Carrying Value of each Partnership property immediately prior to such issuance shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property; provided, however, that in the event of an issuance of Partnership Interests for a de minimis amount of cash or Contributed Property, or in the event of an issuance of a de minimis amount of Partnership Interests as consideration for the provision of services, the General Partner may determine that such adjustments are unnecessary for the proper administration of the Partnership. In determining such Unrealized Gain or Unrealized Loss, the aggregate fair market value of all Partnership property (including cash or cash equivalents) immediately prior to the issuance of additional Partnership Interests shall be determined by the General Partner using such method of valuation as it may adopt. In making its determination of the fair market values of individual properties, the General Partner may first determine an aggregate value for the assets of the Partnership that takes into account the current trading price of the Common Units, the fair market value of all other Partnership Interests at such time, and the amount of Partnership Liabilities. The General Partner may allocate such aggregate value among the individual properties of the Partnership (in such manner as it determines appropriate). Absent a contrary determination by the General Partner, the aggregate fair market value of all Partnership assets (including cash or cash equivalents) immediately prior to a Revaluation Event shall be the value that would result in the Capital Account for each Common Unit that is Outstanding prior to such Revaluation Event being equal to the Event Issue Value.

(ii)In accordance with Treasury Regulation Sections 1.704-1(b)(2)(iv)(f) and 1.704-1(b)(2)(h)(2), immediately prior to any distribution to a Partner of any Partnership property (other than a distribution of cash that is not in redemption or retirement of a Partnership Interest), the Carrying Value of all Partnership property shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property. In determining such Unrealized Gain or Unrealized Loss the aggregate fair market value of all Partnership property (including cash or cash equivalents) immediately prior to a distribution shall (A) in the case of a distribution other than one made pursuant to Section 12.4, be determined in the same manner as that provided in Section 5.6(d)(i) or (B) in the case of a liquidating distribution pursuant to Section 12.4, be determined by the Liquidator using such method of valuation as it may adopt.
Section 5.7    [Reserved.]
Section 5.8    Issuances of Additional Partnership Securities.
(a)The Partnership may issue additional Partnership Securities and options, rights, warrants and appreciation rights relating to the Partnership Securities for any Partnership purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as the General Partner shall determine, all without the approval of any Limited Partners.
(b)Each additional Partnership Security authorized to be issued by the Partnership pursuant to Section 5.8(a) may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Partnership Securities), as shall be fixed by the General Partner, including (i) the right to share in Partnership profits and losses or items thereof; (ii) the right to share in Partnership distributions; (iii) the rights upon dissolution and liquidation of the Partnership; (iv) whether, and the terms and conditions upon which the Partnership may or shall be required to redeem the Partnership Security (including sinking fund provisions); (v) whether such Partnership Security is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which each Partnership Security will be issued, evidenced by certificates and assigned or transferred; (vii) the method for determining the Percentage Interest as to such Partnership Security; and (viii) the right, if any, of each such Partnership Security to vote on Partnership matters, including matters relating to the relative designations, preferences, rights, powers and duties of such Partnership Security.
(c)The General Partner is hereby authorized and directed to take all actions that it determines to be necessary or appropriate in connection with (i) each issuance of Partnership Securities and options, rights, warrants and appreciation rights relating to Partnership Securities pursuant to this Section 5.8, (ii) the conversion of the General Partner Interest (represented by General Partner Units) into Units pursuant to the terms of this Agreement, (iii) the admission of additional Limited Partners and (iv) all additional issuances of Partnership

Securities. The General Partner shall determine the relative rights, powers and duties of the holders of the Units or other Partnership Securities being so issued. The General Partner shall do all things necessary to comply with the Delaware Act and is authorized and directed to do all things that it determines to be necessary or appropriate in connection with any future issuance of Partnership Securities or in connection with the conversion of the General Partner Interest into Units pursuant to the terms of this Agreement, including compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency or any National Securities Exchange on which the Units or other Partnership Securities are listed or admitted for trading.
(d)No fractional Partnership Securities shall be issued by the Partnership. If a distribution, subdivision or combination of Units pursuant to Section 5.8 would result in the issuance of fractional Units, each fractional Unit shall be rounded to the nearest whole Unit (and a 0.5 Unit shall be rounded to the next higher Unit).
Section 5.9    Limited Preemptive Right. Except as provided in Section 5.6 and in this Section 5.9, no Person shall have any preemptive, preferential or other similar right with respect to the issuance of any Partnership Security, whether unissued, held in the treasury or hereafter created. The General Partner shall have the right, which it may from time to time assign in whole or in part to any of its Affiliates, to purchase Partnership Securities from the Partnership whenever, and on the same terms that, the Partnership issues Partnership Securities to Persons other than the General Partner and its Affiliates, to the extent necessary to maintain the Percentage Interests of the General Partner and its Affiliates equal to that which existed immediately prior to the issuance of such Partnership Securities. The General Partner shall be deemed to have waived this right with respect to any issuance of a particular Partnership Security in the event that the General Partner has not exercised this right prior to the issuance of such Partnership Security.
Section 5.10    Splits and Combinations.
(a)Subject to Section 5.8(d), the Partnership may make a Pro Rata distribution of Partnership Securities to all Record Holders or may effect a subdivision or combination of Partnership Securities so long as, after any such event, each Partner shall have the same Percentage Interest in the Partnership as before such event, and any amounts calculated on a per Unit basis or stated as a number of Units are proportionately adjusted.
(b)Whenever such a distribution, subdivision or combination of Partnership Securities is declared, the General Partner shall select a Record Date as of which the distribution, subdivision or combination shall be effective and shall send notice thereof at least 20 days prior to such Record Date to each Record Holder as of a date not less than 10 days prior to the date of such notice. The General Partner also may cause a firm of independent public accountants selected by it to calculate the number of Partnership Securities to be held by each Record Holder after giving effect to such distribution, subdivision or combination. The General Partner shall be entitled to rely on any certificate provided by such firm as conclusive evidence of the accuracy of such calculation.

(c)Promptly following any such distribution, subdivision or combination, the Partnership may issue Certificates to the Record Holders of Partnership Securities as of the applicable Record Date representing the new number of Partnership Securities held by such Record Holders, or the General Partner may adopt such other procedures that it determines to be necessary or appropriate to reflect such changes. If any such combination results in a smaller total number of Partnership Securities Outstanding, the Partnership shall require, as a condition to the delivery to a Record Holder of such new Certificate, the surrender of any Certificate held by such Record Holder immediately prior to such Record Date.
Section 5.11    Fully Paid and Non-Assessable Nature of Limited Partner Interests. All Limited Partner Interests issued pursuant to, and in accordance with the requirements of, this Article V shall be fully paid and non-assessable Limited Partner Interests in the Partnership, except as such non assessability may be affected by Section 17-607 of the Delaware Act.
Section 5.12    [Reserved.]
Section 5.13    [Reserved.]
Section 5.14    [Reserved.]
Section 5.15    [Reserved.]
Section 5.16    Establishment of Class A Units.
(a)General. The General Partner hereby designates and creates a class of Partnership Securities to be designated as “Class A Units,” and fixes the designations, preferences and relative, participating, optional or other special rights, powers, duties and obligations of holders of the Class A Units as set forth in this Section 5.16. Upon their issuance, the Class A Units will be fully paid.
(b)Rights of Class A Units. The Class A Units shall have the following rights, preferences and privileges and shall be subject to the following duties and obligations:
(i)Voting Rights. Except as may be required by law, the Class A Units will be entitled to vote together as a single class with the Common Units on any matter for which the holders of Common Units are entitled to vote. Each reference in this Agreement to a vote of holders of Common Units shall be deemed to include the Class A Units. Each Class A Unit shall be entitled to one vote.
(ii)Economic Interests. The Class A Units shall represent Limited Partner Interests in the Partnership, and shall not be entitled to any distributions from the Partnership, except that, upon any liquidation, dissolution or winding up of the Partnership, the Class A Units in the aggregate shall be entitled to an aggregate distribution of $100 prior and in preference to any distribution of any assets of the Partnership to the holders of any other class or series of Partnership

Securities. For the avoidance of doubt, each Class A Unitholder shall receive its pro rata share of such $100 based on the number of Class A Units outstanding at the time of any such liquidation, winding up or dissolution.
(iii)Certificates; Book-Entry. Unless the General Partner shall determine otherwise, the Class A Units shall not be evidenced by certificates. Any certificates relating to the Class A Units that may be issued shall be in such form as the General Partner may approve. Any certificates evidencing Class A Units shall be separately identified and shall not bear the same CUSIP number as the certificates evidencing Common Units.
(iv)Limitations on Transfer. No Class A Unit may, directly or indirectly, be transferred, sold, assigned, pledged or otherwise alienated by the General Partner (or indirectly by any member of LE GP, LLC) or any subsequent transferee, without the prior approval of the Conflicts Committee, other than to Kelcy Warren, Ray Davis or to any trust, family partnership or family limited liability company, the sole beneficiaries, partners or members of which are Kelcy Warren, Ray Davis or their respective relatives. Any transfer or purported transfer of Class A Units not made in accordance with this Section 5.16(b)(iv) shall be null and void.
(v)Registrar and Transfer Agent. The General Partner will act as the registrar and transfer agent for the Class A Units.
(vi)Splits and Combinations. For so long as any Class A Units are Outstanding, to the extent that the Partnership (A) makes a distribution on its Common Units or other Common Voting Security in Common Units or other Common Voting Security, (B) subdivides or splits its Common Units or other Common Voting Securities into a greater number of Common Units or other Common Voting Securities, or (C) combines or reclassifies its Common Units or other Common Voting Securities into a smaller number of Common Units or other Common Voting Securities, then the number of Class A Units shall be proportionally adjusted, and if necessary, additional Class A Units shall be issued to the Class A Unitholders, such that the number of Class A Units issued immediately after such distribution, subdivision, split, combination or reclassification shall represent the same voting interest as such Class A Units represented immediately prior to such distribution, subdivision, split, combination or reclassification.
(vii)Class A Unit Issuances.
(A)Initial Issuance. The Partnership initially issued 647,745,099 Class A Units to LE GP, LLC.
(B)Future Issuances. For so long as Kelcy Warren is an officer or director of the General Partner, if the Partnership issues any additional

Common Units or any other Common Voting Security, the Partnership shall automatically issue, for no additional consideration, an additional number of Class A Units to the Class A Unitholders (and if more than one Class A Unitholder exists at such time, pro rata in accordance with their respective Class A Unit ownership at such time), necessary for each Class A Unitholder to maintain a voting interest with respect to such Class A Units that the Class A Units represent in relation to the aggregate voting interest of the Common Units and other Common Voting Securities immediately prior to such Common Unit or other Common Voting Security issuance. The provisions of this Section 5.16(b)(vii)(B) shall terminate at such time as Kelcy L. Warren ceases to be an officer or director of the General Partner; provided, that for the avoidance of doubt, all Class A Units Outstanding at such time shall be unchanged and remain outstanding.
(C)Except as set forth in this Section 5.16(b)(vii), there shall be no other issuances by the Partnership of Class A Units.
(viii)Allocations. The Class A Units shall not be entitled to receive any (1) allocations of Net Income pursuant to Section 6.1(a), (2) allocations of Net Losses pursuant to Section 6.1(b), (3) allocations of Net Termination Gains or Net Termination Losses pursuant to Section 6.1(c), (4) special allocations pursuant to Section 6.1(d) or (5) allocations for tax purposes pursuant to Section 6.2. Allocations pursuant to Sections 6.1(a), 6.1(b), 6.1(c), 6.1(d) and 6.2 shall be made consistent with the facts that the Class A Units are not Units, and that the Class A Unitholders are not Unitholders and, therefore have no Percentage Interests with respect to their Class A Units.
Section 5.17    Establishment of Series A Preferred Units.
(a)General. The Partnership hereby designates and creates a class of Partnership Securities to be designated as “6.250% Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units” (the “Series A Preferred Units”), having the preferences, rights, powers, and duties set forth herein, including this Section 5.17. Each Series A Preferred Unit shall be identical in all respects to every other Series A Preferred Unit, except as to the respective dates from which the Series A Liquidation Preference shall increase or from which Series A Distributions may begin accruing, to the extent such dates may differ. The Series A Preferred Units represent perpetual equity interests in the Partnership and shall not give rise to a claim by the Partnership or a Series A Holder for conversion or, except as set forth in Section 5.17(b)(iv), redemption thereof at a particular date.
(b)Rights of Series A Preferred Units. The Series A Preferred Units shall have the following rights, preferences and privileges and shall be subject to the following duties and obligations:
(i)Series A Preferred Units.

(A)The authorized number of Series A Preferred Units shall be unlimited. Series A Preferred Units that are purchased or otherwise acquired by the Partnership shall be cancelled.
(B)The Series A Preferred Units shall be represented by one or more global Certificates registered in the name of the Depositary or its nominee, and no Series A Holder shall be entitled to receive a definitive Certificate evidencing its Series A Preferred Units, unless (1) requested by a Series A Holder and consented to by the General Partner in its sole discretion, (2) otherwise required by law or (3) the Depositary gives notice of its intention to resign or is no longer eligible to act as such with respect to the Series A Preferred Units and the General Partner shall have not selected a substitute Depositary within 60 calendar days thereafter. So long as the Depositary shall have been appointed and is serving with respect to the Series A Preferred Units, payments and communications made by the Partnership to Series A Holders shall be made by making payments to, and communicating with, the Depositary.
(ii)Distributions.
(A)Distributions on each Outstanding Series A Preferred Unit shall be cumulative and shall accumulate at the applicable Series A Distribution Rate from and including February 16, 2021 (or, for any subsequently issued and newly Outstanding Series A Preferred Units, from and including the Series A Distribution Payment Date immediately preceding the issue date of such Series A Preferred Units) until such time as the Partnership pays the Series A Distribution or redeems such Series A Preferred Unit in accordance with Section 5.17(b)(iv), whether or not such Series A Distributions shall have been declared. Series A Holders shall be entitled to receive Series A Distributions from time to time out of any assets of the Partnership legally available for the payment of distributions at the Series A Distribution Rate per Series A Preferred Unit when, as, and, if declared by the General Partner. Series A Distributions, to the extent declared by the General Partner to be paid by the Partnership in accordance with this Section 5.17(b)(ii), shall be paid, in Arrears, on each Series A Distribution Payment Date. Series A Distributions shall accumulate in each Series A Distribution Period from and including the preceding Series A Distribution Payment Date (other than the initial Series A Distribution Period, which shall commence on and include February 16, 2021), to, but excluding, the next Series A Distribution Payment Date for such Series A Distribution Period; provided that distributions shall accrue on accumulated but unpaid Series A Distributions at the Series A Distribution Rate. If any Series A Distribution Payment Date otherwise would occur on a date that is not a Business Day, declared Series A Distributions shall be paid on the immediately succeeding Business Day without the accumulation of additional distributions. During the Series A Fixed Rate Period, Series A Distributions shall be payable based on a 360-day year consisting of twelve 30 day months. During the Series A Floating Rate Period, Series A Distributions shall be computed by multiplying the Series A Distribution Rate by a fraction, the numerator of which will be the actual number of days elapsed during that Series A Distribution Period (determined by including the first day of such Series A Distribution Period and excluding the last day, which is the Series A Distribution Payment Date), and the denominator of which will be 360, and by multiplying the result by the aggregate Series A Liquidation Preference of all Outstanding Series A Preferred Units. All Series A Distributions that are (1) accumulated and unpaid or (2) payable by the Partnership pursuant to this Section 5.17(b)(ii) shall be payable without regard to income of the Partnership and shall be treated for federal income tax purposes as guaranteed payments for the use of capital under Section 707(c) of the Code. The guaranteed payment with respect to any Series A Distribution Period shall be for the account of the holders of Series A Preferred Units as of the applicable Series A Distribution Record Date.
(B)Not later than 5:00 p.m., New York City time, on each Series A Distribution Payment Date, the Partnership shall pay those Series A Distributions, if any, that shall have been declared by the General Partner to Series A Holders on the Record Date for the applicable Series A Distribution. The Record Date (the “Series A Distribution Record Date”) for the payment of any Series A Distributions shall be as of the close of business on the first Business Day of the month of the applicable Series A Distribution Payment Date, except that in the case of payments of Series A Distributions in Arrears, the Series A Distribution Record Date with respect to a Series A Distribution Payment Date shall be such date as may be designated by the General Partner in accordance with this Section 5.17. So long as any Series A Preferred Units are Outstanding, no distribution shall be declared or paid or set aside for payment on any Series A Junior Securities (other than a distribution payable solely in Series A Junior Securities) unless full cumulative Series A Distributions have been or contemporaneously are being paid or set apart for payment on all Outstanding Series A Preferred Units (and distributions on any other Series A Parity Securities) through the most recent respective Series A Distribution Payment Date (and distribution payment date with respect to such Series A Parity Securities, if any); provided, however, notwithstanding anything to the contrary in this Section 5.17(b)(ii)(B), if a distribution period with respect to a class of Series A Junior Securities or Series A Parity Securities is shorter than the Series A Distribution Period, the General Partner may declare and pay regular distributions with respect to such Series A Junior Securities or Series A Parity Securities, so long as, at the time of declaration of such distribution, (1) there are no Series A Distributions in Arrears, and (2) the General Partner expects to have sufficient funds to pay the full distribution in respect of the Series A Preferred Units on the next successive Series A Distribution Payment Date. Accumulated Series A Distributions in Arrears for any past Series A Distribution Period may be declared by the General Partner and paid on any date fixed by the General Partner, whether or not a Series A Distribution Payment Date, to Series A Holders on the Record Date for such payment, which may not be less than 10 days before such payment date. Subject to the next succeeding sentence, if all accumulated Series A Distributions in Arrears on all Outstanding Series A Preferred Units and all accumulated distributions in arrears on any Series A Parity Securities shall not have been declared and paid, or if sufficient funds for the payment thereof shall not have been set apart, payment of accumulated distributions in Arrears on the Series A Preferred Units and accumulated distributions in arrears on any such Series A Parity Securities shall be made in order of their respective distribution payment dates, commencing with the earliest distribution payment date. If less than all distributions payable with respect to all Series A Preferred Units and any other Series A Parity Securities are paid, any partial payment shall be made Pro Rata with respect to the Series A Preferred Units and any such other Series A Parity Securities entitled to a distribution payment at such time in proportion to the aggregate distribution amounts remaining due in respect of such Series A Preferred Units and such other Series A Parity Securities at such time. Subject to Section 12.4 and Section 5.17(b)(v), Series A Holders shall not be entitled to any distribution, whether payable in cash, property or Partnership Securities, in excess of full cumulative Series A Distributions. Except insofar as distributions accrue on the amount of any accumulated and unpaid Series A Distributions as described in Section 5.17(b)(ii)(A), no interest or sum of money in lieu of interest shall be payable in respect of any distribution payment which may be in Arrears on the Series A Preferred Units. So long as the Series A Preferred units are held of record by the Depositary or its nominee, declared Series A Distributions shall be paid to the Depositary in same-day funds on each Series A Distribution Payment Date or other distribution payment date in the case of payments for Series A Distributions in Arrears.
(C)The Series A Distribution Rate for each Series A Distribution Period in the Series A Floating Rate Period will be determined by the Calculation Agent using Three-Month LIBOR as in effect on the Distribution Determination Date for such Series A Distribution Period. The Calculation Agent then will add the spread of 4.028% per annum to Three-Month LIBOR as determined on the applicable Distribution Determination Date.

Notwithstanding the foregoing:
(A)If the Calculation Agent determines on the relevant Distribution Determination Date that the LIBOR base rate has been discontinued, then the Calculation Agent will use a substitute or successor base rate that it has determined in its sole discretion is most comparable to the LIBOR base rate, provided that if the Calculation Agent determines there is an industry-accepted substitute or successor base rate, then the Calculation Agent shall use such substitute or successor base rate; and
(D)If the Calculation Agent has determined a substitute or successor base rate in accordance with the foregoing, the Calculation Agent in its sole discretion may determine what business day convention to use, the definition of business day, the Distribution Determination Date to be used and any other relevant methodology for calculating such substitute or successor base rate.
(E)Unless otherwise determined by the General Partner, Series A Distributions shall be deemed to have been paid out of deductions from Available Cash with respect to the Quarter ended immediately preceding the Quarter in which the Series A Distribution is made.
(iii)Voting Rights.
(A)Notwithstanding anything to the contrary in this Agreement, the Series A Preferred Units shall not have any voting rights or rights to consent or approve any action or matter, except as set forth in Section 13.3(c), this Section 5.17(b)(iii) or as otherwise required by the Delaware Act.
(B)Notwithstanding anything to the contrary in this Agreement, without the affirmative vote or consent of the holders of at least 66 2/3% of the Outstanding Series A Preferred Units, voting as a separate class, the General Partner shall not adopt any amendment to this Agreement that the General Partner determines would have a material adverse effect on the powers, preferences, duties, or special rights of the Series A Preferred Units; provided, however, that (i) subject to Section 5.17(b)(iii)(C), the issuance of additional Partnership Securities (and any amendment to this Agreement in connection therewith) shall not be deemed to constitute such a material adverse effect for purposes of this Section 5.17(b)(iii)(B) and (ii) for purposes of this Section 5.17(b)(iii)(B), no amendment of this Agreement in connection with a merger or other transaction in which the Series A Preferred Units remain Outstanding with the terms thereof materially unchanged in any respect adverse to the Series A Holders (as determined by the General Partner) shall be deemed to materially and adversely affect the powers, preferences, duties, or special rights of the Series A Preferred Units.
(C)Notwithstanding anything to the contrary in this Agreement, without the affirmative vote or consent of the holders of at least 66 2/3% of the Outstanding Series A Preferred Units, voting as a class together with holders of any other Series A Parity Securities upon which like voting rights have been conferred and are exercisable, the Partnership shall not (x) create or issue any Series A Parity Securities (including any additional Series A Preferred Units) if the cumulative distributions payable on Outstanding Series A Preferred Units (or any Series A Parity Securities, if the holders of such Series A Parity Securities vote as a class together with the Series A Holders pursuant to this Section 5.17(b)(iii)(C)) are in Arrears or (y) create or issue any Series A Senior Securities.
(D)For any matter described in this Section 5.17(b)(iii) in which the Series A Holders are entitled to vote as a class (whether separately or together with the holders of any Series A Parity Securities), such Series A Holders shall be entitled to one vote per Series A Preferred Unit. Any Series A Preferred Units held by the Partnership or any of its Subsidiaries or their controlled Affiliates shall not be entitled to vote.
(E)Notwithstanding Sections 5.17(b)(iii)(B) and 5.17(b)(iii)(C), no vote of the Series A Holders shall be required if, at or prior to the time when such action is to take effect, provision is made for the redemption of all Series A Preferred Units at the time Outstanding.
(iv)Optional Redemption; Series A Rating Event.
(A)The Partnership shall have the right (1) at any time, and from time to time, on or after February 15, 2023 or (2) at any time within 120 days after the conclusion of any review or appeal process instituted by the Partnership following the occurrence of a Series A Rating Event, in each case, to redeem the Series A Preferred Units, which redemption may be in whole or in part (except with respect to a redemption pursuant to clause (2) of this Section 5.17(b)(iv)(A) which shall be in whole but not in part), using any source of funds legally available for such purpose. Any such redemption shall occur on a date set by the General Partner (the “Series A Redemption Date”). The Partnership shall effect any such redemption by paying cash for each Series A Preferred Unit to be redeemed equal to 100% (in the case of a redemption described in clause (1) of this Section 5.17(b)(iv)(A)), or 102% (in the case of a redemption described in clause (2) of this Section 5.17(b)(iv)(A)), of the Series A Liquidation Preference for such Series A Preferred Unit on such Series A Redemption Date plus an amount equal to all unpaid Series A

Distributions thereon from the date of issuance to, but excluding, the Series A Redemption Date (whether or not such distributions shall have been declared) (the “Series A Redemption Price”). So long as the Series A Preferred Units to be redeemed are held of record by the Depositary or the nominee of the Depositary, the Series A Redemption Price shall be paid by the Paying Agent to the Depositary on the Series A Redemption Date.
(B)The Partnership shall give notice of any redemption by mail, postage prepaid, not less than 15 days and not more than 60 days before the scheduled Series A Redemption Date to the Series A Holders (as of 5:00 p.m. New York City time on the Business Day next preceding the day on which notice is given) of any Series A Preferred Units to be redeemed as such Series A Holders’ names appear on the books of the Transfer Agent and at the address of such Series A Holders shown therein. Such notice (the “Series A Redemption Notice”) shall state, as applicable: (1) the Series A Redemption Date, (2) the number of Series A Preferred Units to be redeemed and, if less than all Outstanding Series A Preferred Units are to be redeemed, the number (and in the case of Series A Preferred Units in certificated form, the identification) of Series A Preferred Units to be redeemed from such Series A Holder, (3) the Series A Redemption Price, (4) the place where any Series A Preferred Units in certificated form are to be redeemed and shall be presented and surrendered for payment of the Series A Redemption Price therefor (which shall occur automatically if the Certificate representing such Series A Preferred Units is issued in the name of the Depositary or its nominee), and (5) that distributions on the Series A Preferred Units to be redeemed shall cease to accumulate from and after such Series A Redemption Date.
(C)If the Partnership elects to redeem less than all of the Outstanding Series A Preferred Units, the number of Series A Preferred Units to be redeemed shall be determined by the General Partner, and such Series A Preferred Units shall be redeemed by such method of selection as the Depositary shall determine, either Pro Rata or by lot, with adjustments to avoid redemption of fractional Series A Preferred Units. The aggregate Series A Redemption Price for any such partial redemption of the Outstanding Series A Preferred Units shall be allocated correspondingly among the redeemed Series A Preferred Units. The Series A Preferred Units not redeemed shall remain Outstanding and entitled to all the rights, preferences and duties provided in this Section 5.17.
(D)If the Partnership gives or causes to be given a Series A Redemption Notice, the Partnership shall deposit with the Paying Agent funds sufficient to redeem the Series A Preferred Units as to which such Series A Redemption Notice shall have been given, no later than 10:00 a.m. New York City time on the Series A Redemption Date, and shall give the Paying Agent irrevocable instructions and authority to pay the Series A Redemption Price to each Series A Holder whose Series A Preferred Units are to be redeemed upon surrender or deemed surrender (which shall occur automatically if the Certificate representing such Series A Preferred Units is issued in the name of the Depositary or its nominee) of the Certificates therefor as set forth in the Series A Redemption Notice. If a Series A Redemption Notice shall have been given, from and after the Series A Redemption Date, unless the Partnership defaults in providing funds sufficient for such redemption at the time and place specified for payment pursuant to the Series A Redemption Notice, all Series A Distributions on such Series A Preferred Units to be redeemed shall cease to accumulate and all rights of holders of such Series A Preferred Units as Limited Partners with respect to such Series A Preferred Units to be redeemed shall cease, except the right to receive the Series A Redemption Price, and such Series A Preferred Units shall not thereafter be transferred on the books of the Transfer Agent or be deemed to be Outstanding for any purpose whatsoever. The Series A Holders shall have no claim to the interest income, if any, earned on funds deposited with the Paying Agent. Any funds deposited with the Paying Agent hereunder by the Partnership for any reason, including redemption of Series A Preferred Units, that remain unclaimed or unpaid after one year after the applicable Series A Redemption Date or other payment date, as applicable, shall be, to the extent permitted by law, repaid to the Partnership upon its written request, after which repayment the Series A Holders entitled to such redemption or other payment shall have recourse only to the Partnership.
Notwithstanding any Series A Redemption Notice, there shall be no redemption of any Series A Preferred Units called for redemption until funds sufficient to pay the full Series A Redemption Price of such Series A Preferred Units shall have been deposited by the Partnership with the Paying Agent.
(E)Any Series A Preferred Units that are redeemed or otherwise acquired by the Partnership shall be cancelled. If only a portion of the Series A Preferred Units represented by a Certificate shall have been called for redemption, upon surrender of the Certificate to the Paying Agent (which shall occur automatically if the Certificate representing such Series A Preferred Units is registered in the name of the Depositary or its nominee), the Partnership shall issue and the Paying Agent shall deliver to the Series A Holders a new Certificate (or adjust the applicable book-entry account) representing the number of Series A Preferred Units represented by the surrendered Certificate that have not been called for redemption.
(F)Notwithstanding anything to the contrary in this Section 5.17, in the event that full cumulative distributions on the Series A

Preferred Units and any Series A Parity Securities shall not have been paid or declared and set aside for payment, the Partnership shall not be permitted to repurchase, redeem or otherwise acquire, in whole or in part, any Series A Preferred Units or Series A Parity Securities except pursuant to a purchase or exchange offer made on the same relative terms to all Series A Holders and holders of any Series A Parity Securities. Subject to Section 4.9, so long as any Series A Preferred Units are Outstanding, the Partnership shall not be permitted to redeem, repurchase or otherwise acquire any Common Units or any other Series A Junior Securities unless full cumulative distributions on the Series A Preferred Units and any Series A Parity Securities for all prior and the then-ending Series A Distribution Periods, with respect to the Series A Preferred Units, and all prior and then ending distribution periods, with respect to any such Series A Parity Securities, shall have been paid or declared and set aside for payment.
(v)Liquidation Rights. In the event of the dissolution and winding up of the Partnership under Section 12.4 or a sale, exchange, or other disposition of all or substantially all of the assets of the Partnership, either voluntary or involuntary, the Record Holders of the Series A Preferred Units shall be entitled to receive, out of the assets of the Partnership available for distribution to the Partners or any Assignees, prior and in preference to any distribution of any assets of the Partnership to the Record Holders of any other class or series of Partnership Interests (other than Series A Senior Securities or Series A Parity Securities), (A) first, any accumulated and unpaid distributions on the Series A Preferred Units (regardless of whether previously declared) and (B) then, any positive value in each such holder’s Capital Account in respect of such Series A Preferred Units. If in the year of such dissolution and winding up, or sale, exchange, or other disposition of all or substantially all of the assets of the Partnership, any such Record Holder’s Capital Account in respect of such Series A Preferred Units is less than the aggregate Series A Base Liquidation Preference of such Series A Preferred Units, then, notwithstanding anything to the contrary contained in this Agreement, and prior to any other allocation pursuant to this Agreement for such year and any distribution pursuant to the preceding sentence (other than any allocations or distributions made with respect to any other Series A Parity Securities upon which like allocation and distribution rights have been conferred), items of gross income and gain shall be allocated to all Unitholders then holding Series A Preferred Units, Pro Rata, until the Capital Account in respect of each Outstanding Series A Preferred Unit is equal to the Series A Base Liquidation Preference (and no other allocation pursuant to this Agreement shall reverse the effect of such allocation); provided, however, that in the event that like allocation rights have been conferred upon other Series A Parity Securities (including pursuant to Sections 5.18(b)(v), 5.19(b)(v), 5.20(b)(v), 5.21(b)(v), 5.22(b)(v) and 5.23(b)(v)), then items of gross income and gain shall be allocated to all Unitholders then holding Series A Preferred Units and such Series A Parity

Securities, Pro Rata, until the Capital Account in respect of each Outstanding Series A Preferred Unit and such Series A Parity Security is equal to the applicable liquidation preference (and no other allocation pursuant to this Agreement shall reverse the effect of such allocation). If in the year of such dissolution and winding up any such Record Holder’s Capital Account in respect of such Series A Preferred Units is less than the aggregate Series A Base Liquidation Preference of such Series A Preferred Units after the application of the preceding sentence, then to the extent permitted by applicable law, but otherwise notwithstanding anything to the contrary contained in this Agreement, items of gross income and gain for any preceding taxable year(s) with respect to which IRS Form 1065 Schedules K-1 have not been filed by the Partnership shall be reallocated to all Unitholders then holding Series A Preferred Units, Pro Rata, until the Capital Account in respect of each such Outstanding Series A Preferred Unit after making allocations pursuant to this and the immediately preceding sentence is equal to the Series A Base Liquidation Preference (and no other allocation pursuant to this Agreement shall reverse the effect of such allocation); provided, however, that in the event like allocation rights have been conferred upon other Series A Parity Securities (including pursuant to Sections 5.18(b)(v), 5.19(b)(v), 5.20(b)(v), 5.21(b)(v), 5.22(b)(v) and 5.23(b)(v)), then any such items of gross income and gain shall be reallocated to all Unitholders then holding Series A Preferred Units and such Series A Parity Securities, Pro Rata, until the Capital Account in respect of each Outstanding Series A Preferred Unit and such Series A Parity Security after making allocations pursuant to this and the immediately preceding sentence is equal to the applicable liquidation preference (and no other allocation pursuant to this Agreement shall reverse the effect of such allocation). After such allocations have been made to the Outstanding Series A Preferred Units, and any Series A Parity Securities, as applicable, any remaining Net Termination Gain or Net Termination Loss shall be allocated to the Partners pursuant to Section 6.1(c) or Section 6.1(d), as the case may be. At the time of the dissolution of the Partnership, subject to Section 17-804 of the Delaware Act, the Record Holders of the Series A Preferred Units shall become entitled to receive any distributions in respect of the Series A Preferred Units that are accrued and unpaid as of the date of such distribution, and shall have the status of, and shall be entitled to all remedies available to, a creditor of the Partnership, and such entitlement of the Record Holders of the Series A Preferred Units to such accrued and unpaid distributions shall have priority over any entitlement of any other Partners or Assignees (other than holders of any Series A Senior Securities or Series A Parity Securities) with respect to any distributions by the Partnership to such other Partners or Assignees; provided, however, that the General Partner, as such, will have no liability for any obligations with respect to such distributions to any Record Holder(s) of Series A Preferred Units.
(vi)Rank. The Series A Preferred Units shall each be deemed to rank as to distributions on such Partnership Securities and distributions upon liquidation of the Partnership:

(A)senior to any Series A Junior Securities;
(B)on a parity with any Series A Parity Securities;
(C)junior to any Series A Senior Securities; and
(D)junior to all existing and future indebtedness of the Partnership and other liabilities with respect to assets available to satisfy claims against the Partnership.
(vii)No Sinking Fund. The Series A Preferred Units shall not have the benefit of any sinking fund.
(viii)Record Holders. To the fullest extent permitted by applicable law, the General Partner, the Partnership, the Transfer Agent, and the Paying Agent may deem and treat any Series A Holder as the true, lawful, and absolute owner of the applicable Series A Preferred Units for all purposes, and none of the General Partner, the Partnership, the Transfer Agent or the Paying Agent shall be affected by any notice to the contrary, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which the Series A Preferred Units may be listed or admitted to trading, if any.
(ix)Other Rights; Fiduciary Duties. The Series A Preferred Units and the Series A Holders shall not have any designations, preferences, rights, powers or duties, other than as set forth in this Agreement or as provided by applicable law. Notwithstanding anything to the contrary in this Agreement or any duty existing at law, in equity or otherwise, to the fullest extent permitted by applicable law, neither the General Partner nor any other Indemnitee shall owe any duties, including fiduciary duties, or have any liabilities to Series A Holders, other than the implied contractual covenant of good faith and fair dealing.
Section 5.18    Establishment of Series B Preferred Units.
(a)General. The Partnership hereby designates and creates a class of Partnership Securities to be designated as “6.625% Series B Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units” (the “Series B Preferred Units”), having the preferences, rights, powers, and duties set forth herein, including this Section 5.18. Each Series B Preferred Unit shall be identical in all respects to every other Series B Preferred Unit, except as to the respective dates from which the Series B Liquidation Preference shall increase or from which Series B Distributions may begin accruing, to the extent such dates may differ. The Series B Preferred Units represent perpetual equity interests in the Partnership and shall not give rise to a claim by the Partnership or a Series B Holder for conversion or, except as set forth in Section 5.18(b)(iv), redemption thereof at a particular date.

(b)Rights of Series B Preferred Units. The Series B Preferred Units shall have the following rights, preferences and privileges and shall be subject to the following duties and obligations:
(i)Series B Preferred Units.
(A)The authorized number of Series B Preferred Units shall be unlimited. Series B Preferred Units that are purchased or otherwise acquired by the Partnership shall be cancelled.
(B)The Series B Preferred Units shall be represented by one or more global Certificates registered in the name of the Depositary or its nominee, and no Series B Holder shall be entitled to receive a definitive Certificate evidencing its Series B Preferred Units, unless (1) requested by a Series B Holder and consented to by the General Partner in its sole discretion, (2) otherwise required by law or (3) the Depositary gives notice of its intention to resign or is no longer eligible to act as such with respect to the Series B Preferred Units and the General Partner shall have not selected a substitute Depositary within 60 calendar days thereafter. So long as the Depositary shall have been appointed and is serving with respect to the Series B Preferred Units, payments and communications made by the Partnership to Series B Holders shall be made by making payments to, and communicating with, the Depositary.
(ii)Distributions.
(A)Distributions on each Outstanding Series B Preferred Unit shall be cumulative and shall accumulate at the applicable Series B Distribution Rate from and including February 16, 2021 (or, for any subsequently issued and newly Outstanding Series B Preferred Units, from and including the Series B Distribution Payment Date immediately preceding the issue date of such Series B Preferred Units) until such time as the Partnership pays the Series B Distribution or redeems such Series B Preferred Unit in accordance with Section 5.18(b)(iv), whether or not such Series B Distributions shall have been declared. Series B Holders shall be entitled to receive Series B Distributions from time to time out of any assets of the Partnership legally available for the payment of distributions at the Series B Distribution Rate per Series B Preferred Unit when, as, and, if declared by the General Partner. Series B Distributions, to the extent declared by the General Partner to be paid by the Partnership in accordance with this Section 5.18(b)(ii), shall be paid, in Arrears, on each Series B Distribution Payment Date. Series B Distributions shall accumulate in each Series B Distribution Period from and including the preceding Series B Distribution Payment Date (other than the initial Series B Distribution Period, which shall commence on and include February 16, 2021), to, but excluding, the next Series B Distribution Payment Date for such Series B Distribution Period; provided that distributions shall accrue on accumulated but unpaid Series B Distributions at the Series B Distribution Rate. If any Series B Distribution Payment Date otherwise would occur on a date that is not a Business Day, declared Series B Distributions shall be paid on the immediately succeeding Business Day without the accumulation of additional distributions. During the Series B Fixed Rate Period, Series B Distributions shall be payable based on a 360-day year consisting of twelve 30 day months. During the Series B Floating Rate Period, Series B Distributions shall be computed by multiplying the Series B Distribution Rate by a fraction, the numerator of which will be the actual number of days elapsed during that Series B Distribution Period (determined by including the first day of such Series B Distribution Period and excluding the last day, which is the Series B Distribution Payment Date), and the denominator of which will be 360, and by multiplying the result by the aggregate Series B Liquidation Preference of all Outstanding Series B Preferred Units. All Series B Distributions that are (1) accumulated and unpaid or (2) payable by the Partnership pursuant to this Section 5.18(b)(ii) shall be payable without regard to income of the Partnership and shall be treated for federal income tax purposes as guaranteed payments for the use of capital under Section 707(c) of the Code. The guaranteed payment with respect to any Series B Distribution Period shall be for the account of the holders of Series B Preferred Units as of the applicable Series B Distribution Record Date.
(B)Not later than 5:00 p.m., New York City time, on each Series B Distribution Payment Date, the Partnership shall pay those Series B Distributions, if any, that shall have been declared by the General Partner to Series B Holders on the Record Date for the applicable Series B Distribution. The Record Date (the “Series B Distribution Record Date”) for the payment of any Series B Distributions shall be as of the close of business on the first Business Day of the month of the applicable Series B Distribution Payment Date, except that in the case of payments of Series B Distributions in Arrears, the Series B Distribution Record Date with respect to a Series B Distribution Payment Date shall be such date as may be designated by the General Partner in accordance with this Section 5.18. So long as any Series B Preferred Units are Outstanding, no distribution shall be declared or paid or set aside for payment on any Series B Junior Securities (other than a distribution payable solely in Series B Junior Securities) unless full cumulative Series B Distributions have been or contemporaneously are being paid or set apart for payment on all Outstanding Series B Preferred Units (and distributions on any other Series B Parity Securities) through the most recent respective Series B Distribution Payment Date (and distribution payment date with respect to such Series B Parity Securities, if any); provided, however, notwithstanding anything to the contrary in this Section 5.18(b)(ii)(B), if a distribution period with respect to a class of Series B Junior Securities or Series B Parity Securities is shorter than the Series B Distribution Period, the General Partner may declare and pay regular distributions with respect to such Series B Junior Securities or Series B Parity Securities, so long as, at the time of declaration of such distribution, (i) there are no Series B Distributions in Arrears, and (ii) the General Partner expects to have sufficient funds to pay the full distribution in respect of the Series B Preferred Units on the next successive Series B Distribution Payment Date. Accumulated Series B Distributions in Arrears for any past Series B Distribution Period may be declared by the General Partner and paid on any date fixed by the General Partner, whether or not a Series B Distribution Payment Date, to Series B Holders on the Record Date for such payment, which may not be less than 10 days before such payment date. Subject to the next succeeding sentence, if all accumulated Series B Distributions in Arrears on all Outstanding Series B Preferred Units and all accumulated distributions in arrears on any Series B Parity Securities shall not have been declared and paid, or if sufficient funds for the payment thereof shall not have been set apart, payment of accumulated distributions in Arrears on the Series B Preferred Units and accumulated distributions in arrears on any such Series B Parity Securities shall be made in order of their respective distribution payment dates, commencing with the earliest distribution payment date. If less than all distributions payable with respect to all Series B Preferred Units and any other Series B Parity Securities are paid, any partial payment shall be made Pro Rata with respect to the Series B Preferred Units and any such other Series B Parity Securities entitled to a distribution payment at such time in proportion to the aggregate distribution amounts remaining due in respect of such Series B Preferred Units and such other Series B Parity Securities at such time. Subject to Section 12.4 and Section 5.18(b)(v), Series B Holders shall not be entitled to any distribution, whether payable in cash, property or Partnership Securities, in excess of full cumulative Series B Distributions. Except insofar as distributions accrue on the amount of any accumulated and unpaid Series B Distributions as described in Section 5.18(b)(ii)(A), no interest or sum of money in lieu of interest shall be payable in respect of any distribution payment which may be in Arrears on the Series B Preferred Units. So long as the Series B Preferred Units are held of record by the Depositary or its nominee, declared Series B Distributions shall be paid to the Depositary in same-day funds on each Series B Distribution Payment Date or other distribution payment date in the case of payments for Series B Distributions in Arrears.
(C)The Series B Distribution Rate for each Series B Distribution Period in the Series B Floating Rate Period will be determined by the Calculation Agent using Three-Month LIBOR as in effect on the Distribution Determination Date for such Series B

Distribution Period. The Calculation Agent then will add the spread of 4.155% per annum to Three-Month LIBOR as determined on the applicable Distribution Determination Date.
Notwithstanding the foregoing:
(A)If the Calculation Agent determines on the relevant Distribution Determination Date that the LIBOR base rate has been discontinued, then the Calculation Agent will use a substitute or successor base rate that it has determined in its sole discretion is most comparable to the LIBOR base rate, provided that if the Calculation Agent determines there is an industry-accepted substitute or successor base rate, then the Calculation Agent shall use such substitute or successor base rate; and
(D)If the Calculation Agent has determined a substitute or successor base rate in accordance with the foregoing, the Calculation Agent in its sole discretion may determine what business day convention to use, the definition of business day, the Distribution Determination Date to be used and any other relevant methodology for calculating such substitute or successor base rate.
(E)Unless otherwise determined by the General Partner, Series B Distributions shall be deemed to have been paid out of deductions from Available Cash with respect to the Quarter ended immediately preceding the Quarter in which the Series B Distribution is made.
(iii)Voting Rights.
(A)Notwithstanding anything to the contrary in this Agreement, the Series B Preferred Units shall not have any voting rights or rights to consent or approve any action or matter, except as set forth in Section 13.3(c), this Section 5.18(b)(iii) or as otherwise required by the Delaware Act.
(B)Notwithstanding anything to the contrary in this Agreement, without the affirmative vote or consent of the holders of at least 66 2/3% of the Outstanding Series B Preferred Units, voting as a separate class, the General Partner shall not adopt any amendment to this Agreement that the General Partner determines would have a material adverse effect on the powers, preferences, duties, or special rights of the Series B Preferred Units; provided, however, that (1) subject to Section 5.18(b)(iii)(C), the issuance of additional Partnership Securities (and any amendment to this Agreement in connection therewith) shall not be deemed to constitute such a material adverse effect for purposes of this Section 5.18(b)(iii)(B) and (2) for purposes of this Section 5.18(b)(iii)(B), no amendment of this Agreement in connection with a merger or other transaction in which the Series B Preferred Units remain Outstanding with the terms thereof materially unchanged in any respect adverse to the Series B Holders (as determined by the General Partner) shall be deemed to materially and adversely affect the powers, preferences, duties, or special rights of the Series B Preferred Units.
(C)Notwithstanding anything to the contrary in this Agreement, without the affirmative vote or consent of the holders of at least 66 2/3% of the Outstanding Series B Preferred Units, voting as a class together with holders of any other Series B Parity Securities upon which like voting rights have been conferred and are exercisable, the Partnership shall not (x) create or issue any Series B Parity Securities (including any additional Series B Preferred Units) if the cumulative distributions payable on Outstanding Series B Preferred Units (or any Series B Parity Securities, if the holders of such Series B Parity Securities vote as a class together with the Series B Holders pursuant to this Section 5.18(b)(iii)(C)) are in Arrears or (y) create or issue any Series B Senior Securities.
(D)For any matter described in this Section 5.18(b)(iii) in which the Series B Holders are entitled to vote as a class (whether separately or together with the holders of any Series B Parity Securities), such Series B Holders shall be entitled to one vote per Series B Preferred Unit. Any Series B Preferred Units held by the Partnership or any of its Subsidiaries or their controlled Affiliates shall not be entitled to vote.
(E)Notwithstanding Section 5.18(b)(iii)(B) and Section 5.18(b)(iii)(C)), no vote of the Series B Holders shall be required if, at or prior to the time when such action is to take effect, provision is made for the redemption of all Series B Preferred Units at the time Outstanding.
(iv)Optional Redemption; Series B Rating Event.
(A)The Partnership shall have the right (1) at any time, and from time to time, on or after February 15, 2028 or (2) at any time within 120 days after the conclusion of any review or appeal process instituted by the Partnership following the occurrence of a Series B Rating Event, in each case, to redeem the Series B Preferred Units, which redemption may be in whole or in part (except with respect to a redemption pursuant to clause (2) of this Section 5.18(b)(iv)(A) which shall be in whole but not in part), using any source of funds legally available for such purpose. Any such redemption shall occur on a date set by the General Partner (the “Series B Redemption Date”). The Partnership shall effect any such redemption by paying cash for each Series B Preferred Unit to be redeemed equal to 100% (in the case of a redemption described in clause (1) of this Section 5.18(b)(iv)(A), or 102% (in the case of a redemption described in clause (2) of this Section 5.18(b)(iv)(A)), of the Series B Liquidation Preference for such Series B Preferred Unit on such Series B Redemption Date plus an amount equal to all unpaid Series B Distributions thereon from the date of issuance to, but excluding, the Series B Redemption Date (whether or not such distributions shall have been declared) (the “Series B Redemption Price”). So long as the Series B Preferred Units to be redeemed are held of record by the Depositary or the nominee of the Depositary, the Series B Redemption Price shall be paid by the Paying Agent to the Depositary on the Series B Redemption Date.
(B)The Partnership shall give notice of any redemption by mail, postage prepaid, not less than 15 days and not more than 60 days before the scheduled Series B Redemption Date to the Series B Holders (as of 5:00 p.m. New York City time on the Business Day next preceding the day on which notice is given) of any Series B Preferred Units to be redeemed as such Series B Holders’ names appear on the books of the Transfer Agent and at the address of such Series B Holders shown therein. Such notice (the “Series B Redemption Notice”) shall state, as applicable: (1) the Series B Redemption Date, (2) the number of Series B Preferred Units to be redeemed and, if less than all Outstanding Series B Preferred Units are to be redeemed, the number (and in the case of Series B Preferred Units in certificated form, the identification) of Series B Preferred Units to be redeemed from such Series B Holder, (3) the Series B Redemption Price, (4) the place where any Series B Preferred Units in certificated form are to be redeemed and shall be presented and surrendered for payment of the Series B Redemption Price therefor (which shall occur automatically if the Certificate representing such Series B Preferred Units is issued in the name of the Depositary or its nominee), and (5) that distributions on the Series B Preferred Units to be redeemed shall cease to accumulate from and after such Series B Redemption Date.
(C)If the Partnership elects to redeem less than all of the Outstanding Series B Preferred Units, the number of Series B Preferred Units to be redeemed shall be determined by the General Partner, and such Series B Preferred Units shall be redeemed by such method of selection as the Depositary shall determine, either Pro Rata or by lot, with adjustments to avoid redemption of fractional Series B Preferred Units. The aggregate Series B Redemption Price for any such partial redemption of the Outstanding Series B Preferred Units shall be allocated correspondingly among the redeemed Series B Preferred Units. The Series B Preferred Units not redeemed shall remain Outstanding and entitled to all the rights, preferences and duties provided in this Section 5.18.
(D)If the Partnership gives or causes to be given a Series B Redemption Notice, the Partnership shall deposit with the Paying Agent funds sufficient to redeem the Series B Preferred Units as to which such Series B Redemption Notice shall have been given, no later than 10:00 a.m. New York City time on the Series B Redemption Date, and shall give the Paying Agent irrevocable instructions and authority to pay the Series B Redemption Price to each Series B Holder whose Series B Preferred Units are to be redeemed upon surrender or deemed surrender (which shall occur automatically if the Certificate representing such Series B Preferred Units is issued in the name of the Depositary or its nominee) of the Certificates therefor as set forth in the Series B Redemption Notice. If a Series B Redemption Notice shall have been given, from and after the Series B Redemption Date, unless the Partnership defaults in providing funds sufficient for such redemption at the time and place specified for payment pursuant to the Series B Redemption Notice, all Series B Distributions on such Series B Preferred Units to be redeemed shall cease to accumulate and all rights of holders of such Series B Preferred Units as Limited Partners with respect to such Series B Preferred Units to be redeemed shall cease, except the right to receive the Series B Redemption Price, and such Series B Preferred Units shall not thereafter be transferred on the books of the Transfer Agent or be deemed to be Outstanding for any purpose whatsoever. The Series B Holders shall have no claim to the interest income, if any, earned on funds deposited with the Paying Agent.
Any funds deposited with the Paying Agent hereunder by the Partnership for any reason, including redemption of Series B Preferred Units, that remain unclaimed or unpaid after one year after the applicable Series B Redemption Date or other payment date, as applicable, shall be, to the extent permitted by law, repaid to the Partnership upon its written request, after which repayment the Series B Holders entitled to such redemption or other payment shall have recourse only to the Partnership. Notwithstanding any Series B Redemption Notice, there shall be no redemption of any Series B Preferred Units called for redemption until funds sufficient to pay the full Series B Redemption Price of such Series B Preferred Units shall have been deposited by the Partnership with the Paying Agent.
(E)Any Series B Preferred Units that are redeemed or otherwise acquired by the Partnership shall be cancelled. If only a portion of the Series B Preferred Units represented by a Certificate shall have been called for redemption, upon surrender of the Certificate to the Paying Agent (which shall occur automatically if the Certificate representing such Series B Preferred Units is registered in the name of the Depositary or its nominee), the Partnership shall issue and the Paying Agent shall deliver to the Series B Holders a new Certificate (or adjust the applicable book-entry account) representing the number of Series B Preferred Units represented by the surrendered Certificate that have not been called for redemption.

(F)Notwithstanding anything to the contrary in this Section 5.18, in the event that full cumulative distributions on the Series B Preferred Units and any Series B Parity Securities shall not have been paid or declared and set aside for payment, the Partnership shall not be permitted to repurchase, redeem or otherwise acquire, in whole or in part, any Series B Preferred Units or Series B Parity Securities except pursuant to a purchase or exchange offer made on the same relative terms to all Series B Holders and holders of any Series B Parity Securities. Subject to Section 4.9, so long as any Series B Preferred Units are Outstanding, the Partnership shall not be permitted to redeem, repurchase or otherwise acquire any Common Units or any other Series B Junior Securities unless full cumulative distributions on the Series B Preferred Units and any Series B Parity Securities for all prior and the then-ending Series B Distribution Periods, with respect to the Series B Preferred Units, and all prior and then ending distribution periods, with respect to any such Series B Parity Securities, shall have been paid or declared and set aside for payment.
(v)Liquidation Rights. In the event of the dissolution and winding up of the Partnership under Section 12.4 or a sale, exchange, or other disposition of all or substantially all of the assets of the Partnership, either voluntary or involuntary, the Record Holders of the Series B Preferred Units shall be entitled to receive, out of the assets of the Partnership available for distribution to the Partners or any Assignees, prior and in preference to any distribution of any assets of the Partnership to the Record Holders of any other class or series of Partnership Interests (other than Series B Senior Securities or Series B Parity Securities), (A) first, any accumulated and unpaid distributions on the Series B Preferred Units (regardless of whether previously declared) and (B) then, any positive value in each such holder’s Capital Account in respect of such Series B Preferred Units. If in the year of such dissolution and winding up, or sale, exchange, or other disposition of all or substantially all of the assets of the Partnership, any such Record Holder’s Capital Account in respect of such Series B Preferred Units is less than the aggregate Series B Base Liquidation Preference of such Series B Preferred Units, then, notwithstanding anything to the contrary contained in this Agreement, and prior to any other allocation pursuant to this Agreement for such year and any distribution pursuant to the preceding sentence (other than any allocations or distributions made with respect to any other Series B Parity Securities upon which like allocation and distribution rights have been conferred), items of gross income and gain shall be allocated to all Unitholders then holding Series B Preferred Units, Pro Rata, until the Capital Account in respect of each Outstanding Series B Preferred Unit is equal to the Series B Base Liquidation Preference (and no other allocation pursuant to this Agreement shall reverse the effect of such allocation); provided, however, that in the event that like allocation rights have been conferred upon other Series B Parity Securities (including pursuant to Sections 5.17(b)(v), 5.19(b)(v), 5.20(b)(v), 5.21(b)(v), 5.22(b)(v) and

5.23(b)(v)), then items of gross income and gain shall be allocated to all Unitholders then holding Series B Preferred Units and such Series B Parity Securities, Pro Rata, until the Capital Account in respect of each Outstanding Series B Preferred Unit and such Series B Parity Security is equal to the applicable liquidation preference (and no other allocation pursuant to this Agreement shall reverse the effect of such allocation). If in the year of such dissolution and winding up any such Record Holder’s Capital Account in respect of such Series B Preferred Units is less than the aggregate Series B Base Liquidation Preference of such Series B Preferred Units after the application of the preceding sentence, then to the extent permitted by applicable law, but otherwise notwithstanding anything to the contrary contained in this Agreement, items of gross income and gain for any preceding taxable year(s) with respect to which IRS Form 1065 Schedules K-1 have not been filed by the Partnership shall be reallocated to all Unitholders then holding Series B Preferred Units, Pro Rata, until the Capital Account in respect of each such Outstanding Series B Preferred Unit after making allocations pursuant to this and the immediately preceding sentence is equal to the Series B Base Liquidation Preference (and no other allocation pursuant to this Agreement shall reverse the effect of such allocation); provided, however, that in the event like allocation rights have been conferred upon other Series B Parity Securities (including pursuant to Sections 5.17(b)(v), 5.19(b)(v), 5.20(b)(v), 5.21(b)(v), 5.22(b)(v) and 5.23(b)(v)), then any such items of gross income and gain shall be reallocated to all Unitholders then holding Series B Preferred Units and such Series B Parity Securities, Pro Rata, until the Capital Account in respect of each Outstanding Series B Preferred Unit and such Series B Parity Security after making allocations pursuant to this and the immediately preceding sentence is equal to the applicable liquidation preference (and no other allocation pursuant to this Agreement shall reverse the effect of such allocation). After such allocations have been made to the Outstanding Series B Preferred Units, and any Series B Parity Securities, as applicable, any remaining Net Termination Gain or Net Termination Loss shall be allocated to the Partners pursuant to Section 6.1(c) or Section 6.1(d), as the case may be. At the time of the dissolution of the Partnership, subject to Section 17-804 of the Delaware Act, the Record Holders of the Series B Preferred Units shall become entitled to receive any distributions in respect of the Series B Preferred Units that are accrued and unpaid as of the date of such distribution, and shall have the status of, and shall be entitled to all remedies available to, a creditor of the Partnership, and such entitlement of the Record Holders of the Series B Preferred Units to such accrued and unpaid distributions shall have priority over any entitlement of any other Partners or Assignees (other than holders of any Series B Senior Securities or Series B Parity Securities) with respect to any distributions by the Partnership to such other Partners or Assignees; provided, however, that the General Partner, as such, will have no liability for any obligations with respect to such distributions to any Record Holder(s) of Series B Preferred Units.

(vi)Rank. The Series B Preferred Units shall each be deemed to rank as to distributions on such Partnership Securities and distributions upon liquidation of the Partnership:
(A)senior to any Series B Junior Securities;
(B)on a parity with any Series B Parity Securities;
(C)junior to any Series B Senior Securities; and
(D)junior to all existing and future indebtedness of the Partnership and other liabilities with respect to assets available to satisfy claims against the Partnership.
(vii)No Sinking Fund. The Series B Preferred Units shall not have the benefit of any sinking fund.
(viii)Record Holders. To the fullest extent permitted by applicable law, the General Partner, the Partnership, the Transfer Agent, and the Paying Agent may deem and treat any Series B Holder as the true, lawful, and absolute owner of the applicable Series B Preferred Units for all purposes, and none of the General Partner, the Partnership, the Transfer Agent or the Paying Agent shall be affected by any notice to the contrary, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which the Series B Preferred Units may be listed or admitted to trading, if any.
(ix)Other Rights, Fiduciary Duties. The Series B Preferred Units and the Series B Holders shall not have any designations, preferences, rights, powers or duties, other than as set forth in this Agreement or as provided by applicable law. Notwithstanding anything to the contrary in this Agreement or any duty existing at law, in equity or otherwise, to the fullest extent permitted by applicable law, neither the General Partner nor any other Indemnitee shall owe any duties, including fiduciary duties, or have any liabilities to Series B Holders, other than the implied contractual covenant of good faith and fair dealing.
Section 5.19    Establishment of Series C Preferred Units.
(a)General. The Partnership hereby designates and creates a class of Partnership Securities to be designated as “7.375% Series C Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units” (the “Series C Preferred Units”), having the preferences, rights, powers, and duties set forth herein, including this Section 5.19. Each Series C Preferred Unit shall be identical in all respects to every other Series C Preferred Unit, except as to the respective dates from which the Series C Liquidation Preference shall increase or from which Series C Distributions may begin accruing, to the extent such dates may differ. The Series C Preferred Units represent perpetual equity interests in the Partnership and shall not give rise to a claim by the Partnership or a Series C Holder for conversion or, except as set forth in Section 5.19(b)(iv), redemption thereof at a particular date.
(b)Rights of Series C Preferred Units. The Series C Preferred Units shall have the following rights, preferences and privileges and shall be subject to the following duties and obligations:
(i)Series C Preferred Units.
(A)The authorized number of Series C Preferred Units shall be unlimited. Series C Preferred Units that are purchased or otherwise acquired by the Partnership shall be cancelled.
(B)The Series C Preferred Units shall be represented by one or more global Certificates registered in the name of the Depositary or its nominee, and no Series C Holder shall be entitled to receive a definitive Certificate evidencing its Series C Preferred Units, unless (1) requested by a Series C Holder and consented to by the General Partner in its sole discretion, (2) otherwise required by law or (3) the Depositary gives notice of its intention to resign or is no longer eligible to act as such with respect to the Series C Preferred Units and the General Partner shall have not selected a substitute Depositary within 60 calendar days thereafter. So long as the Depositary shall have been appointed and is serving with respect to the Series C Preferred Units, payments and communications made by the Partnership to Series C Holders shall be made by making payments to, and communicating with, the Depositary.
(ii)Distributions.
(A)Distributions on each Outstanding Series C Preferred Unit shall be cumulative and shall accumulate at the applicable Series C Distribution Rate from and including February 16, 2021 (or, for any subsequently issued and newly Outstanding Series C Preferred Units, from and including the Series C Distribution Payment Date immediately preceding the issue date of such Series C Preferred Units) until such time as the Partnership pays the Series C Distribution or redeems such Series C Preferred Unit in accordance with Section 5.19(b)(iv), whether or not such Series C Distributions shall have been declared. Series C Holders shall be entitled to receive Series C Distributions from time to time out of any assets of the Partnership legally available for the payment of distributions at the Series C Distribution Rate per Series C Preferred Unit when, as, and, if declared by the General Partner. Series C Distributions, to the extent declared by the General Partner to be paid by the Partnership in accordance with this Section 5.19(b)(ii), shall be paid, in Arrears, on each Series C Distribution Payment Date. Series C Distributions shall accumulate in each Series C Distribution Period from and including the preceding Series C Distribution Payment Date (other than the initial Series C Distribution Period, which shall commence on and include February 16, 2021), to, but excluding, the next Series C Distribution Payment Date for such Series C Distribution Period; provided that distributions shall accrue on accumulated but unpaid Series C Distributions at the Series C Distribution Rate. If any Series C Distribution Payment Date otherwise would occur on a date that is not a Business Day, declared Series C Distributions shall be paid on the immediately succeeding Business Day without the accumulation of additional distributions. During the Series C Fixed Rate Period, Series C Distributions shall be payable based on a 360-day year consisting of twelve 30 day months. During the Series C Floating Rate Period, Series C Distributions shall be computed by multiplying the Series C Distribution Rate by a fraction, the numerator of which will be the actual number of days elapsed during that Series C Distribution Period (determined by including the first day of such Series C Distribution Period and excluding the last day, which is the Series C Distribution Payment Date), and the denominator of which will be 360, and by multiplying the result by the aggregate Series C Liquidation Preference of all Outstanding Series C Preferred Units. All Series C Distributions that are (1) accumulated and unpaid or (2) payable by the Partnership pursuant to this Section 5.19(b)(ii) shall be payable without regard to income of the Partnership and shall be treated for federal income tax purposes as guaranteed payments for the use of capital under Section 707(c) of the Code. The guaranteed payment with respect to any Series C Distribution Period shall be for the account of the holders of Series C Preferred Units as of the applicable Series C Distribution Record Date.
(B)Not later than 5:00 p.m., New York City time, on each Series C Distribution Payment Date, the Partnership shall pay those Series C Distributions, if any, that shall have been declared by the General Partner to Series C Holders on the Record Date for the applicable Series C Distribution. The Record Date (the “Series C Distribution Record Date”) for the payment of any Series C Distributions shall be as of the close of business on the first Business Day of the month of the applicable Series C Distribution Payment Date, except that in the case of payments of Series C Distributions in Arrears, the Series C Distribution Record Date with respect to a Series C Distribution Payment Date shall be such date as may be designated by the General Partner in accordance with this Section 5.19. So long as any Series C Preferred Units are Outstanding, no distribution shall be declared or paid or set aside for payment on any Series C Junior Securities (other than a distribution payable solely in Series C Junior Securities) unless full cumulative Series C Distributions have been or contemporaneously are being paid or set apart for payment on all Outstanding Series C Preferred Units (and distributions on any other Series C Parity Securities) through the most recent respective Series C

Distribution Payment Date (and distribution payment date with respect to such Series C Parity Securities, if any); provided, however, notwithstanding anything to the contrary in this Section 5.19(b)(ii)(B), if a distribution period with respect to a class of Series C Junior Securities or Series C Parity Securities is shorter than the Series C Distribution Period, the General Partner may declare and pay regular distributions with respect to such Series C Junior Securities or Series C Parity Securities, so long as, at the time of declaration of such distribution, (1) there are no Series C Distributions in Arrears, and (2) the General Partner expects to have sufficient funds to pay the full distribution in respect of the Series C Preferred Units on the next successive Series C Distribution Payment Date. Accumulated Series C Distributions in Arrears for any past Series C Distribution Period may be declared by the General Partner and paid on any date fixed by the General Partner, whether or not a Series C Distribution Payment Date, to Series C Holders on the Record Date for such payment, which may not be less than 10 days before such payment date. Subject to the next succeeding sentence, if all accumulated Series C Distributions in Arrears on all Outstanding Series C Preferred Units and all accumulated distributions in arrears on any Series C Parity Securities shall not have been declared and paid, or if sufficient funds for the payment thereof shall not have been set apart, payment of accumulated distributions in Arrears on the Series C Preferred Units and accumulated distributions in arrears on any such Series C Parity Securities shall be made in order of their respective distribution payment dates, commencing with the earliest distribution payment date. If less than all distributions payable with respect to all Series C Preferred Units and any other Series C Parity Securities are paid, any partial payment shall be made Pro Rata with respect to the Series C Preferred Units and any such other Series C Parity Securities entitled to a distribution payment at such time in proportion to the aggregate distribution amounts remaining due in respect of such Series C Preferred Units and such other Series C Parity Securities at such time. Subject to Section 12.4 and Section 5.19(b)(v), Series C Holders shall not be entitled to any distribution, whether payable in cash, property or Partnership Securities, in excess of full cumulative Series C Distributions. Except insofar as distributions accrue on the amount of any accumulated and unpaid Series C Distributions as described in Section 5.19(b)(ii)(A), no interest or sum of money in lieu of interest shall be payable in respect of any distribution payment which may be in Arrears on the Series C Preferred Units. So long as the Series C Preferred Units are held of record by the Depositary or its nominee, declared Series C Distributions shall be paid to the Depositary in same-day funds on each Series C Distribution Payment Date or other distribution payment date in the case of payments for Series C Distributions in Arrears.

(C)The Series C Distribution Rate for each Series C Distribution Period in the Series C Floating Rate Period will be determined by the Calculation Agent using Three-Month LIBOR as in effect on the Distribution Determination Date for such Series C Distribution Period. The Calculation Agent then will add the spread of 4.530% per annum to Three-Month LIBOR as determined on the applicable Distribution Determination Date.
Notwithstanding the foregoing:
(A)If the Calculation Agent determines on the relevant Distribution Determination Date that the LIBOR base rate has been discontinued, then the Calculation Agent will use a substitute or successor base rate that it has determined in its sole discretion is most comparable to the LIBOR base rate, provided that if the Calculation Agent determines there is an industry-accepted substitute or successor base rate, then the Calculation Agent shall use such substitute or successor base rate.
(D)If the Calculation Agent has determined a substitute or successor base rate in accordance with the foregoing, the Calculation Agent in its sole discretion may determine what business day convention to use, the definition of business day, the Distribution Determination Date to be used and any other relevant methodology for calculating such substitute or successor base rate.
(E)Unless otherwise determined by the General Partner, Series C Distributions shall be deemed to have been paid out of deductions from Available Cash with respect to the Quarter ended immediately preceding the Quarter in which the Series C Distribution is made.
(iii)Voting Rights.
(A)Notwithstanding anything to the contrary in this Agreement, the Series C Preferred Units shall not have any voting rights or rights to consent or approve any action or matter, except as set forth in Section 13.3(c), this Section 5.19(b)(iii) or as otherwise required by the Delaware Act.
(B)Notwithstanding anything to the contrary in this Agreement, without the affirmative vote or consent of the holders of at least 66 2/3% of the Outstanding Series C Preferred Units, voting as a separate class, the General Partner shall not adopt any amendment to this Agreement that the General Partner determines would have a material adverse effect on the powers, preferences, duties, or special rights of the Series C Preferred Units; provided, however, that (1) subject to Section 5.19(b)(iii)(C), the issuance of additional Partnership Securities (and any amendment to this Agreement in connection therewith) shall not be deemed to constitute such a material adverse effect for purposes of this Section 5.19(b)(iii)(B) and (2) for purposes of this Section 5.19(b)(iii)(B), no amendment of this Agreement in connection with a merger or other transaction in which the Series C Preferred Units remain Outstanding with the terms thereof materially unchanged in any respect adverse to the Series C Holders (as determined by the General Partner) shall be deemed to materially and adversely affect the powers, preferences, duties, or special rights of the Series C Preferred Units.
(C)Notwithstanding anything to the contrary in this Agreement, without the affirmative vote or consent of the holders of at least 66 2/3% of the Outstanding Series C Preferred Units, voting as a class together with holders of any other Series C Parity Securities upon which like voting rights have been conferred and are exercisable, the Partnership shall not (x) create or issue any Series C Parity Securities (including any additional Series C Preferred Units) if the cumulative distributions payable on Outstanding Series C Preferred Units (or any Series C Parity Securities, if the holders of such Series C Parity Securities vote as a class together with the Series C Holders pursuant to this Section 5.19(b)(iii)(C)) are in Arrears or (y) create or issue any Series C Senior Securities.
(D)For any matter described in this Section 5.19(b)(iii) in which the Series C Holders are entitled to vote as a class (whether separately or together with the holders of any Series C Parity Securities), such Series C Holders shall be entitled to one vote per Series C Preferred Unit. Any Series C Preferred Units held by the Partnership or any of its Subsidiaries or their controlled Affiliates shall not be entitled to vote.
(E)Notwithstanding Sections 5.19(b)(iii)(B) and 5.19(b)(iii)(C), no vote of the Series C Holders shall be required if, at or prior to the time when such action is to take effect, provision is made for the redemption of all Series C Preferred Units at the time Outstanding.
(iv)Optional Redemption; Series C Rating Event.
(A)The Partnership shall have the right (1) at any time, and from time to time, on or after May 15, 2023 or (2) at any time within 120 days after the conclusion of any review or appeal process instituted by the Partnership following the occurrence of a Series C Rating Event, in each case, to redeem the Series C Preferred Units, which redemption may be in whole or in part (except with respect to a redemption pursuant to clause (2) of this Section 5.19(b)(iv)(A) which shall be in whole but not in part), using any source of funds legally available for such purpose. Any such redemption shall occur on a date set by the General Partner (the “Series C

Redemption Date”). The Partnership shall effect any such redemption by paying cash for each Series C Preferred Unit to be redeemed equal to 100% (in the case of a redemption described in clause (1) of this Section 5.19(b)(iv)(A)), or 102% (in the case of a redemption described in clause (2) of this Section 5.19(b)(iv)(A)), of the Series C Liquidation Preference for such Series C Preferred Unit on such Series C Redemption Date plus an amount equal to all unpaid Series C Distributions thereon from the date of issuance to, but excluding, the Series C Redemption Date (whether or not such distributions shall have been declared) (the “Series C Redemption Price”). So long as the Series C Preferred Units to be redeemed are held of record by the Depositary or the nominee of the Depositary, the Series C Redemption Price shall be paid by the Paying Agent to the Depositary on the Series C Redemption Date.
(B)The Partnership shall give notice of any redemption by mail, postage prepaid, not less than 30 days and not more than 60 days before the scheduled Series C Redemption Date to the Series C Holders (as of 5:00 p.m. New York City time on the Business Day next preceding the day on which notice is given) of any Series C Preferred Units to be redeemed as such Series C Holders’ names appear on the books of the Transfer Agent and at the address of such Series C Holders shown therein. Such notice (the “Series C Redemption Notice”) shall state, as applicable: (1) the Series C Redemption Date, (2) the number of Series C Preferred Units to be redeemed and, if less than all Outstanding Series C Preferred Units are to be redeemed, the number (and in the case of Series C Preferred Units in certificated form, the identification) of Series C Preferred Units to be redeemed from such Series C Holder, (3) the Series C Redemption Price, (4) the place where any Series C Preferred Units in certificated form are to be redeemed and shall be presented and surrendered for payment of the Series C Redemption Price therefor (which shall occur automatically if the Certificate representing such Series C Preferred Units is issued in the name of the Depositary or its nominee), and (5) that distributions on the Series C Preferred Units to be redeemed shall cease to accumulate from and after such Series C Redemption Date.
(C)If the Partnership elects to redeem less than all of the Outstanding Series C Preferred Units, the number of Series C Preferred Units to be redeemed shall be determined by the General Partner, and such Series C Preferred Units shall be redeemed by such method of selection as the Depositary shall determine, either Pro Rata or by lot, with adjustments to avoid redemption of fractional Series C Preferred Units. The aggregate Series C Redemption Price for any such partial redemption of the Outstanding Series C Preferred Units shall be allocated correspondingly among the redeemed Series C Preferred Units. The Series C Preferred

Units not redeemed shall remain Outstanding and entitled to all the rights, preferences and duties provided in this Section 5.19.
(D)If the Partnership gives or causes to be given a Series C Redemption Notice, the Partnership shall deposit with the Paying Agent funds sufficient to redeem the Series C Preferred Units as to which such Series C Redemption Notice shall have been given, no later than 10:00 a.m. New York City time on the Series C Redemption Date, and shall give the Paying Agent irrevocable instructions and authority to pay the Series C Redemption Price to each Series C Holder whose Series C Preferred Units are to be redeemed upon surrender or deemed surrender (which shall occur automatically if the Certificate representing such Series C Preferred Units is issued in the name of the Depositary or its nominee) of the Certificates therefor as set forth in the Series C Redemption Notice. If a Series C Redemption Notice shall have been given, from and after the Series C Redemption Date, unless the Partnership defaults in providing funds sufficient for such redemption at the time and place specified for payment pursuant to the Series C Redemption Notice, all Series C Distributions on such Series C Preferred Units to be redeemed shall cease to accumulate and all rights of holders of such Series C Preferred Units as Limited Partners with respect to such Series C Preferred Units to be redeemed shall cease, except the right to receive the Series C Redemption Price, and such Series C Preferred Units shall not thereafter be transferred on the books of the Transfer Agent or be deemed to be Outstanding for any purpose whatsoever. The Series C Holders shall have no claim to the interest income, if any, earned on funds deposited with the Paying Agent. Any funds deposited with the Paying Agent hereunder by the Partnership for any reason, including redemption of Series C Preferred Units, that remain unclaimed or unpaid after one year after the applicable Series C Redemption Date or other payment date, as applicable, shall be, to the extent permitted by law, repaid to the Partnership upon its written request, after which repayment the Series C Holders entitled to such redemption or other payment shall have recourse only to the Partnership. Notwithstanding any Series C Redemption Notice, there shall be no redemption of any Series C Preferred Units called for redemption until funds sufficient to pay the full Series C Redemption Price of such Series C Preferred Units shall have been deposited by the Partnership with the Paying Agent.
(E)Any Series C Preferred Units that are redeemed or otherwise acquired by the Partnership shall be cancelled. If only a portion of the Series C Preferred Units represented by a Certificate shall have been called for redemption, upon surrender of the Certificate to the Paying Agent (which shall occur automatically if the Certificate representing such Series C Preferred Units is registered in the name of the Depositary or its nominee), the Partnership shall issue and the Paying Agent shall deliver to the Series C Holders a new Certificate (or adjust the applicable book-entry account) representing the number of Series C Preferred Units represented by the surrendered Certificate that have not been called for redemption.
(F)Notwithstanding anything to the contrary in this Section 5.19, in the event that full cumulative distributions on the Series C Preferred Units and any Series C Parity Securities shall not have been paid or declared and set aside for payment, the Partnership shall not be permitted to repurchase, redeem or otherwise acquire, in whole or in part, any Series C Preferred Units or Series C Parity Securities except pursuant to a purchase or exchange offer made on the same relative terms to all Series C Holders and holders of any Series C Parity Securities. Subject to Section 4.9, so long as any Series C Preferred Units are Outstanding, the Partnership shall not be permitted to redeem, repurchase or otherwise acquire any Common Units or any other Series C Junior Securities unless full cumulative distributions on the Series C Preferred Units and any Series C Parity Securities for all prior and the then-ending Series C Distribution Periods, with respect to the Series C Preferred Units, and all prior and then ending distribution periods, with respect to any such Series C Parity Securities, shall have been paid or declared and set aside for payment.
(v)Liquidation Rights. In the event of the dissolution and winding up of the Partnership under Section 12.4 or a sale, exchange, or other disposition of all or substantially all of the assets of the Partnership, either voluntary or involuntary, the Record Holders of the Series C Preferred Units shall be entitled to receive, out of the assets of the Partnership available for distribution to the Partners or any Assignees, prior and in preference to any distribution of any assets of the Partnership to the Record Holders of any other class or series of Partnership Interests (other than Series C Senior Securities or Series C Parity Securities), (1) first, any accumulated and unpaid distributions on the Series C Preferred Units (regardless of whether previously declared) and (2) then, any positive value in each such holder’s Capital Account in respect of such Series C Preferred Units. If in the year of such dissolution and winding up, or sale, exchange, or other disposition of all or substantially all of the assets of the Partnership, any such Record Holder’s Capital Account in respect of such Series C Preferred Units is less than the aggregate Series C Base Liquidation Preference of such Series C Preferred Units, then, notwithstanding anything to the contrary contained in this Agreement, and prior to any other allocation pursuant to this Agreement for such year and any distribution pursuant to the preceding sentence (other than any allocations or distributions made with respect to any other Series C Parity Securities upon which like allocation and distribution rights have been conferred), items of gross income and gain shall be allocated to all Unitholders then holding Series C Preferred Units, Pro Rata, until the Capital Account in respect of each

Outstanding Series C Preferred Unit is equal to the Series C Base Liquidation Preference (and no other allocation pursuant to this Agreement shall reverse the effect of such allocation); provided, however, that in the event that like allocation rights have been conferred upon other Series C Parity Securities (including pursuant to Sections 5.17(b)(v), 5.19(b)(v), 5.20(b)(v), 5.21(b)(v), 5.22(b)(v) and 5.23(b)(v)), then items of gross income and gain shall be allocated to all Unitholders then holding Series C Preferred Units and such Series C Parity Securities, Pro Rata, until the Capital Account in respect of each Outstanding Series C Preferred Unit and such Series C Parity Security is equal to the applicable liquidation preference (and no other allocation pursuant to this Agreement shall reverse the effect of such allocation). If in the year of such dissolution and winding up any such Record Holder’s Capital Account in respect of such Series C Preferred Units is less than the aggregate Series C Base Liquidation Preference of such Series C Preferred Units after the application of the preceding sentence, then to the extent permitted by applicable law, but otherwise notwithstanding anything to the contrary contained in this Agreement, items of gross income and gain for any preceding taxable year(s) with respect to which IRS Form 1065 Schedules K-1 have not been filed by the Partnership shall be reallocated to all Unitholders then holding Series C Preferred Units, Pro Rata, until the Capital Account in respect of each such Outstanding Series C Preferred Unit after making allocations pursuant to this and the immediately preceding sentence is equal to the Series C Base Liquidation Preference (and no other allocation pursuant to this Agreement shall reverse the effect of such allocation); provided, however, that in the event like allocation rights have been conferred upon other Series C Parity Securities (including pursuant to Sections 5.17(b)(v), 5.19(b)(v), 5.20(b)(v), 5.21(b)(v), 5.22(b)(v) and 5.23(b)(v)), then any such items of gross income and gain shall be reallocated to all Unitholders then holding Series C Preferred Units and such Series C Parity Securities, Pro Rata, until the Capital Account in respect of each Outstanding Series C Preferred Unit and such Series C Parity Security after making allocations pursuant to this and the immediately preceding sentence is equal to the applicable liquidation preference (and no other allocation pursuant to this Agreement shall reverse the effect of such allocation). After such allocations have been made to the Outstanding Series C Preferred Units and any Series C Parity Securities, as applicable, any remaining Net Termination Gain or Net Termination Loss shall be allocated to the Partners pursuant to Section 6.1(c) or Section 6.1(d), as the case may be. At the time of the dissolution of the Partnership, subject to Section 17-804 of the Delaware Act, the Record Holders of the Series C Preferred Units shall become entitled to receive any distributions in respect of the Series C Preferred Units that are accrued and unpaid as of the date of such distribution, and shall have the status of, and shall be entitled to all remedies available to, a creditor of the Partnership, and such entitlement of the Record Holders of the Series C Preferred Units to such accrued and unpaid distributions shall have priority over any entitlement of any other Partners or Assignees (other than holders of any Series C Senior Securities or Series C Parity Securities) with respect to any distributions by the Partnership to such other Partners or Assignees; provided, however, that the General Partner, as such, will have no liability for any obligations with respect to such distributions to any Record Holder(s) of Series C Preferred Units.
(vi)Rank. The Series C Preferred Units shall each be deemed to rank as to distributions on such Partnership Securities and distributions upon liquidation of the Partnership:
(A)senior to any Series C Junior Securities;
(B)on a parity with any Series C Parity Securities;
(C)junior to any Series C Senior Securities; and
(D)junior to all existing and future indebtedness of the Partnership and other liabilities with respect to assets available to satisfy claims against the Partnership.
(vii)No Sinking Fund. The Series C Preferred Units shall not have the benefit of any sinking fund.
(viii)Record Holders. To the fullest extent permitted by applicable law, the General Partner, the Partnership, the Transfer Agent, and the Paying Agent may deem and treat any Series C Holder as the true, lawful, and absolute owner of the applicable Series C Preferred Units for all purposes, and none of the General Partner, the Partnership, the Transfer Agent or the Paying Agent shall be affected by any notice to the contrary, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which the Series C Preferred Units may be listed or admitted to trading, if any.
(ix)Other Rights; Fiduciary Duties. The Series C Preferred Units and the Series C Holders shall not have any designations, preferences, rights, powers or duties, other than as set forth in this Agreement or as provided by applicable law. Notwithstanding anything to the contrary in this Agreement or any duty existing at law, in equity or otherwise, to the fullest extent permitted by applicable law, neither the General Partner nor any other Indemnitee shall owe any duties, including fiduciary duties, or have any liabilities to Series C Holders, other than the implied contractual covenant of good faith and fair dealing.
Section 5.20    Establishment of Series D Preferred Units.
(a)General. The Partnership hereby designates and creates a class of Partnership Securities to be designated as “7.625% Series D Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units” (the “Series D Preferred Units”), having the preferences, rights, powers, and duties set forth herein, including this Section 5.20. Each Series D Preferred

Unit shall be identical in all respects to every other Series D Preferred Unit, except as to the respective dates from which the Series D Liquidation Preference shall increase or from which Series D Distributions may begin accruing, to the extent such dates may differ. The Series D Preferred Units represent perpetual equity interests in the Partnership and shall not give rise to a claim by the Partnership or a Series D Holder for conversion or, except as set forth in Section 5.20(b)(iv), redemption thereof at a particular date.
(b)Rights of Series D Preferred Units. The Series D Preferred Units shall have the following rights, preferences and privileges and shall be subject to the following duties and obligations:
(i)Series D Preferred Units.
(A)The authorized number of Series D Preferred Units shall be unlimited. Series D Preferred Units that are purchased or otherwise acquired by the Partnership shall be cancelled.
(B)The Series D Preferred Units shall be represented by one or more global Certificates registered in the name of the Depositary or its nominee, and no Series D Holder shall be entitled to receive a definitive Certificate evidencing its Series D Preferred Units, unless (1) requested by a Series D Holder and consented to by the General Partner in its sole discretion, (2) otherwise required by law or (3) the Depositary gives notice of its intention to resign or is no longer eligible to act as such with respect to the Series D Preferred Units and the General Partner shall have not selected a substitute Depositary within 60 calendar days thereafter. So long as the Depositary shall have been appointed and is serving with respect to the Series D Preferred Units, payments and communications made by the Partnership to Series D Holders shall be made by making payments to, and communicating with, the Depositary.
(ii)Distributions.
(A)Distributions on each Outstanding Series D Preferred Unit shall be cumulative and shall accumulate at the applicable Series D Distribution Rate from and including February 16, 2021 (or, for any subsequently issued and newly Outstanding Series D Preferred Units, from and including the Series D Distribution Payment Date immediately preceding the issue date of such Series D Preferred Units) until such time as the Partnership pays the Series D Distribution or redeems such Series D Preferred Unit in accordance with Section 5.20(b)(iv), whether or not such Series D Distributions shall have been declared. Series D Holders shall be entitled to receive Series D Distributions from time to time out of any assets of the Partnership legally available for the payment of distributions at the Series D Distribution Rate per Series D Preferred Unit when, as, and, if declared by the General Partner. Series D Distributions, to the

extent declared by the General Partner to be paid by the Partnership in accordance with this Section 5.20(b)(ii), shall be paid, in Arrears, on each Series D Distribution Payment Date. Series D Distributions shall accumulate in each Series D Distribution Period from and including the preceding Series D Distribution Payment Date (other than the initial Series D Distribution Period, which shall commence on and include February 16, 2021), to, but excluding, the next Series D Distribution Payment Date for such Series D Distribution Period; provided that distributions shall accrue on accumulated but unpaid Series D Distributions at the Series D Distribution Rate. If any Series D Distribution Payment Date otherwise would occur on a date that is not a Business Day, declared Series D Distributions shall be paid on the immediately succeeding Business Day without the accumulation of additional distributions. During the Series D Fixed Rate Period, Series D Distributions shall be payable based on a 360-day year consisting of twelve 30 day months. During the Series D Floating Rate Period, Series D Distributions shall be computed by multiplying the Series D Distribution Rate by a fraction, the numerator of which will be the actual number of days elapsed during that Series D Distribution Period (determined by including the first day of such Series D Distribution Period and excluding the last day, which is the Series D Distribution Payment Date), and the denominator of which will be 360, and by multiplying the result by the aggregate Series D Liquidation Preference of all Outstanding Series D Preferred Units. All Series D Distributions that are (1) accumulated and unpaid or (2) payable by the Partnership pursuant to this Section 5.20(b)(ii) shall be payable without regard to income of the Partnership and shall be treated for federal income tax purposes as guaranteed payments for the use of capital under Section 707(c) of the Code. The guaranteed payment with respect to any Series D Distribution Period shall be for the account of the holders of Series D Preferred Units as of the applicable Series D Distribution Record Date.
(B)Not later than 5:00 p.m., New York City time, on each Series D Distribution Payment Date, the Partnership shall pay those Series D Distributions, if any, that shall have been declared by the General Partner to Series D Holders on the Record Date for the applicable Series D Distribution. The Record Date (the “Series D Distribution Record Date”) for the payment of any Series D Distributions shall be as of the close of business on the first Business Day of the month of the applicable Series D Distribution Payment Date, except that in the case of payments of Series D Distributions in Arrears, the Series D Distribution Record Date with respect to a Series D Distribution Payment Date shall be such date as may be designated by the General Partner in accordance with this Section 5.20. So long as any Series D Preferred Units are Outstanding, no distribution shall be declared or paid or set aside for payment on any Series D Junior Securities (other than a distribution payable solely in Series D Junior

Securities) unless full cumulative Series D Distributions have been or contemporaneously are being paid or set apart for payment on all Outstanding Series D Preferred Units (and distributions on any other Series D Parity Securities) through the most recent respective Series D Distribution Payment Date (and distribution payment date with respect to such Series D Parity Securities, if any); provided, however, notwithstanding anything to the contrary in this Section 5.20(b)(ii)(B), if a distribution period with respect to a class of Series D Junior Securities or Series D Parity Securities is shorter than the Series D Distribution Period, the General Partner may declare and pay regular distributions with respect to such Series D Junior Securities or Series D Parity Securities, so long as, at the time of declaration of such distribution, (1) there are no Series D Distributions in Arrears, and (2) the General Partner expects to have sufficient funds to pay the full distribution in respect of the Series D Preferred Units on the next successive Series D Distribution Payment Date. Accumulated Series D Distributions in Arrears for any past Series D Distribution Period may be declared by the General Partner and paid on any date fixed by the General Partner, whether or not a Series D Distribution Payment Date, to Series D Holders on the Record Date for such payment, which may not be less than 10 days before such payment date. Subject to the next succeeding sentence, if all accumulated Series D Distributions in Arrears on all Outstanding Series D Preferred Units and all accumulated distributions in arrears on any Series D Parity Securities shall not have been declared and paid, or if sufficient funds for the payment thereof shall not have been set apart, payment of accumulated distributions in Arrears on the Series D Preferred Units and accumulated distributions in arrears on any such Series D Parity Securities shall be made in order of their respective distribution payment dates, commencing with the earliest distribution payment date. If less than all distributions payable with respect to all Series D Preferred Units and any other Series D Parity Securities are paid, any partial payment shall be made Pro Rata with respect to the Series D Preferred Units and any such other Series D Parity Securities entitled to a distribution payment at such time in proportion to the aggregate distribution amounts remaining due in respect of such Series D Preferred Units and such other Series D Parity Securities at such time. Subject to Section 12.4 and Section 5.20(b)(v), Series D Holders shall not be entitled to any distribution, whether payable in cash, property or Partnership Securities, in excess of full cumulative Series D Distributions. Except insofar as distributions accrue on the amount of any accumulated and unpaid Series D Distributions as described in Section 5.20(b)(ii)(A), no interest or sum of money in lieu of interest shall be payable in respect of any distribution payment which may be in Arrears on the Series D Preferred Units. So long as the Series D Preferred Units are held of record by the Depositary or its nominee, declared Series D Distributions shall be paid to the Depositary in same-day funds on each Series D Distribution

Payment Date or other distribution payment date in the case of payments for Series D Distributions in Arrears.
(C)The Series D Distribution Rate for each Series D Distribution Period in the Series D Floating Rate Period will be determined by the Calculation Agent using Three-Month LIBOR as in effect on the Distribution Determination Date for such Series D Distribution Period. The Calculation Agent then will add the spread of 4.738% per annum to Three-Month LIBOR as determined on the applicable Distribution Determination Date.
Notwithstanding the foregoing:
(A)If the Calculation Agent determines on the relevant Distribution Determination Date that the LIBOR base rate has been discontinued, then the Calculation Agent will use a substitute or successor base rate that it has determined in its sole discretion is most comparable to the LIBOR base rate, provided that if the Calculation Agent determines there is an industry-accepted substitute or successor base rate, then the Calculation Agent shall use such substitute or successor base rate.
(D)If the Calculation Agent has determined a substitute or successor base rate in accordance with the foregoing, the Calculation Agent in its sole discretion may determine what business day convention to use, the definition of business day, the Distribution Determination Date to be used and any other relevant methodology for calculating such substitute or successor base rate.
(E)Unless otherwise determined by the General Partner, Series D Distributions shall be deemed to have been paid out of deductions from Available Cash with respect to the Quarter ended immediately preceding the Quarter in which the Series D Distribution is made.
(iii)Voting Rights.
(A)Notwithstanding anything to the contrary in this Agreement, the Series D Preferred Units shall not have any voting rights or rights to consent or approve any action or matter, except as set forth in Section 13.3(c), this Section 5.20(b)(iii) or as otherwise required by the Delaware Act.
(B)Notwithstanding anything to the contrary in this Agreement, without the affirmative vote or consent of the holders of at least 66 2/3% of the Outstanding Series D Preferred Units, voting as a separate class, the General Partner shall not adopt any amendment to this Agreement that the General Partner determines would have a material adverse effect on the powers, preferences, duties, or special rights of the Series D Preferred Units; provided, however, that (1) subject to Section 5.20(b)(iii)(C), the issuance of additional Partnership Securities (and any amendment to this Agreement in connection therewith) shall not be deemed to constitute such a material adverse effect for purposes of this Section 5.20(b)(iii)(B) and (2) for purposes of this Section 5.20(b)(iii)(B), no amendment of this Agreement in connection with a merger or other transaction in which the Series D Preferred Units remain Outstanding with the terms thereof materially unchanged in any respect adverse to the Series D Holders (as determined by the General Partner) shall be deemed to materially and adversely affect the powers, preferences, duties, or special rights of the Series D Preferred Units.
(C)Notwithstanding anything to the contrary in this Agreement, without the affirmative vote or consent of the holders of at least 66 2/3% of the Outstanding Series D Preferred Units, voting as a class together with holders of any other Series D Parity Securities upon which like voting rights have been conferred and are exercisable, the Partnership shall not (x) create or issue any Series D Parity Securities (including any additional Series D Preferred Units) if the cumulative distributions payable on Outstanding Series D Preferred Units (or any Series D Parity Securities, if the holders of such Series D Parity Securities vote as a class together with the Series D Holders pursuant to this Section 5.20(b)(iii)(C)) are in Arrears or (y) create or issue any Series D Senior Securities.
(D)For any matter described in this Section 5.20(b)(iii) in which the Series D Holders are entitled to vote as a class (whether separately or together with the holders of any Series D Parity Securities), such Series D Holders shall be entitled to one vote per Series D Preferred Unit. Any Series D Preferred Units held by the Partnership or any of its Subsidiaries or their controlled Affiliates shall not be entitled to vote.
(E)Notwithstanding Sections 5.20(b)(iii)(B) and 5.20(b)(iii)(C), no vote of the Series D Holders shall be required if, at or prior to the time when such action is to take effect, provision is made for the redemption of all Series D Preferred Units at the time Outstanding.
(iv)Optional Redemption; Series D Rating Event.
(A)The Partnership shall have the right (1) at any time, and from time to time, on or after August 15, 2023 or (2) at any time within 120 days after the conclusion of any review or appeal process instituted by the Partnership following the occurrence of a Series D Rating Event, in each case, to redeem the Series D Preferred Units, which redemption may be in whole or in part (except with respect to a redemption pursuant to clause (2) of this Section 5.20(b)(iv)(A) which shall be in whole but not in part), using any source of funds legally available for such purpose. Any such redemption shall occur on a date set by the General Partner (the “Series D Redemption Date”). The Partnership shall effect any such redemption by paying cash for each Series D Preferred Unit to be redeemed equal to 100% (in the case of a redemption described in clause (1) of this Section 5.20(b)(iv)(A)), or 102% (in the case of a redemption described in clause (2) of this Section 5.20(b)(iv)(A)), of the Series D Liquidation Preference for such Series D Preferred Unit on such Series D Redemption Date plus an amount equal to all unpaid Series D Distributions thereon from the date of issuance to, but excluding, the Series D Redemption Date (whether or not such distributions shall have been declared) (the “Series D Redemption Price”). So long as the Series D Preferred Units to be redeemed are held of record by the Depositary or the nominee of the Depositary, the Series D Redemption Price shall be paid by the Paying Agent to the Depositary on the Series D Redemption Date.
(B)The Partnership shall give notice of any redemption by mail, postage prepaid, not less than 30 days and not more than 60 days before the scheduled Series D Redemption Date to the Series D Holders (as of 5:00 p.m. New York City time on the Business Day next preceding the day on which notice is given) of any Series D Preferred Units to be redeemed as such Series D Holders’ names appear on the books of the Transfer Agent and at the address of such Series D Holders shown therein. Such notice (the “Series D Redemption Notice”) shall state, as applicable: (1) the Series D Redemption Date, (2) the number of Series D Preferred Units to be redeemed and, if less than all Outstanding Series D Preferred Units are to be redeemed, the number (and in the case of Series D Preferred Units in certificated form, the identification) of Series D Preferred Units to be redeemed from such Series D Holder, (3) the Series D Redemption Price, (4) the place where any Series D Preferred Units in certificated form are to be redeemed and shall be presented and surrendered for payment of the Series D Redemption Price therefor (which shall occur automatically if the Certificate representing such Series D Preferred Units is issued in the name of the Depositary or its nominee), and (5) that distributions on the Series D Preferred Units to be redeemed shall cease to accumulate from and after such Series D Redemption Date.
(C)If the Partnership elects to redeem less than all of the Outstanding Series D Preferred Units, the number of Series D Preferred Units to be redeemed shall be determined by the General Partner, and such Series D Preferred Units shall be redeemed by such method of selection as the Depositary shall determine, either Pro Rata or by lot, with adjustments to avoid redemption of fractional Series D Preferred Units. The aggregate Series D Redemption Price for any such partial redemption of the

Outstanding Series D Preferred Units shall be allocated correspondingly among the redeemed Series D Preferred Units. The Series D Preferred Units not redeemed shall remain Outstanding and entitled to all the rights, preferences and duties provided in this Section 5.20.
(D)If the Partnership gives or causes to be given a Series D Redemption Notice, the Partnership shall deposit with the Paying Agent funds sufficient to redeem the Series D Preferred Units as to which such Series D Redemption Notice shall have been given, no later than 10:00 a.m. New York City time on the Series D Redemption Date, and shall give the Paying Agent irrevocable instructions and authority to pay the Series D Redemption Price to each Series D Holder whose Series D Preferred Units are to be redeemed upon surrender or deemed surrender (which shall occur automatically if the Certificate representing such Series D Preferred Units is issued in the name of the Depositary or its nominee) of the Certificates therefor as set forth in the Series D Redemption Notice. If a Series D Redemption Notice shall have been given, from and after the Series D Redemption Date, unless the Partnership defaults in providing funds sufficient for such redemption at the time and place specified for payment pursuant to the Series D Redemption Notice, all Series D Distributions on such Series D Preferred Units to be redeemed shall cease to accumulate and all rights of holders of such Series D Preferred Units as Limited Partners with respect to such Series D Preferred Units to be redeemed shall cease, except the right to receive the Series D Redemption Price, and such Series D Preferred Units shall not thereafter be transferred on the books of the Transfer Agent or be deemed to be Outstanding for any purpose whatsoever. The Series D holders shall have no claim to the interest income, if any, earned on funds deposited with the Paying Agent. Any funds deposited with the Paying Agent hereunder by the Partnership for any reason, including redemption of Series D Preferred Units, that remain unclaimed or unpaid after one year after the applicable Series D Redemption Date or other payment date, as applicable, shall be, to the extent permitted by law, repaid to the Partnership upon its written request, after which repayment the Series D Holders entitled to such redemption or other payment shall have recourse only to the Partnership. Notwithstanding any Series D Redemption Notice, there shall be no redemption of any Series D Preferred Units called for redemption until funds sufficient to pay the full Series D Redemption Price of such Series D Preferred Units shall have been deposited by the Partnership with the Paying Agent.
(E)Any Series D Preferred Units that are redeemed or otherwise acquired by the Partnership shall be cancelled. If only a portion of the Series D Preferred Units represented by a Certificate shall have been called for redemption, upon surrender of the Certificate to the Paying

Agent (which shall occur automatically if the Certificate representing such Series D Preferred Units is registered in the name of the Depositary or its nominee), the Partnership shall issue and the Paying Agent shall deliver to the Series D Holders a new Certificate (or adjust the applicable book-entry account) representing the number of Series D Preferred Units represented by the surrendered Certificate that have not been called for redemption.
(F)Notwithstanding anything to the contrary in this Section 5.20, in the event that full cumulative distributions on the Series D Preferred Units and any Series D Parity Securities shall not have been paid or declared and set aside for payment, the Partnership shall not be permitted to repurchase, redeem or otherwise acquire, in whole or in part, any Series D Preferred Units or Series D Parity Securities except pursuant to a purchase or exchange offer made on the same relative terms to all Series D Holders and holders of any Series D Parity Securities. Subject to Section 4.9, so long as any Series D Preferred Units are Outstanding, the Partnership shall not be permitted to redeem, repurchase or otherwise acquire any Common Units or any other Series D Junior Securities unless full cumulative distributions on the Series D Preferred Units and any Series D Parity Securities for all prior and the then-ending Series D Distribution Periods, with respect to the Series D Preferred Units, and all prior and then ending distribution periods, with respect to any such Series D Parity Securities, shall have been paid or declared and set aside for payment.
(v)Liquidation Rights. In the event of the dissolution and winding up of the Partnership under Section 12.4 or a sale, exchange, or other disposition of all or substantially all of the assets of the Partnership, either voluntary or involuntary, the Record Holders of the Series D Preferred Units shall be entitled to receive, out of the assets of the Partnership available for distribution to the Partners or any Assignees, prior and in preference to any distribution of any assets of the Partnership to the Record Holders of any other class or series of Partnership Interests (other than Series D Senior Securities or Series D Parity Securities), (A) first, any accumulated and unpaid distributions on the Series D Preferred Units (regardless of whether previously declared) and (B) then, any positive value in each such holder’s Capital Account in respect of such Series D Preferred Units. If in the year of such dissolution and winding up, or sale, exchange, or other disposition of all or substantially all of the assets of the Partnership, any such Record Holder’s Capital Account in respect of such Series D Preferred Units is less than the aggregate Series D Base Liquidation Preference of such Series D Preferred Units, then, notwithstanding anything to the contrary contained in this Agreement, and prior to any other allocation pursuant to this Agreement for such year and any distribution pursuant to the preceding sentence (other than any allocations or distributions made with respect to any other Series D Parity Securities upon which like allocation and distribution rights have been conferred), items of gross income and gain shall be allocated to all Unitholders then holding Series D Preferred Units, Pro Rata, until the Capital Account in respect of each Outstanding Series D Preferred Unit is equal to the Series D Base Liquidation Preference (and no other allocation pursuant to this Agreement shall reverse the effect of such allocation); provided, however, that in the event that like allocation rights have been conferred upon other Series D Parity Securities (including pursuant to Sections 5.17(b)(v), 5.18(b)(v), 5.19(b)(v), 5.20(b)(v), 5.21(b)(v), 5.22(b)(v) and 5.23(b)(v)), then items of gross income and gain shall be allocated to all Unitholders then holding Series D Preferred Units and such Series D Parity Securities, Pro Rata, until the Capital Account in respect of each Outstanding Series D Preferred Unit and such Series D Parity Security is equal to the applicable liquidation preference (and no other allocation pursuant to this Agreement shall reverse the effect of such allocation). If in the year of such dissolution and winding up any such Record Holder’s Capital Account in respect of such Series D Preferred Units is less than the aggregate Series D Base Liquidation Preference of such Series D Preferred Units after the application of the preceding sentence, then to the extent permitted by applicable law, but otherwise notwithstanding anything to the contrary contained in this Agreement, items of gross income and gain for any preceding taxable year(s) with respect to which IRS Form 1065 Schedules K-1 have not been filed by the Partnership shall be reallocated to all Unitholders then holding Series D Preferred Units, Pro Rata, until the Capital Account in respect of each such Outstanding Series D Preferred Unit after making allocations pursuant to this and the immediately preceding sentence is equal to the Series D Base Liquidation Preference (and no other allocation pursuant to this Agreement shall reverse the effect of such allocation); provided, however, that in the event like allocation rights have been conferred upon other Series D Parity Securities (including pursuant to Sections 5.17(b)(v), 5.18(b)(v), 5.19(b)(v), 5.20(b)(v), 5.21(b)(v), 5.22(b)(v) and 5.23(b)(v)), then any such items of gross income and gain shall be reallocated to all Unitholders then holding Series D Preferred Units and such Series D Parity Securities, Pro Rata, until the Capital Account in respect of each Outstanding Series D Preferred Unit and such Series D Parity Security after making allocations pursuant to this and the immediately preceding sentence is equal to the applicable liquidation preference (and no other allocation pursuant to this Agreement shall reverse the effect of such allocation). After such allocations have been made to the Outstanding Series D Preferred Units and any Series D Parity Securities, as applicable, any remaining Net Termination Gain or Net Termination Loss shall be allocated to the Partners pursuant to Section 6.1(c) or Section 6.1(d), as the case may be. At the time of the dissolution of the Partnership, subject to Section 17-804 of the Delaware Act, the Record Holders of the Series D Preferred Units shall become entitled to receive any distributions in respect of the Series D Preferred Units that are accrued and unpaid as of the date of such distribution, and shall have the status of, and shall be entitled to all remedies available to, a creditor of the Partnership, and such entitlement of the Record Holders of the Series D Preferred Units to such accrued and unpaid distributions shall have priority over any entitlement of any other

Partners or Assignees (other than holders of any Series D Senior Securities or Series D Parity Securities) with respect to any distributions by the Partnership to such other Partners or Assignees; provided, however, that the General Partner, as such, will have no liability for any obligations with respect to such distributions to any Record Holder(s) of Series D Preferred Units.
(vi)Rank. The Series D Preferred Units shall each be deemed to rank as to distributions on such Partnership Securities and distributions upon liquidation of the Partnership:
(A)senior to any Series D Junior Securities;
(B)on a parity with any Series D Parity Securities;
(C)junior to any Series D Senior Securities; and
(D)junior to all existing and future indebtedness of the Partnership and other liabilities with respect to assets available to satisfy claims against the Partnership.
(vii)No Sinking Fund. The Series D Preferred Units shall not have the benefit of any sinking fund.
(viii)Record Holders. To the fullest extent permitted by applicable law, the General Partner, the Partnership, the Transfer Agent, and the Paying Agent may deem and treat any Series D Holder as the true, lawful, and absolute owner of the applicable Series D Preferred Units for all purposes, and none of the General Partner, the Partnership, the Transfer Agent or the Paying Agent shall be affected by any notice to the contrary, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which the Series D Preferred Units may be listed or admitted to trading, if any.
(ix)Other Rights; Fiduciary Duties. The Series D Preferred Units and the Series D Holders shall not have any designations, preferences, rights, powers or duties, other than as set forth in this Agreement or as provided by applicable law. Notwithstanding anything to the contrary in this Agreement or any duty existing at law, in equity or otherwise, to the fullest extent permitted by applicable law, neither the General Partner nor any other Indemnitee shall owe any duties, including fiduciary duties, or have any liabilities to Series D Holders, other than the implied contractual covenant of good faith and fair dealing.
Section 5.21    Establishment of Series E Preferred Units.
(a)General. The Partnership hereby designates and creates a class of Partnership Securities to be designated as “7.600% Series E Fixed-to-Floating Rate Cumulative

Redeemable Perpetual Preferred Units” (the “Series E Preferred Units”), having the preferences, rights, powers, and duties set forth herein, including this Section 5.21. Each Series E Preferred Unit shall be identical in all respects to every other Series E Preferred Unit, except as to the respective dates from which the Series E Liquidation Preference shall increase or from which Series E Distributions may begin accruing, to the extent such dates may differ. The Series E Preferred Units represent perpetual equity interests in the Partnership and shall not give rise to a claim by the Partnership or a Series E Holder for conversion or, except as set forth in Section 5.21(b)(iv), redemption thereof at a particular date.
(b)Rights of Series E Preferred Units. The Series E Preferred Units shall have the following rights, preferences and privileges and shall be subject to the following duties and obligations:
(i)Series E Preferred Units.
(A)The authorized number of Series E Preferred Units shall be unlimited. Series E Preferred Units that are purchased or otherwise acquired by the Partnership shall be cancelled.
(B)The Series E Preferred Units shall be represented by one or more global Certificates registered in the name of the Depositary or its nominee, and no Series E Holder shall be entitled to receive a definitive Certificate evidencing its Series E Preferred Units, unless (1) requested by a Series E Holder and consented to by the General Partner in its sole discretion, (2) otherwise required by law or (3) the Depositary gives notice of its intention to resign or is no longer eligible to act as such with respect to the Series E Preferred Units and the General Partner shall have not selected a substitute Depositary within 60 calendar days thereafter. So long as the Depositary shall have been appointed and is serving with respect to the Series E Preferred Units, payments and communications made by the Partnership to Series E Holders shall be made by making payments to, and communicating with, the Depositary.
(ii)Distributions.
(A)Distributions on each Outstanding Series E Preferred Unit shall be cumulative and shall accumulate at the applicable Series E Distribution Rate from and including February 16, 2021 (or, for any subsequently issued and newly Outstanding Series E Preferred Units, from and including the Series E Distribution Payment Date immediately preceding the issue date of such Series E Preferred Units) until such time as the Partnership pays the Series E Distribution or redeems such Series E Preferred Unit in accordance with Section 5.21(b)(iv), whether or not such Series E Distributions shall have been declared. Series E Holders shall be entitled to receive Series E Distributions from time to time out of any assets of the Partnership legally available for the payment of distributions at the Series E Distribution Rate per Series E Preferred Unit when, as, and, if declared by the General Partner. Series E Distributions, to the extent declared by the General Partner to be paid by the Partnership in accordance with this Section 5.21(b)(ii), shall be paid, in Arrears, on each Series E Distribution Payment Date. Series E Distributions shall accumulate in each Series E Distribution Period from and including the preceding Series E Distribution Payment Date (other than the initial Series E Distribution Period, which shall commence on and include February 16, 2021), to, but excluding, the next Series E Distribution Payment Date for such Series E Distribution Period; provided that distributions shall accrue on accumulated but unpaid Series E Distributions at the Series E Distribution Rate. If any Series E Distribution Payment Date otherwise would occur on a date that is not a Business Day, declared Series E Distributions shall be paid on the immediately succeeding Business Day without the accumulation of additional distributions. During the Series E Fixed Rate Period, Series E Distributions shall be payable based on a 360- day year consisting of twelve 30 day months. During the Series E Floating Rate Period, Series E Distributions shall be computed by multiplying the Series E Distribution Rate by a fraction, the numerator of which will be the actual number of days elapsed during that Series E Distribution Period (determined by including the first day of such Series E Distribution Period and excluding the last day, which is the Series E Distribution Payment Date), and the denominator of which will be 360, and by multiplying the result by the aggregate Series E Liquidation Preference of all Outstanding Series E Preferred Units. All Series E Distributions that are (1) accumulated and unpaid or (2) payable by the Partnership pursuant to this Section 5.21(b)(ii) shall be payable without regard to income of the Partnership and shall be treated for federal income tax purposes as guaranteed payments for the use of capital under Section 707(c) of the Code. The guaranteed payment with respect to any Series E Distribution Period shall be for the account of the holders of Series E Preferred Units as of the applicable Series E Distribution Record Date.
(B)Not later than 5:00 p.m., New York City time, on each Series E Distribution Payment Date, the Partnership shall pay those Series E Distributions, if any, that shall have been declared by the General Partner to Series E Holders on the Record Date for the applicable Series E Distribution. The Record Date (the “Series E Distribution Record Date”) for the payment of any Series E Distributions shall be as of the close of business on the first Business Day of the month of the applicable Series E Distribution Payment Date, except that in the case of payments of Series E Distributions in Arrears, the Series E Distribution Record Date with respect to a Series E Distribution Payment Date shall be such date as may be designated by the General Partner in accordance with this Section 5.21.

So long as any Series E Preferred Units are Outstanding, no distribution shall be declared or paid or set aside for payment on any Series E Junior Securities (other than a distribution payable solely in Series E Junior Securities) unless full cumulative Series E Distributions have been or contemporaneously are being paid or set apart for payment on all Outstanding Series E Preferred Units (and distributions on any other Series E Parity Securities) through the most recent respective Series E Distribution Payment Date (and distribution payment date with respect to such Series E Parity Securities, if any); provided, however, notwithstanding anything to the contrary in this Section 5.21(b)(ii)(B), if a distribution period with respect to a class of Series E Junior Securities or Series E Parity Securities is shorter than the Series E Distribution Period, the General Partner may declare and pay regular distributions with respect to such Series E Junior Securities or Series E Parity Securities, so long as, at the time of declaration of such distribution, (i) there are no Series E Distributions in Arrears, and (ii) the General Partner expects to have sufficient funds to pay the full distribution in respect of the Series E Preferred Units on the next successive Series E Distribution Payment Date. Accumulated Series E Distributions in Arrears for any past Series E Distribution Period may be declared by the General Partner and paid on any date fixed by the General Partner, whether or not a Series E Distribution Payment Date, to Series E Holders on the Record Date for such payment, which may not be less than 10 days before such payment date. Subject to the next succeeding sentence, if all accumulated Series E Distributions in Arrears on all Outstanding Series E Preferred Units and all accumulated distributions in arrears on any Series E Parity Securities shall not have been declared and paid, or if sufficient funds for the payment thereof shall not have been set apart, payment of accumulated distributions in Arrears on the Series E Preferred Units and accumulated distributions in arrears on any such Series E Parity Securities shall be made in order of their respective distribution payment dates, commencing with the earliest distribution payment date. If less than all distributions payable with respect to all Series E Preferred Units and any other Series E Parity Securities are paid, any partial payment shall be made Pro Rata with respect to the Series E Preferred Units and any such other Series E Parity Securities entitled to a distribution payment at such time in proportion to the aggregate distribution amounts remaining due in respect of such Series E Preferred Units and such other Series E Parity Securities at such time. Subject to Section 12.4 and Section 5.21(b)(v), Series E Holders shall not be entitled to any distribution, whether payable in cash, property or Partnership Securities, in excess of full cumulative Series E Distributions. Except insofar as distributions accrue on the amount of any accumulated and unpaid Series E Distributions as described in Section 5.21(b)(ii)(A), no interest or sum of money in lieu of interest shall be payable in respect of any distribution payment which may be in Arrears on the Series E Preferred Units. So long as the Series E Preferred Units are held of record by the Depositary or its nominee, declared Series E Distributions shall be paid to the Depositary in same-day funds on each Series E Distribution Payment Date or other distribution payment date in the case of payments for Series E Distributions in Arrears.
(C)The Series E Distribution Rate for each Series E Distribution Period in the Series E Floating Rate Period will be determined by the Calculation Agent using Three-Month LIBOR as in effect on the Distribution Determination Date for such Series E Distribution Period. The Calculation Agent then will add the spread of 5.161% per annum to Three-Month LIBOR as determined on the applicable Distribution Determination Date.
Notwithstanding the foregoing:
(A)If the Calculation Agent determines on the relevant Distribution Determination Date that the LIBOR base rate has been discontinued, then the Calculation Agent will use a substitute or successor base rate that it has determined in its sole discretion is most comparable to the LIBOR base rate, provided that if the Calculation Agent determines there is an industry-accepted substitute or successor base rate, then the Calculation Agent shall use such substitute or successor base rate.
(D)If the Calculation Agent has determined a substitute or successor base rate in accordance with the foregoing, the Calculation Agent in its sole discretion may determine what business day convention to use, the definition of business day, the Distribution Determination Date to be used and any other relevant methodology for calculating such substitute or successor base rate.
(E)Unless otherwise determined by the General Partner, Series E Distributions shall be deemed to have been paid out of deductions from Available Cash with respect to the Quarter ended immediately preceding the Quarter in which the Series E Distribution is made.
(iii)Voting Rights.
(A)Notwithstanding anything to the contrary in this Agreement, the Series E Preferred Units shall not have any voting rights or rights to consent or approve any action or matter, except as set forth in Section 13.3(c), this Section 5.21(b)(iii) or as otherwise required by the Delaware Act.
(B)Notwithstanding anything to the contrary in this Agreement, without the affirmative vote or consent of the holders of at least 66 2/3% of the Outstanding Series E Preferred Units, voting as a separate class, the General Partner shall not adopt any amendment to this Agreement that the General Partner determines would have a material adverse effect on the powers, preferences, duties, or special rights of the Series E Preferred Units; provided, however, that (i) subject to Section 5.21(b)(iii)(C), the issuance of additional Partnership Securities (and any amendment to this Agreement in connection therewith) shall not be deemed to constitute such a material adverse effect for purposes of this Section 5.21(b)(iii)(B)) and (ii) for purposes of this Section 5.21(b)(iii)(B), no amendment of this Agreement in connection with a merger or other transaction in which the Series E Preferred Units remain Outstanding with the terms thereof materially unchanged in any respect adverse to the Series E Holders (as determined by the General Partner) shall be deemed to materially and adversely affect the powers, preferences, duties, or special rights of the Series E Preferred Units.
(C)Notwithstanding anything to the contrary in this Agreement, without the affirmative vote or consent of the holders of at least 66 2/3% of the Outstanding Series E Preferred Units, voting as a class together with holders of any other Series E Parity Securities upon which like voting rights have been conferred and are exercisable, the Partnership shall not (x) create or issue any Series E Parity Securities (including any additional Series E Preferred Units) if the cumulative distributions payable on Outstanding Series E Preferred Units (or any Series E Parity Securities, if the holders of such Series E Parity Securities vote as a class together with the Series E Holders pursuant to this Section 5.21(b)(iii)(C)) are in Arrears or (y) create or issue any Series E Senior Securities.
(D)For any matter described in this Section 5.21(b)(iii) in which the Series E Holders are entitled to vote as a class (whether separately or together with the holders of any Series E Parity Securities), such Series E Holders shall be entitled to one vote per Series E Preferred Unit. Any Series E Preferred Units held by the Partnership or any of its Subsidiaries or their controlled Affiliates shall not be entitled to vote.
(E)Notwithstanding Sections 5.21(b)(iii)(B) and 5.21(b)(iii)(C), no vote of the Series E Holders shall be required if, at or prior to the time when such action is to take effect, provision is made for the redemption of all Series E Preferred Units at the time Outstanding.
(iv)Optional Redemption; Series E Rating Event.
(A)The Partnership shall have the right (i) at any time, and from time to time, on or after May 15, 2024 or (ii) at any time within 120 days after the conclusion of any review or appeal process instituted by the Partnership following the occurrence of a Series E Rating Event, in each case, to redeem the Series E Preferred Units, which redemption may be in whole or in part (except with respect to a redemption pursuant to clause (ii) of this Section 5.21(b)(iv)(A) which shall be in whole but not in part), using any source of funds legally available for such purpose. Any such redemption shall occur on a date set by the General Partner (the “Series E Redemption Date”). The Partnership shall effect any such redemption by paying cash for each Series E Preferred Unit to be redeemed equal to 100% (in the case of a redemption described in clause (i) of this Section 5.21(b)(iv)(A)), or 102% (in the case of a redemption described in clause (ii) of this Section 5.21(b)(iv)(A)), of the Series E Liquidation Preference for such Series E Preferred Unit on such Series E Redemption Date plus an amount equal to all unpaid Series E Distributions thereon from the date of issuance to, but excluding, the Series E Redemption Date (whether or not such distributions shall have been declared) (the “Series E Redemption Price”). So long as the Series E Preferred Units to be redeemed are held of record by the Depositary or the nominee of the Depositary, the Series E Redemption Price shall be paid by the Paying Agent to the Depositary on the Series E Redemption Date.
(B)The Partnership shall give notice of any redemption by mail, postage prepaid, not less than 30 days and not more than 60 days before the scheduled Series E Redemption Date to the Series E Holders (as of 5:00 p.m. New York City time on the Business Day next preceding the day on which notice is given) of any Series E Preferred Units to be redeemed as such Series E Holders’ names appear on the books of the Transfer Agent and at the address of such Series E Holders shown therein. Such notice (the “Series E Redemption Notice”) shall state, as applicable: (1) the Series E Redemption Date, (2) the number of Series E Preferred Units to be redeemed and, if less than all Outstanding Series E Preferred Units are to be redeemed, the number (and in the case of Series E Preferred Units in certificated form, the identification) of Series E Preferred Units to be redeemed from such Series E Holder, (3) the Series E Redemption Price, (4) the place where any Series E Preferred Units in certificated form are to be redeemed and shall be presented and surrendered for payment of the Series E Redemption Price therefor (which shall occur automatically if the Certificate representing such Series E Preferred Units is issued in the name of the Depositary or its nominee), and (5) that distributions on the Series E Preferred Units to be redeemed shall cease to accumulate from and after such Series E Redemption Date.
(C)If the Partnership elects to redeem less than all of the Outstanding Series E Preferred Units, the number of Series E Preferred Units to be redeemed shall be determined by the General Partner, and such Series E Preferred Units shall be redeemed by such method of selection as the Depositary shall determine, either Pro Rata or by lot, with adjustments to avoid redemption of fractional Series E Preferred Units. The aggregate Series E Redemption Price for any such partial redemption of the Outstanding Series E Preferred Units shall be allocated correspondingly among the redeemed Series E Preferred Units. The Series E Preferred Units not redeemed shall remain Outstanding and entitled to all the rights, preferences and duties provided in this Section 5.21.
(D)If the Partnership gives or causes to be given a Series E Redemption Notice, the Partnership shall deposit with the Paying Agent funds sufficient to redeem the Series E Preferred Units as to which such Series E Redemption Notice shall have been given, no later than 10:00 a.m. New York City time on the Series E Redemption Date, and shall give the Paying Agent irrevocable instructions and authority to pay the Series E Redemption Price to each Series E Holder whose Series E Preferred Units are to be redeemed upon surrender or deemed surrender (which shall occur automatically if the Certificate representing such Series E Preferred Units is issued in the name of the Depositary or its nominee) of the Certificates therefor as set forth in the Series E Redemption Notice. If a Series E Redemption Notice shall have been given, from and after the Series E Redemption Date, unless the Partnership defaults in providing funds sufficient for such redemption at the time and place specified for payment pursuant to the Series E Redemption Notice, all Series E Distributions on such Series E Preferred Units to be redeemed shall cease to accumulate and all rights of holders of such Series E Preferred Units as Limited Partners with respect to such Series E Preferred Units to be redeemed shall cease, except the right to receive the Series E Redemption Price, and such Series E Preferred Units shall not thereafter be transferred on the books of the Transfer Agent or be deemed to be Outstanding for any purpose whatsoever. The Series E Holders shall have no claim to the interest income, if any, earned on funds deposited with the Paying Agent. Any funds deposited with the Paying Agent hereunder by the Partnership for any reason, including redemption of Series E Preferred Units, that remain unclaimed or unpaid after one year after the applicable Series E Redemption Date or other payment date, as applicable, shall be, to the extent permitted by law, repaid to the Partnership upon its written request, after which repayment the Series E Holders entitled to such redemption or other payment shall have recourse only to the Partnership. Notwithstanding any Series E Redemption Notice, there shall be no redemption of any Series E Preferred Units called for redemption until funds sufficient to pay the full Series E Redemption Price of such Series E Preferred Units shall have been deposited by the Partnership with the Paying Agent.

(E)Any Series E Preferred Units that are redeemed or otherwise acquired by the Partnership shall be cancelled. If only a portion of the Series E Preferred Units represented by a Certificate shall have been called for redemption, upon surrender of the Certificate to the Paying Agent (which shall occur automatically if the Certificate representing such Series E Preferred Units is registered in the name of the Depositary or its nominee), the Partnership shall issue and the Paying Agent shall deliver to the Series E Holders a new Certificate (or adjust the applicable book-entry account) representing the number of Series E Preferred Units represented by the surrendered Certificate that have not been called for redemption.
(F)Notwithstanding anything to the contrary in this Section 5.21, in the event that full cumulative distributions on the Series E Preferred Units and any Series E Parity Securities shall not have been paid or declared and set aside for payment, the Partnership shall not be permitted to repurchase, redeem or otherwise acquire, in whole or in part, any Series E Preferred Units or Series E Parity Securities except pursuant to a purchase or exchange offer made on the same relative terms to all Series E Holders and holders of any Series E Parity Securities. Subject to Section 4.9, so long as any Series E Preferred Units are Outstanding, the Partnership shall not be permitted to redeem, repurchase or otherwise acquire any Common Units or any other Series E Junior Securities unless full cumulative distributions on the Series E Preferred Units and any Series E Parity Securities for all prior and the then-ending Series E Distribution Periods, with respect to the Series E Preferred Units, and all prior and then ending distribution periods, with respect to any such Series E Parity Securities, shall have been paid or declared and set aside for payment.
(v)Liquidation Rights. In the event of the dissolution and winding up of the Partnership under Section 12.4 or a sale, exchange, or other disposition of all or substantially all of the assets of the Partnership, either voluntary or involuntary, the Record Holders of the Series E Preferred Units shall be entitled to receive, out of the assets of the Partnership available for distribution to the Partners or any Assignees, prior and in preference to any distribution of any assets of the Partnership to the Record Holders of any other class or series of Partnership Interests (other than Series E Senior Securities or Series E Parity Securities), (i) first, any accumulated and unpaid distributions on the Series E Preferred Units (regardless of whether previously declared) and (ii) then, any positive value in each such holder’s Capital Account in respect of such Series E Preferred Units. If in the year of such dissolution and winding up, or sale, exchange, or other disposition of all or substantially all of the assets of the Partnership, any such Record Holder’s Capital Account in respect of such Series E Preferred Units is less than the aggregate Series E Base Liquidation Preference of such Series E Preferred Units, then, notwithstanding anything to the contrary contained in this

Agreement, and prior to any other allocation pursuant to this Agreement for such year and any distribution pursuant to the preceding sentence (other than any allocations or distributions made with respect to any other Series E Parity Securities upon which like allocation and distribution rights have been conferred), items of gross income and gain shall be allocated to all Unitholders then holding Series E Preferred Units, Pro Rata, until the Capital Account in respect of each Outstanding Series E Preferred Unit is equal to the Series E Base Liquidation Preference (and no other allocation pursuant to this Agreement shall reverse the effect of such allocation); provided, however, that in the event that like allocation rights have been conferred upon other Series E Parity Securities (including pursuant to Sections 5.17(b)(v), 5.18(b)(v), 5.19(b)(v), 5.20(b)(v), 5.21(b)(v), 5.22(b)(v) and 5.23(b)(v)), then items of gross income and gain shall be allocated to all Unitholders then holding Series E Preferred Units and such Series E Parity Securities, Pro Rata, until the Capital Account in respect of each Outstanding Series E Preferred Unit and such Series E Parity Security is equal to the applicable liquidation preference (and no other allocation pursuant to this Agreement shall reverse the effect of such allocation). If in the year of such dissolution and winding up any such Record Holder’s Capital Account in respect of such Series E Preferred Units is less than the aggregate Series E Base Liquidation Preference of such Series E Preferred Units after the application of the preceding sentence, then to the extent permitted by applicable law, but otherwise notwithstanding anything to the contrary contained in this Agreement, items of gross income and gain for any preceding taxable year(s) with respect to which IRS Form 1065 Schedules K-1 have not been filed by the Partnership shall be reallocated to all Unitholders then holding Series E Preferred Units, Pro Rata, until the Capital Account in respect of each such Outstanding Series E Preferred Unit after making allocations pursuant to this and the immediately preceding sentence is equal to the Series E Base Liquidation Preference (and no other allocation pursuant to this Agreement shall reverse the effect of such allocation); provided, however, that in the event like allocation rights have been conferred upon other Series E Parity Securities (including pursuant to Sections 5.17(b)(v), 5.18(b)(v), 5.19(b)(v), 5.20(b)(v), 5.21(b)(v), 5.22(b)(v) and 5.23(b)(v)), then any such items of gross income and gain shall be reallocated to all Unitholders then holding Series E Preferred Units and such Series E Parity Securities, Pro Rata, until the Capital Account in respect of each Outstanding Series E Preferred Unit and such Series E Parity Security after making allocations pursuant to this and the immediately preceding sentence is equal to the applicable liquidation preference (and no other allocation pursuant to this Agreement shall reverse the effect of such allocation). After such allocations have been made to the Outstanding Series E Preferred Units and any Series E Parity Securities, as applicable, any remaining Net Termination Gain or Net Termination Loss shall be allocated to the Partners pursuant to Section 6.1(c) or Section 6.1(d), as the case may be. At the time of the dissolution of the Partnership, subject to Section 17-804 of the Delaware Act, the Record Holders of the Series E Preferred Units shall become entitled to receive any distributions in respect of the Series E Preferred Units that are accrued and unpaid as of the date of such distribution, and shall have the status of, and shall be entitled to all remedies available to, a creditor of the Partnership, and such entitlement of the Record Holders of the Series E Preferred Units to such accrued and unpaid distributions shall have priority over any entitlement of any other Partners or Assignees (other than holders of any Series E Senior Securities or Series E Parity Securities) with respect to any distributions by the Partnership to such other Partners or Assignees; provided, however, that the General Partner, as such, will have no liability for any obligations with respect to such distributions to any Record Holder(s) of Series E Preferred Units.
(vi)Rank. The Series E Preferred Units shall each be deemed to rank as to distributions on such Partnership Securities and distributions upon liquidation of the Partnership:
(A)senior to any Series E Junior Securities;
(B)on a parity with any Series E Parity Securities;
(C)junior to any Series E Senior Securities; and
(D)junior to all existing and future indebtedness of the Partnership and other liabilities with respect to assets available to satisfy claims against the Partnership.
(vii)No Sinking Fund. The Series E Preferred Units shall not have the benefit of any sinking fund.
(viii)Record Holders. To the fullest extent permitted by applicable law, the General Partner, the Partnership, the Transfer Agent, and the Paying Agent may deem and treat any Series E Holder as the true, lawful, and absolute owner of the applicable Series E Preferred Units for all purposes, and none of the General Partner, the Partnership, the Transfer Agent or the Paying Agent shall be affected by any notice to the contrary, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which the Series E Preferred Units may be listed or admitted to trading, if any.
(ix)Other Rights; Fiduciary Duties. The Series E Preferred Units and the Series E Holders shall not have any designations, preferences, rights, powers or duties, other than as set forth in this Agreement or as provided by applicable law. Notwithstanding anything to the contrary in this Agreement or any duty existing at law, in equity or otherwise, to the fullest extent permitted by applicable law, neither the General Partner nor any other Indemnitee shall owe any duties, including fiduciary duties, or have any liabilities to Series E Holders, other than the implied contractual covenant of good faith and fair dealing.

Section 5.22    Establishment of Series F Preferred Units.
(a)General. The Partnership hereby designates and creates a class of Partnership Securities to be designated as “6.750% Series F Fixed-Rate Reset Cumulative Redeemable Perpetual Preferred Units” (the “Series F Preferred Units”), having the preferences, rights, powers, and duties set forth herein, including this Section 5.22. Each Series F Preferred Unit shall be identical in all respects to every other Series F Preferred Unit, except as to the respective dates from which the Series F Liquidation Preference shall increase or from which Series F Distributions may begin accruing, to the extent such dates may differ. The Series F Preferred Units represent perpetual equity interests in the Partnership and shall not give rise to a claim by the Partnership or a Series F Holder for conversion or, except as set forth in Section 5.22(b)(iv), redemption thereof at a particular date.
(b)Rights of Series F Preferred Units. The Series F Preferred Units shall have the following rights, preferences and privileges and shall be subject to the following duties and obligations:
(i)Series F Preferred Units.
(A)The authorized number of Series F Preferred Units shall be unlimited. Series F Preferred Units that are purchased or otherwise acquired by the Partnership shall be cancelled.
(B)The Series F Preferred Units shall be represented by one or more global Certificates registered in the name of the Depositary or its nominee, and no Series F Holder shall be entitled to receive a definitive Certificate evidencing its Series F Preferred Units, unless (1) requested by a Series F Holder and consented to by the General Partner in its sole discretion, (2) otherwise required by law or (3) the Depositary gives notice of its intention to resign or is no longer eligible to act as such with respect to the Series F Preferred Units and the General Partner shall have not selected a substitute Depositary within 60 calendar days thereafter. So long as the Depositary shall have been appointed and is serving with respect to the Series F Preferred Units, payments and communications made by the Partnership to Series F Holders shall be made by making payments to, and communicating with, the Depositary.
(ii)Distributions.
(A)Distributions on each Outstanding Series F Preferred Unit shall be cumulative and shall accumulate at the applicable Series F Distribution Rate from and including November 16, 2020 (or, for any subsequently issued and newly Outstanding Series F Preferred Units, from and including the Series F Distribution Payment Date immediately preceding the issue date of such Series F Preferred Units) until such time as the Partnership pays the Series F Distribution or redeems such Series F

Preferred Unit in accordance with Section 5.22(b)(iv), whether or not such Series F Distributions shall have been declared. Series F Holders shall be entitled to receive Series F Distributions from time to time out of any assets of the Partnership legally available for the payment of distributions at the Series F Distribution Rate per Series F Preferred Unit when, as, and, if declared by the General Partner. Series F Distributions, to the extent declared by the General Partner to be paid by the Partnership in accordance with this Section 5.22(b)(ii), shall be paid, in Arrears, on each Series F Distribution Payment Date. Series F Distributions shall accumulate in each Series F Distribution Period from and including the preceding Series F Distribution Payment Date (other than the initial Series F Distribution Period, which shall commence on and include November 16, 2020), to, but excluding, the next Series F Distribution Payment Date for such Series F Distribution Period; provided that distributions shall accrue on accumulated but unpaid Series F Distributions at the Series F Distribution Rate. If any Series F Distribution Payment Date otherwise would occur on a date that is not a Business Day, declared Series F Distributions shall be paid on the immediately succeeding Business Day without the accumulation of additional distributions. All Series F Distributions that are (1) accumulated and unpaid or (2) payable by the Partnership pursuant to this Section 5.22(b)(ii) shall be payable without regard to income of the Partnership and shall be treated for federal income tax purposes as guaranteed payments for the use of capital under Section 707(c) of the Code. The guaranteed payment with respect to any Series F Distribution Period shall be for the account of the holders of Series F Preferred Units as of the applicable Series F Distribution Record Date.
(B)Not later than 5:00 p.m., New York City time, on each Series F Distribution Payment Date, the Partnership shall pay those Series F Distributions, if any, that shall have been declared by the General Partner to Series F Holders on the Record Date for the applicable Series F Distribution. The Record Date (the “Series F Distribution Record Date”) for the payment of any Series F Distributions shall be as of the close of business on the first Business Day of the month of the applicable Series F Distribution Payment Date, except that in the case of payments of Series F Distributions in Arrears, the Series F Distribution Record Date with respect to a Series F Distribution Payment Date shall be such date as may be designated by the General Partner in accordance with this Section 5.22. So long as any Series F Preferred Units are Outstanding, no distribution shall be declared or paid or set aside for payment on any Series F Junior Securities (other than a distribution payable solely in Series F Junior Securities) unless full cumulative Series F Distributions have been or contemporaneously are being paid or set apart for payment on all Outstanding Series F Preferred Units (and distributions on any other Series F Parity Securities) through the most recent respective Series F

Distribution Payment Date (and distribution payment date with respect to such Series F Parity Securities, if any); provided, however, notwithstanding anything to the contrary in this Section 5.22(b)(ii)(B), if a distribution period with respect to a class of Series F Junior Securities or Series F Parity Securities is shorter than the Series F Distribution Period, the General Partner may declare and pay regular distributions with respect to such Series F Junior Securities or Series F Parity Securities, so long as, at the time of declaration of such distribution, (i) there are no Series F Distributions in Arrears, and (ii) the General Partner expects to have sufficient funds to pay the full distribution in respect of the Series F Preferred Units on the next successive Series F Distribution Payment Date. Accumulated Series F Distributions in Arrears for any past Series F Distribution Period may be declared by the General Partner and paid on any date fixed by the General Partner, whether or not a Series F Distribution Payment Date, to Series F Holders on the Record Date for such payment, which may not be less than 10 calendar days before such payment date. Subject to the next succeeding sentence, if all accumulated Series F Distributions in Arrears on all Outstanding Series F Preferred Units and all accumulated distributions in arrears on any Series F Parity Securities shall not have been declared and paid, or if sufficient funds for the payment thereof shall not have been set apart, payment of accumulated distributions in Arrears on the Series F Preferred Units and accumulated distributions in arrears on any such Series F Parity Securities shall be made in order of their respective distribution payment dates, commencing with the earliest distribution payment date. If less than all distributions payable with respect to all Series F Preferred Units and any other Series F Parity Securities are paid, any partial payment shall be made Pro Rata with respect to the Series F Preferred Units and any such other Series F Parity Securities entitled to a distribution payment at such time in proportion to the aggregate distribution amounts remaining due in respect of such Series F Preferred Units and such other Series F Parity Securities at such time. Subject to Section 12.4 and Section 5.22(b)(v), Series F Holders shall not be entitled to any distribution, whether payable in cash, property or Partnership Securities, in excess of full cumulative Series F Distributions. Except insofar as distributions accrue on the amount of any accumulated and unpaid Series F Distributions as described in Section 5.22(b)(ii)(A), no interest or sum of money in lieu of interest shall be payable in respect of any distribution payment which may be in Arrears on the Series F Preferred Units. So long as the Series F Preferred Units are held of record by the Depositary or its nominee, declared Series F Distributions shall be paid to the Depositary in same-day funds on each Series F Distribution Payment Date or other distribution payment date in the case of payments for Series F Distributions in Arrears.

(C)The Series F Distribution Rate for each Series F Reset Period will be determined by the Calculation Agent for the Series F Preferred Units using the Series F Five-year U.S. Treasury Rate, as of the applicable Series F Reset Distribution Determination Date for such Series F Reset Period. The Calculation Agent for the Series F Preferred Units then will add the spread of 5.134% per annum to the Series F Five-year U.S. Treasury Rate as determined by the Calculation Agent as of the applicable Series F Reset Distribution Determination Date for such Series F Reset Period. Promptly following such determination by the Calculation Agent for the Series F Preferred Units, the Calculation Agent shall notify the Partnership of the Series F Distribution Rate for such Series F Reset Period. Such Calculation Agent’s determination of any Series F Distribution Rate for each Series F Reset Period and its calculation of the amount of Series F Distributions for any Series F Reset Period will be (i) available on file at the principal offices of the Partnership beginning on or after the Series F First Call Date, (ii) made available to any Series F Holder upon request and (iii) final and binding on each Series F Holder in the absence of manifest error.
(D)The Partnership will provide notice of the relevant Series F Five-year U.S. Treasury Rate as soon as practicable to the Transfer Agent and the Series F Holders.
(E)Notwithstanding the foregoing, unless otherwise determined by the General Partner, Series F Distributions shall be deemed to have been paid out of deductions from Available Cash with respect to the Quarter ended immediately preceding the Quarter in which the Series F Distribution is made.
(iii)Voting Rights.
(A)Notwithstanding anything to the contrary in this Agreement, the Series F Preferred Units shall not have any voting rights or rights to consent or approve any action or matter, except as set forth in Section 13.3(c), this Section 5.22(b)(iii) or as otherwise required by the Delaware Act.
(B)Notwithstanding anything to the contrary in this Agreement, without the affirmative vote or consent of the holders of at least 66 2/3% of the Outstanding Series F Preferred Units, voting as a separate class, the General Partner shall not adopt any amendment to this Agreement that the General Partner determines would have a material adverse effect on the powers, preferences, duties, or special rights of the Series F Preferred Units; provided, however, that (i) subject to Section 5.22(b)(iii)(C), the issuance of additional Partnership Securities (and any amendment to this Agreement in connection therewith) shall not be deemed to constitute such a material adverse effect for purposes of this Section 5.22(b)(iii)(B) and (ii) for purposes of this Section 5.22(b)(iii)(B), no amendment of this Agreement in connection with a merger or other transaction in which the Series F Preferred Units remain Outstanding with the terms thereof materially unchanged in any respect adverse to the Series F Holders (as determined by the General Partner) shall be deemed to materially and adversely affect the powers, preferences, duties, or special rights of the Series F Preferred Units.
(C)Notwithstanding anything to the contrary in this Agreement, without the affirmative vote or consent of the holders of at least 66 2/3% of the Outstanding Series F Preferred Units, voting as a class together with holders of any other Series F Parity Securities upon which like voting rights have been conferred and are exercisable, the Partnership shall not (x) create or issue any Series F Parity Securities (including any additional Series F Preferred Units) if the cumulative distributions payable on Outstanding Series F Preferred Units (or any Series F Parity Securities, if the holders of such Series F Parity Securities vote as a class together with the Series F Holders pursuant to this Section 5.22(b)(iii)(C)) are in Arrears or (y) create or issue any Series F Senior Securities.
(D)For any matter described in this Section 5.22(b)(iii) in which the Series F Holders are entitled to vote as a class (whether separately or together with the holders of any Series F Parity Securities), such Series F Holders shall be entitled to one vote per Series F Preferred Unit. Any Series F Preferred Units held by the Partnership or any of its Subsidiaries or their controlled Affiliates shall not be entitled to vote.
(E)Notwithstanding Section 5.22(b)(iii)(B) and Section 5.22(b)(iii)(C), no vote of the Series F Holders shall be required if, at or prior to the time when such action is to take effect, provision is made for the redemption of all Series F Preferred Units at the time Outstanding.
(iv)Optional Redemption; Series F Rating Event.
(A)The Partnership shall have the right (i) on the Series F First Call Date or on any subsequent Series F Reset Date or (ii) at any time within 120 calendar days after the conclusion of any review or appeal process instituted by the Partnership following the occurrence of a Series F Rating Event, in each case, to redeem the Series F Preferred Units, which redemption may be in whole or in part (except with respect to a redemption pursuant to clause (ii) of this Section 5.22(b)(iv)(A) which shall be in whole but not in part), using any source of funds legally available for such purpose. Any such redemption shall occur on a date set by the General Partner (the “Series F Redemption Date”). The Partnership

shall effect any such redemption by paying cash for each Series F Preferred Unit to be redeemed equal to 100% (in the case of a redemption described in clause (i) of this Section 5.22(b)(iv)(A)), or 102% (in the case of a redemption described in clause (ii) of this Section 5.22(b)(iv)(A)), of the Series F Liquidation Preference for such Series F Preferred Unit on such Series F Redemption Date plus an amount equal to all unpaid Series F Distributions thereon from the date of issuance to, but excluding, the Series F redemption Date (whether or not such distributions shall have been declared) (the “Series F Redemption Price”). So long as the Series F Preferred Units to be redeemed are held of record by the Depositary or the nominee of the Depositary, the Series F Redemption Price shall be paid by the Paying Agent to the Depositary on the Series F Redemption Date.
(B)The Partnership shall give notice of any redemption by mail, postage prepaid, not less than 30 calendar days and not more than 60 calendar days before the scheduled Series F Redemption Date to the Series F Holders (as of 5:00 p.m. New York City time on the Business Day next preceding the day on which notice is given) of any Series F Preferred Units to be redeemed as such Series F Holders’ names appear on the books of the Transfer Agent and at the address of such Series F Holders shown therein. Such notice (the “Series F Redemption Notice”) shall state, as applicable: (1) the Series F Redemption Date, (2) the number of Series F Preferred Units to be redeemed and, if less than all Outstanding Series F Preferred Units are to be redeemed, the number (and in the case of Series F Preferred Units in certificated form, the identification) of Series F Preferred Units to be redeemed from such Series F Holder, (3) the Series F Redemption Price, (4) the place where any Series F Preferred Units in certificated form are to be redeemed and shall be presented and surrendered for payment of the Series F Redemption Price therefor (which shall occur automatically if the Certificate representing such Series F Preferred Units is issued in the name of the Depositary or its nominee), and (5) that distributions on the Series F Preferred Units to be redeemed shall cease to accumulate from and after such Series F Redemption Date.
(C)If the Partnership elects to redeem less than all of the Outstanding Series F Preferred Units, the number of Series F Preferred Units to be redeemed shall be determined by the General Partner, and such Series F Preferred Units shall be redeemed by such method of selection as the Depositary shall determine, either Pro Rata or by lot, with adjustments to avoid redemption of fractional Series F Preferred Units. The aggregate Series F Redemption Price for any such partial redemption of the Outstanding Series F Preferred Units shall be allocated correspondingly among the redeemed Series F Preferred Units. The Series F Preferred Units not redeemed shall remain Outstanding and entitled to all the rights, preferences and duties provided in this Section 5.22.

(D)If the Partnership gives or causes to be given a Series F Redemption Notice, the Partnership shall deposit with the Paying Agent funds sufficient to redeem the Series F Preferred Units as to which such Series F Redemption Notice shall have been given, no later than 10:00 a.m. New York City time on the Series F Redemption Date, and shall give the Paying Agent irrevocable instructions and authority to pay the Series F Redemption Price to each Series F Holder whose Series F Preferred Units are to be redeemed upon surrender or deemed surrender (which shall occur automatically if the Certificate representing such Series F Preferred Units is issued in the name of the Depositary or its nominee) of the Certificates therefor as set forth in the Series F Redemption Notice. If a Series F Redemption Notice shall have been given, from and after the Series F Redemption Date, unless the Partnership defaults in providing funds sufficient for such redemption at the time and place specified for payment pursuant to the Series F Redemption Notice, all Series F Distributions on such Series F Preferred Units to be redeemed shall cease to accumulate and all rights of holders of such Series F Preferred Units as Limited Partners with respect to such Series F Preferred Units to be redeemed shall cease, except the right to receive the Series F Redemption Price, and such Series F Preferred Units shall not thereafter be transferred on the books of the Transfer Agent or be deemed to be Outstanding for any purpose whatsoever. The Series F Holders shall have no claim to the interest income, if any, earned on funds deposited with the Paying Agent. Any funds deposited with the Paying Agent hereunder by the Partnership for any reason, including redemption of Series F Preferred Units, that remain unclaimed or unpaid after one year after the applicable Series F Redemption Date or other payment date, as applicable, shall be, to the extent permitted by law, repaid to the Partnership upon its written request, after which repayment the Series F Holders entitled to such redemption or other payment shall have recourse only to the Partnership. Notwithstanding any Series F Redemption Notice, there shall be no redemption of any Series F Preferred Units called for redemption until funds sufficient to pay the full Series F Redemption Price of such Series F Preferred Units shall have been deposited by the Partnership with the Paying Agent.
(E)Any Series F Preferred Units that are redeemed or otherwise acquired by the Partnership shall be cancelled. If only a portion of the Series F Preferred Units represented by a Certificate shall have been called for redemption, upon surrender of the Certificate to the Paying Agent (which shall occur automatically if the Certificate representing such Series F Preferred Units is registered in the name of the Depositary or its nominee), the Partnership shall issue and the Paying Agent shall deliver to the Series F Holders a new Certificate (or adjust the applicable book-entry account) representing the number of Series F Preferred Units represented by the surrendered Certificate that have not been called for redemption.
(F)Notwithstanding anything to the contrary in this Section 5.22, in the event that full cumulative distributions on the Series F Preferred Units and any Series F Parity Securities shall not have been paid or declared and set aside for payment, the Partnership shall not be permitted to repurchase, redeem or otherwise acquire, in whole or in part, any Series F Preferred Units or Series F Parity Securities except pursuant to a purchase or exchange offer made on the same relative terms to all Series F Holders and holders of any Series F Parity Securities. Subject to Section 4.9, so long as any Series F Preferred Units are Outstanding, the Partnership shall not be permitted to redeem, repurchase or otherwise acquire any Common Units or any other Series F Junior Securities unless full cumulative distributions on the Series F Preferred Units and any Series F Parity Securities for all prior and the then-ending Series F Distribution Periods, with respect to the Series F Preferred Units, and all prior and then ending distribution periods, with respect to any such Series F Parity Securities, shall have been paid or declared and set aside for payment.
(v)Liquidation Rights. In the event of the dissolution and winding up of the Partnership under Section 12.4 or a sale, exchange, or other disposition of all or substantially all of the assets of the Partnership, either voluntary or involuntary, the Record Holders of the Series F Preferred Units shall be entitled to receive, out of the assets of the Partnership available for distribution to the Partners or any Assignees, prior and in preference to any distribution of any assets of the Partnership to the Record Holders of any other class or series of Partnership Interests (other than Series F Senior Securities or Series F Parity Securities), (i) first, any accumulated and unpaid distributions on the Series F Preferred Units (regardless of whether previously declared) and (ii) then, any positive value in each such holder’s Capital Account in respect of such Series F Preferred Units. If in the year of such dissolution and winding up, or sale, exchange, or other disposition of all or substantially all of the assets of the Partnership, any such Record Holder’s Capital Account in respect of such Series F Preferred Units is less than the aggregate Series F Base Liquidation Preference of such Series F Preferred Units, then, notwithstanding anything to the contrary contained in this Agreement, and prior to any other allocation pursuant to this Agreement for such year and any distribution pursuant to the preceding sentence (other than any allocations or distributions made with respect to any other Series F Parity Securities upon which like allocation and distribution rights have been conferred), items of gross income and gain shall be allocated to all Unitholders then holding Series F Preferred Units, Pro Rata, until the Capital Account in respect of each Outstanding Series F Preferred Unit is equal to the Series F Base Liquidation Preference (and no other allocation pursuant to this Agreement shall reverse the effect of such allocation); provided, however, that in the event that like allocation rights have been conferred upon other Series F Parity Securities (including pursuant to Sections 5.17(b)(v), 5.18(b)(v), 5.19(b)(v), 5.20(b)(v), 5.21(b)(v), 5.22(b)(v) and 5.23(b)(v)), then items of gross income and gain shall be allocated to all Unitholders then holding Series F Preferred Units and such Series F Parity Securities, Pro Rata, until the Capital Account in respect of each Outstanding Series F Preferred Unit and such Series F Parity Security is equal to the applicable liquidation preference (and no other allocation pursuant to this Agreement shall reverse the effect of such allocation). If in the year of such dissolution and winding up any such Record Holder’s Capital Account in respect of such Series F Preferred Units is less than the aggregate Series F Base Liquidation Preference of such Series F Preferred Units after the application of the preceding sentence, then to the extent permitted by applicable law, but otherwise notwithstanding anything to the contrary contained in this Agreement, items of gross income and gain for any preceding taxable year(s) with respect to which IRS Form 1065 Schedules K-1 have not been filed by the Partnership shall be reallocated to all Unitholders then holding Series F Preferred Units, Pro Rata, until the Capital Account in respect of each such Outstanding Series F Preferred unit after making allocations pursuant to this and the immediately preceding sentence is equal to the Series F Base Liquidation Preference (and no other allocation pursuant to this Agreement shall reverse the effect of such allocation); provided, however, that in the event like allocation rights have been conferred upon other Series F Parity Securities (including pursuant to Sections 5.17(b)(v), 5.18(b)(v), 5.19(b)(v), 5.20(b)(v), 5.21(b)(v), 5.22(b)(v) and 5.23(b)(v)), then any such items of gross income and gain shall be reallocated to all Unitholders then holding Series F Preferred Units and such Series F Parity Securities, Pro Rata, until the Capital Account in respect of each Outstanding Series F Preferred Unit and such Series F Parity Security after making allocations pursuant to this and the immediately preceding sentence is equal to the applicable liquidation preference (and no other allocation pursuant to this Agreement shall reverse the effect of such allocation). After such allocations have been made to the Outstanding Series F Preferred Units and any Series F Parity Securities, as applicable, any remaining Net Termination Gain or Net Termination Loss shall be allocated to the Partners pursuant to Section 6.1(c) or Section 6.1(d), as the case may be. At the time of the dissolution of the Partnership, subject to Section 17-804 of the Delaware Act, the Record Holders of the Series F Preferred Units shall become entitled to receive any distributions in respect of the Series F Preferred Units that are accrued and unpaid as of the date of such distribution, and shall have the status of, and shall be entitled to all remedies available to, a creditor of the Partnership, and such entitlement of the Record Holders of the Series F Preferred Units to such accrued and unpaid distributions shall have priority over any entitlement of any other Partners or Assignees (other than holders of any Series F Senior Securities or Series F Parity Securities) with respect to any distributions by the Partnership to such other Partners or Assignees; provided, however, that the General Partner, as such, will have no liability for any obligations with respect to such distributions to any Record Holder(s) of Series F Preferred Units.
(vi)Rank. The Series F Preferred Units shall each be deemed to rank as to distributions on such Partnership Securities and distributions upon liquidation of the Partnership:
(A)senior to any Series F Junior Securities;
(B)on a parity with any Series F Parity Securities;
(C)junior to any Series F Senior Securities; and
(D)junior to all existing and future indebtedness of the Partnership and other liabilities with respect to assets available to satisfy claims against the Partnership.
(vii)No Sinking Fund. The Series F Preferred Units shall not have the benefit of any sinking fund.
(viii)Record Holders. To the fullest extent permitted by applicable law, the General Partner, the Partnership, the Transfer Agent, and the Paying Agent may deem and treat any Series F Holder as the true, lawful, and absolute owner of the applicable Series F Preferred Units for all purposes, and none of the General Partner, the Partnership, the Transfer Agent or the Paying Agent shall be affected by any notice to the contrary, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which the Series F Preferred Units may be listed or admitted to trading, if any.
(ix)Notices. All notices or other communications in respect of Series F Holders shall be sufficiently given (i) if given in writing and either delivered in person or by first class mail, postage prepaid, or (ii) if given in such other manner as may be permitted in this Section 5.22, the Agreement or by applicable law.
(x)Other Rights; Fiduciary Duties. The Series F Preferred Units and the Series F Holders shall not have any designations, preferences, rights, powers or duties, other than as set forth in this Agreement or as provided by applicable law. Notwithstanding anything to the contrary in this Agreement or any duty existing at law, in equity or otherwise, to the fullest extent permitted by applicable law, neither the General Partner nor any other Indemnitee shall owe any duties, including fiduciary duties, or have any liabilities to Series F Holders, other than the implied contractual covenant of good faith and fair dealing.

Section 5.23    Establishment of Series G Preferred Units.
(a)General. The Partnership hereby designates and creates a class of Partnership Securities to be designated as “7.125% Series G Fixed-Rate Reset Cumulative Redeemable Perpetual Preferred Units” (the “Series G Preferred Units”), having the preferences, rights, powers, and duties set forth herein, including this Section 5.23. Each Series G Preferred Unit shall be identical in all respects to every other Series G Preferred Unit, except as to the respective dates from which the Series G Liquidation Preference shall increase or from which Series G Distributions may begin accruing, to the extent such dates may differ. The Series G Preferred Units represent perpetual equity interests in the Partnership and shall not give rise to a claim by the Partnership or a Series G Holder for conversion or, except as set forth in Section 5.23(b)(iv), redemption thereof at a particular date.
(b)Rights of Series G Preferred Units. The Series G Preferred Units shall have the following rights, preferences and privileges and shall be subject to the following duties and obligations:
(i)Series G Preferred Units.
(A)The authorized number of Series G Preferred Units shall be unlimited. Series G Preferred Units that are purchased or otherwise acquired by the Partnership shall be cancelled.
(B)The Series G Preferred Units shall be represented by one or more global Certificates registered in the name of the Depositary or its nominee, and no Series G Holder shall be entitled to receive a definitive Certificate evidencing its Series G Preferred Units, unless (1) requested by a Series G Holder and consented to by the General Partner in its sole discretion, (2) otherwise required by law or (3) the Depositary gives notice of its intention to resign or is no longer eligible to act as such with respect to the Series G Preferred Units and the General Partner shall have not selected a substitute Depositary within 60 calendar days thereafter. So long as the Depositary shall have been appointed and is serving with respect to the Series G Preferred Units, payments and communications made by the Partnership to Series G Holders shall be made by making payments to, and communicating with, the Depositary.
(ii)Distributions.
(A)Distributions on each Outstanding Series G Preferred Unit shall be cumulative and shall accumulate at the applicable Series G Distribution Rate from and including November 16, 2020 (or, for any subsequently issued and newly Outstanding Series G Preferred Units, from and including the Series G Distribution Payment Date immediately preceding the issue date of such Series G Preferred Units) until such time as the Partnership pays the Series G Distribution or redeems such Series G

Preferred Unit in accordance with Section 5.23(b)(iv), whether or not such Series G Distributions shall have been declared. Series G Holders shall be entitled to receive Series G Distributions from time to time out of any assets of the Partnership legally available for the payment of distributions at the Series G Distribution Rate per Series G Preferred Unit when, as, and, if declared by the General Partner. Series G Distributions, to the extent declared by the General Partner to be paid by the Partnership in accordance with this Section 5.23(b)(ii), shall be paid, in Arrears, on each Series G Distribution Payment Date. Series G Distributions shall accumulate in each Series G Distribution Period from and including the preceding Series G Distribution Payment Date (other than the initial Series G Distribution Period, which shall commence on and include November 16, 2020), to, but excluding, the next Series G Distribution Payment Date for such Series G Distribution Period; provided that distributions shall accrue on accumulated but unpaid Series G Distributions at the Series G Distribution Rate. If any Series G Distribution Payment Date otherwise would occur on a date that is not a Business Day, declared Series G Distributions shall be paid on the immediately succeeding Business Day without the accumulation of additional distributions. All Series G Distributions that are (1) accumulated and unpaid or (2) payable by the Partnership pursuant to this Section 5.23(b)(ii) shall be payable without regard to income of the Partnership and shall be treated for federal income tax purposes as guaranteed payments for the use of capital under Section 707(c) of the Code. The guaranteed payment with respect to any Series G Distribution Period shall be for the account of the holders of Series G Preferred Units as of the applicable Series G Distribution Record Date.
(B)Not later than 5:00 p.m., New York City time, on each Series G Distribution Payment Date, the Partnership shall pay those Series G Distributions, if any, that shall have been declared by the General Partner to Series G Holders on the Record Date for the applicable Series G Distribution. The Record Date (the “Series G Distribution Record Date”) for the payment of any Series G Distributions shall be as of the close of business on the first Business Day of the month of the applicable Series G Distribution Payment Date, except that in the case of payments of Series G Distributions in Arrears, the Series G Distribution Record Date with respect to a Series G Distribution Payment Date shall be such date as may be designated by the General Partner in accordance with this Section 5.23. So long as any Series G Preferred Units are Outstanding, no distribution shall be declared or paid or set aside for payment on any Series G Junior Securities (other than a distribution payable solely in Series G Junior Securities) unless full cumulative Series G Distributions have been or contemporaneously are being paid or set apart for payment on all Outstanding Series G Preferred Units (and distributions on any other Series G Parity Securities) through the most recent respective Series G

Distribution Payment Date (and distribution payment date with respect to such Series G Parity Securities, if any); provided, however, notwithstanding anything to the contrary in this Section 5.23(b)(ii)(B), if a distribution period with respect to a class of Series G Junior Securities or Series G Parity Securities is shorter than the Series G Distribution Period, the General Partner may declare and pay regular distributions with respect to such Series G Junior Securities or Series G Parity Securities, so long as, at the time of declaration of such distribution, (i) there are no Series G Distributions in Arrears, and (ii) the General Partner expects to have sufficient funds to pay the full distribution in respect of the Series G Preferred Units on the next successive Series G Distribution Payment Date. Accumulated Series G Distributions in Arrears for any past Series G Distribution Period may be declared by the General Partner and paid on any date fixed by the General Partner, whether or not a Series G Distribution Payment Date, to Series G Holders on the Record Date for such payment, which may not be less than 10 calendar days before such payment date. Subject to the next succeeding sentence, if all accumulated Series G Distributions in Arrears on all Outstanding Series G Preferred Units and all accumulated distributions in arrears on any Series G Parity Securities shall not have been declared and paid, or if sufficient funds for the payment thereof shall not have been set apart, payment of accumulated distributions in Arrears on the Series G Preferred Units and accumulated distributions in arrears on any such Series G Parity Securities shall be made in order of their respective distribution payment dates, commencing with the earliest distribution payment date. If less than all distributions payable with respect to all Series G Preferred Units and any other Series G Parity Securities are paid, any partial payment shall be made Pro Rata with respect to the Series G Preferred Units and any such other Series G Parity Securities entitled to a distribution payment at such time in proportion to the aggregate distribution amounts remaining due in respect of such Series G Preferred Units and such other Series G Parity Securities at such time. Subject to Section 12.4 and Section 5.23(b)(v), Series G Holders shall not be entitled to any distribution, whether payable in cash, property or Partnership Securities, in excess of full cumulative Series G Distributions. Except insofar as distributions accrue on the amount of any accumulated and unpaid Series G Distributions as described in Section 5.23(b)(ii)(A), no interest or sum of money in lieu of interest shall be payable in respect of any distribution payment which may be in Arrears on the Series G Preferred Units. So long as the Series G Preferred Units are held of record by the Depositary or its nominee, declared Series G Distributions shall be paid to the Depositary in same-day funds on each Series G Distribution Payment Date or other distribution payment date in the case of payments for Series G Distributions in Arrears.

(C)The Series G Distribution Rate for each Series G Reset Period will be determined by the Calculation Agent for the Series G Preferred Units using the Series G Five-year U.S. Treasury Rate, as of the applicable Series G Reset Distribution Determination Date for such Series G Reset Period. The Calculation Agent for the Series G Preferred Units then will add the spread of 5.306% per annum to the Series G Five-year U.S. Treasury Rate as determined by the Calculation Agent as of the applicable Series G Reset Distribution Determination Date for such Series G Reset Period. Promptly following such determination by the Calculation Agent for the Series G Preferred Units, the Calculation Agent shall notify the Partnership of the Series G Distribution Rate for such Series G Reset Period. Such Calculation Agent’s determination of any Series G Distribution Rate for each Series G Reset Period and its calculation of the amount of Series G Distributions for any Series G Reset Period will be (i) available on file at the principal offices of the Partnership beginning on or after the Series G First Call Date, (ii) made available to any Series G Holder upon request and (iii) final and binding on each Series G Holder in the absence of manifest error.
(D)The Partnership will provide notice of the relevant Series G Five-year U.S. Treasury Rate as soon as practicable to the Transfer Agent and the Series G Holders.
(E)Notwithstanding the foregoing, unless otherwise determined by the General Partner, Series G Distributions shall be deemed to have been paid out of deductions from Available Cash with respect to the Quarter ended immediately preceding the Quarter in which the Series G Distribution is made.
(iii)Voting Rights.
(A)Notwithstanding anything to the contrary in this Agreement, the Series G Preferred Units shall not have any voting rights or rights to consent or approve any action or matter, except as set forth in Section 13.3(c), this Section 5.23(b)(iii) or as otherwise required by the Delaware Act.
(B)Notwithstanding anything to the contrary in this Agreement, without the affirmative vote or consent of the holders of at least 66 2/3% of the Outstanding Series G Preferred Units, voting as a separate class, the General Partner shall not adopt any amendment to this Agreement that the General Partner determines would have a material adverse effect on the powers, preferences, duties, or special rights of the Series G Preferred Units; provided, however, that (i) subject to Section 5.23(b)(iii)(C), the issuance of additional Partnership Securities (and any amendment to this Agreement in connection therewith) shall not be deemed to constitute such a material adverse effect for purposes of this Section 5.23(b)(iii)(B) and (ii) for purposes of this Section 5.23(b)(iii)(B), no amendment of this Agreement in connection with a merger or other transaction in which the Series G Preferred Units remain Outstanding with the terms thereof materially unchanged in any respect adverse to the Series G Holders (as determined by the General Partner) shall be deemed to materially and adversely affect the powers, preferences, duties, or special rights of the Series G Preferred Units.
(C)Notwithstanding anything to the contrary in this Agreement, without the affirmative vote or consent of the holders of at least 66 2/3% of the Outstanding Series G Preferred Units, voting as a class together with holders of any other Series G Parity Securities upon which like voting rights have been conferred and are exercisable, the Partnership shall not (x) create or issue any Series G Parity Securities (including any additional Series G Preferred Units) if the cumulative distributions payable on Outstanding Series G Preferred Units (or any Series G Parity Securities, if the holders of such Series G Parity Securities vote as a class together with the Series G Holders pursuant to this Section 5.23(b)(iii)(C)) are in Arrears or (y) create or issue any Series G Senior Securities.
(D)For any matter described in this Section 5.23(b)(iii) in which the Series G Holders are entitled to vote as a class (whether separately or together with the holders of any Series G Parity Securities), such Series G Holders shall be entitled to one vote per Series G Preferred Unit. Any Series G Preferred Units held by the Partnership or any of its Subsidiaries or their controlled Affiliates shall not be entitled to vote.
(E)Notwithstanding Section 5.23(b)(iii)(B) and Section 5.23(b)(iii)(C), no vote of the Series G Holders shall be required if, at or prior to the time when such action is to take effect, provision is made for the redemption of all Series G Preferred Units at the time Outstanding.
(iv)Optional Redemption; Series G Rating Event.
(A)The Partnership shall have the right (i) on the Series G First Call Date or on any subsequent Series G Reset Date or (ii) at any time within 120 calendar days after the conclusion of any review or appeal process instituted by the Partnership following the occurrence of a Series G Rating Event, in each case, to redeem the Series G Preferred Units, which redemption may be in whole or in part (except with respect to a redemption pursuant to clause (ii) of this Section 5.23(b)(iv)(A) which shall be in whole but not in part), using any source of funds legally available for such purpose. Any such redemption shall occur on a date set by the General Partner (the “Series G Redemption Date”). The Partnership

shall effect any such redemption by paying cash for each Series G Preferred Unit to be redeemed equal to 100% (in the case of a redemption described in clause (i) of this Section 5.23(b)(iv)(A)), or 102% (in the case of a redemption described in clause (ii) of this Section 5.23(b)(iv)(A)), of the Series G Liquidation Preference for such Series G Preferred Unit on such Series G Redemption Date plus an amount equal to all unpaid Series G Distributions thereon from the date of issuance to, but excluding, the Series G Redemption Date (whether or not such distributions shall have been declared) (the “Series G Redemption Price”). So long as the Series G Preferred Units to be redeemed are held of record by the Depositary or the nominee of the Depositary, the Series G Redemption Price shall be paid by the Paying Agent to the Depositary on the Series G Redemption Date.
(B)The Partnership shall give notice of any redemption by mail, postage prepaid, not less than 30 calendar days and not more than 60 calendar days before the scheduled Series G Redemption Date to the Series G Holders (as of 5:00 p.m. New York City time on the Business Day next preceding the day on which notice is given) of any Series G Preferred Units to be redeemed as such Series G Holders’ names appear on the books of the Transfer Agent and at the address of such Series G Holders shown therein. Such notice (the “Series G Redemption Notice”) shall state, as applicable: (1) the Series G Redemption Date, (2) the number of Series G Preferred Units to be redeemed and, if less than all Outstanding Series G Preferred Units are to be redeemed, the number (and in the case of Series G Preferred Units in certificated form, the identification) of Series G Preferred Units to be redeemed from such Series G Holder, (3) the Series G Redemption Price, (4) the place where any Series G Preferred Units in certificated form are to be redeemed and shall be presented and surrendered for payment of the Series G Redemption Price therefor (which shall occur automatically if the Certificate representing such Series G Preferred Units is issued in the name of the Depositary or its nominee), and (5) that distributions on the Series G Preferred Units to be redeemed shall cease to accumulate from and after such Series G Redemption Date.
(C)If the Partnership elects to redeem less than all of the Outstanding Series G Preferred Units, the number of Series G Preferred Units to be redeemed shall be determined by the General Partner, and such Series G Preferred Units shall be redeemed by such method of selection as the Depositary shall determine, either Pro Rata or by lot, with adjustments to avoid redemption of fractional Series G Preferred Units. The aggregate Series G Redemption Price for any such partial redemption of the Outstanding Series G Preferred Units shall be allocated correspondingly among the redeemed Series G Preferred Units. The Series G Preferred

Units not redeemed shall remain Outstanding and entitled to all the rights, preferences and duties provided in this Section 5.23.
(D)If the Partnership gives or causes to be given a Series G Redemption Notice, the Partnership shall deposit with the Paying Agent funds sufficient to redeem the Series G Preferred Units as to which such Series G Redemption Notice shall have been given, no later than 10:00 a.m. New York City time on the Series G Redemption Date, and shall give the Paying Agent irrevocable instructions and authority to pay the Series G Redemption Price to each Series G Holder whose Series G Preferred Units are to be redeemed upon surrender or deemed surrender (which shall occur automatically if the Certificate representing such Series G Preferred Units is issued in the name of the Depositary or its nominee) of the Certificates therefor as set forth in the Series G Redemption Notice. If a Series G Redemption Notice shall have been given, from and after the Series G Redemption Date, unless the Partnership defaults in providing funds sufficient for such redemption at the time and place specified for payment pursuant to the Series G Redemption Notice, all Series G Distributions on such Series G Preferred Units to be redeemed shall cease to accumulate and all rights of holders of such Series G Preferred Units as Limited Partners with respect to such Series G Preferred Units to be redeemed shall cease, except the right to receive the Series G Redemption Price, and such Series G Preferred Units shall not thereafter be transferred on the books of the Transfer Agent or be deemed to be Outstanding for any purpose whatsoever. The Series G Holders shall have no claim to the interest income, if any, earned on funds deposited with the Paying Agent. Any funds deposited with the Paying Agent hereunder by the Partnership for any reason, including redemption of Series G Preferred Units, that remain unclaimed or unpaid after one year after the applicable Series G Redemption Date or other payment date, as applicable, shall be, to the extent permitted by law, repaid to the Partnership upon its written request, after which repayment the Series G Holders entitled to such redemption or other payment shall have recourse only to the Partnership. Notwithstanding any Series G Redemption Notice, there shall be no redemption of any Series G Preferred Units called for redemption until funds sufficient to pay the full Series G Redemption Price of such Series G Preferred Units shall have been deposited by the Partnership with the Paying Agent.
(E)Any Series G Preferred Units that are redeemed or otherwise acquired by the Partnership shall be cancelled. If only a portion of the Series G Preferred Units represented by a Certificate shall have been called for redemption, upon surrender of the Certificate to the Paying Agent (which shall occur automatically if the Certificate representing such Series G Preferred Units is registered in the name of the Depositary or its nominee), the Partnership shall issue and the Paying Agent shall deliver to the Series G Holders a new Certificate (or adjust the applicable book-entry account) representing the number of Series G Preferred Units represented by the surrendered Certificate that have not been called for redemption.
(F)Notwithstanding anything to the contrary in this Section 5.23, in the event that full cumulative distributions on the Series G Preferred Units and any Series G Parity Securities shall not have been paid or declared and set aside for payment, the Partnership shall not be permitted to repurchase, redeem or otherwise acquire, in whole or in part, any Series G Preferred Units or Series G Parity Securities except pursuant to a purchase or exchange offer made on the same relative terms to all Series G Holders and holders of any Series G Parity Securities. Subject to Section 4.9, so long as any Series G Preferred Units are Outstanding, the Partnership shall not be permitted to redeem, repurchase or otherwise acquire any Common Units or any other Series G Junior Securities unless full cumulative distributions on the Series G Preferred Units and any Series G Parity Securities for all prior and the then-ending Series G Distribution Periods, with respect to the Series G Preferred Units, and all prior and then ending distribution periods, with respect to any such Series G Parity Securities, shall have been paid or declared and set aside for payment.
(v)Liquidation Rights. In the event of the dissolution and winding up of the Partnership under Section 12.4 or a sale, exchange, or other disposition of all or substantially all of the assets of the Partnership, either voluntary or involuntary, the Record Holders of the Series G Preferred Units shall be entitled to receive, out of the assets of the Partnership available for distribution to the Partners or any Assignees, prior and in preference to any distribution of any assets of the Partnership to the Record Holders of any other class or series of Partnership Interests (other than Series G Senior Securities or Series G Parity Securities), (i) first, any accumulated and unpaid distributions on the Series G Preferred Units (regardless of whether previously declared) and (ii) then, any positive value in each such holder’s Capital Account in respect of such Series G Preferred Units. If in the year of such dissolution and winding up, or sale, exchange, or other disposition of all or substantially all of the assets of the Partnership, any such Record Holder’s Capital Account in respect of such Series G Preferred Units is less than the aggregate Series G Base Liquidation Preference of such Series G Preferred Units, then, notwithstanding anything to the contrary contained in this Agreement, and prior to any other allocation pursuant to this Agreement for such year and any distribution pursuant to the preceding sentence (other than any allocations or distributions made with respect to any other Series G Parity Securities upon which like allocation and distribution rights have been conferred), items of gross income and gain shall be allocated to all Unitholders then holding Series G Preferred Units, Pro Rata, until the Capital Account in respect of each

Outstanding Series G Preferred Unit is equal to the Series G Base Liquidation Preference (and no other allocation pursuant to this Agreement shall reverse the effect of such allocation); provided, however, that in the event that like allocation rights have been conferred upon other Series G Parity Securities (including pursuant to Sections 5.17(b)(v), 5.18(b)(v), 5.19(b)(v), 5.20(b)(v), 5.21(b)(v) and 5.22(b)(v)), then items of gross income and gain shall be allocated to all Unitholders then holding Series G Preferred Units and such Series G Parity Securities, Pro Rata, until the Capital Account in respect of each Outstanding Series G Preferred Unit and such Series G Parity Security is equal to the applicable liquidation preference (and no other allocation pursuant to this Agreement shall reverse the effect of such allocation). If in the year of such dissolution and winding up any such Record Holder’s Capital Account in respect of such Series G Preferred Units is less than the aggregate Series G Base Liquidation Preference of such Series G Preferred Units after the application of the preceding sentence, then to the extent permitted by applicable law, but otherwise notwithstanding anything to the contrary contained in this Agreement, items of gross income and gain for any preceding taxable year(s) with respect to which IRS Form 1065 Schedules K-1 have not been filed by the Partnership shall be reallocated to all Unitholders then holding Series G Preferred Units, Pro Rata, until the Capital Account in respect of each such Outstanding Series G Preferred Unit after making allocations pursuant to this and the immediately preceding sentence is equal to the Series G Base Liquidation Preference (and no other allocation pursuant to this Agreement shall reverse the effect of such allocation); provided, however, that in the event like allocation rights have been conferred upon other Series G Parity Securities (including pursuant to Sections 5.17(b)(v), 5.18(b)(v), 5.19(b)(v), 5.20(b)(v), 5.21(b)(v) and 5.22(b)(v)), then any such items of gross income and gain shall be reallocated to all Unitholders then holding Series G Preferred Units and such Series G Parity Securities, Pro Rata, until the Capital Account in respect of each Outstanding Series G Preferred Unit and such Series G Parity Security after making allocations pursuant to this and the immediately preceding sentence is equal to the applicable liquidation preference (and no other allocation pursuant to this Agreement shall reverse the effect of such allocation). After such allocations have been made to the Outstanding Series G Preferred Units and any Series G Parity Securities, as applicable, any remaining Net Termination Gain or Net Termination Loss shall be allocated to the Partners pursuant to Section 6.1(c) or Section 6.1(d), as the case may be. At the time of the dissolution of the Partnership, subject to Section 17-804 of the Delaware Act, the Record Holders of the Series G Preferred Units shall become entitled to receive any distributions in respect of the Series G Preferred Units that are accrued and unpaid as of the date of such distribution, and shall have the status of, and shall be entitled to all remedies available to, a creditor of the Partnership, and such entitlement of the Record Holders of the Series G Preferred Units to such accrued and unpaid distributions shall have priority over any entitlement of any other Partners or Assignees (other than holders of any Series G Senior Securities or Series G Parity Securities) with respect to any distributions by the Partnership to such other Partners or Assignees; provided, however, that the General Partner, as such, will have no liability for any obligations with respect to such distributions to any Record Holder(s) of Series G Preferred Units.
(vi)Rank. The Series G Preferred Units shall each be deemed to rank as to distributions on such Partnership Securities and distributions upon liquidation of the Partnership:
(A)senior to any Series G Junior Securities;
(B)on a parity with any Series G Parity Securities;
(C)junior to any Series G Senior Securities; and
(D)junior to all existing and future indebtedness of the Partnership and other liabilities with respect to assets available to satisfy claims against the Partnership.
(vii)No Sinking Fund. The Series G Preferred Units shall not have the benefit of any sinking fund.
(viii)Record Holders. To the fullest extent permitted by applicable law, the General Partner, the Partnership, the Transfer Agent, and the Paying Agent may deem and treat any Series G Holder as the true, lawful, and absolute owner of the applicable Series G Preferred Units for all purposes, and none of the General Partner, the Partnership, the Transfer Agent or the Paying Agent shall be affected by any notice to the contrary, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which the Series G Preferred Units may be listed or admitted to trading, if any.
(ix)Notices. All notices or other communications in respect of Series G Holders shall be sufficiently given (i) if given in writing and either delivered in person or by first class mail, postage prepaid, or (ii) if given in such other manner as may be permitted in this Section 5.23, the Agreement or by applicable law.
(x)Other Rights; Fiduciary Duties. The Series G Preferred Units and the Series G Holders shall not have any designations, preferences, rights, powers or duties, other than as set forth in this Agreement or as provided by applicable law. Notwithstanding anything to the contrary in this Agreement or any duty existing at law, in equity or otherwise, to the fullest extent permitted by applicable law, neither the General Partner nor any other Indemnitee shall owe any duties, including fiduciary duties, or have any liabilities to Series G Holders, other than the implied contractual covenant of good faith and fair dealing.

Section 5.24    Establishment of Class B Units.
(a)General. The Partnership hereby designates and creates a class of Partnership Securities to be designated as “Class B Units” (the “Class B Units”), having the preferences, rights, powers and duties set forth herein, including this Section 5.24. In accordance with Section 5.8, the General Partner shall have the power and authority to issue additional Class B Units in the future.
(b)Rights of Class B Units. The Class B Units shall have the following rights, preferences and privileges and shall be subject to the following duties and obligations:
(i)Initial Capital Account. The initial Capital Account with respect to each Class B Unit held by ETP Holdco was equal to the Class B Unit Issue Price. The initial Capital Account balance in respect of the Class B Units held by each of IPCH and Crestwood Partners immediately following the closing of the Energy Transfer Merger will be equal to IPCH’s and Crestwood Partners’ respective capital account balance with respect to its Class A Units (as defined in the limited partnership agreement of Crestwood Equity Partners LP) immediately prior to the Energy Transfer Merger.
(ii)Allocations.
(A)The holders of Class B Units shall not be entitled to receive (1) any allocations of ETP Holdco Items, and (2) except as otherwise provided in this Section 5.24(b)(ii), allocations of (a) Net Income pursuant to Section 6.1(a), (b) Net Loss pursuant to Section 6.1(b), or (c) Net Termination Gains and Net Termination Losses pursuant to Section 6.1(c).
(B)With respect to each taxable period, the holders of the Class B Units shall be allocated, Pro Rata in proportion to the number of Class B Units of the holders, items of Partnership gross income, gain, loss or deduction (other than from ETP Holdco Items and items of Partnership depreciation, amortization and cost recovery deductions) until the aggregate amount of such items allocated to the holders of the Class B Units pursuant to this Section 5.24(b)(ii)(B) for the current taxable period and all previous taxable periods is equal to the cumulative amount of all distributions made to the holders of the Class B Units pursuant to Section 5.24(b)(iii).
(C)Items of Partnership depreciation, amortization and cost recovery deductions (other than from ETP Holdco Items) with respect to each taxable period shall be allocated to the holders of Class B Units to the extent such items would be allocated to the holders of Class B Units as if each Class B Unit was treated as a Common Unit.

(D)With respect to each taxable period, after the application of Section 6.1(c)(i)(B) but before the application of Section 6.1(c)(i)(C), Net Termination Gain (other than from ETP Holdco Items) shall be allocated to the holders of the Class B Units, until the Capital Account of each Class B Unit is equal to the Class B Unit Issue Price.
(E)For each taxable period, after the application of Section 6.1(c)(i)(B) but before the application of Section 6.1(c)(i)(C), and after making the allocations provided for in Section 5.24(b)(ii)(D), the holders of the Class B Units shall be allocated, 1% of the remaining aggregate Net Termination Gain (other than from ETP Holdco Items), if any, that is to be allocated pursuant to Section 6.1(c)(i)(C); provided, however, that an allocation shall only be made to the holders of Class B Units pursuant to this Section 5.24(b)(ii)(E) if the Capital Account of each Common Unit is equal to or greater than the Class B Unit Issue Price immediately prior to making such allocation.
(F)For each taxable period, after the application of Section 6.1(c)(ii)(B), but before the application of Section 6.1(c)(ii)(C), the holders of the Class B Units shall be allocated Net Termination Loss (other than from ETP Holdco Items) until the Capital Account in respect of each Class B Unit has been reduced to zero.
(G)For the purposes of effectuating the intent of the foregoing allocation provisions, the General Partner shall have the sole discretion to make special allocations of items of Partnership gross income, gain, loss or deductions among the General Partner and the Unitholders as it deems reasonable (including, for the avoidance of doubt, to (1) avoid circularity among ETP Holdco, IPCH and Crestwood Partners and their respective ownership of Class B Units and (2) account for any future internal reorganizations or restructurings of the Partnership and/or its Subsidiaries).
(iii)Distributions.
(A)For each taxable period, no portion of any Partnership cash distribution attributable to ETP Holdco Distributions shall be distributed to the holders of the Class B Units.
(B)Commencing with the Class B Unit Original Issuance Date, the holder of the Class B Units as of an applicable Record Date shall be entitled to receive distributions (each, a “Class B Unit Quarterly Distribution”) in cash in an amount equal to the Class B Unit Distribution Rate on all Outstanding Class B Units. Distributions shall be paid Quarterly, in arrears, within 50 days after the end of each Quarter (or the Business Day immediately thereafter). Each Record Date established for paying a Class B Unit Quarterly Distribution in respect of any Quarter shall be the same Record Date established for any distribution to be made by the Partnership in respect of other Partnership Interests pursuant to Section 6.3. If the Partnership is unable to pay the Class B Unit Quarterly Distribution with respect to any Quarter, (1) the amount of such accrued and unpaid distributions will accumulate until paid in full in cash and (2) the balance of such accrued and unpaid distributions shall increase at a rate of 1.5% per annum, compounded quarterly, from the date such distribution was due until the date it is paid. For the avoidance of doubt, except as set forth in this Section 5.24(b)(ii)(B) or Article XII, the Class B Units will not be entitled to receive any distributions.
(iv)Voting Rights. Except as set forth in this Section 5.24(b)(iv) and Section 13.3(c) and except to the extent the Delaware Act gives the Class B Units a vote as a class on any matter, the Class B Units shall not have any voting rights. With respect to any matter on which the Class B Units are entitled to vote, each Class B Unit will be entitled to one vote on such matter. The General Partner shall not, without the affirmative vote or written consent of holders of a majority of the Class B Units then Outstanding, amend, alter, modify or change this Section 5.24 (or vote or consent or resolve to take such action).
(v)Redemption and Conversion Rights. The Class B Units will be perpetual and shall not have any rights of redemption or conversion.
(vi)Certificates; Book-Entry. Unless the General Partner shall determine otherwise, the Class B Units shall not be evidenced by Certificates. Any Certificates relating to the Class B Units that may be issued will be in such form as the General Partner may approve. The Class B Units, subject to the satisfaction of any applicable legal, regulatory and contractual requirements, may be assigned or transferred in a manner identical to the assignment and transfer of other Units.
(vii)Registrar and Transfer Agent. Unless and until the General Partner determines to assign the responsibility to another Person, the General Partner will act as the registrar and transfer agent for the Class B Units.
Section 5.25    Establishment of Series H Preferred Units.
(a)General. The Partnership hereby designates and creates a class of Partnership Securities to be designated as “6.500% Series H Fixed-Rate Reset Cumulative Redeemable Perpetual Preferred Units” (the “Series H Preferred Units”), having the preferences, rights, powers, and duties set forth herein, including this Section 5.25. Each Series H Preferred Unit shall be identical in all respects to every other Series H Preferred Unit, except as to the respective dates from which the Series H Liquidation Preference shall increase or from which Series H Distributions may begin accruing, to the extent such dates may differ. The Series H Preferred Units represent perpetual equity interests in the Partnership and shall not give rise to a claim by the Partnership or a Series H Holder for conversion or, except as set forth in Section 5.25(b)(iv), redemption thereof at a particular date.
(b)Rights of Series H Preferred Units. The Series H Preferred Units shall have the following rights, preferences and privileges and shall be subject to the following duties and obligations:
(i)Series H Preferred Units.
(A)The authorized number of Series H Preferred Units shall be unlimited. Series H Preferred Units that are purchased or otherwise acquired by the Partnership shall be cancelled.
(B)The Series H Preferred Units shall be represented by one or more global Certificates registered in the name of the Depositary or its nominee, and no Series H Holder shall be entitled to receive a definitive Certificate evidencing its Series H Preferred Units, unless (1) requested by a Series H Holder and consented to by the General Partner in its sole discretion, (2) otherwise required by law or (3) the Depositary gives notice of its intention to resign or is no longer eligible to act as such with respect to the Series H Preferred Units and the General Partner shall have not selected a substitute Depositary within 60 calendar days thereafter. So long as the Depositary shall have been appointed and is serving with respect to the Series H Preferred Units, payments and communications made by the Partnership to Series H Holders shall be made by making payments to, and communicating with, the Depositary.
(ii)Distributions.
(A)Distributions on each Outstanding Series H Preferred Unit shall be cumulative and shall accumulate at the applicable Series H Distribution Rate from and including the Series H Original Issue Date (or, for any subsequently issued and newly Outstanding Series H Preferred Units, from and including the Series H Distribution Payment Date immediately preceding the issue date of such Series H Preferred Units) until such time as the Partnership pays the Series H Distributions or redeems such Series H Preferred Unit in accordance with Section 5.25(b)(iv), whether or not such Series H Distributions shall have been declared. Series H Holders shall be entitled to receive Series H Distributions from time to time out of any assets of the Partnership legally available for the payment of distributions at the Series H Distribution Rate per Series H Preferred Unit when, as, and, if declared by the General Partner. Series H Distributions, to the extent declared by the General Partner to be paid by the Partnership in accordance with this Section 5.25(b)(ii), shall be paid, in Arrears, on each Series H Distribution Payment Date (other than the initial Series H Distribution, which shall be paid on November 15, 2021). Series H Distributions shall accumulate in each Series H Distribution Period from and including the preceding Series H Distribution Payment Date (other than the initial Series H Distribution Period, which shall commence on and include the Series H Original Issue Date), to, but excluding, the next Series H Distribution Payment Date for such Series H Distribution Period; provided that distributions shall accrue on accumulated but unpaid Series H Distributions at the Series H Distribution Rate. If any Series H Distribution Payment Date otherwise would occur on a date that is not a Business Day, declared Series H Distributions shall be paid on the immediately succeeding Business Day without the accumulation of additional distributions. All Series H Distributions that are (1) accumulated and unpaid or (2) payable by the Partnership pursuant to this Section 5.25(b)(ii) shall be payable without regard to income of the Partnership and shall be treated for federal income tax purposes as guaranteed payments for the use of capital under Section 707(c) of the Code. The guaranteed payment with respect to any Series H Distribution Period shall be for the account of the holders of Series H Preferred Units as of the applicable Series H Distribution Record Date.
(B)Not later than 5:00 p.m., New York City time, on each Series H Distribution Payment Date, the Partnership shall pay those Series H Distributions, if any, that shall have been declared by the General Partner to Series H Holders on the Record Date for the applicable Series H Distribution. The Record Date (the “Series H Distribution Record Date”) for the payment of any Series H Distributions shall be as of the close of business on the first Business Day of the month of the applicable Series H Distribution Payment Date, except that in the case of payments of Series H Distributions in Arrears, the Series H Distribution Record Date with respect to a Series H Distribution Payment Date shall be such date as may be designated by the General Partner in accordance with this Section 5.25. So long as any Series H Preferred Units are Outstanding, no distribution shall be declared or paid or set aside for payment on any Series H Junior Securities (other than a distribution payable solely in Series H Junior Securities) unless full cumulative Series H Distributions have been or contemporaneously are being paid or set apart for payment on all Outstanding Series H Preferred Units (and distributions on any other Series H Parity Securities) through the most recent respective Series H Distribution Payment Date (and distribution payment date with respect to such Series H Parity Securities, if any); provided, however, notwithstanding anything to the contrary in this Section 5.25(b)(ii)(B), if a distribution period with respect to a class of Series H Junior Securities or Series H Parity Securities is shorter than the Series H Distribution Period, the General Partner may declare and pay regular distributions with respect to such Series H Junior Securities or Series H Parity Securities, so long as, at the time of declaration of such distribution, (i) there are no Series H

Distributions in Arrears, and (ii) the General Partner expects to have sufficient funds to pay the full distribution in respect of the Series H Preferred Units on the next successive Series H Distribution Payment Date. Accumulated Series H Distributions in Arrears for any past Series H Distribution Period may be declared by the General Partner and paid on any date fixed by the General Partner, whether or not a Series H Distribution Payment Date, to Series H Holders on the Record Date for such payment, which may not be less than 10 calendar days before such payment date. Subject to the next succeeding sentence, if all accumulated Series H Distributions in Arrears on all Outstanding Series H Preferred Units and all accumulated distributions in arrears on any Series H Parity Securities shall not have been declared and paid, or if sufficient funds for the payment thereof shall not have been set apart, payment of accumulated distributions in Arrears on the Series H Preferred Units and accumulated distributions in arrears on any such Series H Parity Securities shall be made in order of their respective distribution payment dates, commencing with the earliest distribution payment date. If less than all distributions payable with respect to all Series H Preferred Units and any other Series H Parity Securities are paid, any partial payment shall be made Pro Rata with respect to the Series H Preferred Units and any such other Series H Parity Securities entitled to a distribution payment at such time in proportion to the aggregate distribution amounts remaining due in respect of such Series H Preferred Units and such other Series H Parity Securities at such time. Subject to Section 12.4 and Section 5.25(b)(v), Series H Holders shall not be entitled to any distribution, whether payable in cash, property or Partnership Securities, in excess of full cumulative Series H Distributions. Except insofar as distributions accrue on the amount of any accumulated and unpaid Series H Distributions as described in Section 5.25(b)(ii)(A), no interest or sum of money in lieu of interest shall be payable in respect of any distribution payment which may be in Arrears on the Series H Preferred Units. So long as the Series H Preferred Units are held of record by the Depositary or its nominee, declared Series H Distributions shall be paid to the Depositary in same-day funds on each Series H Distribution Payment Date or other distribution payment date in the case of payments for Series H Distributions in Arrears.
(C)The Series H Distribution Rate for each Series H Reset Period will be determined by the Calculation Agent for the Series H Preferred Units using the Series H Five-year U.S. Treasury Rate, as of the applicable Series H Reset Distribution Determination Date for such Series H Reset Period. The Calculation Agent for the Series H Preferred Units then will add the spread of 5.694% per annum to the Series H Five-year U.S. Treasury Rate as determined by the Calculation Agent as of the applicable Series H Reset Distribution Determination Date for such Series H Reset Period. Promptly following such determination by the Calculation

Agent for the Series H Preferred Units, the Calculation Agent shall notify the Partnership of the Series H Distribution Rate for such Series H Reset Period. Such Calculation Agent’s determination of any Series H Distribution Rate for each Series H Reset Period and its calculation of the amount of Series H Distributions for any Series H Reset Period will be (i) available on file at the principal offices of the Partnership beginning on or after the Series H First Reset Date, (ii) made available to any Series H Holder upon request and (iii) final and binding on each Series H Holder in the absence of manifest error.
(D)The Partnership will provide notice of the relevant Series H Five-year U.S. Treasury Rate as soon as practicable to the Transfer Agent and the Series H Holders.
(E)Notwithstanding the foregoing, unless otherwise determined by the General Partner, Series H Distributions shall be deemed to have been paid out of deductions from Available Cash with respect to the Quarter ended immediately preceding the Quarter in which the Series H Distribution is made.
(iii)Voting Rights.
(A)Notwithstanding anything to the contrary in this Agreement, the Series H Preferred Units shall not have any voting rights or rights to consent or approve any action or matter, except as set forth in Section 13.3(c), this Section 5.25(b)(iii) or as otherwise required by the Delaware Act.
(B)Notwithstanding anything to the contrary in this Agreement, without the affirmative vote or consent of the holders of at least 66 2/3% of the Outstanding Series H Preferred Units, voting as a separate class, the General Partner shall not adopt any amendment to this Agreement that the General Partner determines would have a material adverse effect on the powers, preferences, duties, or special rights of the Series H Preferred Units; provided, however, that (i) subject to Section 5.25(b)(iii)(C), the issuance of additional Partnership Securities (and any amendment to this Agreement in connection therewith) shall not be deemed to constitute such a material adverse effect for purposes of this Section 5.25(b)(iii)(B) and (ii) for purposes of this Section 5.25(b)(iii)(B), no amendment of this Agreement in connection with a merger or other transaction in which the Series H Preferred Units remain Outstanding with the terms thereof materially unchanged in any respect adverse to the Series H Holders (as determined by the General Partner) shall be deemed to materially and adversely affect the powers, preferences, duties, or special rights of the Series H Preferred Units.

(C)Notwithstanding anything to the contrary in this Agreement, without the affirmative vote or consent of the holders of at least 66 2/3% of the Outstanding Series H Preferred Units, voting as a class together with holders of any other Series H Parity Securities upon which like voting rights have been conferred and are exercisable, the Partnership shall not (x) create or issue any Series H Parity Securities (including any additional Series H Preferred Units) if the cumulative distributions payable on Outstanding Series H Preferred Units (or any Series H Parity Securities, if the holders of such Series H Parity Securities vote as a class together with the Series H Holders pursuant to this Section 5.25(b)(iii)(C)) are in Arrears or (y) create or issue any Series H Senior Securities.
(D)For any matter described in this Section 5.25(b)(iii) in which the Series H Holders are entitled to vote as a class (whether separately or together with the holders of any Series H Parity Securities), such Series H Holders shall be entitled to one vote per Series H Preferred Unit. Any Series H Preferred Units held by the Partnership or any of its Subsidiaries or their controlled Affiliates shall not be entitled to vote.
(E)Notwithstanding Section 5.25(b)(iii)(B) and Section 5.25(b)(iii)(C), no vote of the Series H Holders shall be required if, at or prior to the time when such action is to take effect, provision is made for the redemption of all Series H Preferred Units at the time Outstanding.
(iv)Optional Redemption; Series H Rating Event.
(A)The Partnership shall have the right (i) during any Series H Redemption Period or (ii) at any time within 120 calendar days after the conclusion of any review or appeal process instituted by the Partnership following the occurrence of a Series H Rating Event, in each case, to redeem the Series H Preferred Units, which redemption may be in whole or in part, on one or more occasions (except with respect to a redemption pursuant to clause (ii) of this Section 5.25(b)(iv)(A) which shall be in whole but not in part), using any source of funds legally available for such purpose. Any such redemption shall occur on a date set by the General Partner (the “Series H Redemption Date”). The Partnership shall effect any such redemption by paying cash for each Series H Preferred Unit to be redeemed equal to 100% (in the case of a redemption described in clause (i) of this Section 5.25(b)(iv)(A)), or 102% (in the case of a redemption described in clause (ii) of this Section 5.25(b)(iv)(A)), of the Series H Liquidation Preference for such Series H Preferred Unit on such Series H Redemption Date plus an amount equal to all unpaid Series H Distributions thereon from the Series H Original Issue Date to, but excluding, the Series H Redemption Date (whether or not such distributions shall have been declared) (the “Series H Redemption Price”). So long as the Series H Preferred Units to be redeemed are held of record by the Depositary or the nominee of the Depositary, the Series H Redemption Price shall be paid by the Paying Agent to the Depositary on the Series H Redemption Date.
(B)The Partnership shall give notice of any redemption by mail, postage prepaid, not less than 30 calendar days and not more than 60 calendar days before the scheduled Series H Redemption Date to the Series H Holders (as of 5:00 p.m. New York City time on the Business Day next preceding the day on which notice is given) of any Series H Preferred Units to be redeemed as such Series H Holders’ names appear on the books of the Transfer Agent and at the address of such Series H Holders shown therein. Such notice (the “Series H Redemption Notice”) shall state, as applicable: (1) the Series H Redemption Date, (2) the number of Series H Preferred Units to be redeemed and, if less than all Outstanding Series H Preferred Units are to be redeemed, the number (and in the case of Series H Preferred Units in certificated form, the identification) of Series H Preferred Units to be redeemed from such Series H Holder, (3) the Series H Redemption Price, (4) the place where any Series H Preferred Units in certificated form are to be redeemed and shall be presented and surrendered for payment of the Series H Redemption Price therefor (which shall occur automatically if the Certificate representing such Series H Preferred Units is issued in the name of the Depositary or its nominee), and (5) that distributions on the Series H Preferred Units to be redeemed shall cease to accumulate from and after such Series H Redemption Date.
(C)If the Partnership elects to redeem less than all of the Outstanding Series H Preferred Units, the number of Series H Preferred Units to be redeemed shall be determined by the General Partner, and such Series H Preferred Units shall be redeemed by such method of selection as the Depositary shall determine, either Pro Rata or by lot, with adjustments to avoid redemption of fractional Series H Preferred Units. The aggregate Series H Redemption Price for any such partial redemption of the Outstanding Series H Preferred Units shall be allocated correspondingly among the redeemed Series H Preferred Units. The Series H Preferred Units not redeemed shall remain Outstanding and entitled to all the rights, preferences and duties provided in this Section 5.25.
(D)If the Partnership gives or causes to be given a Series H Redemption Notice, the Partnership shall deposit with the Paying Agent funds sufficient to redeem the Series H Preferred Units as to which such Series H Redemption Notice shall have been given, no later than 10:00 a.m. New York City time on the Series H Redemption Date, and shall give the Paying Agent irrevocable instructions and authority to pay the Series H Redemption Price to each Series H Holder whose Series H Preferred Units are to be redeemed upon surrender or deemed surrender (which shall occur automatically if the Certificate representing such Series H Preferred Units is issued in the name of the Depositary or its nominee) of the Certificates therefor as set forth in the Series H Redemption Notice. If a Series H Redemption Notice shall have been given, from and after the Series H Redemption Date, unless the Partnership defaults in providing funds sufficient for such redemption at the time and place specified for payment pursuant to the Series H Redemption Notice, all Series H Distributions on such Series H Preferred Units to be redeemed shall cease to accumulate and all rights of holders of such Series H Preferred Units as Limited Partners with respect to such Series H Preferred Units to be redeemed shall cease, except the right to receive the Series H Redemption Price, and such Series H Preferred Units shall not thereafter be transferred on the books of the Transfer Agent or be deemed to be Outstanding for any purpose whatsoever. The Series H Holders shall have no claim to the interest income, if any, earned on funds deposited with the Paying Agent. Any funds deposited with the Paying Agent hereunder by the Partnership for any reason, including redemption of Series H Preferred Units, that remain unclaimed or unpaid after one year after the applicable Series H Redemption Date or other payment date, as applicable, shall be, to the extent permitted by law, repaid to the Partnership upon its written request, after which repayment the Series H Holders entitled to such redemption or other payment shall have recourse only to the Partnership. Notwithstanding any Series H Redemption Notice, there shall be no redemption of any Series H Preferred Units called for redemption until funds sufficient to pay the full Series H Redemption Price of such Series H Preferred Units shall have been deposited by the Partnership with the Paying Agent.
(E)Any Series H Preferred Units that are redeemed or otherwise acquired by the Partnership shall be cancelled. If only a portion of the Series H Preferred Units represented by a Certificate shall have been called for redemption, upon surrender of the Certificate to the Paying Agent (which shall occur automatically if the Certificate representing such Series H Preferred Units is registered in the name of the Depositary or its nominee), the Partnership shall issue and the Paying Agent shall deliver to the Series H Holders a new Certificate (or adjust the applicable book-entry account) representing the number of Series H Preferred Units represented by the surrendered Certificate that have not been called for redemption.
(F)Notwithstanding anything to the contrary in this Section 5.25, in the event that full cumulative distributions on the Series H Preferred Units and any Series H Parity Securities shall not have been paid or declared and set aside for payment, the Partnership shall not be permitted to repurchase, redeem or otherwise acquire, in whole or in part, any Series H Preferred Units or Series H Parity Securities except pursuant to a purchase or exchange offer made on the same relative terms to all Series H Holders and holders of any Series H Parity Securities. Subject to Section 4.9, so long as any Series H Preferred Units are Outstanding, the Partnership shall not be permitted to redeem, repurchase or otherwise acquire any Common Units or any other Series H Junior Securities unless full cumulative distributions on the Series H Preferred Units and any Series H Parity Securities for all prior and the then-ending Series H Distribution Periods, with respect to the Series H Preferred Units, and all prior and then ending distribution periods, with respect to any such Series H Parity Securities, shall have been paid or declared and set aside for payment.
(v)Liquidation Rights. In the event of the dissolution and winding up of the Partnership under Section 12.4 or a sale, exchange, or other disposition of all or substantially all of the assets of the Partnership, either voluntary or involuntary, the Record Holders of the Series H Preferred Units shall be entitled to receive, out of the assets of the Partnership available for distribution to the Partners or any Assignees, prior and in preference to any distribution of any assets of the Partnership to the Record Holders of any other class or series of Partnership Interests (other than Series H Senior Securities or Series H Parity Securities), (i) first, any accumulated and unpaid distributions on the Series H Preferred Units (regardless of whether previously declared) and (ii) then, any positive value in each such holder’s Capital Account in respect of such Series H Preferred Units. If in the year of such dissolution and winding up, or sale, exchange, or other disposition of all or substantially all of the assets of the Partnership, any such Record Holder’s Capital Account in respect of such Series H Preferred Units is less than the aggregate Series H Base Liquidation Preference of such Series H Preferred Units, then, notwithstanding anything to the contrary contained in this Agreement, and prior to any other allocation pursuant to this Agreement for such year and any distribution pursuant to the preceding sentence (other than any allocations or distributions made with respect to any other Series H Parity Securities upon which like allocation and distribution rights have been conferred), items of gross income and gain shall be allocated to all Unitholders then holding Series H Preferred Units, Pro Rata, until the Capital Account in respect of each Outstanding Series H Preferred Unit is equal to the Series H Base Liquidation Preference (and no other allocation pursuant to this Agreement shall reverse the effect of such allocation); provided, however, that in the event that like allocation rights have been conferred upon other Series H Parity Securities (including pursuant to Sections 5.17(b)(v), 5.18(b)(v), 5.19(b)(v), 5.20(b)(v), 5.21(b)(v), 5.22(b)(v) and 5.23(b)(v)), then items of gross income and gain shall be allocated to all Unitholders then holding Series H Preferred Units and such Series H Parity Securities, Pro Rata, until the Capital Account in respect of each Outstanding

Series H Preferred Unit and such Series H Parity Security is equal to the applicable liquidation preference (and no other allocation pursuant to this Agreement shall reverse the effect of such allocation). If in the year of such dissolution and winding up any such Record Holder’s Capital Account in respect of such Series H Preferred Units is less than the aggregate Series H Base Liquidation Preference of such Series H Preferred Units after the application of the preceding sentence, then to the extent permitted by applicable law, but otherwise notwithstanding anything to the contrary contained in this Agreement, items of gross income and gain for any preceding taxable year(s) with respect to which IRS Form 1065 Schedules K-1 have not been filed by the Partnership shall be reallocated to all Unitholders then holding Series H Preferred Units, Pro Rata, until the Capital Account in respect of each such Outstanding Series H Preferred Unit after making allocations pursuant to this and the immediately preceding sentence is equal to the Series H Base Liquidation Preference (and no other allocation pursuant to this Agreement shall reverse the effect of such allocation); provided, however, that in the event like allocation rights have been conferred upon other Series H Parity Securities (including pursuant to Sections 5.17(b)(v), 5.18(b)(v), 5.19(b)(v), 5.20(b)(v), 5.21(b)(v), 5.22(b)(v) and 5.23(b)(v)), then any such items of gross income and gain shall be reallocated to all Unitholders then holding Series H Preferred Units and such Series H Parity Securities, Pro Rata, until the Capital Account in respect of each Outstanding Series H Preferred Unit and such Series H Parity Security after making allocations pursuant to this and the immediately preceding sentence is equal to the applicable liquidation preference (and no other allocation pursuant to this Agreement shall reverse the effect of such allocation). After such allocations have been made to the Outstanding Series H Preferred Units and any Series H Parity Securities, as applicable, any remaining Net Termination Gain or Net Termination Loss shall be allocated to the Partners pursuant to Section 6.1(c) or Section 6.1(d), as the case may be. At the time of the dissolution of the Partnership, subject to Section 17-804 of the Delaware Act, the Record Holders of the Series H Preferred Units shall become entitled to receive any distributions in respect of the Series H Preferred Units that are accrued and unpaid as of the date of such distribution, and shall have the status of, and shall be entitled to all remedies available to, a creditor of the Partnership, and such entitlement of the Record Holders of the Series H Preferred Units to such accrued and unpaid distributions shall have priority over any entitlement of any other Partners or Assignees (other than holders of any Series H Senior Securities or Series H Parity Securities) with respect to any distributions by the Partnership to such other Partners or Assignees; provided, however, that the General Partner, as such, will have no liability for any obligations with respect to such distributions to any Record Holder(s) of Series H Preferred Units.
(vi)Rank. The Series H Preferred Units shall each be deemed to rank as to distributions on such Partnership Securities and distributions upon liquidation of the Partnership:

(A)senior to any Series H Junior Securities;
(B)on a parity with any Series H Parity Securities;
(C)junior to any Series H Senior Securities; and
(D)junior to all existing and future indebtedness of the Partnership and other liabilities with respect to assets available to satisfy claims against the Partnership.
(vii)No Sinking Fund. The Series H Preferred Units shall not have the benefit of any sinking fund.
(viii)Record Holders. To the fullest extent permitted by applicable law, the General Partner, the Partnership, the Transfer Agent, and the Paying Agent may deem and treat any Series H Holder as the true, lawful, and absolute owner of the applicable Series H Preferred Units for all purposes, and none of the General Partner, the Partnership, the Transfer Agent or the Paying Agent shall be affected by any notice to the contrary, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which the Series H Preferred Units may be listed or admitted to trading, if any.
(ix)Notices. All notices or other communications in respect of Series H Holders shall be sufficiently given (i) if given in writing and either delivered in person or by first class mail, postage prepaid, or (ii) if given in such other manner as may be permitted in this Section 5.25, this Agreement or by applicable law.
(x)Other Rights; Fiduciary Duties. The Series H Preferred Units and the Series H Holders shall not have any designations, preferences, rights, powers or duties, other than as set forth in this Agreement or as provided by applicable law. Notwithstanding anything to the contrary in this Agreement or any duty existing at law, in equity or otherwise, to the fullest extent permitted by applicable law, neither the General Partner nor any other Indemnitee shall owe any duties, including fiduciary duties, or have any liabilities to Series H Holders, other than the implied contractual covenant of good faith and fair dealing.
Section 5.26    Establishment of Series I Preferred Units.
(a)General. The Partnership hereby designates and creates a class of Partnership Securities to be designated as “Series I Fixed Rate Perpetual Preferred Units” (the “Series I Preferred Units”), having the preferences, rights, powers, and duties set forth herein, including this Section 5.26. Each Series I Preferred Unit shall be identical in all respects to every other Series I Preferred Unit, except as to the respective dates from which the Series I Liquidation Preference shall increase or from which Series I Distributions may begin accruing, to the extent such dates may differ. The Series I Preferred Units represent perpetual equity interests in the Partnership and shall not give rise to a claim by the Partnership or a Series I Holder for conversion or, except as set forth in Section 5.26, redemption thereof at a particular date.
(b)Conversion of Series I Preferred Units.
(i)One or more Series I Holders may elect, each in its own discretion, (A) at any time, to convert all or any portion of the Series I Preferred Units held by such electing Series I Holder(s) in an aggregate amount equaling or exceeding the Minimum Conversion Amount into Common Units, at the then-applicable Series I Conversion Ratio, subject to payment of any accrued but unpaid distributions to the date of conversion in accordance with Section 5.26(b)(iv), and (B) in the event of any voluntary liquidation, dissolution or winding up of the Partnership, to convert all or any portion of the Series I Preferred Units held by such Series I Holder(s), at the then-applicable Series I Conversion Ratio, subject to payment of any accrued but unpaid distributions to the date of conversion in accordance with Section 5.26(b)(iv), in each case, by delivery of: (A) written notice to the Partnership, in the form set forth as Exhibit B hereto, setting forth the number of Series I Preferred Units it holds and the number of Series I Preferred Units it is electing to convert, and (B) if such Series I Preferred Units are in certificated form, a Series I Preferred Unit Certificate to the Transfer Agent representing an amount of Series I Preferred Units at least equal to the amount such Series I Holder is electing to convert (or an instruction letter to the Transfer Agent if the Series I Preferred Units are in book-entry form), together with such additional information as may be requested by the Transfer Agent, provided that with respect to any Series I Change of Control, such delivery shall be made by the later of (x) 5 Business Days from receipt of notice from the Partnership of such Series I Change of Control and (y) 20 Business Days prior to the anticipated closing date (which anticipated closing date shall be specified by the Partnership in such notice and shall be based on the Partnership’s reasonable best estimate of such anticipated closing date at the time of providing such notice) of such Series I Change of Control (the “Series I COC Election”). Such Series I COC Election shall be irrevocable unless (a) any material terms related to the Series I Change of Control consideration are changed or (b) the expected closing date of the Series I Change of Control is pushed back by more than 20 Business Days; provided, that, any Series I Holder that made a Series I COC Election shall have until the later of (x) 5 Business Days from receipt of notice from the Partnership of the occurrence of any of the events in clause (a) or (b) or (y) 20 Business Days prior to the new anticipated closing date (which new anticipated closing date shall be specified by the Partnership in such notice and shall be based on the Partnership’s reasonable best estimate of such new anticipated closing date at the time of providing such notice) of any Series I Change of Control to provide notice to the Partnership that such Series I Holder is revoking its Series I COC Election and if such notice is not provided within such period, the Series I COC Election shall be irrevocable. Thereafter, the Partnership shall take all such actions as are necessary or appropriate to complete such conversion in accordance with this Section 5.26(b), provided that such conversion shall be consummated prior to the tenth Business Day following the date of receipt of notice by the Partnership (or, in the event of a Series I Change of Control, prior to such Series I Change of Control). In the case of any Certificate representing Series I Preferred Units which are converted in part only, upon such conversion the Transfer Agent shall authenticate and deliver to the Series I Holder thereof, at the expense of the Partnership, a new Certificate representing the number of Series I Preferred Units not so converted.
(ii)At any time, and provided that the average daily trading volume of the Common Units on the National Securities Exchange upon which such Common Units are listed or admitted to trading was at least 1,168,750 Common Units (subject to appropriate adjustments in accordance with Section 5.26(b)(xi)) for 20-trading days over the 30-trading day period ending on the close of trading on the trading day immediately prior to the date of delivery of notice by the Partnership pursuant to this Section 5.26(b)(ii), if the VWAP Price for 20 trading days over the 30-trading day period ending on the close of trading on the trading day immediately prior to the date of delivery of notice by the Partnership to any Series I Holder of exercise of its conversion right pursuant to this Section 5.26(b)(ii) is greater than (x) 150% of the Series I Preferred Unit Price divided by (y) the then applicable Series I Conversion Ratio, the General Partner, in its sole discretion, may convert all or a portion of the Outstanding Series I Preferred Units into Common Units, at the then-applicable Series I Conversion Ratio, subject to payment of any accrued but unpaid distributions to the date of conversion in accordance with Section 5.26(b)(iv); provided that if the General Partner elects to convert less than all of the Outstanding Series I Preferred Units, such conversion shall be effected on a Pro Rata basis among the Outstanding Series I Preferred Units, including any Outstanding Series I PIK Units. The Partnership shall deliver to each Series I Holder a written notice at least 5 Business Days prior to the date of the expected conversion. Immediately as of the close of business on the date of conversion pursuant to this Section 5.26(b)(ii), which date shall be prior to the fifth Business Day following the date of delivery of notice by the Partnership, all or such portion of the Outstanding Series I Preferred Units shall automatically convert into Common Units, at the then-applicable Series I Conversion Ratio, subject to payment of any accrued but unpaid distributions to the date of conversion in accordance with Section 5.26(b)(iv).
(iii)At any time, provided that the average daily trading volume of the Common Units on the National Securities Exchange upon which such Common Units are listed or admitted to trading was at least 1,168,750 Common Units (subject to appropriate adjustment in accordance with Section 5.26(b)(xi)) for 20-trading days over the 30-trading day period ending on the close of trading on the trading day immediately prior to the date of delivery of notice by the Partnership pursuant to this Section 5.26(b)(iii), if the VWAP Price for 20 trading days over the 30-trading day period ending on the close of trading on the trading day immediately prior to the date of delivery of notice by the Partnership to any Series

I Holder of exercise of its conversion right pursuant to this Section 5.26(b)(iii) is greater than (x) the Series I Preferred Unit Price divided by (y) the then-applicable Series I Conversion Ratio, the General Partner, in its sole discretion, may convert all, but not less than all, of the Outstanding Series I Preferred Units into a number of Common Units equal to the Adjusted Conversion Amount. The Partnership shall deliver to each Series I Holder a written notice at least 5 Business Days prior to the date of the expected conversion. Immediately as of the close of business on the date of conversion pursuant to this Section 5.26(b)(iii), which date shall be prior to the fifth Business Day following the date of delivery of notice by the Partnership, all Outstanding Series I Preferred Units shall automatically convert into Common Units, subject to payment of any accrued but unpaid distributions to the date of conversion in accordance with Section 5.26(b)(iv).
(iv)The Partnership shall make a cash payment to any Series I Holder with respect to any Series I Preferred Units converted pursuant to this Section 5.26(b) to account for any accrued but unpaid distributions on such Series I Preferred Units as of the date of such conversion.
(v)Upon conversion, the rights of a holder of converted Series I Preferred Units as a Series I Holder shall cease with respect to such converted Series I Preferred Units, including any rights under this Agreement with respect to Series I Holders, and such Person shall continue to be a Limited Partner and have the rights of a holder of Common Units under this Agreement. Each Series I Preferred Unit shall, upon its Series I Conversion Date, be deemed to be transferred to, and cancelled by, the Partnership in exchange for the issuance of the Common Unit(s) into which such Series I Preferred Unit converted. Notwithstanding the foregoing, as the result of a conversion, a holder shall not lose or relinquish any claims or rights of action such holder may then or thereafter have as a result of such holder’s ownership of the converted Series I Preferred Units.
(vi)The Partnership shall pay any documentary, stamp or similar issue or transfer taxes or duties relating to the issuance or delivery of Common Units upon conversion of the Series I Preferred Units. However, the holder shall pay any tax or duty which may be payable relating to any transfer involving the issuance or delivery of Common Units in a name other than the holder’s name. The Transfer Agent may refuse to deliver the Certificate representing Common Units (or notation of book-entry) being issued in a name other than the holder’s name until the Transfer Agent receives a sum sufficient to pay any tax or duties due because the Units are to be issued in a name other than the holder’s name. Nothing herein shall preclude any tax withholding required by law or regulation.
(vii)The Partnership shall keep free from preemptive rights a sufficient number of Common Units to permit the conversion of all outstanding Series I

Preferred Units into Common Units to the extent provided in, and in accordance with, this Section 5.26(b).
(viii)All Common Units delivered upon conversion of the Series I Preferred Units in accordance with this Section 5.26(b) shall be (1) newly issued, (2) duly authorized, validly issued fully paid and non-assessable Limited Partner Interests in the Partnership, except as such non-assessability may be affected by Section 17-607 or 17-804 of the Delaware Act, and shall be free from preemptive rights and free of any lien, claim, rights or encumbrances, other than those arising under the Delaware Act or the Partnership Agreement and (3) with respect to Common Units delivered upon a conversion in accordance with Section 5.26(b)(ii) or (iii), registered for public resale under the Securities Act, pursuant to an effective registration statement that is then available for the resale of such Common Units.
(ix)The Partnership shall comply with all applicable securities laws regulating the offer and delivery of any Common Units upon conversion of Series I Preferred Units and, if the Common Units are then listed or quoted on any National Securities Exchange or other market shall list or cause to have quoted and keep listed and quoted the Common Units issuable upon conversion of the Series I Preferred Units to the extent permitted or required by the rules of such exchange or market
(x)Notwithstanding anything to the contrary contained herein, in connection with any conversion of Series I Preferred Units pursuant to Section 5.26(b)(i) or (ii), (A) each Series I Preferred Unit must be converted together with all Series I PIK Units issued as distributions thereon, and (B) each Series I PIK Unit must be converted together with the Series I Preferred Unit in connection with which such Series I PIK Unit was distributed; provided, however, that in the event that compliance with this Section 5.26(b)(x) would result in the conversion of any fractional Series I Preferred Unit or Series I PIK Unit, the number of Series I Preferred Units or Series I PIK Units to be converted shall be rounded down to the nearest whole Series I Preferred Unit or Series I PIK Unit, as the case may be.
(xi)If, after the Series I Original Issue Date, the Partnership (A) makes a distribution on its Common Units in Common Units, (B) subdivides or splits its outstanding Common Units into a greater number of Common Units, (C) combines or reclassifies its Common Units into a smaller number of Common Units or (D) issues by reclassification of its Common Units any Partnership Interests (including any reclassification in connection with a merger, consolidation or business combination in which the Partnership is the Surviving Business Entity), then the Series I Conversion Ratio in effect at the time of the Series I Distribution Record Date for such distribution or of the effective date of such subdivision, split, combination, or reclassification shall be proportionately adjusted so that the conversion of the Series I Preferred Units after such time shall entitle the holder to receive the aggregate number of Common Units (or shares of any Partnership Interests into which such shares of Common Units would have been combined, consolidated, merged or reclassified pursuant to clauses (C) and (D) above) that such holder would have been entitled to receive if the Series I Preferred Units had been converted into Common Units immediately prior to such Record Date or effective date, as the case may be, and in the case of a merger, consolidation or business combination in which the Partnership is the Surviving Business Entity, the Partnership shall provide effective provisions to ensure that the provisions in this Section 5.26 relating to the Series I Preferred Units shall not be abridged or amended and that the Series I Preferred Units shall thereafter retain the same powers, preferences and relative participating, optional and other special rights, and the qualifications, limitations and restrictions thereon, that the Series I Preferred Units had immediately prior to such transaction or event. An adjustment made pursuant to this Section 5.26(b)(xi) shall become effective immediately after the Record Date in the case of a distribution and shall become effective immediately after the effective date in the case of a subdivision, combination, reclassification (including any reclassification in connection with a merger, consolidation or business combination in which the Partnership is the Surviving Business Entity) or split. Such adjustment shall be made successively whenever any event described above shall occur.
(c)Distributions.
(i)Beginning with the first Quarter ending after the Series I Original Issue Date, the Series I Holders as of the applicable Record Date (each, a “Series I Distribution Record Date”) shall be entitled to receive distributions in accordance with the following provisions:
(A)The Partnership shall pay a cumulative distribution of $0.2111 per Quarter in respect of each Outstanding Series I Preferred Unit, subject to adjustment in accordance with Sections 5.26(c)(i) and (ii) (the “Series I Preferred Unit Distribution Rate” and such distribution, a “Series I Distribution”). For the avoidance of doubt, the Series I Preferred Unit Distribution Rate for the first Quarter ending after the Series I Original Issue Date shall be calculated for a full Quarter, notwithstanding the fact that the Series I Preferred Units may have been issued after the beginning of such Quarter as a result of the Series I Original Issue Date occurring during such Quarter.
(B)Each Series I Distribution paid for any Quarter shall be paid in cash at the Series I Preferred Unit Distribution Rate unless (x) no distribution is made with respect to such Quarter pursuant to Section 6.3 with respect to the Series I Parity Securities and Series I Junior Securities (including the Common Units, the Class A Units, the Class B Units or the General Partner Interest) and (y) the Partnership’s Available Cash is

insufficient to pay the Series I Distribution; provided, however, that for purposes of this Section 5.26(c)(i)(B), Available Cash shall not include any deduction to provide funds for distributions under Section 6.3 in respect of any one or more of the next four Quarters. If the Partnership fails to pay in full in cash any distribution (or portion thereof) which any Series I Holder accrues and is entitled to receive pursuant to this Section 5.26(c)(i)(B), then (x) the amount of such accrued and unpaid distributions will accumulate until paid in full in cash and (y) the Partnership shall not be permitted to, and shall not, declare or make (i) any distributions in respect of any Series I Junior Securities and (ii) any distributions in respect of any Series I Parity Securities, unless and until all accrued and unpaid distributions on the Series I Preferred Units have been paid in full in cash.
(ii)Notwithstanding anything in this Section 5.26(c) to the contrary, with respect to Series I Preferred Units that are converted into Common Units, the holder thereof shall not be entitled to a Series I Distribution and a Common Unit distribution with respect to the same period, but shall be entitled only to the distribution to be paid based upon the class of Units held as of the close of business on the applicable Record Date, together with all accrued but unpaid distributions on the converted Series I Preferred Units.
(iii)Subject to and without limiting the other provisions of this Section 5.26, each Series I Preferred Unit shall have the right to receive, and will share pro rata with holders of Common Units (as if the Series I Preferred Units had converted into Common Units at the then-applicable Series I Conversion Ratio) in, any portion of any cash distribution made in the normal course pursuant to Section 6.3 (a “Quarterly Distribution”) that is in excess of the Series I Specified Distribution Amount. For purposes of this paragraph, “Series I Specified Distribution Amount” means an amount that is the greater of (A) the amount of the highest previously paid Quarterly Distribution, on a per Common Unit basis, after the date of the Energy Transfer Merger (as adjusted for combinations, splits, subdivision and similar transactions) and (B) the amount equal to 115% of the Quarterly Distribution, on a per Common Unit basis, for the immediately preceding Quarter.
(iv)Subject to and without limiting the other provisions of this Section 5.26, at any time there are accrued but unpaid distributions on the Series I Preferred Units, no special distributions shall be permitted.
(v)All distributions payable on the Series I Preferred Units shall be paid Quarterly, in Arrears, on the earlier of: (A) the date that distributions are made on the Common Units for such Quarter pursuant to Section 6.3(a), and (B) the date that is forty-five (45) days after the end of such Quarter.

(vi)For the avoidance of doubt, any Available Cash that is distributed pursuant to Section 6.3 shall be distributed in accordance with this Section 5.26(c).
(d)Voting Rights.
(i)Notwithstanding anything to the contrary in this Agreement, the Series I Preferred Units shall not have any voting rights or rights to consent or approve any action or matter, except as set forth in Section 13.3(c), this Section 5.26(d) or as otherwise required by Delaware law.
(ii)Notwithstanding anything to the contrary in this Agreement, without the affirmative vote or consent of the holders of at least 66 2/3% of the Outstanding Series I Preferred Units, voting as a separate class (the “Series I Voting Threshold”), the General Partner shall not adopt any amendment to this Agreement that the General Partner determines would have a material adverse effect on the rights, powers, preferences, duties or special rights of the Series I Preferred Units; provided, however, that (i) subject to Section 5.26(d)(iii), the issuance of additional Partnership Interests (and any amendment to this Agreement in connection therewith) shall not be deemed to constitute such a material adverse effect for purposes of this Section 5.26(d)(ii) and (ii) for purposes of this Section 5.26(d)(ii), no amendment of this Agreement in connection with a merger or other transaction in which the Series I Preferred Units remain Outstanding with the terms thereof materially unchanged in any respect adverse to the Series I Holders (as determined by the General Partner) shall be deemed to materially and adversely affect the rights, powers, privileges or preferences of the Series I Preferred Units.
(iii)Notwithstanding anything to the contrary in this Agreement, without the affirmative vote or consent of the holders of at least 66 2/3% of the Outstanding Series I Preferred Units, voting as a class, together with the holders of any other Series I Parity Securities upon which like voting rights have been conferred and are exercisable, the Partnership shall not (x) create or issue any Series I Parity Securities (including any additional Series I Preferred Units) if the cumulative distributions payable on Outstanding Series I Preferred Units (or any Series I Parity Securities, if the holders of such Series I Parity Securities vote as a class together with the Series I Holders pursuant to Section 5.26(c)) through the most recent payment date have not been paid on all Outstanding Series I Preferred Units or (y) create or issue any Series I Senior Securities.
(iv)For any matter described in this Section 5.26(d) in which the Series I Holders are entitled to vote as a class (whether separately or together with the holders of any Series I Parity Securities), such Series I Holders shall be entitled to one vote per Series I Preferred Unit. Any Series I Preferred Units held by the Partnership or any of its Subsidiaries or their controlled Affiliates shall not be entitled to vote.

(e)Series I Change of Control.
(i)In the event of a Series I Cash COC Event, the Series I Holders shall convert the Outstanding Series I Preferred Units into Common Units immediately prior to the closing of the Series I Cash COC Event at a conversion ratio equal to the greater of (A) the Series I Conversion Ratio and (B) the quotient of (1) the product of (a) the Series I Preferred Unit Price, multiplied by (b) the Series I Cash COC Conversion Premium, divided by (2) the VWAP Price for the 10 consecutive trading days ending immediately prior to the date of closing of the Series I Cash COC Event, subject to a $1.00 per unit floor on Common Units received, subject to payment of any accrued but unpaid distributions to the date of conversion in accordance with Section 5.26(b)(iv);
(ii)If a Series I Change of Control (other than a Series I Cash COC Event) occurs, then each Series I Holder shall, at its sole election:
(A)convert all, but not less than all, Series I Preferred Units held by such Series I Holder into Common Units, at the then-applicable Conversion Rate, subject to payment of any accrued but unpaid distributions to the date of conversion in accordance with Section 5.26(b)(iv);
(B)if (1) either (x) the Partnership is not the Surviving Business Entity or (y) the Partnership is the Surviving Business Entity of a Series I Change of Control but the Common Units are no longer listed or admitted to trading on a National Securities Exchange and (2) the consideration per Common Unit received by the holders of Common Units in such Series I Change of Control exceeds $1.00, then, at the election of such Series I Holder, the Partnership shall use its best efforts to deliver or to cause to be delivered to the Series I Holders, in exchange for their Series I Preferred Units upon such Series I Change of Control, a security in the Surviving Business Entity that has substantially similar terms, including with respect to economics and structural protections, as the Series I Preferred Units (a “Substantially Equivalent Security”); provided, however, that, if the Partnership is unable to deliver or cause to be delivered a Substantially Equivalent Security to any such electing Series I Holder in connection with such Series I Change of Control, each such Series I Holder shall be entitled to (x) take any action otherwise permitted by clause (A), (C) or (D) of this Section 5.26(e)(ii), or (y) convert the Series I Preferred Units held by such Series I Holder immediately prior to such Series I Change of Control (other than (in the case of clauses (1) and (2) below) any Series I PIK Units, which, solely with respect to a Series I Change of Control contemplated by this Section 5.26(e)(ii)(B), shall be extinguished for no consideration upon the closing of such Series I Change of Control) into a number of Common Units equal to: the quotient of (a) (i) 160% multiplied by the Series I Preferred Unit Price plus (ii) accrued and unpaid distributions as of the effective date of the conversion with respect to the Series I Preferred Units held by such electing Series I Holder (including any distributions paid at the Series I Deficiency Rate), divided by (b) 0.97 multiplied by the VWAP Price for the 10 consecutive trading days ending immediately prior to the date of the closing of such Series I Change of Control.
(C)if the Partnership is the Surviving Business Entity of such Series I Change of Control and the consideration per Common Unit received by the holders of Common Units in such Series I Change of Control exceeds $1.00, continue to hold Series I Preferred Units; or
(D)require the Partnership to redeem the Series I Preferred Units held by such Series I Holder at a price per Series I Preferred Unit equal to 101% of the Series I Preferred Unit Price plus accrued and unpaid distributions to the date of such redemption with respect to each of the Series I Preferred Units held by such electing Series I Holder. Any redemption pursuant to this sub-clause D shall, in the sole discretion of the General Partner, be paid in either cash or a number of Common Units equal to quotient of (1) the product of (a) 101% of the Series I Preferred Unit Price, multiplied by (b) the number of Series I Preferred Units owned by such Series I Holder that the Partnership has elected to redeem “in kind,” divided by (2) the greater of (i) $1.00 and (ii) the product of (x) 0.92 multiplied by (y) the VWAP Price for the 10 consecutive trading days ending immediately prior to such redemption date. Notwithstanding the preceding, the Partnership shall have no obligation to redeem any such Series I Preferred Units in cash unless such redemption complies with the restricted payments covenant in the Crestwood Indentures.
Notwithstanding any other provision of this Section 5.26(e), any Series I Change of Control in which the consideration to be received by the holders of Common Units has a value of less than $1.00 per Common Unit shall require the affirmative vote of the Series I Voting Threshold of the Outstanding Series I Preferred Units, voting separately as a class with one vote per Series I Preferred Unit.
All Common Units delivered upon any conversion or redemption of the Series I Preferred Units in accordance with this Section 5.26(e) shall be (1) newly issued and (2) duly authorized, validly issued, fully paid and non-assessable Limited Partner Interests in the Partnership, except as such non-assessability may be affected by Section 17-607 or 17-804 of the Delaware Act, and shall be free from preemptive rights and free of any lien, claim, rights or encumbrances, other than those arising under the Delaware Act or the Agreement

(f)Certificates.
(i)If requested by a Series I Holder, the Series I Preferred Units shall be evidenced by certificates in such form as the Board of Directors may approve and, subject to the satisfaction of any applicable legal, regulatory and contractual requirements, may be assigned or transferred in a manner identical to the assignment and transfer of other Units; unless and until the Board of Directors determines to assign the responsibility to another Person, the General Partner will act as the Transfer Agent for the Series I Preferred Units. The certificates evidencing Series I Preferred Units shall be separately identified and shall not bear the same CUSIP number as the certificates evidencing Common Units.
(ii)The certificate(s) representing the Series I Preferred Units may be imprinted with a legend in substantially the following form:
“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THESE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER AND, IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION, UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT OR THE ISSUER HAS RECEIVED DOCUMENTATION REASONABLY SATISFACTORY TO IT THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER SUCH ACT. THIS SECURITY IS SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER SET FORTH IN THE AGREEMENT OF LIMITED PARTNERSHIP OF THE PARTNERSHIP, AS AMENDED, A COPY OF WHICH MAY BE OBTAINED FROM THE PARTNERSHIP AT ITS PRINCIPAL EXECUTIVE OFFICES.”
In connection with a sale of Series I Preferred Units pursuant to an effective registration statement or in reliance on Rule 144 of the rules and regulations promulgated under the Securities Act, upon receipt by the Partnership of such information as the Partnership reasonably deems necessary to determine that the sale of the Series I Preferred Units is made in compliance with Rule 144, the Partnership shall remove or cause to be removed the restrictive legend from the certificate(s) representing such Series I Preferred Units (or the book-entry account maintained by the Transfer Agent), and the Partnership shall bear all costs associated therewith.
(g)Liquidation Rights. In the event of the dissolution and winding up of the Partnership under Section 12.4 or a sale, exchange, or other disposition of all or substantially all of the assets of the Partnership, either voluntary or involuntary, the Record Holders of the Series

I Preferred Units shall be entitled to receive, out of the assets of the Partnership available for distribution to the Partners or any Assignees, prior and in preference to any distribution of any assets of the Partnership to the Record Holders of any other class or series of Partnership Interests (other than Series I Senior Securities or Series I Parity Securities), the positive value in each such holder’s Capital Account in respect of such Series I Preferred Units. If in the year of such dissolution and winding up, or sale, exchange, or other disposition of all or substantially all of the assets of the Partnership, any such Record Holder’s Capital Account in respect of such Series I Preferred Units is less than the aggregate Series I Base Liquidation Preference of such Series I Preferred Units, then, notwithstanding anything to the contrary contained in this Agreement, and prior to any other allocation pursuant to this Agreement for such year and any distribution pursuant to the preceding sentence (other than any allocations or distributions made with respect to any other Series I Parity Securities upon which like allocation and distribution rights have been conferred), items of gross income and gain shall be allocated to all Unitholders then holding Series I Preferred Units, Pro Rata, until the Capital Account in respect of each Outstanding Series I Preferred Unit is equal to the Series I Base Liquidation Preference (and no other allocation pursuant to this Agreement shall reverse the effect of such allocation); provided, however, that in the event that like allocation rights have been conferred upon other Series I Parity Securities (including pursuant to Sections 5.17(b)(v), 5.18(b)(v), 5.19(b)(v), 5.20(b)(v), 5.21(b)(v), 5.22(b)(v), 5.23(b)(v) and 5.25(b)(v)), then items of gross income and gain shall be allocated to all Unitholders then holding Series I Preferred Units and such Series I Parity Securities, Pro Rata, until the Capital Account in respect of each Outstanding Series I Preferred Unit and such Series I Parity Security is equal to the applicable liquidation preference (and no other allocation pursuant to this Agreement shall reverse the effect of such allocation). If in the year of such dissolution and winding up any such Record Holder’s Capital Account in respect of such Series I Preferred Units is less than the aggregate Series I Base Liquidation Preference of such Series I Preferred Units after the application of the preceding sentence, then to the extent permitted by applicable law, but otherwise notwithstanding anything to the contrary contained in this Agreement, items of gross income and gain for any preceding taxable year(s) with respect to which IRS Form 1065 Schedules K-1 have not been filed by the Partnership shall be reallocated to all Unitholders then holding Series I Preferred Units, Pro Rata, until the Capital Account in respect of each such Outstanding Series I Preferred Unit after making allocations pursuant to this and the immediately preceding sentence is equal to the Series I Base Liquidation Preference (and no other allocation pursuant to this Agreement shall reverse the effect of such allocation); provided, however, that in the event like allocation rights have been conferred upon other Series I Parity Securities (including pursuant to Sections 5.17(b)(v), 5.18(b)(v), 5.19(b)(v), 5.20(b)(v), 5.21(b)(v), 5.22(b)(v), 5.23(b)(v) and 5.25(b)(v)), then any such items of gross income and gain shall be reallocated to all Unitholders then holding Series I Preferred Units and such Series I Parity Securities, Pro Rata, until the Capital Account in respect of each Outstanding Series I Preferred Unit and such Series I Parity Security after making allocations pursuant to this and the immediately preceding sentence is equal to the applicable liquidation preference (and no other allocation pursuant to this Agreement shall reverse the effect of such allocation). After such allocations have been made to the Outstanding Series I Preferred Units and any Series I Parity Securities, as applicable, any remaining Net Termination Gain or Net Termination Loss shall be allocated to the Partners pursuant to Section 6.1(c) or Section 6.1(d), as the case may be. At the time of the dissolution of the Partnership, subject to Section 17-804 of the Delaware Act, the

Record Holders of the Series I Preferred Units shall become entitled to receive any distributions in respect of the Series I Preferred Units that are accrued and unpaid as of the date of such distribution, and shall have the status of, and shall be entitled to all remedies available to, a creditor of the Partnership, and such entitlement of the Record Holders of the Series I Preferred Units to such accrued and unpaid distributions shall have priority over any entitlement of any other Partners or Assignees (other than holders of any Series I Senior Securities or Series I Parity Securities) with respect to any distributions by the Partnership to such other Partners or Assignees; provided, however, that the General Partner, as such, will have no liability for any obligations with respect to such distributions to any Record Holder(s) of Series I Preferred Units.
(h)Rank. The Series I Preferred Units shall each be deemed to rank as to distributions on such Partnership Securities and distributions upon liquidation of the Partnership:
(i)senior to any Series I Junior Securities;
(ii)on a parity with any Series I Parity Securities;
(iii)junior to any Series I Senior Securities; and
(iv)junior to all existing and future indebtedness of the Partnership and other liabilities with respect to assets available to satisfy claims against the Partnership.
(i)No Sinking Fund. The Series I Preferred Units shall not have the benefit of any sinking fund.
(j)Record Holders. To the fullest extent permitted by applicable law, the General Partner, the Partnership, the Transfer Agent, and the Paying Agent may deem and treat any Series I Holder as the true, lawful, and absolute owner of the applicable Series I Preferred Units for all purposes, and none of the General Partner, the Partnership, the Transfer Agent or the Paying Agent shall be affected by any notice to the contrary, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which the Series I Preferred Units may be listed or admitted to trading, if any.
(k)Notices. All notices or other communications in respect of Series I Holders shall be sufficiently given (i) if given in writing and either delivered in person or by first class mail, postage prepaid, or (ii) if given in such other manner as may be permitted in this Section 5.26, this Agreement or by applicable law.
(l)Other Rights. The Series I Preferred Units and the Series I Holders shall not have any designations, preferences, rights, powers or duties, other than as set forth in this Agreement or as provided by applicable law.
(m)Right to Acquire Series I Preferred Units.
(i)Notwithstanding any other provision of this Agreement, if at any time not more than 20% of the total Outstanding Series I Preferred Units is held by Persons other than the General Partner and its Affiliates, the General Partner shall then have the right, which right it may assign and transfer in whole or in part to the Partnership or any Affiliate of the General Partner, exercisable in its sole discretion, to purchase all, but not less than all, of such Series I Preferred Units then Outstanding held by Persons other than the General Partner and its Affiliates, at the greater of (x) the Series I Current Market Price as of the date three days prior to the date that the notice described in Section 5.26(m)(ii) is mailed and (y) the highest price paid by a General Partner or any of its Affiliates for any such Limited Partner Interest of such class purchased during the 90-day period preceding the date that the notice described in Section 5.26(m)(ii) is mailed. As used in this Agreement, “Series I Current Market Price” as of any date of the Series I Preferred Units means the average of the daily Closing Price per Series I Preferred Unit for the 20 consecutive Trading Days immediately prior to such date.
(ii)If the General Partner, any Affiliate of the General Partner or the Partnership elects to exercise the right to purchase the Series I Preferred Units granted pursuant to Section 5.26(m)(i), the General Partner shall deliver to the Transfer Agent the Notice of Election to Purchase and shall cause the Transfer Agent to mail a copy of such Notice of Election to Purchase to the Record Holders of Series I Preferred Units (as of a Record Date selected by the General Partner) at least 10, but not more than 60, days prior to the Purchase Date. Such Notice of Election to Purchase shall also be published for a period of at least three consecutive days in at least two daily newspapers of general circulation printed in the English language and published in the Borough of Manhattan, New York. The Notice of Election to Purchase shall specify the Purchase Date and the price (determined in accordance with Section 5.26(m)(i)) at which Series I Preferred Units will be purchased and state that the General Partner, its Affiliate or the Partnership, as the case may be, elects to purchase such Series I Preferred Units, upon surrender of Certificates representing such Series I Preferred Units in exchange for payment, at such office or offices of the Transfer Agent as the Transfer Agent may specify, or as may be required by any National Securities Exchange on which such Series I Preferred Units are listed or admitted to trading. Any such Notice of Election to Purchase mailed to a Record Holder of Series I Preferred Units at his address as reflected in the records of the Transfer Agent shall be conclusively presumed to have been given regardless of whether the owner receives such notice. On or prior to the Purchase Date, the General Partner, its Affiliate or the Partnership, as the case may be, shall deposit with the Transfer Agent cash in an amount sufficient to pay the aggregate purchase price of all of such Series I Preferred Units to be purchased in accordance with this Section 5.26(m). If the Notice of Election to Purchase shall have been duly given as aforesaid at least 10 days prior to the Purchase Date, and if on or prior to the Purchase Date the deposit described in the preceding sentence has been made for the benefit of the holders of Series I Preferred Units subject to purchase as provided herein, then from and after the Purchase Date, notwithstanding that any

Certificate shall not have been surrendered for purchase, all rights of the holders of such Series I Preferred Units shall thereupon cease, except the right to receive the purchase price (determined in accordance with Section 5.26(m)(i)) for Series I Preferred Units therefor, without interest, upon surrender to the Transfer Agent of the Certificates representing such Series I Preferred Units, and such Series I Preferred Units shall thereupon be deemed to be transferred to the General Partner, its Affiliate or the Partnership, as the case may be, on the record books of the Transfer Agent and the Partnership, and the General Partner or any Affiliate of the General Partner, or the Partnership, as the case may be, shall be deemed to be the owner of all such Series I Preferred Units from and after the Purchase Date and shall have all rights as the owner of such Series I Preferred Units.
(iii)At any time from and after the Purchase Date, a holder of an Outstanding Series I Preferred Unit subject to purchase as provided in this Section 5.26(m) may surrender his Certificate evidencing such Series I Preferred Unit to the Transfer Agent in exchange for payment of the amount described in Section 5.26(m), therefor, without interest thereon.
ARTICLE VI
ALLOCATIONS AND DISTRIBUTIONS
Section 6.1    Allocations for Capital Account Purposes. For purposes of maintaining Capital Accounts and in determining the rights of the Partners among themselves, the Partnership’s items of income, gain, loss and deduction (computed in accordance with Section 5.6(b)) shall be allocated among the Partners in each taxable year (or portion thereof) as provided herein below.
(a)Net Income. After giving effect to the special allocations set forth in Section 6.1(d) and as otherwise provided in Article V, Net Income for each taxable year and all items of income, gain, loss and deduction taken into account in computing Net Income for such taxable year shall be allocated as follows:
(i)First, 100% to the General Partner until the aggregate Net Income allocated to the General Partner pursuant to this Section 6.1(a)(i) for the current taxable year and all previous taxable years is equal to the aggregate Net Losses allocated to the General Partner pursuant to Section 6.1(b)(iv) for all previous taxable years;
(ii)Second, to all Series A Holders, Series B Holders, Series C Holders, Series D Holders, Series E Holders, Series F Holders, Series G Holders, Series H Holders and Series I Holders, in proportion to, and to the extent of the Net Loss allocated to such Series A Holders, Series B Holders, Series C Holders, Series D Holders, Series E Holders, Series F Holders, Series G Holders, Series H Holders and Series I Holders pursuant to Section 6.1(b)(iii) for all previous taxable years, until the aggregate amount of Net Income allocated to such Series A Holders, Series B Holders, Series C Holders, Series D Holders, Series E

Holders, Series F Holders, Series G Holders, Series H Holders and Series I Holders pursuant to this Section 6.1(a)(ii) for the current and all previous taxable years is equal to the aggregate amount of Net Loss allocated to such Series A Holders, Series B Holders, Series C Holders, Series D Holders, Series E Holders, Series F Holders, Series G Holders, Series H Holders and Series I Holders pursuant to Section 6.1(b)(iii) for all previous taxable years; provided that in no event shall Net Income be allocated to any such Series A Holders, Series B Holders, Series C Holders, Series D Holders, Series E Holders, Series F Holders, Series G Holders, Series H Holders and Series I Holders to cause its Capital Account in respect of a Series A Preferred Unit, a Series B Preferred Unit, a Series C Preferred Unit, a Series D Preferred Unit, a Series E Preferred Unit, a Series F Preferred Unit, a Series G Preferred Unit, a Series H Preferred Unit or a Series I Preferred Unit to exceed the Series A Base Liquidation Preference, the Series B Base Liquidation Preference, the Series C Base Liquidation Preference, the Series D Base Liquidation Preference, the Series E Base Liquidation Preference, the Series F Base Liquidation Preference, the Series G Base Liquidation Preference, the Series H Base Liquidation Preference or the Series I Base Liquidation Preference in respect of such Series A Preferred Units, Series B Preferred Units, Series C Preferred Units, Series D Preferred Units, Series E Preferred Units, Series F Preferred Units, Series G Preferred Units, Series H Preferred Units or Series I Preferred Units;
(iii)Third, 100% to the Unitholders (other than Series A Holders, Series B Holders, Series C Holders, Series D Holders, Series E Holders, Series F Holders, Series G Holders, Series H Holders and Series I Holders), in accordance with their respective Percentage Interests, until the aggregate Net Income allocated to such Unitholders pursuant to this Section 6.1(a)(iii) for the current taxable year and all previous taxable years is equal to the aggregate Net Losses allocated to such Unitholders pursuant to Section 6.1(b)(ii) for all previous taxable years; and
(iv)Fourth, the balance, if any, 100% to the Unitholders in accordance with their respective Percentage Interests.
(b)Net Losses. After giving effect to the special allocations set forth in Section 6.1(d) and as otherwise provided in Article V, Net Losses for each taxable year and all items of income, gain, loss and deduction taken into account in computing Net Losses for such taxable year shall be allocated as follows:
(i)First, 100% to the Unitholders, in accordance with their respective Percentage Interests, until the aggregate Net Losses allocated pursuant to this Section 6.1(b)(i) for the current taxable year and all previous taxable years is equal to the aggregate Net Income allocated to such Unitholders pursuant to Section 6.1(a)(iv) for all previous taxable years, provided that the Net Losses shall not be allocated pursuant to this Section 6.1(b)(i) to the extent that such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable year (or increase any existing deficit balance in its Adjusted Capital Account);
(ii)Second, 100% to the Unitholders (other than Series A Holders, Series B Holders, Series C Holders, Series D Holders, Series E Holders, Series F Holders, Series G Holders, Series H Holders and Series I Holders) in accordance with their respective Percentage Interests; provided, that Net Losses shall not be allocated pursuant to this Section 6.1(b)(ii) to the extent that such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable year (or increase any existing deficit balance in its Adjusted Capital Account);
(iii)Third, to all Series A Holders, Series B Holders, Series C Holders, Series D Holders, Series E Holders, Series F Holders, Series G Holders, Series H Holders and Series I Holders, in proportion to their respective positive Adjusted Capital Account balances, until the Adjusted Capital Account in respect of each Series A Preferred Unit, Series B Preferred Unit, Series C Preferred Unit, Series D Preferred Unit, Series E Preferred Unit, Series F Preferred Unit, Series G Preferred Unit, Series H Preferred Unit and Series I Preferred Unit then Outstanding has been reduced to zero; and
(iv)Fourth, the balance, if any, 100% to the General Partner.
(c)Net Termination Gains and Losses. After giving effect to the special allocations set forth in Section 6.1(d) and as otherwise provided in Article V, all items of income, gain, loss and deduction taken into account in computing Net Termination Gain or Net Termination Loss for such taxable year shall be allocated in the same manner as such Net Termination Gain or Net Termination Loss is allocated hereunder. All allocations under this Section 6.1(c) shall be made after Capital Account balances have been adjusted by all other allocations provided under this Section 6.1 and after all distributions pursuant to Section 6.3; provided, however, that solely for purposes of this Section 6.1(c), Capital Accounts shall not be adjusted for distributions made pursuant to Section 12.4.
(i)If a Net Termination Gain is recognized (or deemed recognized pursuant to Section 5.6(d)) such Net Termination Gain shall be allocated among the Partners in the following manner (and the Capital Accounts of the Partners shall be increased by the amount so allocated in each of the following subclauses, in the order listed, before an allocation is made pursuant to the next succeeding subclause):
(A)First, to each Unitholder having a deficit balance in its Capital Account, in the proportion that such deficit balance bears to the total deficit balances in the Capital Accounts of all Partners, until each such Partner has been allocated Net Termination Gain equal to any such deficit balance in its Capital Account;

(B)Second, to all Series A Holders, Series B Holders, Series C Holders, Series D Holders, Series E Holders, Series F Holders, Series G Holders, Series H Holders and Series I Holders, Pro Rata, until the Capital Account in respect of each Outstanding Series A Preferred Unit, Series B Preferred Unit, Series C Preferred Unit, Series D Preferred Unit, Series E Preferred Unit, Series F Preferred Unit, Series G Preferred Unit, Series H Preferred Unit and Series I Preferred Unit equals the Series A Base Liquidation Preference, the Series B Base Liquidation Preference, the Series C Base Liquidation Preference, the Series D Base Liquidation Preference, the Series E Base Liquidation Preference, the Series F Base Liquidation Preference, the Series G Base Liquidation Preference, the Series H Base Liquidation Preference or the Series I Base Liquidation Preference; and
(C)Third, to all Unitholders in accordance with their Percentage Interests.
(ii)If a Net Termination Loss is recognized (or deemed recognized pursuant to Section 5.6(d)), such Net Termination Loss shall be allocated among the Partners in the following manner:
(A)First, to all Unitholders in accordance with their Percentage Interests until the Adjusted Capital Account in respect of each Unit then Outstanding has been reduced to zero;
(B)Second, to all Series A Holders, Series B Holders, Series C Holders, Series D Holders, Series E Holders, Series F Holders, Series G Holders, Series H Holders and Series I Holders, in proportion to their Adjusted Capital Account balances, until the Adjusted Capital Account in respect of each Series A Preferred Unit, Series B Preferred Unit, Series C Preferred Unit, Series D Preferred Unit, Series E Preferred Unit, Series F Preferred Unit, Series G Preferred Unit, Series H Preferred Unit or Series I Preferred Unit then Outstanding has been reduced to zero; and
(C)Third, the balance, if any, 100% to the General Partner.
(d)Special Allocations. Notwithstanding any other provision of this Section 6.1, the following special allocations shall be made for such taxable period:
(i)Partnership Minimum Gain Chargeback. Notwithstanding any other provision of this Section 6.1, if there is a net decrease in Partnership Minimum Gain during any Partnership taxable period, each Partner shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(f)(6), 1.704-2(g)(2) and 1.704-2(j)(2)(i), or any successor provision. For purposes of this Section 6.1(d), each Partner’s Adjusted Capital

Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d) with respect to such taxable period (other than an allocation pursuant to Sections 6.1(d)(v) and 6.1(d)(vi)). This Section 6.1(d)(i) is intended to comply with the Partnership Minimum Gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.
(ii)Chargeback of Partner Nonrecourse Debt Minimum Gain. Notwithstanding the other provisions of this Section 6.1 (other than Section 6.1(d)(i)), except as provided in Treasury Regulation Section 1.704-2(i)(4), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any Partnership taxable period, any Partner with a share of Partner Nonrecourse Debt Minimum Gain at the beginning of such taxable period shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provisions. For purposes of this Section 6.1(d), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d), other than Section 6.1(d)(i) and other than an allocation pursuant to Sections 6.1(d)(v) and 6.1(d)(vi), with respect to such taxable period. This Section 6.1(d)(ii) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.
(iii)Qualified Income Offset. In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Partnership income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations promulgated under Section 704(b) of the Code, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible unless such deficit balance is otherwise eliminated pursuant to Section 6.1(d)(i) or (ii).
(iv)Gross Income Allocations. In the event any Partner has a deficit balance in its Capital Account at the end of any Partnership taxable period in excess of the sum of (A) the amount such Partner is required to restore pursuant to the provisions of this Agreement and (B) the amount such Partner is deemed obligated to restore pursuant to Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5), such Partner shall be specially allocated items of Partnership gross income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 6.1(d)(iii) shall be made only if and to the extent that such Partner would have a deficit balance in its Capital Account as adjusted after all other allocations provided for in this Section 6.1 have been tentatively made as if this Section 6.1(d)(iv) were not in this Agreement.
(v)Nonrecourse Deductions. Nonrecourse Deductions for any taxable period shall be allocated to the Partners in accordance with their respective Percentage Interests. If the General Partner determines that the Partnership’s Nonrecourse Deductions should be allocated in a different ratio to satisfy the safe harbor requirements of the Treasury Regulations promulgated under Section 704(b) of the Code, the General Partner is authorized, upon notice to the other Partners, to revise the prescribed ratio to the numerically closest ratio that does satisfy such requirements.
(vi)Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any taxable period shall be allocated 100% to the Partner that bears the Economic Risk of Loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i). If more than one Partner bears the Economic Risk of Loss with respect to a Partner Nonrecourse Debt, such Partner Nonrecourse Deductions attributable thereto shall be allocated between or among such Partners in accordance with the ratios in which they share such Economic Risk of Loss.
(vii)Nonrecourse Liabilities. For purposes of Treasury Regulation Section 1.752-3(a)(3), the Partners agree that Nonrecourse Liabilities of the Partnership in excess of the sum of (A) the amount of Partnership Minimum Gain and (B) the total amount of Nonrecourse Built-in Gain shall be allocated among the Partners in accordance with their respective Percentage Interests.
(viii)Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.
(ix)[Reserved.]
(x)Curative Allocations.
(A)Notwithstanding any other provision of this Section 6.1, other than the Required Allocations, the Required Allocations shall be taken into account in making the Agreed Allocations so that, to the extent possible, the net amount of items of income, gain, loss and deduction allocated to each Partner pursuant to the Required Allocations and the Agreed Allocations, together, shall be equal to the net amount of such items that would have been allocated to each such Partner under the Agreed Allocations had the Required Allocations and the related Curative Allocation not otherwise been provided in this Section 6.1. Notwithstanding the preceding sentence, Required Allocations relating to (1) Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partnership Minimum Gain and (2) Partner Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partner Nonrecourse Debt Minimum Gain. Allocations pursuant to this Section 6.1(d)(x)(A) shall only be made with respect to Required Allocations to the extent the General Partner determines that such allocations will otherwise be inconsistent with the economic agreement among the Partners. Further, allocations pursuant to this Section 6.1(d)(x)(A) shall be deferred with respect to allocations pursuant to clauses (1) and (2) hereof to the extent the General Partner determines that such allocations are likely to be offset by subsequent Required Allocations.
(B)The General Partner shall, with respect to each taxable period, (1) apply the provisions of Section 6.1(d)(x)(A) in whatever order is most likely to minimize the economic distortions that might otherwise result from the Required Allocations, and (2) divide all allocations pursuant to Section 6.1(d)(x)(A) among the Partners in a manner that is likely to minimize such economic distortions.
(xi)Corrective and Other Allocations. In the event of any allocation of a Net Termination Loss, the following rules shall apply:
(A)[Reserved.]
(B)[Reserved.]
(C)Net Termination Loss in an amount equal to the lesser of (1) such Net Termination Loss and (2) the Aggregate Remaining Net Positive Adjustments shall be allocated in such manner as is determined by the General Partner that, to the extent possible, the Capital Account balances of the Partners will equal the amount they would have been had no prior Book-Up Events occurred, and any remaining Net Termination Loss shall be allocated pursuant to Section 6.1(c).
(D)In making the allocations required under this Section 6.1(d)(xi), the General Partner may apply whatever conventions or other methodology it determines will satisfy the purpose of this Section 6.1(d)(xi). Without limiting the foregoing, if an Adjusted Property is contributed by the Partnership to another entity classified as a partnership for U.S. federal income tax purposes (the “lower tier partnership”), the General Partner may make allocations similar to those described in Section 6.1(d)(xi)(C) to the extent the General Partner determines such allocations are necessary to account for the Partnership’s allocable share of income, gain, loss and deduction of the lower tier partnership that relate to the contributed Adjusted Property in a manner that is consistent with the purpose of this Section 6.1(d)(xi).]
(xii)[Reserved.]
(xiii)Priority Allocations. If the amount of cash or the Net Agreed Value of any property distributed (except cash or property distributed or deemed distributed pursuant to Section 12.4) to any Unitholder with respect to its Units for a taxable year is greater (on a per Unit basis) than the amount of cash or the Net Agreed Value of property distributed to the other Unitholders with respect to their Units (on a per Unit basis), then (1) each Unitholder receiving such greater cash or property distribution shall be allocated gross income and gain in an amount equal to the product of (aa) the amount by which the distribution (on a per Unit basis) to such Unitholder exceeds the distribution (on a per Unit basis) to the Unitholders receiving the smallest distribution and (bb) the number of Units owned by the Unitholder receiving the greater distribution; and (2) the General Partner shall be allocated gross income and gain in an aggregate amount equal to the product obtained by multiplying (aa) the quotient determined by dividing (x) the General Partner’s Percentage Interest at the time in which the greater cash or property distribution occurs, times (bb) the sum of the amounts allocated in clause (1) above by (y) the sum of 100 less the General Partner’s Percentage Interest at the time in which the greater cash or property distribution occurs.
(xiv)[Reserved.]
(xv)[Reserved.]
(xvi)[Reserved.]
(xvii)[Reserved.]
(xviii)ETP Holdco Allocations.
(A)The Class B Units shall not be entitled to receive any allocation of any ETP Holdco Items, and such ETP Holdco Items (which shall not be included in the computation of Net Income, Net Loss, Net Termination Gain or Net Termination Loss for any taxable year while any Class B Units remain Outstanding) shall instead be specifically allocated to the Unitholders (other than the holders of Class B Units), Pro Rata.

(B)For the purposes of effectuating the intent of Section 6.1(d)(xi), the General Partner may make special allocations of items of Partnership gross income, gain, loss or deductions among the Unitholders as it deems reasonable.
(xix)Series H Preferred Unit Issuance Premium Allocation. Income of the Partnership attributable to the issuance by the Partnership of a Series H Preferred Unit for an amount in excess of the Series H Liquidation Preference shall be allocated to the Unitholders (other than Series H Holders) in accordance with their respective Percentage Interests.
(xx)Gross Income Allocation with Respect to Series I Preferred Units. Items of Partnership gross income shall be allocated to the Series I Holders in amounts equal to the amount of cash actually distributed in respect of each such Series I Holder’s Series I Preferred Units, until the aggregate amount of such items allocated pursuant to this sentence for the current taxable period and all previous taxable periods is equal to the cumulative amount of all cash distributions made to the Series I Holders pursuant to Section 5.26(c)(i). Unless otherwise required by applicable law, the Partnership agrees that it will not treat a distribution with respect to the Series I Preferred Units as a guaranteed payment.
Section 6.2    Allocations for Tax Purposes.
(a)Except as otherwise provided herein, for federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Partners in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Section 6.1.
(b)In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or Adjusted Property, items of income, gain, loss, depreciation, amortization and cost recovery deductions shall be allocated for federal income tax purposes among the Partners as follows:
(i)(A) In the case of a Contributed Property, such items attributable thereto shall be allocated among the Partners in the manner provided under Section 704(c) of the Code that takes into account the variation between the Agreed Value of such property and its adjusted basis at the time of contribution; and (B) any item of Residual Gain or Residual Loss attributable to a Contributed Property shall be allocated among the Partners in the same manner as its correlative item of “book” gain or loss is allocated pursuant to Section 6.1.
(ii)(A) In the case of an Adjusted Property, such items shall (1) first, be allocated among the Partners in a manner consistent with the principles of Section 704(c) of the Code to take into account the Unrealized Gain or Unrealized Loss attributable to such property and the allocations thereof pursuant to Section 5.6(d)(i) or Section 5.6(d)(ii), and (2) second, in the event such property was originally a Contributed Property, be allocated among the Partners in a manner consistent with Section 6.2(b)(i)(A); and (B) any item of Residual Gain or Residual Loss attributable to an Adjusted Property shall be allocated among the Partners in the same manner as its correlative item of “book” gain or loss is allocated pursuant to Section 6.1.
(iii)The General Partner shall apply the principles of Treasury Regulation Section 1.704-3(d) to eliminate Book-Tax Disparities, except as otherwise determined by the General Partner with respect to goodwill.
(c)For the proper administration of the Partnership and for the preservation of uniformity of the Limited Partner Interests (or any class or classes thereof), the General Partner shall (i) adopt such conventions as it deems appropriate in determining the amount of depreciation, amortization and cost recovery deductions; (ii) make special allocations for federal income tax purposes of income (including, without limitation, gross income) or deductions; and (iii) amend the provisions of this Agreement as appropriate (x) to reflect the proposal or promulgation of Treasury Regulations under Section 704(b) or Section 704(c) of the Code or (y) otherwise to preserve or achieve uniformity of the Limited Partner Interests (or any class or classes thereof). The General Partner may adopt such conventions, make such allocations and make such amendments to this Agreement as provided in this Section 6.1(c) only if such conventions, allocations or amendments would not have a material adverse effect on the Partners, the holders of any class or classes of Limited Partner Interests issued and Outstanding or the Partnership, and if such allocations are consistent with the principles of Section 704 of the Code.
(d)The General Partner may determine to depreciate or amortize the portion of an adjustment under Section 743(b) of the Code attributable to unrealized appreciation in any Adjusted Property (to the extent of the unamortized Book-Tax Disparity) using a predetermined rate derived from the depreciation or amortization method and useful life applied to the Partnership’s common basis of such property, despite any inconsistency of such approach with Treasury Regulation Section 1.167(c)-1(a)(6) or any successor regulations thereto. If the General Partner determines that such reporting position cannot reasonably be taken, the General Partner may adopt depreciation and amortization conventions under which all purchasers acquiring Limited Partner Interests in the same month would receive depreciation and amortization deductions, based upon the same applicable rate as if they had purchased a direct interest in the Partnership’s property. If the General Partner chooses not to utilize such aggregate method, the General Partner may use any other depreciation and amortization conventions to preserve the uniformity of the intrinsic tax characteristics of any Limited Partner Interests, so long as such conventions would not have a material adverse effect on the Limited Partners or the Record Holders of any class or classes of Limited Partner Interests.
(e)Any gain allocated to the Partners upon the sale or other taxable disposition of any Partnership asset shall, to the extent possible, after taking into account other required allocations of gain pursuant to this Section 6.2, be characterized as Recapture Income in the same proportions and to the same extent as such Partners (or their predecessors in interest)

have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as Recapture Income.
(f)All items of income, gain, loss, deduction and credit recognized by the Partnership for federal income tax purposes and allocated to the Partners in accordance with the provisions hereof shall be determined without regard to any election under Section 754 of the Code which may be made by the Partnership; provided, however, that such allocations, once made, shall be adjusted (in the manner determined by the General Partner) to take into account those adjustments permitted or required by Sections 734 and 743 of the Code.
(g)Each item of Partnership income, gain, loss and deduction, shall for federal income tax purposes, be determined on an annual basis and prorated on a monthly basis and shall be allocated to the Partners as of the opening of the National Securities Exchange on which the Units are then traded on the first Business Day of each month; provided, however, that (i) such items for the period beginning on the Closing Date and ending on the last day of the month in which the Option Closing Date or the expiration of the Over-Allotment Option occurs shall be allocated to the Partners as of the opening of the National Securities Exchange on the first Business Day of the next succeeding month; and provided, further, that gain or loss on a sale or other disposition of any assets of the Partnership or any other extraordinary item of income or loss realized and recognized other than in the ordinary course of business, as determined by the General Partner in its sole discretion, shall be allocated to the Partners as of the opening of the National Securities Exchange on the first Business Day of the month in which such gain or loss is recognized for federal income tax purposes. The General Partner may revise, alter or otherwise modify such methods of allocation to the extent permitted or required by Section 706 of the Code and the regulations or rulings promulgated thereunder.
(h)Allocations that would otherwise be made to a Limited Partner under the provisions of this Article VI shall instead be made to the beneficial owner of Limited Partner Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method determined by the General Partner.
(i)If Capital Account balances are reallocated between the Partners in accordance with Section 5.6(d)(i) hereof and Proposed Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(4), beginning with the year of reallocation and continuing until the allocations required are fully taken into account, the Partnership shall make corrective allocations (allocations of items of gross income or gain or loss or deduction for federal income tax purposes that do not have a corresponding book allocation) to take into account the Capital Account reallocation, as provided in Proposed Treasury Regulation Section 1.704-1(b)(4)(x).
Section 6.3    Requirement and Characterization of Distributions; Distributions to Record Holders.
(a)Within 50 calendar days following the end of each Quarter (or the Business Day immediately thereafter), an amount equal to 100% of Available Cash with respect to such Quarter shall, subject to Section 17-607 of the Delaware Act, be distributed in accordance with this Article VI by the Partnership to the Partners as of the Record Date selected by the General Partner. All Available Cash shall be distributed to all Partners in accordance with their Percentage Interests, except as otherwise required by Section 5.17(b)(ii), Section 5.18(b)(ii), Section 5.19(b)(ii), Section 5.20(b)(ii), Section 5.21(b)(ii), Section 5.22(b)(ii), Section 5.23(b)(ii), Section 5.24(b)(iii), Section 5.25(b)(ii) and Section 5.26(c)(i) or Section 5.8(b) in respect of additional Partnership Securities issued pursuant thereto. All distributions required to be made under this Agreement shall be made subject to Section 17-607 of the Delaware Act.
(b)Notwithstanding Section 6.3(a), in the event of the dissolution and liquidation of the Partnership, all receipts received during or after the Quarter in which the Liquidation Date occurs shall be applied and distributed solely in accordance with, and subject to the terms and conditions of, Section 12.4.
(c)The General Partner may treat taxes paid by the Partnership on behalf of, or amounts withheld with respect to, all or less than all of the Partners, as a distribution of Available Cash to such Partners.
(d)Each distribution in respect of a Partnership Interest shall be paid by the Partnership, directly or through the Transfer Agent or through any other Person or agent, only to the Record Holder of such Partnership Interest as of the Record Date set for such distribution. Such payment shall constitute full payment and satisfaction of the Partnership’s liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.
Section 6.4    [Reserved.]
Section 6.5    [Reserved.]
Section 6.6    [Reserved.]
Section 6.7    [Reserved.]
Section 6.8    [Reserved.]
Section 6.9    [Reserved.]
Section 6.10    Special Provisions Relating to Preferred Unitholders. Notwithstanding anything to the contrary set forth in this Agreement, the holders of the Series A Preferred Units, Series B Preferred Units, Series C Preferred Units, Series D Preferred Units, Series E Preferred Units, Series F Preferred Units, Series G Preferred Units, Series H Preferred Units and Series I Preferred Units (a) shall (i) possess the rights and obligations provided in this Agreement with respect to a Limited Partner pursuant to Article III and Article VII and (ii) have a Capital Account as a Partner pursuant to Section 5.6 and all other provisions related thereto and (b) shall not (i) be entitled to vote on any matters requiring the approval or vote of the holders of Outstanding Units, except as provided in Sections 5.17(b)(iii), 5.18(b)(iii), 5.19(b)(iii),

5.20(b)(iii), 5.21(b)(iii), 5.22(b)(iii), 5.23(b)(iii), 5.25(b)(iii) and 5.26(d) or as required by applicable law, or (ii) be entitled to any distributions other than as provided in Sections 5.17(b)(ii), 5.18(b)(ii), 5.19(b)(ii), 5.20(b)(ii), 5.21(b)(ii), 5.22(b)(ii), 5.23(b)(ii), 5.25(b)(ii), 5.26(b)(iv), 5.26(c) and 5.26(g).
ARTICLE VII
MANAGEMENT AND OPERATION OF BUSINESS
Section 7.1    Management.
(a)The General Partner shall conduct, direct and manage all activities of the Partnership. Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Partnership shall be exclusively vested in the General Partner, and no Limited Partner or Assignee shall have any management power over the business and affairs of the Partnership. In addition to the powers now or hereafter granted a general partner of a limited partnership under applicable law or that are granted to the General Partner under any other provision of this Agreement, the General Partner, subject to Section 7.3, shall have full power and authority to do all things and on such terms as it determines to be necessary or appropriate to conduct the business of the Partnership, to exercise all powers set forth in Section 2.5 and to effectuate the purposes set forth in Section 2.4, including the following:
(i)the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible into Partnership Securities, and the incurring of any other obligations;
(ii)the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership;
(iii)the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the Partnership or the merger or other combination of the Partnership with or into another Person (the matters described in this clause (iii) being subject, however, to any prior approval that may be required by Section 7.3 and Article XIV);
(iv)the use of the assets of the Partnership (including cash on hand) for any purpose consistent with the terms of this Agreement, including the financing of the conduct of the operations of the Partnership and its Subsidiaries, subject to Section 7.6(a), the lending of funds to other Persons; the repayment or guarantee of obligations of the Partnership and its Subsidiaries and the making of capital contributions to any member of the Partnership and its Subsidiaries;
(v)the negotiation, execution and performance of any contracts, conveyances or other instruments (including instruments that limit the liability of the Partnership under contractual arrangements to all or particular assets of the Partnership, with the other party to the contract to have no recourse against the General Partner or its assets other than its interest in the Partnership, even if same results in the terms of the transaction being less favorable to the Partnership than would otherwise be the case);
(vi)the distribution of Partnership cash;
(vii)the selection and dismissal of employees (including employees having titles such as “president,” “vice president,” “secretary” and “treasurer”) and agents, outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring;
(viii)the maintenance of insurance for the benefit of the Partnership, the Partners and Indemnitees;
(ix)the formation of, or acquisition of an interest in, and the contribution of property and the making of loans to, any further limited or general partnerships, joint ventures, limited liability companies, corporations or other relationships (including the acquisition of interests in, and the contributions of property to, Subsidiaries from time to time) subject to the restrictions set forth in Section 2.4;
(x)the control of any matters affecting the rights and obligations of the Partnership, including the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation, arbitration or mediation and the incurring of legal expense and the settlement of claims and litigation;
(xi)the indemnification of any Person against liabilities and contingencies to the extent permitted by law;
(xii)the entering into of listing agreements with any National Securities Exchange and the delisting of some or all of the Limited Partner Interests from, or requesting that trading be suspended on, any such exchange (subject to any prior approval that may be required under Section 4.7);
(xiii)the purchase, sale or other acquisition or disposition of Partnership Securities, or the issuance of options, rights, warrants and appreciation rights relating to Partnership Securities; and
(xiv)the entering into of agreements with any of its Affiliates to render services to a Group Member or to itself in the discharge of its duties as General Partner of the Partnership.

(b)Notwithstanding any other provision of this Agreement, the Delaware Act or any applicable law, rule or regulation, each of the Partners and Assignees and each other Person who may acquire an interest in Partnership Securities hereby (i) approves, ratifies and confirms the execution, delivery and performance by the parties thereto of the Underwriting Agreement, the Omnibus Agreement and the other agreements described in or filed as exhibits to the Registration Statement that are related to the transactions contemplated by the Registration Statement; (ii) agrees that the General Partner (on its own or through any officer of the Partnership) is authorized to execute, deliver and perform the agreements referred to in clause (i) of this sentence and the other agreements, acts, transactions and matters described in or contemplated by the Registration Statement on behalf of the Partnership without any further act, approval or vote of the Partners or the Assignees or the other Persons who may acquire an interest in Partnership Securities; and (iii) agrees that the execution, delivery or performance by the General Partner, any Group Member or any Affiliate of any of them, of this Agreement or any agreement authorized or permitted under this Agreement (including the exercise by the General Partner or any Affiliate of the General Partner of the rights accorded pursuant to Article XV), shall not constitute a breach by the General Partner of any duty that the General Partner may owe the Partnership or the Limited Partners or any other Persons under this Agreement (or any other agreements) or of any duty stated or implied by law or equity.
Section 7.2    Certificate of Limited Partnership. The General Partner has caused the Certificate of Limited Partnership to be filed with the Secretary of State of the State of Delaware as required by the Delaware Act and shall use all reasonable efforts to cause to be filed such other certificates or documents that the General Partner determines to be necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware or any other state in which the Partnership may elect to do business or own property. To the extent the General Partner determines such action to be necessary or appropriate, the General Partner shall file amendments to and restatements of the Certificate of Limited Partnership and do all things to maintain the Partnership as a limited partnership (or a partnership or other entity in which the limited partners have limited liability) under the laws of the State of Delaware or of any other state in which the Partnership may elect to do business or own property. Subject to the terms of Section 3.4(a), the General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate of Limited Partnership, any qualification document or any amendment thereto to any Limited Partner.
Section 7.3    Restrictions on General Partner’s Authority. Except as provided in Articles XII and XIV, the General Partner may not sell, exchange or otherwise dispose of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions (including by way of merger, consolidation or other combination) without the approval of holders of a Unit Majority; provided, however, that this provision shall not preclude or limit the General Partner’s ability to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the assets of the Partnership Group and shall not apply to any forced sale of any or all of the assets of the Partnership Group pursuant to the foreclosure of, or other realization upon, any such encumbrance. Without the approval of holders of a majority of Outstanding Units, the General Partner shall not, on behalf of the Partnership except as permitted under Sections 4.6, 11.1 and 11.2, elect or cause the Partnership to elect a successor general partner of the Partnership.
Section 7.4    Reimbursement of the General Partner.
(a)Except as provided in this Section 7.4 and elsewhere in this Agreement, the General Partner shall not be compensated for its services as general partner or managing member of any Group Member.
(b)The General Partner shall be reimbursed on a monthly basis, or such other reasonable basis as the General Partner may determine, for (i) all direct and indirect expenses it incurs or payments it makes on behalf of the Partnership (including salary, bonus, incentive compensation and other amounts paid to any Person) including Affiliates of the General Partner to perform services for the Partnership or for the General Partner in the discharge of its duties to the Partnership and, in the event the Partnership owns or operates, either directly or through any Subsidiary, any pipelines subject to rate regulation by FERC, including overhead allocated to the Partnership by Affiliates of the General Partner for its allocable share of actual overhead expenses consistent with then applicable accounting and allocation methodologies generally permitted by FERC for rate making purposes (or in the absence of then applicable methodologies permitted by FERC, consistent with the most recently applicable methodologies) and past business practices, and (ii) all other expenses allocable to the Partnership or otherwise incurred by the General Partner in connection with operating the Partnership’s business (including expenses allocated to the General Partner by its Affiliates). The General Partner shall determine the expenses that are allocable to the Partnership. Reimbursements pursuant to this Section 7.4 shall be in addition to any reimbursement to the General Partner as a result of indemnification pursuant to Section 7.7. The allocation of overhead to the Partnership by Affiliates of the General Partner for its allocable share of actual overhead expenses consistent with then applicable accounting and allocation methodologies generally permitted by FERC for rate making purposes (or in the absence of then applicable methodologies permitted by FERC, consistent with the most recently applicable methodologies) and past business practices shall be deemed to be fair and reasonable to the Partnership.
(c)The General Partner, without the approval of the Limited Partners (who shall have no right to vote in respect thereof), may propose and adopt on behalf of the Partnership employee benefit plans, employee programs and employee practices (including plans, programs and practices involving the issuance of Partnership Securities or options to purchase or rights, warrants or appreciation rights relating to Partnership Securities), or cause the Partnership to issue Partnership Securities in connection with, or pursuant to, any employee benefit plan, employee program or employee practice maintained or sponsored by the General Partner or any one of its Affiliates, in each case for the benefit of employees of the General Partner, any Group Member or any Affiliate, or any of them, in respect of services performed, directly or indirectly, for the benefit of the Partnership Group. The Partnership agrees to issue and sell to the General Partner or any of its Affiliates any Partnership Securities that the General Partner or such Affiliate is obligated to provide to any employees pursuant to any such employee benefit plans, employee programs or employee practices. Expenses incurred by the General

Partner in connection with any such plans, programs and practices (including the net cost to the General Partner or such Affiliate of Partnership Securities purchased by the General Partner or such Affiliate from the Partnership to fulfill options or awards under such plans, programs and practices) shall be reimbursed in accordance with Section 7.4(b). Any and all obligations of the General Partner under any employee benefit plans, employee programs or employee practices adopted by the General Partner as permitted by this Section 7.4(c) shall constitute obligations of the General Partner hereunder and shall be assumed by any successor General Partner approved pursuant to Sections 11.1 or 11.2 or the transferee of or successor to all of the General Partner’s General Partner Interest pursuant to Section 4.6.
Section 7.5    Outside Activities.
(a)After the Closing Date, the General Partner, for so long as it is the general partner of the Partnership (i) agrees that its sole business will be to act as the general partner or managing member, as the case may be, of the Partnership and any other partnership or limited liability company of which the Partnership is, directly or indirectly, a partner or managing member and to undertake activities that are ancillary or related thereto (including being a limited partner in the Partnership) and (ii) shall not engage in any business or activity or incur any debts or liabilities except in connection with or incidental to (A) its performance as general partner or managing member of one or more Group Members or as described in or contemplated by the Registration Statement, (B) the acquiring, owning or disposing of debt or equity securities in any Group Member; provided, however, that neither clause (i) or clause (ii) shall prohibit the General Partner from owning, directly or indirectly, limited partner interests or limited liability company interests in another Person.
(b)Except as specifically restricted by Section 7.5(a), each Group Member and Indemnitee shall have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by any Group Member, independently or with others, including business interests and activities in direct competition with the business and activities of any Group Member, and none of the same shall constitute a breach of this Agreement or any duty expressed or implied by law to any Group Member or any Partner. Neither any Group Member, any Limited Partner nor any other Person shall have any rights by virtue of this Agreement or the partnership relationship established hereby or thereby in any business ventures of any Group Member or any Indemnitee.
(c)Subject to the terms of Sections 7.5(a) and 7.5(b), but otherwise notwithstanding anything to the contrary in this Agreement, (i) the engaging in competitive activities by any Group Member or any Indemnitee in accordance with the provisions of this Section 7.5 is hereby approved by the Partnership and all Partners, (ii) it shall be deemed not to be a breach of any fiduciary duties or any other obligation of any type whatsoever of the General Partner for any Group Member or any Indemnitee to engage in such business interests and activities in preference to or to the exclusion of the Partnership and (iii) none of the General Partner, any Group Member nor any Indemnitee shall have any obligation hereunder or as a result of any duty expressed or implied by law to present business opportunities to the Partnership, any other Group Member or any Indemnitee.
(d)The General Partner and any of its Affiliates may acquire Units or other Partnership Securities in addition to those acquired on the Closing Date and, except as otherwise provided in this Agreement, shall be entitled to exercise all rights of a General Partner or Limited Partner, as applicable, relating to such Units or Partnership Securities.
(e)The term “Affiliates” when used in Section 7.5(d) with respect to the General Partner shall not include any Group Member or any Subsidiary of the Group Member.
(f)Anything in this Agreement to the contrary notwithstanding, to the extent that any provision of this Agreement purports or is interpreted to have the effect of limiting or restricting the fiduciary duties that might otherwise, as a result of Delaware or other applicable law, be owed by the General Partner, its Board of Directors or any committee thereof to the Partnership and its Limited Partners, each Limited Partner consents to such limitations and restrictions related to such fiduciary duties to the maximum extent that such consent is permitted under Delaware or other applicable law.
Section 7.6    Loans from the General Partner; Loans or Contributions from the Partnership; Contracts with Affiliates; Certain Restrictions on the General Partner.
(a)The General Partner or any of its Affiliates may, but shall be under no obligation to, lend to any Group Member, and any Group Member may borrow from the General Partner or any of its Affiliates, funds needed or desired by the Group Member for such periods of time and in such amounts as the General Partner may determine. Any loan made to a Group Member by the General Partner or any of its Affiliates shall be on terms that are fair and reasonable to the Partnership; provided, however, that the requirements of this Section 7.6(c) shall be deemed satisfied as to (i) any transaction approved by Special Approval, (ii) any transaction, the terms of which are no less favorable to the Partnership than those generally being provided to or available from unrelated third parties or (iii) any transaction that, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership), is equitable to the Partnership. The borrowing party shall reimburse the lending party for any costs (other than any additional interest costs) incurred by the lending party in connection with the borrowing of such funds. For purposes of Sections 7.6(a) and 7.6(b), the term “Group Member” shall include any Affiliate of a Group Member that is controlled by the Group Member. No Group Member may lend funds to the General Partner or any of its Affiliates (other than another Group Member).
(b)The Partnership may lend or contribute to any Group Member, and any Group Member may borrow from the Partnership, funds on terms and conditions determined by the General Partner provided, however, that the Partnership may not charge the Group Member interest at a rate less than the rate that would be charged to the Group Member (without reference to the General Partner’s financial abilities or guarantees) by unrelated lenders on comparable loans. The foregoing authority shall be exercised by the General Partner in its sole discretion and shall not create any right or benefit in favor of any Group Member or any other Person.

(c)No borrowing by any Group Member or the approval thereof by the General Partner shall be deemed to constitute a breach of any duty, expressed or implied, of the General Partner or its Affiliates to the Partnership or the Limited Partners by reason of the fact that the purpose or effect of such borrowing is directly or indirectly to (i) enable distributions to the General Partner or its Affiliates (including in their capacities as Limited Partners) to exceed the General Partner’s Percentage Interest of the total amount distributed to all partners.
(d)The General Partner may itself, or may enter into an agreement with any of its Affiliates to, render services to a Group Member or to the General Partner in the discharge of its duties as general partner of the Partnership. Any services rendered to a Group Member by the General Partner or any of its Affiliates shall be on terms that are fair and reasonable to the Partnership; provided, however, that the requirements of this Section 7.6(c) shall be deemed satisfied as to (i) any transaction approved by Special Approval, (ii) any transaction, the terms of which are no less favorable to the Partnership than those generally being provided to or available from unrelated third parties or (iii) any transaction that, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership), is equitable to the Partnership. The provisions of Section 7.4 shall apply to the rendering of services described in this Section 7.6(c).
(e)The Partnership may transfer assets to joint ventures, other partnerships, corporations, limited liability companies or other business entities in which it is or thereby becomes a participant upon such terms and subject to such conditions as are consistent with this Agreement and applicable law.
(f)Neither the General Partner nor any of its Affiliates shall sell, transfer or convey any property to, or purchase any property from, the Partnership, directly or indirectly, except pursuant to transactions that are fair and reasonable to the Partnership; provided, however, that the requirements of this Section 7.7(f) shall be deemed to be satisfied as to (i) the transactions effected pursuant to Section 5.4 and any other transactions described in or contemplated by the Registration Statement, (ii) any transaction approved by Special Approval, (iii) any transaction, the terms of which are no less favorable to the Partnership than those generally being provided to or available from unrelated third parties, or (iv) any transaction that, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership), is equitable to the Partnership. With respect to any contribution of assets to the Partnership in exchange for Partnership Securities, the Conflicts Committee, in determining whether the appropriate number of Partnership Securities are being issued, may take into account, among other things, the fair market value of the assets, the liquidated and contingent liabilities assumed, the tax basis in the assets, the extent to which tax-only allocations to the transferor will protect the existing partners of the Partnership against a low tax basis, and such other factors as the Conflicts Committee deems relevant under the circumstances.
(g)The General Partner and its Affiliates will have no obligation to permit any Group Member to use any facilities or assets of the General Partner and its Affiliates, except as may be provided in contracts entered into from time to time specifically dealing with such use, nor shall there be any obligation on the part of the General Partner or its Affiliates to enter into such contracts.
(h)Without limitation of Sections 7.6(a) through 7.6(g), and notwithstanding anything to the contrary in this Agreement, the existence of the conflicts of interest described in the Registration Statement are hereby approved by all Partners.
Section 7.7    Indemnification.
(a)To the maximum extent permitted by law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee; provided, that the Indemnitee shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 7.7, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct, or in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful; provided, further, no indemnification pursuant to this Section 7.7 shall be available to the General Partner or its Affiliates (other than a Group Member) with respect to its or their obligations incurred pursuant to the Underwriting Agreement (other than obligations incurred by the General Partner on behalf of the Partnership). Any indemnification pursuant to this Section 7.7 shall be made only out of the assets of the Partnership, it being agreed that the General Partner shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification.
(b)To the maximum extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 7.7(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to a determination that the Indemnitee is not entitled to be indemnified upon receipt by the Partnership of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 7.7.
(c)The indemnification provided by this Section 7.7 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the holders of Outstanding Limited Partner Interests entitled to vote on such matter, as a matter of law or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity (including any capacity under the Underwriting Agreement), and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

(d)The Partnership may purchase and maintain (or reimburse the General Partner or its Affiliates for the cost of) insurance, on behalf of the General Partner, its Affiliates and such other Persons as the General Partner shall determine, against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with the Partnership’s activities or such Person’s activities on behalf of the Partnership, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.
(e)For purposes of this Section 7.7, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute “fines” within the meaning of Section 7.7(a); and action taken or omitted by it with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Partnership.
(f)In no event may an Indemnitee subject the Limited Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.
(g)An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.7 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.
(h)The provisions of this Section 7.7 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.
(i)No amendment, modification or repeal of this Section 7.7 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Partnership, nor the obligations of the Partnership to indemnify any such Indemnitee under and in accordance with the provisions of this Section 7.7 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.
Section 7.8    Liability of Indemnitees.
(a)Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Partnership, the Limited Partners, the Assignees or any other Persons who have acquired interests in the Partnership Securities, for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was criminal.
(b)Subject to its obligations and duties as General Partner set forth in Section 7.1(a), the General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and the General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner in good faith.
(c)To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or to the Partners, the General Partner and any other Indemnitee acting in connection with the Partnership’s business or affairs shall not be liable to the Partnership or to any Partner for its good faith reliance on the provisions of this Agreement.
(d)Any amendment, modification or repeal of this Section 7.8 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 7.8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted, and provided such Person became an Indemnitee hereunder prior to such amendment, modification or repeal.
Section 7.9    Resolution of Conflicts of Interest; Standards of Conduct and Modification of Duties.
(a)Unless otherwise expressly provided in this Agreement, whenever a potential conflict of interest exists or arises between the General Partner or any of its Affiliates, on the one hand, and the Partnership, any Group Member, any Partner or any Assignee, on the other, any resolution or course of action by the General Partner or its Affiliates in respect of such conflict of interest shall be permitted and deemed approved by all Partners, and shall not constitute a breach of this Agreement or of any agreement contemplated herein or therein, or of any duty stated or implied by law or equity, if the resolution or course of action in respect of such conflict of interest is (i) approved by Special Approval, (ii) approved by the vote of a majority of the Common Units (excluding Common Units owned by the General Partner and its Affiliates), (iii) on terms no less favorable to the Partnership than those generally being provided to or available from unrelated third parties or (iv) fair and reasonable to the Partnership, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership). The General Partner shall be authorized but not required in connection with its resolution of such conflict of interest to seek Special Approval of such resolution, and the General Partner may also adopt a resolution or course of action that has not received Special Approval. If Special Approval is not sought and the Board of Directors of the General Partner determines that the resolution or course of action taken with respect to a conflict of interest satisfies either of the standards set forth in clauses (iii) or (iv) above, then it shall be presumed that, in making its decision, the Board of Directors acted in good faith, and in any proceeding brought by any Limited Partner or Assignee or by or on behalf of such Limited Partner or Assignee or any other Limited Partner or Assignee or the Partnership challenging such approval, the Person bringing or prosecuting such proceeding shall have the burden of overcoming such presumption. Notwithstanding anything to the contrary in this Agreement or any duty otherwise existing at law or equity, the existence of the conflicts of interest described in the Registration Statement are hereby approved by all Partners and shall not constitute a breach of this Agreement.
(b)Whenever the General Partner makes a determination or takes or declines to take any other action, or any of its Affiliates causes it to do so, in its capacity as the general partner of the Partnership as opposed to in its individual capacity, whether under this Agreement, or any other agreement contemplated hereby or otherwise, then unless another express standard is provided for in this Agreement, the General Partner, or such Affiliates causing it to do so, shall make such determination or take or decline to take such other action in good faith and shall not be subject to any other or different standards imposed by this Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity. In order for a determination or other action to be in “good faith” for purposes of this Agreement, the Person or Persons (including the Board of Directors or any committee thereof acting on behalf of the General Partner) making such determination or taking or declining to take such other action must believe that the determination or other action is in the best interests of the Partnership.
(c)Whenever the General Partner (including the Board of Directors or any committee thereof acting on behalf of the General Partner) makes a determination or takes or declines to take any other action, or any of its Affiliates causes it to do so, in its individual capacity as opposed to in its capacity as a general partner of the Partnership, whether under this Agreement or any other agreement contemplated hereby or otherwise, then the General Partner (including the Board of Directors or any committee thereof acting on behalf of the General Partner), or such Affiliates causing it to do so, are entitled to make such determination or to take or decline to take such other action free of any fiduciary duty or obligation whatsoever to the Partnership, any Limited Partner or Assignee, and the General Partner (including the Board of Directors or any committee thereof acting on behalf of the General Partner), or such Affiliates causing it to do so, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity. By way of illustration and not of limitation, whenever the phrase, “at the option of the General Partner,” or some variation of that phrase, is used in this Agreement, it indicates that the General Partner is acting in its individual capacity. For the avoidance of doubt, whenever the General Partner votes or transfers its Units, or refrains from voting or transferring its Units, it shall be acting in its individual capacity. The General Partner’s organizational documents may provide that determinations to take or decline to take any action in its individual, rather than representative, capacity may or shall be determined by its members, if the General Partner is a limited liability company, stockholders, if the General Partner is a corporation, or the members or stockholders of the General Partner’s general partner, if the General Partner is a limited partnership.

(d)Notwithstanding anything to the contrary in this Agreement, none of the General Partner and its Affiliates, nor the Board of Directors or any committee thereof, shall have any duty or obligation, express or implied, to (i) sell or otherwise dispose of any asset of the Partnership Group other than in the ordinary course of business or (ii) permit any Group Member to use any facilities or assets of the General Partner and its Affiliates, except as may be provided in contracts entered into from time to time specifically dealing with such use. Any determination by the General Partner or any of its Affiliates to enter into such contracts shall be at its option.
(e)Except as expressly set forth in this Agreement, none of the General Partner, the Board of Directors, any committee of the Board of Directors nor any other Indemnitee shall have any duties or liabilities, including fiduciary duties, to the Partnership or any Limited Partner or Assignee. The provisions of this Agreement, to the extent that they restrict, eliminate or otherwise modify the duties and liabilities, including fiduciary duties, of the General Partner or any other Indemnitee otherwise existing at law or in equity, are agreed by the Partners to replace such other duties and liabilities of the General Partner, the Board of Directors, any committee of the Board of Directors or such other Indemnitee.
(f)The Unitholders hereby authorize the General Partner, on behalf of the Partnership as a partner or member of a Group Member, to approve of actions by the general partner or managing member of such Group Member similar to those actions permitted to be taken by the General Partner pursuant to this Section 7.9.
Section 7.10    Other Matters Concerning the General Partner.
(a)The General Partner (including the Board of Directors or any committee thereof acting on behalf of the General Partner) may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.
(b)The General Partner (including the Board of Directors or any committee thereof acting on behalf of the General Partner) may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the opinion (including an Opinion of Counsel) of such Persons as to matters that the General Partner (including the Board of Directors or any committee thereof acting on behalf of the General Partner) reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.
(c)The General Partner (including the Board of Directors or any committee thereof acting on behalf of the General Partner) shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers, a duly appointed attorney or attorneys-in-fact or the duly authorized officers of the Partnership. Each such attorney shall, to the extent provided by the General Partner (including the Board of Directors or any committee thereof acting on behalf of the General Partner) in the power of attorney, have full power and authority to do and perform each and every act and duty that is permitted or required to be done by the General Partner (including the Board of Directors or any committee thereof acting on behalf of the General Partner) hereunder.
Section 7.11    Purchase or Sale of Partnership Securities. The General Partner may cause the Partnership to purchase or otherwise acquire Partnership Securities, which shall be held by the Partnership as treasury securities unless they are expressly canceled by action of an appropriate officer of the General Partner. As long as Partnership Securities are held by any Group Member, such Partnership Securities shall not be considered Outstanding for any purpose, except as otherwise provided herein. The General Partner or any of its Affiliates may also purchase or otherwise acquire and sell or otherwise dispose of Partnership Securities for their own account, subject to the provisions of Articles IV and X.
Section 7.12    Registration Rights of the General Partner and its Affiliates.
(a)If (i) the General Partner or any Affiliate of the General Partner (including for purposes of this Section 7.12, any Person that is an Affiliate of the General Partner at the date hereof notwithstanding that it may later cease to be an Affiliate of the General Partner) holds Partnership Securities that it desires to sell and (ii) Rule 144 of the Securities Act (or any successor rule or regulation to Rule 144) or another exemption from registration is not available to enable such holder of Partnership Securities (the “Holder”) to dispose of the number of Partnership Securities it desires to sell at the time it desires to do so without registration under the Securities Act, then at the option and upon the request of the Holder, the Partnership shall file with the Commission as promptly as practicable after receiving such request, and use all commercially reasonable efforts to cause to become effective and remain effective for a period of not less than six months following its effective date or such shorter period as shall terminate when all Partnership Securities covered by such registration statement have been sold, a registration statement under the Securities Act registering the offering and sale of the number of Partnership Securities specified by the Holder; provided, however, that the Partnership shall not be required to effect more than three registrations pursuant to this Section 7.12(a) and Section 7.12(b); and provided further, however, that if the Conflicts Committee determines in good faith that the requested registration would be materially detrimental to the Partnership and its Partners because such registration would (x) materially interfere with a significant acquisition, reorganization or other similar transaction involving the Partnership, (y) require premature disclosure of material information that the Partnership has a bona fide business purpose for preserving as confidential or (z) render the Partnership unable to comply with requirements under applicable securities laws, then the Partnership shall have the right to postpone such requested registration for a period of not more than six months after receipt of the Holder’s request, such right pursuant to this Section 7.12(a) or Section 7.12(b) not to be utilized more than once in any twelve-month period. Except as provided in the preceding sentence, the Partnership shall be deemed not to have used all reasonable efforts to keep the registration statement effective during the applicable period if it voluntarily takes any action that would result in Holders of Partnership Securities covered thereby not being able to offer and sell such Partnership Securities at any time during such period, unless such action is required by applicable law. In connection with any registration pursuant to the immediately preceding sentence, the Partnership shall (i) promptly prepare and file (A) such documents as may be necessary to register or qualify the securities subject to such registration under the securities laws of such states as the Holder shall reasonably request; provided, however, that no such qualification shall be required in any jurisdiction where, as a result thereof, the Partnership would become subject to general service of process or to taxation or qualification to do business as a foreign corporation or partnership doing business in such jurisdiction solely as a result of such registration, and (B) such documents as may be necessary to apply for listing or to list the Partnership Securities subject to such registration on such National Securities Exchange as the Holder shall reasonably request, and (ii) do any and all other acts and things that may be necessary or appropriate to enable the Holder to consummate a public sale of such Partnership Securities in such states. Except as set forth in Section 7.12(d), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.
(b)If any Holder holds Partnership Securities that it desires to sell and Rule 144 of the Securities Act (or any successor rule or regulation to Rule 144) or another exemption from registration is not available to enable such Holder to dispose of the number of Partnership Securities it desires to sell at the time it desires to do so without registration under the Securities Act, then at the option and upon the request of the Holder, the Partnership shall file with the Commission as promptly as practicable after receiving such request, and use all commercially reasonable efforts to cause to become effective and remain effective for a period of not less than six months following its effective date or such shorter period as shall terminate when all Partnership Securities covered by such shelf registration statement have been sold, a “shelf” registration statement covering the Partnership Securities specified by the Holder on an appropriate form under Rule 415 under the Securities Act, or any similar rule that may be adopted by the Commission; provided, however, that the Partnership shall not be required to effect more than three registrations pursuant to Section 7.12(a) and this Section 7.12(b); and provided further, however, that if the Audit and Conflicts Committee determines in good faith that any offering under, or the use of any prospectus forming a part of, the shelf registration statement would be materially detrimental to the Partnership and its Partners because such offering or use would (x) materially interfere with a significant acquisition, reorganization or other similar transaction involving the Partnership, (y) require premature disclosure of material information that the Partnership has a bona fide business purpose for preserving as confidential or (z) render the Partnership unable to comply with requirements under applicable securities laws, then the Partnership shall have the right to suspend such offering or use for a period of not more than six months after receipt of the Holder’s request, such right pursuant to Section 7.12(a) or this Section 7.12(b) not to be utilized more than once in any twelve-month period. Except as provided in the preceding sentence, the Partnership shall be deemed not to have used all commercially reasonable efforts to keep the shelf registration statement effective during the applicable period if it voluntarily takes any action that would result in Holders of Partnership Securities covered thereby not being able to offer and sell such Partnership Securities at any time during such period, unless such action is required by applicable law. In connection with any shelf registration pursuant to this Section 7.12(b), the Partnership shall (i) promptly prepare and file (A) such documents as may be necessary to register or qualify the securities subject to such shelf registration under the securities laws of such states as the Holder shall reasonably request; provided, however, that no such qualification shall be required in any jurisdiction where, as a result thereof, the Partnership would become subject to general service of process or to taxation or qualification to do business as a foreign corporation or partnership doing business in such jurisdiction solely as a result of such shelf registration, and (B) such documents as may be necessary to apply for listing or to list the Partnership Securities subject to such shelf registration on such National Securities Exchange as the Holder shall reasonably request, and (ii) do any and all other acts and things that may be necessary or appropriate to enable the Holder to consummate a public sale of such Partnership Securities in such states. Except as set forth in Section 7.12(d), all costs and expenses of any such shelf registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.
(c)If the Partnership shall at any time propose to file a registration statement under the Securities Act for an offering of equity securities of the Partnership for cash (other than an offering relating solely to an employee benefit plan), the Partnership shall use all commercially reasonable efforts to include such number or amount of securities held by any Holder in such registration statement as the Holder shall request; provided, that the Partnership is not required to make any effort or take an action to so include the securities of the Holder once the registration statement becomes or is declared effective by the Commission, including any registration statement providing for the offering from time to time of securities pursuant to Rule 415 of the Securities Act. If the proposed offering pursuant to this Section 7.12(c) shall be an underwritten offering, then, in the event that the managing underwriter or managing underwriters of such offering advise the Partnership and the Holder in writing that in their opinion the inclusion of all or some of the Holder’s Partnership Securities would adversely and materially affect the success of the offering, the Partnership shall include in such offering only that number or amount, if any, of securities held by the Holder that, in the opinion of the managing underwriter or managing underwriters, will not so adversely and materially affect the offering. Except as set forth in Section 7.12(d), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.
(d)If underwriters are engaged in connection with any registration referred to in this Section 7.12, the Partnership shall provide indemnification, representations, covenants, opinions and other assurance to the underwriters in form and substance reasonably satisfactory to such underwriters. Further, in addition to and not in limitation of the Partnership’s obligation under Section 7.7, the Partnership shall, to the maximum extent permitted by law, indemnify and hold harmless the Holder, its officers, directors and each Person who controls the Holder (within the meaning of the Securities Act) and any agent thereof (collectively, “Indemnified Persons”) from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnified Person may be involved, or is threatened to be involved, as a party or otherwise, under the Securities Act or otherwise (hereinafter referred to in this Section 7.12(d) as a “claim” and in the plural as “claims”) based upon, arising out of or resulting from any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which any Partnership Securities were registered under the Securities Act or any state securities or Blue Sky laws, in any preliminary prospectus (if used prior to the effective date of such registration statement), or in any summary or final prospectus or in any amendment or supplement thereto (if used during the period the Partnership is required to keep the registration statement current), or arising out of, based upon or resulting from the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements made therein not misleading; provided, however, that the Partnership shall not be liable to any Indemnified Person to the extent that any such claim arises out of, is based upon or results from an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, such preliminary, summary or final prospectus or such amendment or supplement, in reliance upon and in conformity with written information furnished to the Partnership by or on behalf of such Indemnified Person specifically for use in the preparation thereof.
(e)The provisions of Sections 7.12(a), 7.12(b) and 7.12(c) shall continue to be applicable with respect to the General Partner (and any of the General Partner’s Affiliates) after it ceases to be a general partner of the Partnership, during a period of two years subsequent to the effective date of such cessation and for so long thereafter as is required for the Holder to sell all of the Partnership Securities with respect to which it has requested during such two-year period inclusion in a registration statement otherwise filed or that a registration statement be filed; provided, however, that the Partnership shall not be required to file successive registration statements covering the same Partnership Securities for which registration was demanded during such two-year period. The provisions of Section 7.12(d) shall continue in effect thereafter.
(f)The rights to cause the Partnership to register Partnership Securities pursuant to this Section 7.12 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such Partnership Securities, provided (i) the Partnership is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the Partnership Securities with respect to which such registration rights are being assigned; and (ii) such transferee or assignee agrees in writing to be bound by and subject to the terms set forth in this Section 7.12.
(g)Any request to register Partnership Securities pursuant to this Section 7.12 shall (i) specify the Partnership Securities intended to be offered and sold by the Person making the request, (ii) express such Person’s present intent to offer such Partnership Securities for distribution, (iii) describe the nature or method of the proposed offer and sale of Partnership Securities, and (iv) contain the undertaking of such Person to provide all such information and materials and take all action as may be required in order to permit the Partnership to comply with all applicable requirements in connection with the registration of such Partnership Securities.
Section 7.13    Reliance by Third Parties. Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the General Partner and any officer of the General Partner authorized by the General Partner to act on behalf of and in the name of the Partnership has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any authorized contracts on behalf of the Partnership, and such Person shall be entitled to deal with the General Partner or any such officer as if it were the Partnership’s sole party in interest, both legally and beneficially. Each Limited Partner hereby waives any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of the General Partner or any such officer in connection with any such dealing. In no event shall any Person dealing with the General Partner or any such officer or its representatives be obligated to ascertain that the terms of the Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the General Partner or any such officer or its representatives. Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or any such officer or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.
ARTICLE VIII
BOOKS, RECORDS, ACCOUNTING AND REPORTS
Section 8.1    Records and Accounting. The General Partner shall keep or cause to be kept at the principal office of the Partnership appropriate books and records with respect to the Partnership’s business, including all books and records necessary to provide to the Limited Partners any information required to be provided pursuant to Section 3.4(a). Any books and records maintained by or on behalf of the Partnership in the regular course of its business, including the record of the Record Holders of Units or other Partnership Securities, books of account and records of Partnership proceedings, may be kept on, or be in the form of, computer disks, hard drives, punch cards, magnetic tape, photographs, micrographics or any other information storage device; provided, that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Partnership shall be maintained, for financial reporting purposes, on an accrual basis in accordance with U.S. GAAP.
Section 8.2    Fiscal Year. The fiscal year of the Partnership shall be from January 1 to December 31.
Section 8.3    Reports.
(a)As soon as practicable, but in no event later than 120 days after the close of each fiscal year of the Partnership, the General Partner shall cause to be mailed or made available, by any reasonable means (including posting on the Partnership’s website), to each Record Holder of a Unit as of a date selected by the General Partner, an annual report containing financial statements of the Partnership for such fiscal year of the Partnership, presented in accordance with U.S. GAAP, including a balance sheet and statements of operations, Partnership equity and cash flows, such statements to be audited by a firm of independent public accountants selected by the General Partner.

(b)As soon as practicable, but in no event later than 90 days after the close of each Quarter except the last Quarter of each fiscal year, the General Partner shall cause to be mailed or made available, by any reasonable means (including posting on the Partnership’s website), to each Record Holder of a Unit, as of a date selected by the General Partner, a report containing unaudited financial statements of the Partnership and such other information as may be required by applicable law, regulation or rule of any National Securities Exchange on which the Units are listed or admitted for trading, or as the General Partner determines to be necessary or appropriate.
ARTICLE IX
TAX MATTERS
Section 9.1    Tax Returns and Information. The Partnership shall timely file all returns of the Partnership that are required for federal, state and local income tax purposes on the basis of the accrual method and a taxable year ending on December 31. The tax information reasonably required by Record Holders for federal and state income tax reporting purposes with respect to a taxable year shall be furnished to them within 90 days of the close of the calendar year in which the Partnership’s taxable year ends. The classification, realization and recognition of income, gain, losses and deductions and other items shall be on the accrual method of accounting for federal income tax purposes.
Section 9.2    Tax Elections.
(a)The Partnership shall make the election under Section 754 of the Code in accordance with applicable regulations thereunder, subject to the reservation of the right to seek to revoke any such election upon the General Partner’s determination that such revocation is in the best interests of the Limited Partners. Notwithstanding any other provision herein contained, for the purposes of computing the adjustments under Section 743(b) of the Code, the General Partner shall be authorized (but not required) to adopt a convention whereby the price paid by a transferee of a Limited Partner Interest will be deemed to be the lowest quoted closing price of the Limited Partner Interests on any National Securities Exchange on which such Limited Partner Interests are listed or admitted for trading during the calendar month in which such transfer is deemed to occur pursuant to Section 6.2(g) without regard to the actual price paid by such transferee.
(b)Except as otherwise provided herein, the General Partner shall determine whether the Partnership should make any other elections permitted by the Code.
Section 9.3    Tax Controversies.
The General Partner is designated as the “partnership representative” in accordance with the rules prescribed pursuant to Section 6223 of the Code (the “Partnership Representative”). The Partnership Representative shall have the authority to designate from time to time a “Designated Individual” to act on behalf of the Partnership Representative, and such Designated Individual shall be subject to replacement by the Partnership Representative in accordance with Treasury Regulations Section 301.6223-1. The Partnership Representative, or the Designated

Individual, as applicable, shall have the sole authority to act on behalf of the Partnership in connection with all examinations of the Partnership’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. The Partnership Representative or the Designated Individual, as applicable, shall exercise in its sole discretion, any and all authority of the Partnership Representative under the Code, including, without limitation, (i) binding the Partnership and its Partners with respect to tax matters and (ii) determining whether to make any available election under Section 6226 of the Code. Any reasonable, documented cost or expense that the Partnership Representative or the Designated Individual, as applicable, incurs in connection with its duties, including the preparation for or pursuance of administrative or judicial proceedings, shall be paid by the Partnership. Neither the Partnership Representative nor the Designated Individual shall be liable to the Partnership or to its partners for acts or omissions taken or suffered by it in its capacity as either Partnership Representative or Designated Individual, as the case may be, in good faith; provided that such act or omission is not in willful violation of this Agreement and does not constitute fraud or a willful violation of law.
The General Partner shall amend the provisions of this Agreement as appropriate in accordance with Article XIII to reflect the proposal or promulgation of Treasury Regulations implementing the partnership audit, assessment and collection rules adopted by the Bipartisan Budget Act of 2015, including any amendments to those rules.
Section 9.4    Withholding. Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that may be required to cause the Partnership to comply with any withholding requirements established under the Code or any other federal, state or local law including, without limitation, pursuant to Sections 1441, 1442, 1445 and 1446 of the Code. To the extent that the Partnership is required or elects to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income to any Partner (including, without limitation, by reason of Section 1446 of the Code), the General Partner may treat the amount withheld as a distribution of cash pursuant to Section 6.3 in the amount of such withholding from such Partner.
ARTICLE X
ADMISSION OF PARTNERS
Section 10.1    Admission of Substituted Limited Partners.
(a)By acceptance of the transfer of any Limited Partner Interests in accordance with this Section 10.1(a) or the issuance of any Limited Partner Interests in a merger or consolidation pursuant to Article XIV, and except as provided in Section 10.1(b), each transferee of a Limited Partner Interest (including any nominee holder or an agent or representative acquiring such Limited Partner Interests for the account of another Person) (i) shall be admitted to the Partnership as a Limited Partner with respect to the Limited Partner Interests so transferred to such Person when any such transfer or admission is reflected in the books and records of the Partnership, with or without execution of this Agreement, (ii) shall become bound by the terms of, and shall be deemed to have executed, this Agreement, (iii) shall become the Record Holder of the Limited Partner Interests so transferred, (iv) represents that the transferee has the capacity, power and authority to enter into this Agreement, (v) grants the powers of attorney set forth in this Agreement and (vi) makes the consents and waivers contained in this Agreement. The transfer of any Limited Partner Interests and the admission of any new Limited Partner shall not constitute an amendment to this Agreement. Except as provided in Section 10.1(b), a Person may become a Record Holder of a Limited Partner Interest without the consent or approval of any of the Partners. A Person may not become a Limited Partner without acquiring a Limited Partner Interest and until such Person is reflected in the books and records of the Partnership as the Record Holder of such Limited Partner Interest. The rights and obligations of a Person who is an Ineligible Assignee shall be determined in accordance with Section 10.1(b).
(b)Following a FERC Notice, (i) clause (i) of Section 10.1(a) shall no longer be applicable, (ii) the transferor of a Limited Partner Interest made in accordance with Article IV shall be deemed to have given the transferee the right to seek admission as a Substituted Limited Partner subject to the conditions of, and in the manner permitted under, this Agreement and (iii) a transferor of a Certificate representing a Limited Partner Interest shall only have the authority to convey to a purchaser or other transferee who does not execute and deliver a Transfer Application (a) the right to negotiate such Certificate to a purchaser or other transferee and (b) the right to transfer the right to request admission as a Substituted Limited Partner to such purchaser or other transferee in respect of the transferred Limited Partner Interests. No transferor of a Limited Partner Interest or other Person shall have any obligation or responsibility to provide a Transfer Application to a transferee or assist or participate in any way with respect to the completion or delivery thereof. Following a FERC Notice, each transferee of a Limited Partner Interest (including any nominee holder or an agent acquiring such Limited Partner Interest for the account of another Person) who executes and delivers a properly completed Transfer Application, containing a properly completed and executed Taxation Certification, shall, by virtue of such execution and delivery, be an Assignee. Such Assignee shall automatically be admitted to the Partnership as a Substituted Limited Partner with respect to the Limited Partner Interests so transferred to such Person at such time as such transfer is recorded in the books and records of the Partnership, and until so recorded, such transferee shall be an Assignee. The General Partner shall periodically, but no less frequently than on the first Business Day of each calendar quarter, cause any unrecorded transfers of Limited Partner Interests with respect to which a properly completed, duly executed Transfer Application, including the accompanying Taxation Certification, has been received to be recorded in the books and records of the Partnership. An Assignee shall have an interest in the Partnership equivalent to that of a Limited Partner with respect to allocations and distributions, including liquidating distributions, of the Partnership. With respect to voting rights attributable to Limited Partner Interests that are held by Assignees, the General Partner shall be deemed to be the Limited Partner with respect thereto and shall, in exercising the voting rights in respect of such Limited Partner Interests on any matter, vote such Limited Partner Interests at the written direction of the Assignee who is the Record Holder of such Limited Partner Interests. If no such written direction is received, such Limited Partner Interests will not be voted. An Assignee shall have no other rights of a Limited Partner.

Section 10.2    Admission of Successor General Partner. A successor General Partner approved pursuant to Sections 11.1 or 11.2 or the transferee of or successor to all of the General Partner Interest pursuant to Section 4.6 who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the General Partner effective immediately prior to the withdrawal or removal of the predecessor or transferring General Partner pursuant to Sections 11.1 or 11.2 or the transfer of such General Partner’s General Partner Interest pursuant to Section 4.6; provided, however, that no such successor shall be admitted to the Partnership until compliance with the terms of Section 4.6 has occurred and such successor has executed and delivered such other documents or instruments as may be required to effect such admission. Any such successor shall, subject to the terms hereof, carry on the business of the Partnership without dissolution.
Section 10.3    Admission of Additional Limited Partners.
(a)A Person (other than the General Partner, an Initial Limited Partner or a Substituted Limited Partner) who makes a Capital Contribution to the Partnership in accordance with this Agreement shall be admitted to the Partnership as an Additional Limited Partner only upon furnishing to the General Partner:
(i)evidence of acceptance in form satisfactory to the General Partner of all of the terms and conditions of this Agreement, including the power of attorney granted in Section 2.6,
(ii)following a FERC Notice, a properly completed Taxation Certification; and
(iii)such other documents or instruments as may be required by the General Partner to effect such Person’s admission as an Additional Limited Partner.
(b)Notwithstanding anything to the contrary in this Section 10.3, no Person shall be admitted as an Additional Limited Partner without the consent of the General Partner. The admission of any Person as an Additional Limited Partner shall become effective on the date upon which the name of such Person is recorded as such in the books and records of the Partnership, following the consent of the General Partner to such admission.
Section 10.4    Amendment of Agreement and Certificate of Limited Partnership. To effect the admission to the Partnership of any Partner, the General Partner shall take all steps necessary and appropriate under the Delaware Act to amend the records of the Partnership to reflect such admission and, if necessary, to prepare as soon as practicable an amendment to this Agreement and, if required by law, the General Partner shall prepare and file an amendment to the Certificate of Limited Partnership, and the General Partner may for this purpose, among others, exercise the power of attorney granted pursuant to Section 2.6.

ARTICLE XI
WITHDRAWAL OR REMOVAL OF PARTNERS
Section 11.1    Withdrawal of the General Partner.
(a)The General Partner shall be deemed to have withdrawn from the Partnership upon the occurrence of any one of the following events (each such event herein referred to as an “Event of Withdrawal”):
(i)the General Partner voluntarily withdraws from the Partnership by giving written notice to the other Partners;
(ii)the General Partner transfers all of its rights as General Partner pursuant to Section 4.6;
(iii)the General Partner is removed pursuant to Section 11.2;
(iv)the General Partner (A) makes a general assignment for the benefit of creditors; (B) files a voluntary bankruptcy petition for relief under Chapter 7 of the United States Bankruptcy Code; (C) files a petition or answer seeking for itself a liquidation, dissolution or similar relief (but not a reorganization) under any law; (D) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the General Partner in a proceeding of the type described in clauses (A)-(C) of this Section 11.1(a)(iv); or (E) seeks, consents to or acquiesces in the appointment of a trustee (but not a debtor-in-possession), receiver or liquidator of the General Partner or of all or any substantial part of its properties; or
(v)a final and non-appealable order of relief under Chapter 7 of the United States Bankruptcy Code is entered by a court with appropriate jurisdiction pursuant to a voluntary or involuntary petition by or against the General Partner; or (vi) (A) in the event the General Partner is a corporation, a certificate of dissolution or its equivalent is filed for the General Partner, or 90 days expire after the date of notice to the General Partner of revocation of its charter without a reinstatement of its charter, under the laws of its state of incorporation; (B) in the event the General Partner is a partnership or a limited liability company, the dissolution and commencement of winding up of the General Partner; (C) in the event the General Partner is acting in such capacity by virtue of being a trustee of a trust, the termination of the trust; (D) in the event the General Partner is a natural person, his death or adjudication of incompetency; and (E) otherwise in the event of the termination of the General Partner.
If an Event of Withdrawal specified in Section 11.1(a)(iv) or (v)(A), (B), (C) or (E) occurs, the withdrawing General Partner shall give notice to the Limited Partners within 30 days after such occurrence. The Partners hereby agree that only the Events of Withdrawal described in this Section 11.1 shall result in the withdrawal of the General Partner from the Partnership.

(b)Withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall not constitute a breach of this Agreement under the following circumstances: (i) the General Partner voluntarily withdraws by giving at least 90 days’ advance notice to the Unitholders, such withdrawal to take effect on the date specified in such notice; (ii) at any time that the General Partner ceases to be the General Partner pursuant to Section 11.1(a)(ii) or is removed pursuant to Section 11.2; or (iii) at any time that the General Partner voluntarily withdraws by giving at least 90 days’ advance notice of its intention to withdraw to the Limited Partners, such withdrawal to take effect on the date specified in the notice, if at the time such notice is given one Person and its Affiliates (other than the General Partner and its Affiliates) own beneficially or of record or control at least 50% of the Outstanding Units. The withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall also constitute the withdrawal of the General Partner as general partner or managing member, to the extent applicable, of the other Group Members. If the General Partner gives a notice of withdrawal pursuant to Section 11.1(a)(i), the holders of a Unit Majority, may, prior to the effective date of such withdrawal, elect a successor General Partner. The Person so elected as successor General Partner shall automatically become the successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. Any successor General Partner elected in accordance with the terms of this Section 11.1 shall be subject to the provisions of Section 10.2.
Section 11.2    Removal of the General Partner. The General Partner may be removed if such removal is approved by the Unitholders holding at least 66 2/3% of the Outstanding Units (including Units held by the General Partner and its Affiliates). Any such action by such holders for removal of the General Partner must also provide for the election of a successor General Partner by the Unitholders holding a majority of Outstanding Units (including Units held by the General Partner and its Affiliates). Such removal shall be effective immediately following the admission of a successor General Partner pursuant to Section 10.2. The removal of the General Partner shall also automatically constitute the removal of the General Partner as general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. If a Person is elected as a successor General Partner in accordance with the terms of this Section 11.2, such Person shall, upon admission pursuant to Section 10.2, automatically become a successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. The right of the holders of Outstanding Units to remove the General Partner shall not exist or be exercised unless the Partnership has received an opinion opining that such removal (following the selection of the successor General Partner) would not result in the loss of the limited liability of any Limited Partner or any Group Member or cause any Group Member to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated or taxed as such). Any successor General Partner elected in accordance with the terms of this Section 11.2 shall be subject to the provisions of Section 10.2.

Section 11.3    Interest of Departing General Partner and Successor General Partner.
(a)In the event of (i) withdrawal of the General Partner under circumstances where such withdrawal does not violate this Agreement or (ii) removal of the General Partner by the holders of Outstanding Units under circumstances where Cause does not exist, if a successor General Partner is elected in accordance with the terms of Sections 11.1 or 11.2, the Departing General Partner shall have the option exercisable prior to the effective date of the departure of such Departing General Partner to require its successor to purchase (x) its General Partner Interest and (y) its general partner interest (or equivalent interest), if any, in the other Group Members ((x) and (y) collectively, the “Combined Interest”) in exchange for an amount in cash equal to the fair market value of such Combined Interest, such amount to be determined and payable as of the effective date of its departure or, if there is not agreement as to the fair market value of such Combined Interest, within ten (10) days after such agreement is reached. If the General Partner is removed by the Unitholders under circumstances where Cause exists or if the General Partner withdraws under circumstances where such withdrawal violates this Agreement, and if a successor General Partner is elected in accordance with the terms of Sections 11.1 or 11.2 (or if the business of the Partnership is continued pursuant to Section 12.2 and the successor General Partner is not the former General Partner), such successor shall have the option, exercisable prior to the effective date of the departure of such Departing General Partner (or, in the event the business of the Partnership is continued, prior to the date the business of the Partnership is continued), to purchase the Combined Interest of the Departing General Partner for such fair market value of such Combined Interest of the Departing General Partner. In either event, the Departing General Partner shall be entitled to receive all reimbursements due such Departing General Partner pursuant to Section 7.4, including any employee-related liabilities (including severance liabilities), incurred in connection with the termination of any employees employed by the Departing General Partner for the benefit of the Partnership or the other Group Members.
For purposes of this Section 11.3(a), the fair market value of a Departing General Partner’s Combined Interest shall be determined by agreement between the Departing General Partner and its successor or, failing agreement within 30 days after the effective date of such Departing General Partner’s departure, by an independent investment banking firm or other independent expert selected by the Departing General Partner and its successor, which, in turn, may rely on other experts, and the determination of which shall be conclusive as to such matter. If such parties cannot agree upon one independent investment banking firm or other independent expert within 45 days after the effective date of such departure, then the Departing General Partner shall designate an independent investment banking firm or other independent expert, the Departing General Partner’s successor shall designate an independent investment banking firm or other independent expert, and such firms or experts shall mutually select a third independent investment banking firm or independent expert, which third independent investment banking firm or other independent expert shall determine the fair market value of the Combined Interest of the Departing General Partner. In making its determination, such third independent investment banking firm or other independent expert may consider the then current trading price of Units on any National Securities Exchange on which Units are then listed or admitted for trading, the value of the Partnership’s assets, the rights and obligations of the Departing General Partner and other factors it may deem relevant.
(b)If the Combined Interest is not purchased in the manner set forth in Section 11.3(a), the Departing General Partner (or its transferee) shall become a Limited Partner and its Combined Interest shall be converted into Common Units pursuant to a valuation made by an investment banking firm or other independent expert selected pursuant to Section 11.3(a), without reduction in such Partnership Interest (but subject to proportionate dilution by reason of the admission of its successor). Any successor General Partner shall indemnify the Departing General Partner (or its transferee) as to all debts and liabilities of the Partnership arising on or after the date on which the Departing General Partner (or its transferee) becomes a Limited Partner. For purposes of this Agreement, conversion of the Combined Interest of the Departing General Partner to Common Units will be characterized as if such General Partner (or its transferee) contributed its Combined Interest to the Partnership in exchange for the newly issued Common Units.
Section 11.4    Withdrawal of Limited Partners. No Limited Partner shall have any right to withdraw from the Partnership; provided, however, that when a transferee of a Limited Partner’s Limited Partner Interest becomes a Record Holder of the Limited Partner Interest so transferred, such transferring Limited Partner shall cease to be a Limited Partner with respect to the Limited Partner Interest so transferred.
ARTICLE XII
DISSOLUTION AND LIQUIDATION
Section 12.1    Dissolution. The Partnership shall not be dissolved by the admission of Additional Limited Partners or by the admission of a successor General Partner in accordance with the terms of this Agreement. Upon the removal or withdrawal of the General Partner, if a successor General Partner is elected pursuant to Sections 11.1 or 11.2, the Partnership shall not be dissolved and such successor General Partner shall continue the business of the Partnership. The Partnership shall dissolve, and (subject to Section 12.2) its affairs shall be wound up, upon:
(a)an Event of Withdrawal of the General Partner as provided in Section 11.1(a) (other than Section 11.1(a)(ii)), unless a successor is elected and an Opinion of Counsel is received as provided in Sections 11.1(b) or 11.2 and such successor is admitted to the Partnership pursuant to Section 10.2;
(b)an election to dissolve the Partnership by the General Partner that is approved by the holders of a Unit Majority;
(c)the entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Delaware Act; or
(d)at any time there are no Limited Partners, unless the Partnership is continued without dissolution in accordance with the Delaware Act.

Section 12.2    Continuation of the Business of the Partnership After Dissolution. Upon (a) dissolution of the Partnership following an Event of Withdrawal caused by the withdrawal or removal of the General Partner as provided in Section 11.1(a)(i) or (iii) and the failure of the Partners to select a successor to such Departing General Partner pursuant to Sections 11.1 or 11.2, then within 90 days thereafter, or (b) dissolution of the Partnership upon an event constituting an Event of Withdrawal as defined in Section 11.1(a)(iv) or (v), then, to the maximum extent permitted by law, within 180 days thereafter, the holders of a Unit Majority may elect to continue the business of the Partnership on the same terms and conditions set forth in this Agreement by appointing as a successor General Partner a Person approved by the holders of a majority of Outstanding Units. Unless such an election is made within the applicable time period as set forth above, the Partnership shall conduct only activities necessary to wind up its affairs. If such an election is so made, then:
(i)the Partnership shall continue without dissolution unless earlier dissolved in accordance with this Article XII;
(ii)if the successor General Partner is not the former General Partner, then the interest of the former General Partner shall be treated in the manner provided in Section 11.3; and
(iii)the successor General Partner shall be admitted to the Partnership as General Partner, effective as of the Event of Withdrawal, by agreeing in writing to be bound by this Agreement; provided, that the right of the holders of a majority of Outstanding Units to approve a successor General Partner and to reconstitute and to continue the business of the Partnership shall not exist and may not be exercised unless the Partnership has received an Opinion of Counsel that (x) the exercise of the right would not result in the loss of limited liability of any Limited Partner and (y) the Partnership would not be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of such right to continue (to the extent not already so treated or taxed).
Section 12.3    Liquidator. Upon dissolution of the Partnership, unless the Partnership is continued pursuant to Section 12.2, the General Partner shall select one or more Persons to act as Liquidator. The Liquidator (if other than the General Partner) shall be entitled to receive such compensation for its services as may be approved by holders of at least a majority of the Outstanding Common Units voting as a single class. The Liquidator (if other than the General Partner) shall agree not to resign at any time without 15 days’ prior notice and may be removed at any time, with or without cause, by notice of removal approved by holders of at least a majority of the Outstanding Common Units voting as a single class. Upon dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within 30 days thereafter be approved by holders of at least a majority of the Outstanding Common Units voting as a single class. The right to approve a successor or substitute Liquidator in the manner provided herein shall be deemed to refer also to any such successor or substitute Liquidator approved in the manner herein provided. Except as expressly provided in this Article XII, the Liquidator approved in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the General Partner under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, other than the limitation on sale set forth in Section 7.3) necessary or appropriate to carry out the duties and functions of the Liquidator hereunder for and during the period of time required to complete the winding up and liquidation of the Partnership as provided for herein.
Section 12.4    Liquidation. The Liquidator shall proceed to dispose of the assets of the Partnership, discharge its liabilities, and otherwise wind up its affairs in such manner and over such period as the Liquidator determines to be in the best interest of the Partners, subject to Section 17-804 of the Delaware Act and the following:
(a)Disposition of Assets. The assets may be disposed of by public or private sale or by distribution in kind to one or more Partners on such terms as the Liquidator and such Partner or Partners may agree. If any property is distributed in kind, the Partner receiving the property shall be deemed for purposes of Section 12.4(c) to have received cash equal to its fair market value; and contemporaneously therewith, appropriate cash distributions must be made to the other Partners. The Liquidator may defer liquidation or distribution of the Partnership’s assets for a reasonable time if it determines that an immediate sale or distribution of all or some of the Partnership’s assets would be impractical or would cause undue loss to the Partners. The Liquidator may distribute the Partnership’s assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the Partners.
(b)Discharge of Liabilities. Liabilities of the Partnership include amounts owed to the Liquidator as compensation for serving in such capacity (subject to the terms of Section 12.3) and amounts to Partners otherwise than in respect of their distribution rights under Article VI. With respect to any liability that is contingent, conditional or unmatured or is otherwise not yet due and payable, the Liquidator shall either settle such claim for such amount as it thinks appropriate or establish a reserve of cash or other assets to provide for its payment. When paid, any unused portion of the reserve shall be distributed as additional liquidation proceeds.
(c)Liquidation Distributions. All property and all cash in excess of that required to discharge liabilities as provided in Section 12.4(b) and that required to satisfy the Series A Liquidation Preference provided for under Section 5.17(b)(v), the Series B Liquidation Preference provided for under Section 5.18(b)(v), the Series C Liquidation Preference provided for under Section 5.19(b)(v), the Series D Liquidation Preference provided for under Section 5.20(b)(v), the Series E Liquidation Preference provided for under Section 5.21(b)(v), the Series F Liquidation Preference provided for under Section 5.22(b)(v), the Series G Liquidation Preference provided for under Section 5.23(b)(v), the Series H Liquidation Preference provided for under Section 5.25(b)(v) and the Series I Liquidation Preference provided for under Section 5.26(g) shall be distributed to the Partners in accordance with, and to the extent of, the positive balances in their respective Capital Accounts, as determined after taking into account all Capital

Account adjustments (other than those made by reason of distributions pursuant to this Section 12.4(c)) for the taxable year of the Partnership during which the liquidation of the Partnership occurs (with such date of occurrence being determined pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(g)), and such distribution shall be made by the end of such taxable year (or, if later, within 90 calendar days after said date of such occurrence).
Section 12.5    Cancellation of Certificate of Limited Partnership. Upon the completion of the distribution of Partnership cash and property as provided in Section 12.4 in connection with the liquidation of the Partnership, the Certificate of Limited Partnership and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Delaware shall be canceled and such other actions as may be necessary to terminate the Partnership shall be taken.
Section 12.6    Return of Contributions. The General Partner shall not be personally liable for, and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate, the return of the Capital Contributions of the Limited Partners or Unitholders, or any portion thereof, it being expressly understood that any such return shall be made solely from Partnership assets.
Section 12.7    Waiver of Partition. To the maximum extent permitted by law, each Partner hereby waives any right to partition of the Partnership property.
Section 12.8    Capital Account Restoration. No Partner shall have any obligation to restore any negative balance in its Capital Account upon liquidation of the Partnership.
Section 12.9    Certain Prohibited Acts. Without obtaining Special Approval, the General Partner shall not take any action to cause the Partnership to (i) make or consent to a general assignment for the benefit of the Partnership’s creditors; (ii) file or consent to the filing of any bankruptcy, insolvency or reorganization petition for relief under the United States Bankruptcy Code naming the Partnership or otherwise seek, with respect to the Partnership, relief from debts or protection from creditors generally; (iii) file or consent to the filing of a petition or answer seeking for the Partnership a liquidation, dissolution, arrangement, or similar relief under any law; (iv) file an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Partnership in a proceeding of the type described in clauses (i) - (iii) of this Section 12.9; (v) seek, consent to or acquiesce in the appointment of a receiver, liquidator, conservator, assignee, trustee, sequestrator, custodian or any similar official for the Partnership or for all or any substantial portion of its properties; (vi) sell all or substantially all of its assets, except in accordance with Section 7.3; (vii) dissolve or liquidate, except in accordance with Article XII; or (viii) merge or consolidate, except in accordance with Article XIV.
ARTICLE XIII
AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS; RECORD DATE
Section 13.1    Amendments to be Adopted Solely by the General Partner. Each Limited Partner agrees that the General Partner, without the approval of any Partner, may amend any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:
(a)a change in the name of the Partnership, the location of the principal place of business of the Partnership, the registered agent of the Partnership or the registered office of the Partnership;
(b)the admission, substitution, withdrawal or removal of Partners in accordance with this Agreement;
(c)a change that the General Partner determines to be necessary or appropriate to qualify or continue the qualification of the Partnership as a limited partnership or a partnership in which the Limited Partners have limited liability under the laws of any state or to ensure that the Group Members will not be treated as associations taxable as corporations or otherwise taxed as entities for federal income tax purposes;
(d)a change that the General Partner determines (i) does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect, (ii) to be necessary or appropriate to (A) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Delaware Act) or (B) facilitate the trading of the Limited Partner Interests (including the division of any class or classes of Outstanding Limited Partner Interests into different classes to facilitate uniformity of tax consequences within such classes of Limited Partner Interests) or comply with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Limited Partner Interests are or will be listed, (iii) to be necessary or appropriate in connection with action taken by the General Partner pursuant to Section 5.10 or (iv) to be required to effect the intent expressed in the Registration Statement or the intent of the provisions of this Agreement or is otherwise contemplated by this Agreement;
(e)a change in the fiscal year or taxable year of the Partnership and any other changes that the General Partner determines to be necessary or appropriate as a result of a change in the fiscal year or taxable year of the Partnership including, if the General Partner shall so determine, a change in the definition of “Quarter” and the dates on which distributions (other than Series A Distributions, Series B Distributions, Series C Distributions, Series D Distributions, Series E Distributions, Series F Distributions, Series G Distributions, Series H Distributions and Series I Distributions) are to be made by the Partnership;
(f)an amendment that is necessary, in the Opinion of Counsel, to prevent the Partnership, or the General Partner or its directors, officers, trustees or agents from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

(g)an amendment that the General Partner determines to be necessary or appropriate in connection with the authorization of issuance of any class or series of Partnership Securities pursuant to Section 5.8;
(h)any amendment expressly permitted in this Agreement to be made by the General Partner acting alone;
(i)an amendment effected, necessitated or contemplated by a Merger Agreement approved in accordance with Section 14.3;
(j)an amendment that the General Partner determines to be necessary or appropriate to reflect and account for the formation by the Partnership of, or investment by the Partnership in, any corporation, partnership, joint venture, limited liability company or other entity, in connection with the conduct by the Partnership of activities permitted by the terms of Section 2.4;
(k)a merger or conveyance pursuant to Section 14.3(d); or
(l)a change in the form of the Transfer Application or the Taxation Certification necessary or appropriate as determined by the General Partner to effectuate the purposes of Section 4.5 or Section 4.8 hereof; or
(m)any other amendments substantially similar to the foregoing.
Section 13.2    Amendment Procedures. Except as provided in Sections 13.1 and 13.3, all amendments to this Agreement shall be made in accordance with the following requirements. Amendments to this Agreement may be proposed only by the General Partner; provided, however, that the General Partner shall have no duty or obligation to propose any amendment to this Agreement and may decline to do so free of any fiduciary duty or obligation whatsoever to the Partnership or any Limited Partner and, in declining to propose an amendment to the maximum extent permitted by law, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity. A proposed amendment shall be effective upon its approval by the General Partner and the holders of a Unit Majority, unless a greater or different percentage is required under this Agreement or by Delaware law. Each proposed amendment that requires the approval of the holders of a specified percentage of Outstanding Units shall be set forth in a writing that contains the text of the proposed amendment. If such an amendment is proposed, the General Partner shall seek the written approval of the requisite percentage of Outstanding Units or call a meeting of the Unitholders to consider and vote on such proposed amendment. The General Partner shall notify all Record Holders upon final adoption of any such proposed amendments. Notwithstanding the provisions of Sections 13.1 and 13.2, no amendment of (i) the definitions of “Conflicts Committee” and “Special Approval”, (ii) Section 4.6, (iii) Section 7.3 (iv) Section 7.9(a), (v) Section 12.9; (vi) Section 14.2, or (vii) any other provision of this Agreement requiring that Special Approval be obtained as a condition to any action, shall be effective without first obtaining Special Approval.

Section 13.3    Amendment Requirements.
(a)Notwithstanding the provisions of Sections 13.1 and 13.2, no provision of this Agreement that establishes a percentage of Outstanding Units (including Units deemed owned by the General Partner) required to take any action shall be amended, altered, changed, repealed or rescinded in any respect that would have the effect of reducing such voting percentage unless such amendment is approved by the written consent or the affirmative vote of holders of Outstanding Units whose aggregate Outstanding Units constitute not less than the voting requirement sought to be reduced.
(b)Notwithstanding the provisions of Sections 13.1 and 13.2, no amendment to this Agreement may (i) enlarge the obligations of any Limited Partner without its consent, unless such shall be deemed to have occurred as a result of an amendment approved pursuant to Section 13.3(c) or (ii) enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable to the General Partner or any of its Affiliates without its consent, which consent may be given or withheld at its option.
(c)Except as provided in Section 14.3, and without limitation of the General Partner’s authority to adopt amendments to this Agreement without the approval of any Partners as contemplated in Section 13.1, any amendment that would have a material adverse effect on the rights or preferences of any class of Partnership Interests in relation to other classes of Partnership Interests must be approved by the holders of not less than a majority of the Outstanding Partnership Interests of the class affected.
(d)Notwithstanding any other provision of this Agreement, except for amendments pursuant to Section 13.1 and except as otherwise provided by Section 14.3(b), no amendments shall become effective without the approval of the holders of at least 90% of the Outstanding Units voting as a single class unless the Partnership obtains an Opinion of Counsel to the effect that such amendment will not affect the limited liability of any Limited Partner under applicable law.
(e)Except as provided in Section 13.1, this Section 13.3 shall only be amended with the approval of the holders of at least 90% of the Outstanding Units.
(f)Notwithstanding anything to the contrary herein, without the approval of the holders of 66 2/3% of the Class A Units, the Partnership may not take any action that disproportionately or materially adversely affects the rights, preferences or privileges of the Class A Units or amend the terms of the Class A Units.
Section 13.4    Special Meetings. All acts of Limited Partners to be taken pursuant to this Agreement shall be taken in the manner provided in this Article XIII. Special meetings of the Limited Partners may be called by the General Partner or by Limited Partners owning 20% or more of the Outstanding Partnership Securities of the class or classes for which a meeting is proposed. Limited Partners shall call a special meeting by delivering to the General Partner one or more requests in writing stating that the signing Limited Partners wish to call a special meeting and indicating the general or specific purposes for which the special meeting is to be called. Within 60 days after receipt of such a call from Limited Partners or within such greater time as may be reasonably necessary for the Partnership to comply with any statutes, rules, regulations, listing agreements or similar requirements governing the holding of a meeting or the solicitation of proxies for use at such a meeting, the General Partner shall send a notice of the meeting to the Limited Partners either directly or indirectly through the Transfer Agent. A meeting shall be held at a time and place determined by the General Partner on a date not less than 10 days nor more than 60 days after the mailing of notice of the meeting. Limited Partners shall not vote on matters that would cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners’ limited liability under the Delaware Act or the law of any other state in which the Partnership is qualified to do business.
Section 13.5    Notice of a Meeting. Notice of a meeting called pursuant to Section 13.4 shall be given to the Record Holders of the class or classes of Limited Partner Interests for which a meeting is proposed in writing by mail or other means of written communication in accordance with Section 17.1. The notice shall be deemed to have been given at the time when deposited in the mail or sent by other means of written communication.
Section 13.6    Record Date. For purposes of determining the Limited Partners entitled to notice of or to vote at a meeting of the Limited Partners or to give approvals without a meeting as provided in Section 13.11 the General Partner may set a Record Date, which shall not be less than 10 nor more than 60 days before (a) the date of the meeting (unless such requirement conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Limited Partner Interests are listed or admitted for trading, in which case the rule, regulation, guideline or requirement of such National Securities Exchange shall govern) or (b) in the event that approvals are sought without a meeting, the date by which Limited Partners are requested in writing by the General Partner to give such approvals.
Section 13.7    Adjournment. When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting and a new Record Date need not be fixed, if the time and place thereof are announced at the meeting at which the adjournment is taken, unless such adjournment shall be for more than 45 days. At the adjourned meeting, the Partnership may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 45 days or if a new Record Date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given in accordance with this Article XIII.
Section 13.8    Waiver of Notice; Approval of Meeting; Approval of Minutes. The transactions of any meeting of Limited Partners, however called and noticed, and whenever held, shall be as valid as if it had occurred at a meeting duly held after regular call and notice, if a quorum is present, either in person or by proxy. Attendance of a Limited Partner at a meeting shall constitute a waiver of notice of the meeting, except when the Limited Partner attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened; and except that attendance at a meeting is not a waiver of any right to disapprove the consideration of matters required to be included in the notice of the meeting, but not so included, if the disapproval is expressly made at the meeting.
Section 13.9    Quorum. The holders of a majority of the Outstanding Partnership Securities of the class or classes for which a meeting has been called (including Limited Partner Interests deemed owned by the General Partner) represented in person or by proxy shall constitute a quorum at a meeting of Limited Partners of such class or classes unless any such action by the Limited Partners requires approval by holders of a greater percentage of such Limited Partner Interests, in which case the quorum shall be such greater percentage. At any meeting of the Limited Partners duly called and held in accordance with this Agreement at which a quorum is present, the act of Limited Partners holding Outstanding Partnership Securities that in the aggregate represent a majority of the Outstanding Partnership Securities entitled to vote and be present in person or by proxy at such meeting shall be deemed to constitute the act of all Limited Partners, unless a greater or different percentage is required with respect to such action under the provisions of this Agreement, in which case the act of the Limited Partners holding Outstanding Partnership Securities that in the aggregate represent at least such greater or different percentage shall be required. The Limited Partners present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough Limited Partners to leave less than a quorum, if any action taken (other than adjournment) is approved by the required percentage of Outstanding Partnership Securities specified in this Agreement (including Outstanding Partnership Securities deemed owned by the General Partner). In the absence of a quorum any meeting of Limited Partners may be adjourned from time to time by the affirmative vote of holders of at least a majority of the Outstanding Partnership Securities entitled to vote at such meeting (including Outstanding Partnership Securities deemed owned by the General Partner) represented either in person or by proxy, but no other business may be transacted, except as provided in Section 13.7.
Section 13.10    Conduct of a Meeting. The General Partner shall have full power and authority concerning the manner of conducting any meeting of the Limited Partners or solicitation of approvals in writing, including the determination of Persons entitled to vote, the existence of a quorum, the satisfaction of the requirements of Section 13.4, the conduct of voting, the validity and effect of any proxies and the determination of any controversies, votes or challenges arising in connection with or during the meeting or voting. The General Partner shall designate a Person to serve as chairman of any meeting and shall further designate a Person to take the minutes of any meeting. All minutes shall be kept with the records of the Partnership maintained by the General Partner. The General Partner may make such other regulations consistent with applicable law and this Agreement as it may deem advisable concerning the conduct of any meeting of the Limited Partners or solicitation of approvals in writing, including regulations in regard to the appointment of proxies, the appointment and duties of inspectors of votes and approvals, the submission and examination of proxies and other evidence of the right to vote, and the revocation of approvals in writing.
Section 13.11    Action Without a Meeting. If authorized by the General Partner, any action that may be taken at a meeting of the Limited Partners may be taken without a meeting if an approval in writing setting forth the action so taken is signed by Limited Partners owning not less than the minimum percentage of the Outstanding Limited Partner Interests (including Limited Partner Interests deemed owned by the General Partner) that would be necessary to authorize or take such action at a meeting at which all the Limited Partners were present and voted (unless such provision conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Limited Partner Interests are listed or admitted for trading, in which case the rule, regulation, guideline or requirement of such National Securities Exchange shall govern). Prompt notice of the taking of action without a meeting shall be given to the Limited Partners who have not approved in writing. The General Partner may specify that any written ballot submitted to Limited Partners for the purpose of taking any action without a meeting shall be returned to the Partnership within the time period, which shall be not less than 20 days, specified by the General Partner. If a ballot returned to the Partnership does not vote all of the Limited Partner Interests held by the Limited Partners, the Partnership shall be deemed to have failed to receive a ballot for the Limited Partner Interests that were not voted. If approval of the taking of any action by the Limited Partners is solicited by any Person other than by or on behalf of the General Partner, the written approvals shall have no force and effect unless and until (a) they are deposited with the Partnership in care of the General Partner, (b) approvals sufficient to take the action proposed are dated as of a date not more than 90 days prior to the date sufficient approvals are deposited with the Partnership and (c) an Opinion of Counsel is delivered to the General Partner to the effect that the exercise of such right and the action proposed to be taken with respect to any particular matter (i) will not cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners’ limited liability, and (ii) is otherwise permissible under the state statutes then governing the rights, duties and liabilities of the Partnership and the Partners.
Section 13.12    Voting and Other Rights.
(a)Only those Record Holders of the Limited Partner Interests on the Record Date set pursuant to Section 13.6 (and also subject to the limitations contained in the definition of “Outstanding”) shall be entitled to notice of, and to vote at, a meeting of Limited Partners or to act with respect to matters as to which the holders of the Outstanding Limited Partner Interests have the right to vote or to act. All references in this Agreement to votes of, or other acts that may be taken by, the Outstanding Limited Partner Interests shall be deemed to be references to the votes or acts of the Record Holders of such Outstanding Limited Partner Interests.
(b)With respect to Limited Partner Interests that are held for a Person’s account by another Person (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), in whose name such Limited Partner Interests are registered, such other Person shall, in exercising the voting rights in respect of such Limited Partner Interests on any matter, and unless the arrangement between such Persons provides otherwise, vote such Limited Partner Interests in favor of, and at the direction of, the Person who is the beneficial owner, and the Partnership shall be entitled to assume it is so acting without further inquiry. The provisions of this Section 13.12(b) (as well as all other provisions of this Agreement) are subject to the provisions of Section 4.3.

ARTICLE XIV
MERGER, CONSOLIDATION OR CONVERSION
Section 14.1    Authority. The Partnership may merge or consolidate with one or more corporations, limited liability companies, statutory trusts or associations, real estate investment trusts, common law trusts or unincorporated businesses, including a partnership (whether general or limited (including a limited liability partnership)) or convert into any such entity, whether such entity is formed under the laws of the State of Delaware or any other state of the United States of America, pursuant to a written agreement of merger or consolidation (“Merger Agreement”) or a written plan of conversion (“Plan of Conversion”), as the case may be, in accordance with this Article XIV.
Section 14.2    Procedure for Merger, Consolidation or Conversion.
(a)Merger, consolidation or conversion of the Partnership pursuant to this Article XIV requires the prior consent of the General Partner, provided, however, that, to the maximum extent permitted by law, the General Partner shall have no duty or obligation to consent to any merger, consolidation or conversion of the Partnership and may decline to do so free of any fiduciary duty or obligation whatsoever to the Partnership, any Limited Partner and, in declining to consent to a merger, consolidation or conversion, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity.
(b)If the General Partner shall determine to consent to the merger or consolidation, the General Partner shall approve the Merger Agreement, which shall set forth:
(i)the names and jurisdictions of formation or organization of each of the business entities proposing to merge or consolidate;
(ii)the name and jurisdiction of formation or organization of the business entity that is to survive the proposed merger or consolidation (the “Surviving Business Entity”);
(iii)the terms and conditions of the proposed merger or consolidation;
(iv)the manner and basis of exchanging or converting the equity securities of each constituent business entity for, or into, cash, property or interests, rights, securities or obligations of the Surviving Business Entity; and (i) if any general or limited partner interests, securities or rights of any constituent business entity are not to be exchanged or converted solely for, or into, cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity, the cash, property or interests, rights, securities or obligations of any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the Surviving Business Entity) which the holders of such general or limited partner interests, securities or rights are to receive in exchange for, or upon conversion of their interests, securities or rights, and (ii) in the case of securities represented by certificates, upon the surrender of such certificates, which cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity or any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the Surviving Business Entity), or evidences thereof, are to be delivered;
(v)a statement of any changes in the constituent documents or the adoption of new constituent documents (the articles or certificate of incorporation, articles of trust, declaration of trust, certificate or agreement of limited partnership, operating agreement or other similar charter or governing document) of the Surviving Business Entity to be effected by such merger or consolidation;
(vi)the effective time of the merger, which may be the date of the filing of the certificate of merger pursuant to Section 14.4 or a later date specified in or determinable in accordance with the Merger Agreement (provided, that if the effective time of the merger is to be later than the date of the filing of such certificate of merger, the effective time shall be fixed at a date or time certain at or prior to the time of the filing of such certificate of merger and stated therein); and (vii) such other provisions with respect to the proposed merger or consolidation that the General Partner determines to be necessary or appropriate.
(c)If the General Partner shall determine to consent to the conversion, the General Partner may approve and adopt a Plan of Conversion containing such terms and conditions that the General Partner determines to be necessary or appropriate.
Section 14.3    Approval by Limited Partners.
(a)Except as provided in Section 14.3(d), the General Partner, upon its approval of the Merger Agreement or Plan of Conversion, as the case may be, shall direct that the Merger Agreement or the Plan of Conversion, as applicable, be submitted to a vote of Limited Partners, whether at a special meeting or by written consent, in either case in accordance with the requirements of Article XIII. A copy or a summary of the Merger Agreement or the Plan of Conversion, as applicable, shall be included in or enclosed with the notice of a special meeting or the written consent.
(b)Except as provided in Section 14.3(d), the Merger Agreement or the Plan of Conversion, as applicable, shall be approved upon receiving the affirmative vote or consent of the holders of a Unit Majority.
(c)Except as provided in Section 14.3(d), after such approval by vote or consent of the Limited Partners, and at any time prior to the filing of the certificate of merger or a certificate of conversion pursuant to Section 14.4, the merger, consolidation or conversion may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement or the Plan of Conversion, as the case may be.

(d)Notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is permitted without Limited Partner approval, to convert the Partnership or any Group Member into a new limited liability entity, to merge the Partnership or any Group Member into, or convey all of the Partnership’s assets to, another limited liability entity which shall be newly formed and shall have no assets, liabilities or operations at the time of such conversion, merger or conveyance other than those it receives from the Partnership or other Group Member if (i) the General Partner has received an Opinion of Counsel that the merger or conveyance, as the case may be, would not result in the loss of the limited liability of any Limited Partner or cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated as such), (ii) the sole purpose of such conversion, merger or conveyance is to effect a mere change in the legal form of the Partnership into another limited liability entity and (iii) the governing instruments of the new entity provide the Limited Partners and the General Partner with the same rights and obligations as are herein contained.
(e)Additionally, notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is permitted, without Limited Partner approval, to merge or consolidate the Partnership with or into another entity if (A) the General Partner has received an Opinion of Counsel that the merger or consolidation, as the case may be, would not result in the loss of the limited liability of any Limited Partner or cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated as such), (B) the merger or consolidation would not result in an amendment to the Partnership Agreement, other than any amendments that could be adopted pursuant to Section 13.1, (C) the Partnership is the Surviving Business Entity in such merger or consolidation, (D) each Unit outstanding immediately prior to the effective date of the merger or consolidation is to be an identical Unit of the Partnership after the effective date of the merger or consolidation, and (E) the number of Partnership Securities to be issued by the Partnership in such merger or consolidation do not exceed 20% of the Partnership Securities Outstanding immediately prior to the effective date of such merger or consolidation.
Section 14.4    Certificate of Merger.
(a)Upon the required approval, if any, by the General Partner and the Unitholders of a Merger Agreement or a Plan of Conversion, as the case may be, a certificate of merger or certificate of conversion, as applicable, shall be executed and filed with the Secretary of State of the State of Delaware in conformity with the requirements of the Delaware Act.
(b)At the effective time of the certificate of merger:
(i)all of the rights, privileges and powers of each of the business entities that has merged or consolidated, and all property, real, personal and mixed, and all debts due to any of those business entities and all other things and causes of action belonging to each of those business entities, shall be vested in the Surviving Business Entity and after the merger or consolidation shall be the property of the Surviving Business Entity to the extent they were of each constituent business entity;
(ii)the title to any real property vested by deed or otherwise in any of those constituent business entities shall not revert and is not in any way impaired because of the merger or consolidation;
(iii)all rights of creditors and all liens on or security interests in property of any of those constituent business entities shall be preserved unimpaired; and (iv) all debts, liabilities and duties of those constituent business entities shall attach to the Surviving Business Entity and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it.
(c)At the effective time of conversion:
(i)the Partnership shall continue to exist, without interruption, but in the organizational form of the converted entity rather than in its prior organizational form;
(ii)all rights, title, and interests to all real estate and other property owned by the Partnership shall continue to be owned by the converted entity in its new organizational form without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred, but subject to any existing liens or other encumbrances thereon;
(iii)all liabilities and obligations of the Partnership shall continue to be liabilities and obligations of the converted entity in its new organizational form without impairment or diminution by reason of the conversion;
(iv)all rights of creditors or other parties with respect to or against the prior interest holders or other owners of the Partnership in their capacities as such in existence as of the effective time of conversion will continue in existence as to those liabilities and obligations and may be pursued by such creditors and obligees as if the conversion did not occur;
(v)a proceeding pending by or against the Partnership or by or against any of Partners in their capacities as such may be continued by or against the converted entity in its new organizational form and by or against the prior partners without any need for substitution of parties; and (vi) the Partnership Securities that are to be converted into partnership interests, shares, evidences of ownership, or other securities in the converted entity as provided in the Plan of Conversion or certificate of conversion shall be so converted, and Partners shall be entitled only to the rights provided in the Plan of Conversion or certificate of conversion.

(d)A merger, consolidation or conversion effected pursuant to this Article shall not be deemed to result in a transfer or assignment of assets or liabilities from one entity to another.
Section 14.5    Amendment of Partnership Agreement. Pursuant to Section 17-211(g) of the Delaware Act, an agreement of merger or consolidation approved in accordance with Section 17-211(b) of the Delaware Act may (a) effect any amendment to this Agreement or (b) effect the adoption of a new partnership agreement for a limited partnership if it is the Surviving Business Entity. Any such amendment or adoption made pursuant to this Section 14.5 shall be effective at the effective time or date of the merger or consolidation.
ARTICLE XV
RIGHT TO ACQUIRE LIMITED PARTNER INTERESTS
Section 15.1    Right to Acquire Limited Partner Interests.
(a)Notwithstanding any other provision of this Agreement, if at any time 90% or more of the total Limited Partner Interests of any class then Outstanding is held by the General Partner and its Affiliates, the General Partner shall then have the right, which right it may assign and transfer in whole or in part to the Partnership or any Affiliate of the General Partner, exercisable at its option, to purchase all, but not less than all, of such Limited Partner Interests of such class then Outstanding held by Persons other than the General Partner and its Affiliates, at the greater of (x) the Current Market Price as of the date three days prior to the date that the notice described in Article XV is mailed and (y) the highest price paid by a General Partner or any of its Affiliates for any such Limited Partner Interest of such class purchased during the 90-day period preceding the date that the notice described in Section 15.1(b) is mailed. As used in this Agreement, (i) “Current Market Price,” as of any date of any class of Limited Partner Interests listed or admitted to trading on any National Securities Exchange, means the average of the daily Closing Prices (as hereinafter defined) per limited partner interest of such class for the 20 consecutive Trading Days (as hereinafter defined) immediately prior to such date; (ii) “Closing Price” for any day means the last sale price on such day, regular way, or in case no such sale takes place on such day, the average of the closing bid and asked prices on such day, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted for trading on the principal National Securities Exchange on which such Limited Partner Interests of such class are listed or admitted to trading or, if such Limited Partner Interests of such class are not listed or admitted to trading on any National Securities Exchange, the last quoted price on such day or, if not so quoted, the average of the high bid and low asked prices on such day in the over-the-counter market, as reported by the Nasdaq or any other system then in use, or, if on any such day such Limited Partner Interests of such class are not quoted by any such organization, the average of the closing bid and asked prices on such day as furnished by a professional market maker making a market in such Limited Partner Interests of such class selected by the General Partner, or if on any such day no market maker is making a market in such Limited Partner Interests of such class, the fair value of such Limited Partner Interests on such day as determined by the General Partner; and (iii) “Trading Day” means a day on which the principal National Securities Exchange on which such Limited Partner Interests of any class are listed or admitted to trading is open for the transaction of business or, if Limited Partner Interests of a class are not listed or admitted to trading on any National Securities Exchange, a day on which banking institutions in New York City generally are open.
(b)If the General Partner, any Affiliate of the General Partner or the Partnership elects to exercise the right to purchase Limited Partner Interests granted pursuant to Section 15.1(a), the General Partner shall deliver to the Transfer Agent notice of such election to purchase (the “Notice of Election to Purchase”) and shall cause the Transfer Agent to mail a copy of such Notice of Election to Purchase to the Record Holders of Limited Partner Interests of such class or classes (as of a Record Date selected by the General Partner) at least 10, but not more than 60, days prior to the Purchase Date. Such Notice of Election to Purchase shall also be published for a period of at least three consecutive days in at least two daily newspapers of general circulation printed in the English language and published in the Borough of Manhattan, New York. The Notice of Election to Purchase shall specify the Purchase Date and the price (determined in accordance with Section 15.1(a)) at which Limited Partner Interests will be purchased and state that the General Partner, its Affiliate or the Partnership, as the case may be, elects to purchase such Limited Partner Interests, upon surrender of Certificates representing such Limited Partner Interests in exchange for payment, at such office or offices of the Transfer Agent as the Transfer Agent may specify, or as may be required by any National Securities Exchange on which such Limited Partner Interests are listed or admitted for trading. Any such Notice of Election to Purchase mailed to a Record Holder of Limited Partner Interests at his address as reflected in the records of the Transfer Agent shall be conclusively presumed to have been given regardless of whether the owner receives such notice. On or prior to the Purchase Date, the General Partner, its Affiliate or the Partnership, as the case may be, shall deposit with the Transfer Agent cash in an amount sufficient to pay the aggregate purchase price of all of such Limited Partner Interests to be purchased in accordance with this Section 15.1. If the Notice of Election to Purchase shall have been duly given as aforesaid at least 10 days prior to the Purchase Date, and if on or prior to the Purchase Date the deposit described in the preceding sentence has been made for the benefit of the holders of Limited Partner Interests subject to purchase as provided herein, then from and after the Purchase Date, notwithstanding that any Certificate shall not have been surrendered for purchase, all rights of the holders of such Limited Partner Interests (including any rights pursuant to Articles IV, V, VI and XII) shall thereupon cease, except the right to receive the purchase price (determined in accordance with Section 15.1(a)) for Limited Partner Interests therefor, without interest, upon surrender to the Transfer Agent of the Certificates representing such Limited Partner Interests, and such Limited Partner Interests shall thereupon be deemed to be transferred to the General Partner, its Affiliate or the Partnership, as the case may be, on the record books of the Transfer Agent and the Partnership, and the General Partner or any Affiliate of the General Partner, or the Partnership, as the case may be, shall be deemed to be the owner of all such Limited Partner Interests from and after the Purchase Date and shall have all rights as the owner of such Limited Partner Interests (including all rights as owner of such Limited Partner Interests pursuant to Articles IV, V, VI and XII).
(c)At any time from and after the Purchase Date, a holder of an Outstanding Limited Partner Interest subject to purchase as provided in this Section 15.1 may surrender his

Certificate evidencing such Limited Partner Interest to the Transfer Agent in exchange for payment of the amount described in Section 15.1(a), therefor, without interest thereon.
(d)Notwithstanding anything in Article XIII to the contrary, this Article cannot be amended without the affirmative vote of the holders of not less than 90% of the Outstanding Units.
ARTICLE XVI
[Reserved.]
ARTICLE XVII
GENERAL PROVISIONS
Section 17.1    Addresses and Notices. Any notice, demand, request, report or proxy materials required or permitted to be given or made to a Partner or Assignee under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the Partner or Assignee at the address described below. Any notice, payment or report to be given or made to a Partner or Assignee hereunder shall be deemed conclusively to have been given or made, and the obligation to give such notice or report or to make such payment shall be deemed conclusively to have been fully satisfied, upon sending of such notice, payment or report to the Record Holder of such Partnership Securities at his address as shown on the records of the Transfer Agent or as otherwise shown on the records of the Partnership, regardless of any claim of any Person who may have an interest in such Partnership Securities by reason of any assignment or otherwise. An affidavit or certificate of making of any notice, payment or report in accordance with the provisions of this Section 17.1 executed by the General Partner, the Transfer Agent or the mailing organization shall be prima facie evidence of the giving or making of such notice, payment or report. If any notice, payment or report addressed to a Record Holder at the address of such Record Holder appearing on the books and records of the Transfer Agent or the Partnership is returned by the United States Postal Service marked to indicate that the United States Postal Service is unable to deliver it, such notice, payment or report and any subsequent notices, payments and reports shall be deemed to have been duly given or made without further mailing (until such time as such Record Holder or another Person notifies the Transfer Agent or the Partnership of a change in his address) if they are available for the Partner or Assignee at the principal office of the Partnership for a period of one year from the date of the giving or making of such notice, payment or report to the other Partners and Assignees. Any notice to the Partnership shall be deemed given if received by the General Partner at the principal office of the Partnership designated pursuant to Section 2.3. The General Partner may rely and shall be protected in relying on any notice or other document from a Partner or Assignee or other Person if believed by it to be genuine.
Section 17.2    Further Action. The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 17.3    Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.
Section 17.4    Integration. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.
Section 17.5    Creditors. None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.
Section 17.6    Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.
Section 17.7    Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto or, in the case of a Person acquiring a Limited Partner Interest upon accepting the certificate evidencing such Limited Partner Interest or executing and delivering a Transfer Application as herein described, independently of the signature of any other party.
Section 17.8    Applicable Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.
Section 17.9    Invalidity of Provisions. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.
Section 17.10    Consent of Partners. Each Limited Partner hereby expressly consents and agrees that, whenever in this Agreement it is specified that an action may be taken upon the affirmative vote or consent of less than all of the Partners, such action may be so taken upon the concurrence of less than all of the Partners and each Partner shall be bound by the results of such action.
Section 17.11    Facsimile Signatures. The use of facsimile signatures affixed in the name and on behalf of the transfer agent and registrar of the Partnership on certificates representing Common Units is expressly permitted by this Agreement.
Section 17.12    Third Party Beneficiaries. Each Limited Partner agrees that any Indemnitee shall be entitled to assert rights and remedies hereunder as a third party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Indemnitee.

[Rest of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.
GENERAL PARTNER:
LE GP, LLC
By:    /s/ Dylan A. Bramhall
Name:    Dylan A. Bramhall
Title:    Executive Vice President and Group Chief Financial Officer
LIMITED PARTNERS:
All Limited Partners now and hereafter admitted as Limited Partners of the Partnership, pursuant to powers of attorney now and hereafter executed in favor of, and granted and delivered to the General Partner or without execution hereof pursuant to Section 10.1(a).
By:    LE GP, LLC
General Partner, as attorney-in-fact for the Limited Partners pursuant to the Powers of Attorney granted pursuant to Section 2.6.
By:    /s/ Dylan A. Bramhall
Name:    Dylan A. Bramhall
Title:    Executive Vice President and Group Chief Financial Officer

Signature Page to Limited Partnership Agreement

EXHIBIT A
to the Fourth Amended and Restated Agreement of Limited Partnership of
Energy Transfer LP Certificate Evidencing Common Units
Representing Limited Partner Interests in Energy Transfer LP
No. _______________    _______________ Common Units
In accordance with Section 4.1 of the Fourth Amended and Restated Agreement of Limited Partnership of Energy Transfer LP, as amended, supplemented or restated from time to time (the “Partnership Agreement”), Energy Transfer LP, a Delaware limited partnership (the “Partnership”), hereby certifies that ___________________ (the “Holder”) is the registered owner of Common Units representing limited partner interests in the Partnership (the “Common Units”) transferable on the books of the Partnership, in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed and accompanied by a properly executed application for transfer of the Common Units represented by this Certificate. The rights, preferences and limitations of the Common Units are set forth in, and this Certificate and the Common Units represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Partnership Agreement. Copies of the Partnership Agreement are on file at, and will be furnished without charge on delivery of written request to the Partnership at, the principal office of the Partnership located at 2828 Woodside Street, Dallas, Texas 75204. Capitalized terms used herein but not defined shall have the meanings given them in the Partnership Agreement.
The Holder, by accepting this Certificate, is deemed to have (i) requested admission as, and agreed to become, a Limited Partner and to have agreed to comply with and be bound by and to have executed the Partnership Agreement, (ii) represented and warranted that the Holder has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement, (iii) granted the powers of attorney provided for in the Partnership Agreement and (iv) made the waivers and given the consents and approvals contained in the Partnership Agreement.
THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF ENERGY TRANSFER LP THAT THIS SECURITY MAY NOT BE SOLD, OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED IF SUCH TRANSFER WOULD (A) VIOLATE THE THEN APPLICABLE FEDERAL OR STATE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AUTHORITY WITH JURISDICTION OVER SUCH TRANSFER, (B) TERMINATE THE EXISTENCE OR QUALIFICATION OF ENERGY TRANSFER LP UNDER THE LAWS OF THE STATE OF DELAWARE, OR (C) CAUSE ENERGY TRANSFER LP TO BE TREATED AS AN ASSOCIATION TAXABLE AS A CORPORATION OR OTHERWISE TO BE TAXED AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES (TO THE EXTENT NOT ALREADY SO TREATED OR TAXED). LE GP, LLC, THE GENERAL PARTNER OF
Exhibit A

ENERGY TRANSFER LP, MAY IMPOSE ADDITIONAL RESTRICTIONS ON THE TRANSFER OF THIS SECURITY IF IT RECEIVES AN OPINION OF COUNSEL THAT SUCH RESTRICTIONS ARE NECESSARY TO AVOID A SIGNIFICANT RISK OF ENERGY TRANSFER LP
Exhibit A

BECOMING TAXABLE AS A CORPORATION OR OTHERWISE BECOMING TAXABLE AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES. THE RESTRICTIONS SET FORTH ABOVE SHALL NOT PRECLUDE THE SETTLEMENT OF ANY TRANSACTIONS INVOLVING THIS SECURITY ENTERED INTO THROUGH THE FACILITIES OF ANY NATIONAL SECURITIES EXCHANGE ON WHICH THIS SECURITY IS LISTED OR ADMITTED TO TRADING.
This Certificate shall not be valid for any purpose unless it has been countersigned and registered by the Transfer Agent and Registrar.
Dated:
Energy Transfer LP
By:    LE GP, LLC,
    its General Partner
By:
Name:
By:
    Secretary

Countersigned and Registered by:

as Transfer Agent and Registrar
By:
    Authorized Signature

Signature Page to Certificate

[Reverse of Certificate]
ABBREVIATIONS
The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as follows according to applicable laws or regulations:

TEN COM -	as tenants in common	UNIF GIFT/TRANSFERS MIN ACT

TEN ENT -	as tenants by the entireties	Custodian

(Cust) (Minor)

JT TEN -	as joint tenants with right of survivorship and not as tenants in common	under Uniform Gifts/Transfers to CD Minors Act (State)

Additional abbreviations, though not in the above list, may also be used.
FOR VALUE RECEIVED, __________ hereby assigns, conveys, sells and transfers unto

(Please print or typewrite name and address of Assignee)	(Please insert Social Security or other identifying number of Assignee)

EXHIBIT B
to the Fourth Amended and Restated Agreement of Limited Partnership of
Energy Transfer LP Application for Transfer of Common Units
Following a FERC Notice, transferees of Common Units must execute and deliver this application to Energy Transfer LP, c/o LE GP, LLC, 811 Westchester Drive, Dallas, Texas 75225; Attn: CFO, to be admitted as limited partners of Energy Transfer LP (the “Partnership”).
The undersigned (“Assignee”) hereby (a) applies for transfer to the name of the Assignee the Common Units evidenced hereby, (b) requests admission as a Substituted Limited Partner and agrees to comply with and be bound by, and hereby executes, the Fourth Amended and Restated Agreement of Limited Partnership of Energy Transfer LP, as amended, supplemented or restated to the date hereof (the “Partnership Agreement”), (c) represents and warrants that the Assignee has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement, (d) appoints the General Partner of the Partnership and, if a Liquidator shall be appointed, the Liquidator of the Partnership as the Assignee’s attorney-in-fact to execute, swear to, acknowledge and file any document, including the Partnership Agreement and any amendment thereto and the Certificate of Limited Partnership of the Partnership and any amendment thereto, necessary or appropriate for the Assignee’s admission as a Substituted Limited Partner and as a party to the Partnership Agreement, (e) gives the powers of attorney provided for in the Partnership Agreement, and (f) makes the waivers and gives the consents and approvals contained in the Partnership Agreement. Capitalized terms not defined herein have the meanings assigned to such terms in the Partnership Agreement. This application constitutes a Taxation Certification, as defined in the Partnership Agreement.

Date:
Signature of Assignee

Social Security or other identifying number	Name and Address of Assignee

Exhibit B

Annex A
Taxation Certification
The undersigned hereby certifies to Energy Transfer, LP (the “Partnership”) that the Assignee (including to the best of Assignee’s knowledge, any person for whom the Assignee will hold the Common Units) is an Eligible Holder.1 Type of Assignee (check one):

Individual	Partnership	Corporation (Subchapter C)

Corporation (Subchapter S)		Pension Fund, IRA or KEOGH Plan

Tax-exempt entities such as municipalities

Trust	Mutual Fund	Other (specify)

If not an Individual (check one):

the entity is subject to United States federal income taxation on the income generated by the Partnership;
the entity is not subject to United States federal income taxation, but it is a pass-through entity and all of its beneficial owners are subject to United States federal income tax on the income generated by the Partnership;

the entity is not subject to United States federal income taxation and it is (a) not a pass-through entity or (b) a pass-through entity, but not all of its beneficial owners are subject to United States federal income taxation on the income generated by the Partnership. [IMPORTANT NOTE - by checking this box, the undersigned is acknowledging that it is not an Eligible Holder.]

Type of Tax Return Filed by Assignee (check one):

Form 1040	Form 1120	Other (specify)

1    The term “Eligible Holder” means (a) an individual or entity subject to United States federal income taxation on the income generated by the Partnership; or (b) an entity not subject to United States federal income taxation on the income generated by the Partnership, so long as all of the entity’s owners are subject to United States federal income taxation on the income generated by the Partnership. Schedule I hereto contains a list of various types of investors that are categorized and identified as either “Eligible Holders” or “Non-Eligible Holders.”
Annex A

Nationality (check one):

U.S. Citizen, Resident or Domestic Entity

Foreign Corporation	Non-resident Alien

If the U.S. Citizen, Resident or Domestic Entity box is checked, the following certification must be completed.
Under Section 1445(e) of the Internal Revenue Code of 1986, as amended (the “Code”), the Partnership must withhold tax with respect to certain transfers of property if a holder of an interest in the Partnership is a foreign person. To inform the Partnership that no withholding is required with respect to the undersigned’s interest in it, the undersigned hereby certifies the following (or, if applicable, certifies the following on behalf of the holder of the interest).
Complete Either A or B:
A.    Individual
1.    I am not a non-resident alien for purposes of U.S. income taxation.
2.    My U.S. taxpayer identification number (Social Security Number) is     .
3.    My home address is     .
B.    Partnership, Corporation or Other
1.    ___________________________________________________ is not a foreign corporation, foreign partnership, foreign trust (name of undersigned) or foreign estate (as those terms are defined in the Code and Treasury Regulations).
2.    The undersigned’s U.S. employer identification number is     .
The undersigned agrees to notify the Partnership within sixty (60) days of the date the undersigned becomes a foreign person.
3.    The undersigned’s office address and place of incorporation (if applicable)
is         .
The undersigned understands that this certificate may be disclosed to the Internal Revenue Service by the Partnership and that any false statement contained herein could be punishable by fine, imprisonment or both.
Under penalties of perjury, I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete and, if applicable, I further declare that I have authority to sign this document on behalf of:
Annex A

Name of Holder of Interest

Signature and Date

Title (if applicable)
Note: If the undersigned is a broker, dealer, bank, trust company, clearing corporation, other nominee holder or an agent of any of the foregoing, and is holding for the account of any other person, this application should be completed by an officer thereof or, in the case of a broker or dealer, by a registered representative who is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or, in the case of any other nominee holder, a person performing a similar function. If the undersigned is a broker, dealer, bank, trust company, clearing corporation, other nominee owner or an agent of any of the foregoing, the above certification as to any person for whom the undersigned will hold the Common Units shall be made to the best of the undersigned’s knowledge.

Signature Page to Taxation Certification

Schedule I
Eligible Holders
The following are considered Eligible Holders:

Individuals (U.S. or non-U.S.)
C corporations (U.S. or non-U.S.)
Tax exempt organizations subject to tax on unrelated business taxable income or “UBTI,” including IRAs, 401(k) plans and Keough accounts
S corporations with shareholders that are individuals, trusts or tax exempt organizations subject to tax on UBTI
Potentially Eligible Holders
The following are considered Eligible Holders, unless the information in parenthesis applies:

S corporations (unless they have ESOP shareholders*)
Partnerships (unless its partners include mutual funds, real estate investment trusts or “REITs,” governmental entities and agencies, S corporations with ESOP shareholders* or other partnerships with such partners)
Trusts (unless beneficiaries are not subject to tax)
Non-Eligible Holders
The following are not considered Eligible Holders:

Mutual Funds
REITs
Governmental entities and agencies
S corporations with ESOP shareholders*
________________
*    “S corporations with ESOP shareholders” are S corporations with shareholders that include employee stock ownership plans.

Schedule I